AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1995

                                                      REGISTRATION NO. 33-_____
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                        ALL AMERICAN SEMICONDUCTOR, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                       5065                              59-2814714
(STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                                 ---------------
                           16115 NORTHWEST 52ND AVENUE
                              MIAMI, FLORIDA 33014
                                 (305) 621-8282
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                 ---------------
               PAUL GOLDBERG, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        ALL AMERICAN SEMICONDUCTOR, INC.
                           16115 NORTHWEST 52ND AVENUE
                              MIAMI, FLORIDA 33014
                                 (305) 621-8282
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------
                                   COPIES TO:

           ALAN D. AXELROD, ESQ.                                           RICHARD H. BRUCK, ESQ.
RUBIN BAUM LEVIN CONSTANT FRIEDMAN & BILZIN                                     BRUCK & PERRY
     2500 FIRST UNION FINANCIAL CENTER                                        1301 DOVE STREET
         MIAMI, FLORIDA 33131-2336                                               SUITE 1000
              (305) 374-7580                                           NEWPORT BEACH, CALIFORNIA 92660

                                 ---------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the mergers (collectively, the "Mergers") of Added Value Electronics Distribution, Inc., a California corporation ("Added Value"), with and into All American Added Value, Inc., a California corporation and wholly-owned subsidiary of the Registrant ("California Subsidiary"), and of A.V.E.D.-Rocky Mountain, Inc., a Colorado corporation ("Rocky Mountain"), with and into All American A.V.E.D., Inc., a Colorado corporation and wholly-owned subsidiary of the Registrant ("Colorado Subsidiary"), as described in the enclosed Proxy Statement/Prospectus.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                               PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF              AMOUNT TO        OFFERING PRICE         AGGREGATE              AMOUNT OF
        SECURITIES TO BE REGISTERED          BE REGISTERED        PER SHARE          OFFERING PRICE      REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value......          3,192,476(1)           N/A              $3,011,551(2)              $1,039
=============================================================================================================================

(1) Represents the maximum number of shares (2,348,032 shares) of the Registrant's Common Stock that could be issued upon the consummation of the Mergers as described in the Registration Statement based upon the minimum valuation price of $2.25 per share of Common Stock for purposes of the Mergers, plus up to a maximum of 844,444 shares of Common Stock that the Registrant, at its election and in lieu of the payment of cash, could issue to the extent that, subject to certain events, the aggregate value of the shares of the Registrant's Common Stock issued on the closing date in the Mergers has not, by June 30, 1998, appreciated, in the aggregate, by at least $1,900,000.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f)(2) and (3). Based upon the aggregate book value as of June 30, 1995, of the shares of Common Stock of Added Value ($3,568,233) and Rocky Mountain ($2,378,856) to be cancelled in the Mergers reduced by the amount of total cash ($2,935,538) to be paid by the Registrant to the stockholders of Added Value and Rocky Mountain (other than the California Subsidiary) as part of the merger consideration.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                        ALL AMERICAN SEMICONDUCTOR, INC.

                              CROSS-REFERENCE SHEET
                    PURSUANT TO ITEM 501(B) OF REGULATION S-K
              SHOWING LOCATION IN THE PROXY STATEMENT/PROSPECTUS OF
                    INFORMATION REQUIRED BY ITEMS OF FORM S-4

                           FORM S-4                                        CAPTION OR LOCATION IN
                   ITEM, NUMBER AND CAPTION                              PROXY STATEMENT/PROSPECTUS
                   ------------------------                              --------------------------
                                       A.  INFORMATION ABOUT THE TRANSACTION
1.    Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus.......................  Facing Page of Registration
                                                                     Statement; Cross Reference Sheet;
                                                                     Outside Front Cover Page of
                                                                     Proxy Statement/Prospectus

2.    Inside Front and Outside Back Cover Pages of
      Prospectus...................................................  Inside Front Cover Page

3.    Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information........................................  Summary; Risk Factors; Comparative Per
                                                                     Share Data

4.    Terms of the Transaction.....................................  The Purchase Agreement; The Transaction
                                                                     and Related Matters; Description of
                                                                     Securities; Comparison of the Rights of
                                                                     Holders of the Added Value Companies'
                                                                     Common Stock and the Company's Common
                                                                     Stock

5.    Pro Forma Financial Information..............................  Summary; Unaudited Combined Pro Forma
                                                                     Consolidated Financial Statements

6.    Material Contracts with the Company Being Acquired...........  Not Applicable

7.    Additional Information Required for Reoffering by
      Persons and Parties Deemed to be Underwriters................  Not Applicable

8.    Interests of Names Experts and Counsel.......................  Not Applicable

9.    Disclosure of Commission Position on Indemnification
      for Securities Act Liabilities...............................  Not Applicable

                                       B.  INFORMATION ABOUT THE REGISTRANT

10.   Information with Respect to S-3 Registrants..................  Not Applicable

11.   Incorporation of Certain Information by Reference............  Not Applicable

12.   Information with Respect to S-2 or S-3 Registrants...........  Not Applicable

13.   Incorporation of Certain Information by Reference............  Not Applicable

14.   Information with Respect to Registrants Other than
      S-2 or S-3 Registrants.......................................  Summary - The Company, Market Prices
                                                                     and Dividend Data, Summary Financial
                                                                     Data and Comparative Per Share Data;
                                                                     Business and Financial Information
                                                                     Regarding the Company; Description of
                                                                     Securities; Selected Information with
                                                                     Respect to the Company; Index to
                                                                     Financial Statements

                                   C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3 Companies....................  Not Applicable

16.   Information with Respect to S-2 or S-3 Companies.............  Not Applicable

                                                        (i)

      FORM S-4                                                     CAPTION OR LOCATION IN
      ITEM, NUMBER AND CAPTION                                     PROXY STATEMENT/PROSPECTUS
      ------------------------                                     --------------------------
17.   Information with Respect to Companies Other than S-2
      or S-3 Companies.............................................  Summary - The Added Value Companies,
                                                                     Market Prices and Dividend Data,
                                                                     Summary Financial Information and
                                                                     Comparative Per Share Data; Business
                                                                     and Financial Information Regarding the
                                                                     Added Value Companies; Selected
                                                                     Information with Respect to the Added
                                                                     Value Companies; Index to Financial
                                                                     Statements

                                       D.  VOTING AND MANAGEMENT INFORMATION

18.   Information if Proxies, Consents or Authorizations
      are to be Solicited..........................................  Outside Front Cover Page of Proxy
                                                                     Statement/Prospectus; Summary;
                                                                     Introduction; The Transaction and
                                                                     Related Matters - Interests of Certain
                                                                     Persons in the Transaction; Selected
                                                                     Information with Respect to the
                                                                     Company; Selected Information with
                                                                     Respect to the Added Value Companies

19.   Information if Proxies, Consents or Authorizations
      are not to be Solicited in an Exchange Offer.................  Not Applicable

                                                       (ii)

                        ALL AMERICAN SEMICONDUCTOR, INC.
                           16115 NORTHWEST 52ND AVENUE
                              MIAMI, FLORIDA 33014
                                 (305) 621-8282

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of All American Semiconductor, Inc., a Delaware corporation (the "Company"), to be held on _______________, December __, 1995, at 10:00 a.m., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida.

      At this important meeting you will be asked to consider and vote to approve a transaction (the "Transaction") pursuant to which the Company and two newly-formed, wholly-owned subsidiaries, All American Added Value, Inc., a California corporation ("California Subsidiary"), and All American A.V.E.D., Inc., a Colorado corporation ("Colorado Subsidiary", and, together with the California Subsidiary, collectively, the "Subsidiaries"), will acquire by merger two affiliated, privately held companies, Added Value Electronics Distribution, Inc., a California corporation ("Added Value"), and A.V.E.D.-Rocky Mountain, Inc., a Colorado corporation ("Rocky Mountain", and, together with Added Value, collectively, the "Added Value Companies"). If the Transaction is consummated, Added Value will first be merged with and into the California Subsidiary with the California Subsidiary the surviving corporation and Rocky Mountain will then immediately be merged with and into the Colorado Subsidiary with the Colorado Subsidiary the surviving corporation. The stockholders of the Added Value Companies (the "Target Stockholders") will be receiving cash and Common Stock of the Company as the consideration being paid by the Company to acquire the Added Value Companies as described in the accompanying Proxy Statement/Prospectus.

      The attached Proxy Statement/Prospectus provides information about the Company and the Added Value Companies and describes the proposed Transaction. This document is intended to provide you with the information that you will need to make an informed decision regarding your vote on the proposed Transaction. It also serves as a Prospectus for the Company, describing the shares of the Company's Common Stock that the Target Stockholders will receive if the Transaction is approved and consummated. I urge you to carefully read this information before voting on the proposed Transaction.

      Your Board of Directors believes that the proposed Transaction is fair and in the best interests of the Company and its shareholders and unanimously recommends approval of the Transaction.

      Since your Board of Directors has approved the Transaction and approval of the Transaction by the Company's shareholders is not required under applicable Delaware law, and subject to a quorum comprised of a majority of the outstanding shares of Common Stock of the Company being present in person or by proxy at the Special Meeting, the Transaction must be approved by the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of the Company's Common Stock present in person or by proxy. Your vote on this matter is very important. We urge you to carefully review the enclosed material and return your proxy promptly.

      WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU WISH, YOU MAY REVOKE YOUR PROXY PRIOR TO THE TIME OF THE SPECIAL MEETING, OR YOU MAY ATTEND THE SPECIAL MEETING AND VOTE YOUR SHARES IN PERSON. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

                                      Very truly yours,

                                      Paul Goldberg
                                      Chairman and Chief Executive Officer

                        ALL AMERICAN SEMICONDUCTOR, INC.
                           16115 NORTHWEST 52ND AVENUE
                              MIAMI, FLORIDA 33014
                                 (305) 621-8282

                                 ---------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD DECEMBER ____, 1995
                                 ---------------

To the Shareholders of All American Semiconductor, Inc.:

      Notice is hereby given that a Special Meeting of the Shareholders of All American Semiconductor, Inc., a Delaware corporation (the "Company"), will be held on ___________, December __, 1995, commencing at 10:00 A.M., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida, for the following purposes:

      1. To consider and vote to approve a transaction (the "Transaction") pursuant to which the Company and two newly-formed, wholly-owned subsidiaries, All American Added Value, Inc., a California corporation ("California Subsidiary"), and All American A.V.E.D., Inc., a Colorado corporation ("Colorado Subsidiary", and, together with the California Subsidiary, collectively, the "Subsidiaries), will acquire by merger two affiliated, privately held companies, Added Value Electronics Distribution, Inc., a California corporation ("Added Value"), and A.V.E.D.-Rocky Mountain, Inc., a Colorado corporation ("Rocky Mountain", and, together with Added Value, collectively, the "Added Value Companies"). If the Transaction is consummated, Added Value will first be merged with and into the California Subsidiary with the California Subsidiary the surviving corporation and Rocky Mountain will then immediately be merged with and into the Colorado Subsidiary with the Colorado Subsidiary the surviving corporation. The stockholders of the Added Value Companies (the "Target Stockholders") will be receiving cash and Common Stock of the Company as the consideration being paid by the Company to acquire the Added Value Companies as described in the accompanying Proxy Statement/Prospectus.

      2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      With respect to the proposal to approve the Transaction, the Company's shareholders do not have any dissenters' rights.

      The close of business on ________, November ___, 1995, has been fixed as the record date for determining the Company's shareholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment thereof. The meeting will be subject to adjournment or postponement as the shareholders present in person or by proxy may determine.

                                          By Order of the Board of Directors.

                                          Howard L. Flanders
                                          Corporate Secretary

November ___, 1995

      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND, YOU MAY, OF COURSE, VOTE IN PERSON.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 6, 1995

                                 PROSPECTUS FOR
                             SHARES OF COMMON STOCK
                       OF ALL AMERICAN SEMICONDUCTOR, INC.

                                 ---------------
                                 PROXY STATEMENT
                               FOR SPECIAL MEETING
                                 OF SHAREHOLDERS
                                       OF
                        ALL AMERICAN SEMICONDUCTOR, INC.
                        TO BE HELD ON DECEMBER ___, 1995
                                 ---------------

      This Proxy Statement/Prospectus is being furnished to the shareholders of All American Semiconductor, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of shareholders of the Company (the "Special Meeting") to be held on _______________, December __, 1995, at 10:00 a.m., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida. The Special Meeting has been called to consider and vote to approve a transaction (the "Transaction") pursuant to which the Company and two newly-formed, wholly-owned subsidiaries, All American Added Value, Inc., a California corporation ("California Subsidiary"), and All American A.V.E.D., Inc., a Colorado corporation ("Colorado Subsidiary", and, together with the California Subsidiary, collectively, the "Subsidiaries), will acquire by merger two affiliated, privately held companies, Added Value Electronics Distribution, Inc., a California corporation ("Added Value"), and A.V.E.D.-Rocky Mountain, Inc., a Colorado corporation ("Rocky Mountain", and, together with Added Value, collectively, the "Added Value Companies"). If the Transaction is consummated, Added Value will first be merged with and into the California Subsidiary with the California Subsidiary the surviving corporation (the "Added Value Merger") and Rocky Mountain will then immediately be merged with and into the Colorado Subsidiary with the Colorado Subsidiary the surviving corporation (the "Rocky Mountain Merger"). The stockholders of the Added Value Companies (the "Target Stockholders") will be receiving cash and Common Stock, $.01 par value, of the Company (the "Company's Common Stock") as the consideration being paid by the Company to acquire the Added Value Companies as described in the accompanying Proxy Statement/Prospectus.

      This Proxy Statement/Prospectus also constitutes the Prospectus of the Company with respect to the shares of the Company's Common Stock to be issued in the Transaction. The Company has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") covering the shares of the Company's Common Stock to be issued in connection with the Transaction. This Proxy Statement/Prospectus is first being mailed to the Company's shareholders on or about November ___, 1995.

      All information contained herein with respect to the Company has been furnished by the management of the Company and all information contained herein with respect to the Added Value Companies has been furnished by the management of the Added Value Companies. Although the information concerning the Company and the Added Value Companies contained herein has been taken from sources believed to be reliable, neither the Company, on the one hand, nor the Added Value Companies, on the other hand, can take responsibility for the accuracy or completeness of the information concerning the other contained herein or for the disclosure of events, unknown to management of either of them, respectively, which may have occurred and might affect the significance or adequacy of such information.

      FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHALL BE CONSIDERED WHEN EVALUATING THE TRANSACTION IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS, SEE "RISK FACTORS."

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER OF THE COMPANY'S COMMON STOCK TO BE ISSUED PURSUANT TO THE TRANSACTION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE ADDED VALUE COMPANIES OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

      THE SHARES OF THE COMPANY'S COMMON STOCK TO BE ISSUED PURSUANT TO THE TRANSACTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS NOVEMBER ___, 1995.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Also, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Act") with respect to the shares of Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto pursuant to the Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed as a part thereof. The statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document annexed hereto or filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. A copy of the Registration Statement, including exhibits and schedules, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above.

                                                        (i)

                                TABLE OF CONTENTS
                                                                                                                PAGE

AVAILABLE INFORMATION...........................................................................................(i)

SUMMARY...........................................................................................................1
      General.....................................................................................................1
      The Company.................................................................................................2
      The Added Value Companies...................................................................................3
      The Special Meeting.........................................................................................4
      The Transaction.............................................................................................5
      Fluctuation in Market Price.................................................................................9
      Expenses....................................................................................................9
      Interests of Certain Persons in the Transaction.............................................................9
      Certain Federal Income Tax Consequences.....................................................................9
      Accounting Treatment.......................................................................................10
      Operations Following the Transaction.......................................................................10
      Market Prices and Dividend Data............................................................................10
      Comparison of Rights of the Added Value
           Companies' Stockholders and the Company's Shareholders................................................11
      Summary Financial Data.....................................................................................11
           The Company...........................................................................................12
           Added Value...........................................................................................13
           Rocky Mountain........................................................................................14
      Summary Unaudited Combined Pro Forma Condensed
          Consolidated Financial Data............................................................................15
      Comparative Per Share Data.................................................................................16

RISK FACTORS.....................................................................................................17

INTRODUCTION.....................................................................................................22
      Special Meeting............................................................................................22
      Record Date and Voting.....................................................................................24
      Proxies....................................................................................................25
      Dissenters Rights..........................................................................................25

THE PURCHASE AGREEMENT...........................................................................................25
      Transaction................................................................................................25
      Other Agreements...........................................................................................28
      The Added Value Companies' Lines of Credit.................................................................29
      Closing Date of Transaction; Effective Date of the Mergers.................................................30
      Conduct of Business of the Added Value
           Companies Pending the Closing Date....................................................................30
      Conditions to Consummation of the Transaction..............................................................30
      Representations and Warranties.............................................................................31
      The Nasdaq Stock Market....................................................................................31
      Termination and Amendment..................................................................................31
      Expenses...................................................................................................32
      Resale of the Company's Common Stock.......................................................................32
      Regulatory Matters.........................................................................................33

THE TRANSACTION AND RELATED MATTERS..............................................................................33
      Background of the Transaction..............................................................................33
      Recommendations of the Company's Board of
           Directors; The Company's Reasons for the Transaction..................................................33
      Interests of Certain Persons in the Transaction............................................................34
      Federal Income Tax Consequences............................................................................34
      Accounting Treatment.......................................................................................38
      Fluctuation in Market Price................................................................................38
      Operations Following the Transaction.......................................................................38

UNAUDITED COMBINED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS...................................................38

                                                       (ii)

                                                                                                                PAGE
BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY.........................................................43
      Selected Consolidated Financial Data.......................................................................43
      Management's Discussion and Analysis of Financial
           Condition and Results of Operations...................................................................44
      Dividend Policy............................................................................................52
      Market Information.........................................................................................53
      Business...................................................................................................53
      Legal Proceedings..........................................................................................65

BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES...........................................65
      Added Value Selected Financial Data........................................................................65
      Added Value Management's Discussion and Analysis of
         Financial Condition and Results of Operations...........................................................67
      Rocky Mountain Selected Financial Data.....................................................................70
      Rocky Mountain Management's Discussion and Analysis of
           Financial Condition and Results of Operations.........................................................72
      Dividend Policy............................................................................................74
      Market Information.........................................................................................75
      Business...................................................................................................75
      Legal Proceedings..........................................................................................79

SELECTED INFORMATION WITH RESPECT TO THE COMPANY.................................................................80
      Management.................................................................................................80
      Executive Compensation.....................................................................................82
      Certain Transactions.......................................................................................90
      Security Ownership of Certain
           Beneficial Owners and Management......................................................................91

DESCRIPTION OF SECURITIES........................................................................................92
      General....................................................................................................92
      Common Stock...............................................................................................92
      Preferred Stock............................................................................................92
      Existing Warrants..........................................................................................93
      Existing Options and Other Rights..........................................................................94
      Transfer Agent and Registrar...............................................................................94
      Certain Provisions of Certificate
           of Incorporation and By-laws..........................................................................94
      Certain Provisions Relating to Limitation of
           Liability and Indemnification of Directors............................................................95
      Shares Eligible for Future Sale............................................................................96

COMPARISON OF THE RIGHTS OF HOLDERS OF THE ADDED VALUE
 COMPANIES' COMMON STOCK AND THE COMPANY'S COMMON STOCK..........................................................97

SELECTED INFORMATION WITH RESPECT TO THE
 ADDED VALUE COMPANIES..........................................................................................104
      Ownership of Capital Stock; Directors and Officers........................................................104

INDEPENDENT PUBLIC ACCOUNTANTS..................................................................................107

LEGAL MATTERS...................................................................................................107

EXPERTS.........................................................................................................107

OTHER MATTERS...................................................................................................107

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

APPENDICES
      Appendix A:  Merger Purchase Agreement (without exhibits or schedules)....................................A-1

                                                       (iii)

                                     SUMMARY

      THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES) APPEARING, OR INCORPORATED BY REFERENCE, ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDIX HERETO. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE ENTIRE PROXY STATEMENT/PROSPECTUS INCLUDING THE APPENDIX HERETO. UNLESS THE CONTEXT INDICATES OTHERWISE, (I) THE "COMPANY" REFERS TO ALL AMERICAN SEMICONDUCTOR, INC., A DELAWARE CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES, (II) THE "TARGET STOCKHOLDERS" REFER COLLECTIVELY TO THE CURRENT STOCKHOLDERS OF THE ADDED VALUE COMPANIES AND DO NOT INCLUDE THE CALIFORNIA SUBSIDIARY AS SUCCESSOR BY MERGER TO ADDED VALUE, WHICH IS CURRENTLY A STOCKHOLDER OF ROCKY MOUNTAIN, AND (III) THE SHARES OF THE COMPANY'S COMMON STOCK TO BE ISSUED TO THE CALIFORNIA SUBSIDIARY IN THE ROCKY MOUNTAIN MERGER ARE NOT DEEMED OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK FOR PURPOSES OF THIS PROXY STATEMENT/ PROSPECTUS.

GENERAL

      This Proxy Statement/Prospectus relates to the acquisition by merger (the "Transaction") by the Company of the Added Value Companies by first merging Added Value with and into the California Subsidiary, with the California Subsidiary as the surviving corporation, and by then immediately merging Rocky Mountain with and into the Colorado Subsidiary, with the Colorado Subsidiary as the surviving corporation (individually a "Merger" and collectively, the "Mergers"). The Added Value Merger will be effected pursuant to an Agreement of Merger and the Rocky Mountain Merger will be effected by Articles of Merger. See "THE TRANSACTION AND RELATED MATTERS." The terms and provisions related to the Transaction are set forth in a Merger Purchase Agreement, dated as of October 31, 1995, by and among the Company, the Subsidiaries and the Added Value Companies (such Merger Purchase Agreement, together with the exhibits thereto, is hereinafter collectively referred to as the "Purchase Agreement"). A copy of the Merger Purchase Agreement (without exhibits or schedules) is attached hereto as Appendix A. The exhibits to the Purchase Agreement (a list of which is included in the Table of Contents therein), whether or not referred to herein, are available without charge to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered upon written or oral request to Howard L. Flanders, Corporate Secretary, at the Corporation's executive offices.

      If the Transaction is consummated, the aggregate consideration to be paid by the Company in the Mergers will be $8,452,914, approximately $6,778,414 of which is to be paid in the Added Value Merger, and approximately $1,674,500 of which is to be paid in the Rocky Mountain Merger. However, because Added Value owns approximately 37.31% of the outstanding capital stock of Rocky Mountain,
(a) $624,814 of the consideration being paid in the Added Value Merger is intended as payment to the stockholders of Added Value in respect of their indirect equity ownership interests in Rocky Mountain and (b) since the Added Value Merger will occur immediately prior to the Rocky Mountain Merger, $624,814 of the consideration payable in the Rocky Mountain Merger will be payable to the California Subsidiary as successor by merger to Added Value. Accordingly, the real amount which the Company is paying to acquire the businesses and assets of the Added Value Companies is $7,828,100, $6,153,600 of which is being allocated to the value of Added Value's business and assets, and $1,674,500 of which is being allocated to the value of Rocky Mountain's business and assets. Of the $8,452,914 of aggregate merger consideration, $3,169,843 is to be paid in cash at the closing and $5,283,071 is to be paid in shares of the Company's Common Stock at closing. Each stockholder of Added Value and Rocky Mountain (including California Subsidiary as a stockholder of Rocky Mountain) will be receiving his, her or its merger consideration in each of the Mergers in such aggregate cash to stock proportion (except only that in the Rocky Mountain Merger, although 2 affiliated stockholders of Rocky Mountain (an individual and his family trust) will in the aggregate receive merger consideration in such aggregate cash to stock proportion, the trust will receive only cash and the individual will receive mostly stock). For valuation purposes, in paying the consideration which consists of the Company's Common Stock, the value of a share of the Company's Common Stock at closing (the "Market Value") shall be deemed to equal the average last sale price of a share of the Company's Common Stock on The Nasdaq Stock Market over the 30-day period ending on the trading day immediately prior to the closing date of the Transaction, but in no event shall the share value be deemed lower than $2.25. Accordingly, the highest number of shares of the Company's Common Stock that could be issued to the Target Stockholders (exclusive of the California Subsidiary) at closing as part of the merger consideration is 2,174,473 shares ($5,283,071 / $2.25 reduced by the 173,559 shares that would be issued to the California Subsidiary at such price).

      In addition to the $8,452,914 of merger consideration, the individual stockholders of Added Value and Rocky Mountain, excluding California Subsidiary (the "Target Stockholders"), could become entitled to receive up to another $1,900,000 of consideration in the aggregate ("Additional Consideration") as follows: To the extent that the aggregate value of the shares of the Company's Common Stock issued to the Target Stockholders in the Mergers has not, by June 30, 1998, appreciated, in the aggregate, by at least $1,900,000, the Company is obligated to pay the Target Stockholders the shortfall, provided that certain events do not occur, as summarized in the paragraph titled "The Transaction" hereinbelow. For these purposes, the value of a share of the Company's Common Stock on June 30, 1998, shall be the average last sale price of a share of the Company's Common Stock on The Nasdaq Stock Market over the 30-day period ending June 30, 1998. The Additional Consideration is payable, at the election of the Company, in cash or the Company's Common Stock, or a combination of cash and the Company's Common Stock, provided that it must be paid in the Company's Common Stock to the extent necessary to cause the aggregate merger consideration (inclusive of such Additional Consideration) paid in each Merger to consist of an equal or higher amount (i.e., viewed in dollar value), after giving effect to imputed interest, of the Company's Common Stock as compared to cash. On the assumption that the Market Value at closing and the market value on June 30, 1998 were $2.25 per share and none of the Target Stockholders had disposed of any of his or her shares of the Company's Common Stock issued in the Mergers and certain other events do not occur, the Company could pay the entire Additional Consideration by issuing 844,444 additional shares of the Company's Common Stock. This number of additional shares represents the maximum number of shares the Company could issue with respect to the Additional Consideration.

      In addition to the merger consideration (including the Additional Consideration), (i) the Target Stockholders are to receive at closing, in the aggregate, $1,200,000 as payment for their respective covenants restricting competition for periods ranging from two to five years following the closing date, (ii) certain of the Target Stockholders who are considered by the Company to be key or valuable employees and certain other employees who are not Target Stockholders are to receive, at closing, front-end incentive employment compensation totalling approximately $1,098,500 and (iii) three employees of Rocky Mountain who are not Target Stockholders, in consideration of their agreeing to the cancellation of certain monetary bonuses payable under existing agreements upon the sale of Rocky Mountain and entering into employment agreements with the Colorado Subsidiary, will receive ratably over their respective two-year employment terms an aggregate of approximately $214,500 of additional compensation, in addition to an aggregate of $93,500 of the front-end incentive employment compensation set forth above. See "The Transaction" hereinbelow.

THE COMPANY

      The Company is a national distributor of electronic components manufactured by others. The Company distributes a full range of semiconductors (active components), including transistors, diodes, memory devices and other integrated circuits, as well as passive components, such as capacitors, resistors, inductors and electromechanical products, including cable, connectors, filters and sockets. These components are sold primarily to original equipment manufacturers in a diverse and growing range of industries, including manufacturers of consumer goods, satellite and communications products, computers and computer-related products, robotics and industrial equipment, radar and air traffic control systems, defense and aerospace equipment and medical instrumentation. The Company has not in the past derived significant revenues from the sale of microprocessors. The Company has, however, recently entered into a non-exclusive agreement with NexGen, Inc. to distribute its line of high-performance processor products for the personal computer industry, which include Nx586 microprocessors and complete motherboards. There can be no assurance as to the extent of the revenue and profit, if any, to be derived in the future by the Company from this new relationship.

      The Company has grown rapidly and, as a result, the Company has been recognized by an industry trade publication as the 21st largest distributor of electronic components in the United States. This ranking is out of an industry group that numbers more than 1,000 distributors. The Company offers more than 40,000 different electronic components through distribution agreements with over 90 suppliers. The products manufactured by these suppliers allow the Company to offer a broad, well-accepted and competitive line of components. The Company provides these products and an array of related services to approximately 10,000 customers. The vast majority of these customers are middle and emerging market companies which generally are not the focus of the larger distributors in the industry. The Company currently has 21 offices in 13 states, with at least one new office expected to open during the fourth quarter of this year in an additional state and with two more offices expected to open by the end of the first quarter of 1996 (including the Company's first office outside of the United States in Toronto, Canada). The Company retains field sales representatives to market and distribute products in other territories throughout the United States, Puerto Rico, Canada and Mexico.

      The California Subsidiary is a newly formed California corporation wholly-owned by the Company, which has no assets and was organized for the sole purpose of effecting the Added Value Merger.

      The Colorado Subsidiary is a newly formed Colorado corporation wholly-owned by the Company, which has no assets and was organized for the sole purpose of effecting the Rocky Mountain Merger.

      While the Company was reincorporated in Delaware in 1987, it and its predecessors have operated since 1964. The Company's (including the Subsidiaries') principal executive office is located at 16115 Northwest 52nd Avenue, Miami, Florida 33014 and its telephone number is (305) 621-8282. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY" for a more detailed discussion of the Company.

THE ADDED VALUE COMPANIES

      Each of Added Value and Rocky Mountain is a privately held, regional distributor of electronic components manufactured by others and a provider of value-added and manufacturing services. These components and services are sold primarily to original equipment manufacturers in a diverse and growing range of industries. Each of the Added Value Companies' customer base includes manufacturers of consumer goods, satellite and communications products, computers and computer-related products, robotics and industrial equipment, defense and aerospace equipment and medical instrumentation. In addition, the Added Value Companies sell various board level products of their own. These products are manufactured for them by various contract manufacturers under the brand name A.V.E.D. The customer base for these products includes manufacturers of computer and computer-related products, industrial equipment and medical instrumentation.

      Approximately 52% of the Added Value Companies' sales are derived from the sale of semiconductors (active components), including transistors, diodes, memory devices and other integrated circuits. Approximately 3% of the Added Value Companies' sales are derived from passive products, such as capacitors, resistors, inductors and electromechanical products, including cable, connectors, filters and sockets. Approximately 43% of Added Value Companies' sales are derived from the sale of value-added and manufacturing services and 2% from the sale of privately labeled board level products. The Added Value Companies have not in the past derived significant revenues from the sale of microprocessors.

      The Added Value Companies collectively were recently recognized by an industry publication as the 42nd largest distributor of electronic components in the United States, up from the 47th largest distributor in the previous year.

      Added Value was incorporated in California in 1982 and its principal executive office is located at 14192 Chambers, Tustin, California 92680. Rocky Mountain was incorporated in 1987 and its principal executive office is located at 4090 Youngfield Street, Wheat Ridge, Colorado 80033. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES" for a more detailed discussion of the Added Value Companies. Added Value and Rocky Mountain, which are affiliates, each currently has only 9 and 4 stockholders, respectively. See "SELECTED INFORMATION WITH RESPECT TO THE ADDED VALUE COMPANIES."

THE SPECIAL MEETING

      DATE, TIME, PLACE AND PURPOSE. The Special Meeting is scheduled to be held on _________, December ___, 1995, at 10:00 A.M., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida. The purpose of the Special Meeting is to consider and act upon a proposal to approve the Transaction.

      RECORD DATE; VOTE REQUIRED; QUORUM. Only holders of record of the Company's Common Stock at the close of business on _____________, November ___, 1995 (the "Record Date"), will be entitled to notice of, and to vote at, the Special Meeting. On such date there were approximately 17,689,791 shares of the Company's Common Stock outstanding and entitled to vote. Since the Company's Board of Directors (sometimes hereinafter referred to as the "Board") has approved the Transaction and approval of the Transaction by the Company's shareholders is not required under applicable Delaware law, subject to obtaining a quorum the affirmative vote of a majority of the votes cast at the Special Meeting by the holders of shares of the Company's Common Stock represented in person or by proxy is required to approve the Transaction. A majority of the issued and outstanding shares of the Company's Common Stock, represented in person or by proxy, shall constitute a quorum at the Special Meeting. For purposes of the vote and determining whether a quorum is present at the Special Meeting under the Company's By-laws, an abstention will be counted as a vote against the Transaction and broker, nominee and fiduciary nonvotes will not be counted as voted (i.e. will not be considered a vote for or against the Transaction) nor will such nonvotes be counted toward obtaining a quorum. See "INTRODUCTION - Record Date and Voting."

      As noted above, approval of the Transaction by the Company's shareholders is not required under applicable Delaware law. It is, however, being sought as a result of the Company, in order to avoid delaying the vote at its annual shareholders meeting held on August 15, 1995, to increase the authorized number of shares of the Company's Common Stock from 20,000,000 to 40,000,000 shares, undertaking to provide the Company's shareholders with a separate opportunity to vote upon the Transaction at the time certain information (including, without limitation, audited financial statements of the Added Value Companies, as well as proforma financial information) required by the rules promulgated under the Exchange Act could be provided to the Company's shareholders in a proxy statement.

      Approval of the Transaction by the Added Value Companies' shareholders has been obtained as part of the execution by all of such shareholders of the Purchase Agreement.

      CERTAIN VOTING INFORMATION. The executive officers and directors of the Company in the aggregate, beneficially owned 10.3% of the Company's Common Stock outstanding as of the Record Date. These persons have informed the Company that all such shares over which they hold voting power will be voted for approval and adoption of the Transaction. See "INTRODUCTION - Record Date and Voting."

      PROXIES, REVOCATION OF PROXIES. The enclosed proxy card permits each shareholder to specify that shares be voted "FOR" or "AGAINST" (or "ABSTAIN") the approval of the Transaction. If properly executed and returned, such proxy will be voted in accordance with the choice specified. Where a signed proxy card is returned, but no choice specified, the shares will be voted FOR approval of the Transaction.

      A proxy relating to the Special Meeting may, at any time before it is exercised, be revoked by a shareholder of the Company giving the proxy; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy. The Company's shareholder may revoke a proxy by notification in writing sent or given to the Corporate Secretary of the Company or by sending or giving to the Corporate Secretary of the Company a later-dated proxy. See "INTRODUCTION - Proxies."

      RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS; THE COMPANY'S REASONS FOR THE TRANSACTION. The Board of Directors of the Company believes that the Transaction is fair to and in the best interest of the Company and its shareholders, has unanimously approved the Purchase Agreement and the Transaction and unanimously recommends that shareholders vote FOR the proposal to approve the Transaction. In making this determination, the Board of Directors considered, among other things, the businesses, financial conditions, results of operations and prospects of the Added Value Companies, on both a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis, and the corporate strategy of the Company to continue growth and to gain market share by increasing the number of customers it sells to through, among other ways, making additional acquisitions. As a result of the Transaction, the Company will obtain offices in certain new locations (including two additional states) and also expand its product offerings, manufacturing and service capabilities. See "THE TRANSACTION AND RELATED MATTERS - Recommendation of the Company's Board of Directors; The Company's Reasons for the Transaction" and "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - The Business --Corporate Strategy."

THE TRANSACTION

      GENERAL. If the Transaction is consummated, Added Value will first be merged with and into California Subsidiary, with California Subsidiary as the surviving corporation, and Rocky Mountain will then immediately be merged with and into Colorado Subsidiary, with Colorado Subsidiary as the surviving corporation. Each Merger will be a forward subsidiary merger intended to qualify as a reorganization within the meaning of ss. 368(a) of the Internal Revenue Code of 1986, as amended.

      The aggregate consideration being paid by the Company in the Mergers is $8,452,914, approximately $6,778,414 of which is being paid in the Added Value Merger, and approximately $1,674,500 of which is being paid in the Rocky Mountain Merger. However, because Added Value currently owns approximately 37.31% of the outstanding capital stock of Rocky Mountain, (a) $624,814 of the consideration being paid in the Added Value Merger is intended as payment to the stockholders of Added Value in respect of their indirect equity ownership interests in Rocky Mountain and (b) since the Added Value Merger will occur immediately prior to the Rocky Mountain Merger, $624,814 of the consideration payable in the Rocky Mountain Merger will be payable to California Subsidiary as successor by merger to Added Value. Accordingly, the real amount which the Company is paying to acquire the businesses and assets of the Added Value Companies is $7,828,100, $6,153,600 of which is being allocated to the value of Added Value's business and assets, and $1,674,500 of which is being allocated to the value of Rocky

Mountain's business and assets. Of the $8,452,914 of aggregate merger consideration, $3,169,843 is to be paid in cash at closing and $5,283,071 is to be paid in shares of the Company's Common Stock at closing. Each stockholder of Added Value and Rocky Mountain (including California Subsidiary as a stockholder of Rocky Mountain) will be receiving his, her or its merger consideration in each of the Mergers in such aggregate cash to stock proportion (except only that in the Rocky Mountain Merger, although 2 affiliated stockholders of Rocky Mountain (an individual and his family trust) will in the aggregate receive merger consideration in such aggregate cash to stock proportion, the trust will receive only cash and the individual will receive mostly stock). For valuation purposes of the Transaction, in paying the consideration which consists of the Company's Common Stock, the value (the "Market Value") of a share of the Company's Common Stock at closing shall be deemed to equal the average last sale price of a share of Common Stock on The Nasdaq Stock Market over the 30-day period ending on the trading day immediately prior to the closing date, but in no event shall the share value be deemed lower than $2.25. Accordingly, the highest number of shares that could be issued to the Target Stockholders (exclusive of the California Subsidiary) at closing as part of the merger consideration is 2,174,473 shares ($5,283,071 / $2.25 reduced by the 173,559 shares that would be issued to the California Subsidiary at such price), representing after their issuance approximately 10.9% of the Company's Common Stock outstanding. Assuming that the Market Value for purposes of calculating the number of shares of the Company's Common Stock to be issued as part of the merger consideration was $2.98 (based on the average last sale price of the Company's Common Stock over the 30- day period immediately prior to October 31,
1995), 1,641,800 shares of the Company's Common Stock would be issued to the Target Stockholders (exclusive of the California Subsidiary) on the Closing Date ($5,283,071 / $2.98 reduced by the 131,043 shares that would be issued to the California Subsidiary at such price), representing after their issuance approximately 8.5% of the outstanding shares of the Company's Common Stock.

      In addition to the $8,452,914 of merger consideration, the Target Stockholders could become entitled to receive the Additional Consideration as follows: To the extent that the aggregate value of the shares of the Company's Common Stock issued to the Target Stockholders in the Mergers has not, by June 30, 1998, appreciated, in the aggregate, by at least $1,900,000, the Company is obligated to pay the Target Stockholders the shortfall, provided that certain events do not occur as summarized in the next paragraph. For these purposes, the value of a share of Common Stock on June 30, 1998, shall be the average last sale price of a share of Common Stock on The Nasdaq Stock Market over the 30-day period ending June 30, 1998. The Additional Consideration is payable, at the election of the Company, in cash or the Company's Common Stock, or a combination of cash and the Company's Common Stock, provided that it must be paid in the Company's Common Stock to the extent necessary to cause the aggregate merger consideration (inclusive of such Additional Consideration) paid in each Merger to consist of an equal or higher amount (i.e., viewed in dollar value), after giving effect to imputed interest, of Common Stock as compared to cash. On the assumption that the Market Value at closing and the market value on June 30, 1998, were $2.25 per share and the limitations described in the next paragraph did not apply, the Company, at its election and in lieu of paying any cash, could pay the entire Additional Consideration by issuing 844,444 additional shares of the Company's Common Stock. This number of additional shares represents the maximum number of shares the Company could issue with respect to the Additional Consideration.

      To the extent that a Target Stockholder sells or otherwise disposes of shares of the Company's Common Stock prior to June 30, 1998, such Target Stockholder is not entitled to be paid, with respect to the shares sold or otherwise disposed of, any Additional Consideration allocable to such shares. Further, if the last sale price of a share of Common Stock on The Nasdaq Stock Market equals or exceeds the price at which the $1,900,000 appreciation target would be reached for a period of 30 consecutive trading days, and all contractual restrictions on the sale or other disposition of the Common Stock issued to the Target Stockholders as described below are permanently waived by the Company prior to such 30-day period, the Company's obligation to pay any Additional Consideration is excused.

      In addition to the merger consideration (including the Additional Consideration), (i) the Target Stockholders are to receive at closing, in the aggregate, $1,200,000 as payment for their respective covenants restricting competition for periods ranging from two to five years following closing, (ii) certain of the Target Stockholders who are considered by the Company to be key or valuable employees and certain other employees who are not Target Stockholders who are considered by the Company to be valuable employees are to receive, at closing, front-end incentive employment compensation totalling approximately $1,098,500 and (iii) three employees of Rocky Mountain who are not Target Stockholders, in consideration of their agreeing to the cancellation of certain monetary bonuses payable under existing agreements upon the sale of Rocky Mountain and entering into employment agreements with the Colorado Subsidiary, will receive ratably over their respective two-year employment terms an aggregate of approximately $214,500 of additional compensation, in addition to an aggregate of $93,500 of the front-end incentive employment compensation set forth above.
See "Other Agreements" below.

      OTHER AGREEMENTS. At closing, all of the Target Stockholders are required to execute and deliver three additional agreements: (a) a restrictive covenant in favor of the Company and the Subsidiaries (the "Restrictive Covenant"); (b) a Stock Pledge Agreement in favor of the Company and the Subsidiaries (the "Pledge Agreement"); and (c) a voting trust agreement in favor of Paul Goldberg and Bruce M. Goldberg, as voting trustees (the "Voting Trust Agreement").

      Pursuant to the Restrictive Covenant, the Target Stockholders will covenant not to disclose or use confidential or proprietary information of or concerning the Added Value Companies or of the Company, and will covenant not to compete with the Company, including the business of the Added Value Companies, for periods ranging from two to five years, in exchange for which they will receive at closing the aggregate $1,200,000 payment described above. In addition, pursuant to the Restrictive Covenant, the Target Stockholders will be restricted from selling or disposing of more than 22.5% of the Company's Common Stock issued to them in the Mergers for a period of two years following closing.

      Pursuant to the Pledge Agreement, each of the Target Stockholders will, as security for their obligations under their guaranty of all of the representations, warranties, covenants and obligations of the Added Value Companies set forth in the Purchase Agreement, which is set forth in a separate guaranty and agreement (the "Guaranty") which was executed concurrently with the Purchase Agreement, pledge to the Company and the Subsidiaries all of the Company's Common Stock issued to them in the Mergers for a period of two years. To the extent that shares of the Company's Common Stock are permitted to be sold pursuant to the Restrictive Covenant, upon such sale such shares must be released from the lien of the Pledge Agreement.

      Pursuant to the Voting Trust Agreement, record title to all of the Common Stock issued to the Target Stockholders in the Mergers shall be transferred to Paul Goldberg and Bruce M. Goldberg, as voting trustees (the Target Stockholders shall retain beneficial ownership of all such shares, subject to the Pledge Agreement). The term of the voting trust created under the Voting Trust Agreement will be six years. Pursuant to the Voting Trust Agreement, the voting trustees have unconditional discretion to vote all shares subject to the voting trust in elections of directors of the Company, and all other matters upon which shareholders of the Company may vote, except for the following: (a) merger; (b) sale of all or substantially all of the Company's assets; (c) dissolution; and
(d) any amendment to the Company's certificate of incorporation which modifies or alters the capital structure of the Company. With respect to such four matters, the voting trustees must vote the shares subject to the voting trust as directed by the beneficial owners of such shares. To the extent that shares of Common Stock are permitted to be sold pursuant to the Restrictive Covenant, upon such sale the voting trustees are obligated to release such shares from the voting trust.

      At the closing, the five most key employees of Added Value and Rocky Mountain, Robert Lurie, Wayne Vannoy, Gary Miller, Richard McCauley and Kenneth Plock, will each enter into a two-year employment agreement with one of the Subsidiaries. Twelve other employees of Added Value or Rocky Mountain considered valuable by the Company are to sign employment agreements at closing as well. See "THE PURCHASE AGREEMENT - Transaction."

      THE ADDED VALUE COMPANIES' LINES OF CREDIT. The Company currently contemplates that as part of the Transaction and in order to obtain the consent of the Company's senior lender, the Company will be required to pay and satisfy the line of credit facility of each of the Added Value Companies (collectively the "Bank Debt"). Added Value has a $3.3 million revolving line of credit facility with Bank of America, N.A. secured by substantially all of its assets, which as of October 31, 1995 had an outstanding balance of $2,008,000. Rocky Mountain has a $1.0 million revolving line of credit facility with Colorado National Bank secured by substantially all of its assets, which as of October 31, 1995 had an outstanding balance of $760,000. The Company currently intends to use its revolving line of credit to satisfy the Bank Debt on the Closing Date. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES Added Value Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "- Rocky Mountain Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

      CLOSING DATE OF TRANSACTION; AND EFFECTIVE DATE OF THE MERGERS. It is presently contemplated that the closing of the Transaction (the "Closing Date") will take place and the Mergers will become effective (collectively the "Effective Date") as soon as practicable after the requisite approval of the shareholders of the Company has been obtained and all of the other conditions to the Transaction have been satisfied or waived. The Added Value Merger will become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California and the Rocky Mountain Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Colorado. For purposes of the Transaction, the Added Value Merger will become effective immediately prior to the Rocky Mountain Merger.

      CONDITIONS TO THE TRANSACTION; TERMINATION. In addition to approval by the shareholders of the Company of the Transaction, the obligations of the parties to consummate the Mergers are subject to the satisfaction or, to the extent legally permitted, waiver of certain conditions. The Purchase Agreement may be terminated (a) by mutual consent of the parties thereto; (b) by either the Company, on the one hand, or the Added Value Companies, on the other hand, if the Transaction has not been consummated on or before January 31, 1996, or the Company's senior lender, Sunbank/Miami, N.A., does not approve the Transaction within 30 days following execution and delivery of the Purchase Agreement, although the Company does not anticipate difficulties in obtaining the approval of such lender; or (c) in certain other events. See "THE PURCHASE AGREEMENT Conditions to Consummation of the Transaction" and "-Termination and Amendment."

      DISSENTERS RIGHTS. The Target Stockholders have unanimously approved the Transaction and waived any dissenters' rights under California or Colorado (as applicable) law by executing the Guaranty. Holders of the Company's Common Stock are not entitled to dissenters' rights under Delaware law in connection with the Transaction.

      REGULATORY MATTERS. The Transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. The Company and the Added Value

Companies intend to file the required information and materials with the DOJ and the FTC by November 10, 1995, and the requisite waiting periods are expected to terminate prior to the date of the Special Meeting. The Company and the Added Value Companies are not currently aware of any other material federal or state regulatory requirements which must be complied with to consummate the Transaction and the Mergers except for compliance with applicable federal and state securities laws.

FLUCTUATION IN MARKET PRICE

      Because the number of shares of the Company's Common Stock to be received by the Target Stockholders in connection with the Transaction is based on a fixed portion of the merger consideration being paid by the Company to acquire the Added Value Companies, the number of shares of the Company's Common Stock received by the Target Stockholders will depend on the market price of the Company's Common Stock on The Nasdaq Stock Market during the 30 day period prior to the Closing Date. Because the purchase price is fixed, the Market Value of the Company's Common Stock in excess of $2.25 will reduce the maximum number of shares (a maximum of 2,174,473 shares, exclusive of those being issued to the California Subsidiary) to be received by the Target Stockholders on the Closing Date as a result of the Transaction. In addition, the level of appreciation of the value of the Company's Common Stock or lack thereof through June 30, 1998, subject to certain events, could result in the Target Stockholders receiving additional shares of the Company's Common Stock as payment of the Additional Consideration. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY Market Information."

EXPENSES

      Except as described below, whether or not the Transaction is consummated, all out-of-pocket expenses incurred in connection with the Transaction will be paid by the party incurring such expenses. However, if the Transaction is consummated as a result of the Mergers, all of the expenses of the Added Value Companies will be assumed or have in essence been paid by the Subsidiaries as the surviving corporations in the Mergers, except that fees and expenses incurred by the Added Value Companies in excess of $185,000 (excluding accounting fees and expenses payable to Lazar, Levine & Company LLP) will reduce the Additional Consideration to the extent payable to the Target Stockholders. The Company will pay all expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus and the Registration Statement of which it is a part, (b) registration and filing fees which may be required under federal and state securities laws and with respect to filings required by the HSR Act and (c) the costs of soliciting proxies. In the event that the Transaction does not close as a result of a breach or default by Added Value, Rocky Mountain or any of the Target Stockholders or other refusal on their part to close or perform their obligations, and within one year from the date of the Purchase Agreement there is a sale or similar transaction as a result of which 50% or more of the Added Value Companies or the equity thereof is sold or transferred, the Company would be entitled, in addition to other rights and remedies under the Purchase Agreement, to 25% of any consideration received in such transaction in excess of that which the Company is paying in the Transaction. See "THE PURCHASE AGREEMENT - Expenses."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

      For a discussion of the material interests of the directors and executive officers of the Added Value Companies and the Company in the Transaction, see "THE TRANSACTION AND RELATED MATTERS - Interests of Certain Persons in the Transaction."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      It is a condition to the Transaction that the Company receive an opinion from Bruck & Perry, counsel to the Added Value Companies, and that the Added Value

Companies receive an opinion from Rubin Baum Levin Constant Friedman & Bilzin, counsel to the Company and the subsidiaries, to the effect that, among other things, the Mergers will constitute a reorganization within the meaning of Sections 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is anticipated that the Target Stockholders will recognize no gain or loss upon the receipt of shares of the Company's Common Stock pursuant to the Mergers, although they may recognize a gain on receipt of the cash portion of the consideration the Target Stockholders received upon consummation of the Mergers. Target Stockholders should read carefully the section entitled "THE TRANSACTION AND RELATED MATTERS - Federal Income Tax Consequences" and should consult with their own tax advisors.

ACCOUNTING TREATMENT

      The Mergers will be treated as a "purchase" for financial reporting purposes if consummated in accordance with the Purchase Agreement. Under this method of accounting, the Company will not restate its prior historical financial statements on a combined basis with those of the Added Value Companies, but will only include the Subsidiaries (as the surviving corporations in the Mergers with the Added Value Companies) financial conditions on a historical cost basis and results of operations as part of the Company's consolidated financial statements as of and after the Closing Date. See "THE TRANSACTION AND RELATED MATTERS Accounting Treatment."

OPERATIONS FOLLOWING THE TRANSACTION

      For a discussion of the plans of the Company with respect to the operations of the Subsidiaries (as successors to the Added Value Companies) after the consummation of the Transaction, see "THE TRANSACTION AND RELATED MATTERS Operations Following the Transaction."

MARKET PRICES AND DIVIDEND DATA

      The Company's Common Stock is traded on The Nasdaq Stock Market under the symbol "SEMI." All of the shares of capital stock of Added Value are owned of record by 9 Target Stockholders. All of the shares of capital stock of Rocky Mountain are owned by 4 Target Stockholders (which includes Added Value and Wayne Vannoy who also owns shares of capital stock of Added Value). Accordingly, there is no established public trading market for shares of either of the Added Value Companies. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES - Market Information."

      The Company has not paid any cash dividends since its inception and does not intend to pay any dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain its earnings to finance the development and expansion of the Company's business. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Dividend Policy."

      Added Value, as a Subchapter S corporation for tax purposes, makes distributions to its stockholders. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES - Dividend Policy."

      On June 29, 1995, the last full trading day before the public announcement of the execution of the letter of intent dated as of June 28, 1995 relating to the Transaction, the last reported sale price for the Company's Common Stock on The Nasdaq Stock Market was $2 1/4 per share. On November 3, 1995, the last full trading day before the public announcement of the execution of the Purchase Agreement, the last reported sale price for the Company's Common Stock on the Nasdaq Stock Market was $2.94 per share. On ______________, 1995, the most recent practicable full trading day prior to the date of this Proxy Statement/Prospectus, the last reported sales price for the Company's Common Stock on The Nasdaq Stock Market was $____________ per share. Based on the average last sale price of the Company's Common Stock on The Nasdaq Stock Market over the 30-day period ending on the trading day immediately prior to October 31,

1995 (which average last sale price equals $2.98 per share), the number of shares of the Company's Common Stock to be issued on the Closing Date upon the consummation of the Transaction would be approximately 1,641,800 shares (exclusive of 131,043 shares that would be issued to the California Subsidiary). The number of shares of the Company's Common Stock to be issued in the Transaction will change as and to the extent the trading price of the Company's Common Stock changes after October 30, 1995, which will, accordingly, effect the Market Value used in calculating the number of shares to be issued on the Closing Date.

      For certain historical information relating to high and low sale prices of the Company's Common Stock during the current fiscal year and the past two fiscal years as reported on The Nasdaq Stock Market, see "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Market Information." THE COMPANY'S SHAREHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE COMPANY'S COMMON STOCK.

COMPARISON OF RIGHTS OF THE ADDED VALUE COMPANIES' STOCKHOLDERS AND THE COMPANY'S SHAREHOLDERS

      The rights of the Added Value Companies' shareholders are currently governed either by the California General Corporation Law or the Colorado Business Corporation Act and by the Added Value Companies respective Articles of Incorporation and By-laws. The Target Stockholders will, upon consummation of the Transaction and to the extent they receive shares of the Company's Common Stock, become shareholders of the Company, a Delaware corporation. Accordingly, their rights as stockholders of the Company will be governed by the General Corporation Law of the State of Delaware (the "DGCL") and by the Company's Certificate of Incorporation (as amended, the "Company's Certificate") and Bylaws (as amended, the "Company's By-laws"). See "COMPARISON OF RIGHTS OF HOLDERS OF THE ADDED VALUE COMPANIES' COMMON STOCK AND THE COMPANY'S COMMON STOCK."

SUMMARY FINANCIAL DATA

      The following tables set forth certain historical financial information of the Company and each of Added Value and Rocky Mountain. This information should be read in conjunction with the unaudited combined pro forma consolidated financial statements and the notes thereto set forth elsewhere herein and with the separate historical financial statements of the Company and each of Added Value and Rocky Mountain and the respective notes thereto included elsewhere herein. See "UNAUDITED COMBINED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS", "Summary Combined Pro Forma Consolidated Financial Data," "Comparative Per Share Data," "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Added Value Selected Financial Data" and "-Rocky Mountain Selected Financial Data," BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES - Selected Financial Data."


                             SUMMARY FINANCIAL DATA
                                   THE COMPANY
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          SIX MONTHS
                                          ENDED JUNE 30                 YEARS ENDED DECEMBER 31
                                          -------------       --------------------------------------
                                        1995     1994         1994       1993        1992       1991     1990
                                        ----     ----         ----       ----        ----       ----     ----
                                          (unaudited)

CONSOLIDATED STATEMENTS OF
  INCOME DATA:
Net Sales(1)......................    $83,775   $47,674    $101,085     $67,510   $49,015    $45,332   $41,315
Cost of Sales.....................    (65,103)  (34,977)    (74,632)    (49,010)  (35,083)   (32,001)  (29,007)
                                      -------   -------    --------     -------   -------    -------   -------
Gross Profit......................     18,672    12,697      26,453      18,500    13,932     13,331    12,308
Selling, General and
  Administrative Expenses.........    (14,925)  (10,433)    (23,335)    (14,821)  (11,366)   (11,577)  (11,177)
Nonrecurring Expenses(2)..........        -         -          (548)        (61)     (114)      (124)      -
                                      -------   -------    --------     -------   -------    -------   -------
Income from Operations............      3,747     2,264       2,570       3,618     2,452      1,630     1,131
Interest Expense..................     (1,386)     (632)     (1,772)     (1,103)   (1,153)    (1,407)   (1,205)
Other Income (Expense)
  -- Net(3).......................        -         (57)        (39)        281       (18)        47       149
                                      -------   -------    --------     -------   -------    -------   -------
Income Before Income Taxes........      2,361     1,575         759       2,796     1,281        270        75
Provision for Income Taxes........     (1,015)     (630)       (407)     (1,094)     (525)      (153)      (57)
                                      -------   -------    --------     -------   -------    -------   -------
Net Income........................    $ 1,346   $   945     $   352     $ 1,702   $   756    $   117   $    18
                                      =======   =======    ========     =======   =======    =======   =======
Earnings Per Share(4):
 Primary..........................    $   .10   $   .07     $   .03     $   .19   $   .12    $   .03   $   .01
                                      =======   =======     =======     =======   =======    =======   =======
 Fully Diluted....................    $   .10   $   .07     $   .03     $   .18   $   .12    $   .03   $   .01
                                      =======   =======     =======     =======   =======    =======   =======


                                           JUNE 30
                                             1995                               DECEMBER 31
                                             ----             -----------------------------------------------
                                          (unaudited)         1994       1993        1992       1991     1990
                                                              ----       ----        ----       ----     ----
CONSOLIDATED BALANCE SHEET DATA:
Working Capital..............             $45,297            $39,800    $27,534    $19,427   $15,112    $14,745
Total Assets.................              75,614             57,858     37,968     28,595    24,977     22,806
Long-Term Debt
  (including current
  portion)...................              25,366             27,775     14,928     13,850    13,405     12,149
Shareholders' Equity.........              25,700             16,950     15,612      8,517     4,633      4,516
Book Value Per Common
  Share......................               $1.51              $1.37      $1.30      $1.10     $1.24      $1.21

---------------

(1) On June 14, 1993, January 24, 1994, and September 9, 1994, the Company, through its wholly-owned subsidiaries, completed the acquisitions of substantially all of the assets of All American Transistor Corporation of D.C., Components Incorporated and GCI Corp., respectively. Net sales includes the net sales for such companies acquired of $4,286,000, $10,234,000 and $1,390,000 for the six months ended June 30, 1994, and for the years ended December 31, 1994 and 1993, respectively. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions."

(2) The year ended December 31, 1994, includes a charge for relocation of plant facilities in the amount of $185,000 and a write-off of the Company's product development investment of $363,000. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) The years ended December 31, 1993 and 1990 include approximately $237,000 and $180,000, respectively, of income from the settlements of the Company's business interruption claims.

(4) Weighted average shares (including common share equivalents) outstanding for (i) the years ended December 31, 1994, 1993, 1992, 1991 and 1990 were 13,029,714, 9,166,908, 6,514,481, 3,806,856 and
         3,721,791, respectively, on a primary basis and were 13,029,714, 9,511,500, 6,514,481, 3,962,038 and 3,721,791, respectively, on a fully diluted basis, and (ii) for the six months ended June 30, 1995 and 1994 were 13,348,802 and 12,941,527, respectively, on a primary basis and were 13,585,049 and 12,941,527, respectively, on a fully diluted basis.



                             SUMMARY FINANCIAL DATA
                                   ADDED VALUE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          SIX MONTHS
                                          ENDED JUNE 30                 YEARS ENDED DECEMBER 31
                                          -------------       -----------------------------------------------
                                        1995     1994         1994       1993        1992       1991     1990
                                        ----     ----         ----       ----        ----       ----     ----
                                          (UNAUDITED)                                            (UNAUDITED)

STATEMENTS OF
  INCOME DATA:
Net Sales(1)......................    $14,985   $12,376     $27,663     $19,650   $17,231    $15,107   $17,326
Cost of Sales(2)..................    (11,893)  ( 9,593)    (21,853)    (15,077)  (13,164)   (11,345)  (13,688)
                                       ------    ------      ------      ------    ------     ------    ------
Gross Profit......................      3,092     2,783       5,810       4,573     4,067      3,762     3,638
Selling, General and
  Administrative Expenses(3)......    ( 2,462)  ( 2,113)    ( 4,828)    ( 3,594)  ( 3,304)   ( 3,352)  ( 4,363)
                                       ------    ------      ------      ------    ------     ------    ------
Income (Loss) from Operations             630       670         982         979       763        410      (725)
Interest Expense..................       (118)      (51)       (118)        (84)      (74)      (121)     (141)
Other Income (Expense)(3).........          5        41          97         167       (17)       203       370
Equity in Earnings of
  Unconsolidated Subsidiary.......         46        99         105         129        71        127       -
                                       ------    ------      ------      ------    ------     ------    ------
Income (Loss) Before
  Income Taxes....................        563       759       1,066       1,191       743        619      (496)
Provision for Income Taxes........         (7)       (9)        (17)        (24)      (16)       ( 9)      -
                                       ------    ------      ------      ------    ------     ------    ------
Net Income (Loss).................    $   556   $   750     $ 1,049     $ 1,167   $   727    $   610   $  (496)
                                       ======    ======      ======      ======    ======     ======    ======
Earnings (Loss) Per Share(4)......    $  5.40   $  7.29     $ 10.19     $ 10.49   $  5.91    $  4.96   $ (5.06)
                                       ======    ======      ======      ======    ======     ======    ======

                                                                                DECEMBER 31
                                    JUNE 30                    ----------------------------------------------
                                     1995                      1994       1993      1992     1991        1990
                                  -----------                  ----       ----      ----     ----        ----
                                  (UNAUDITED)                                          -----(UNAUDITED)------

BALANCE SHEET DATA:
Working Capital..............        $ 2,458                 $ 2,366   $ 2,065   $ 1,599    $   941     $  693
Total Assets.................          7,794                   7,625     6,695     4,656      4,528      4,650
Long-Term Debt
  (including current
  portion)...................           -                       -           43       -          -           26
Shareholders' Equity.........          3,568                   3,424     2,926     2,383      1,647        826
Book Value Per Common
  Share......................        $ 36.41                 $ 34.94   $ 29.86   $ 24.32    $ 16.81     $ 8.43

----------------
(1) Includes sales to Rocky Mountain of $468,000, $435,000, $727,000, $619,000, $1,016,000, $987,000 and $648,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(2) Includes purchases from Rocky Mountain of $246,000, $288,000, $960,000, $938,000, $1,342,000, $954,000 and $329,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(3) Added Value has entered into an oral agreement to provide accounting and administrative services to Rocky Mountain. Added Value is compensated based on 20% of Rocky Mountain's net earnings subject to an annual $36,000 ceiling. The management fee for the year ended December 31, 1992 was deferred by mutual agreement and subsequently paid in 1993. Included in other income is $72,000 related to this agreement for the years ended December 31, 1993 and 1992. Added Value also received reimbursements of $120,000 in 1994, $144,000 in 1993 and $275,375 in
         1992 for allocated general and administrative expenses from Rocky Mountain. For the six months ended June 30, 1995 and 1994 these reimbursements aggregated $30,000 and $60,000, respectively. The reimbursements are presented as reductions of selling, general and administrative expenses.

(4) Weighted average shares (including common share equivalents) outstanding for the six months ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 were 103,000,
         103,000 103,000, 111,274, 123,000, 123,000 and 98,000, respectively.

                             SUMMARY FINANCIAL DATA
                                 ROCKY MOUNTAIN

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           SIX MONTHS
                                          ENDED JUNE 30                 YEARS ENDED DECEMBER 31
                                          -------------       -----------------------------------------------
                                        1995     1994         1994       1993        1992       1991     1990
                                        ----     ----         ----       ----        ----       ----     ----
                                          (UNAUDITED)                                            (UNAUDITED)

STATEMENTS OF
  INCOME DATA:
Net Sales(1)......................    $ 4,345   $ 5,407    $ 10,200     $10,931   $ 8,105    $ 8,327   $ 6,948
Cost of Sales(2)..................    ( 3,294)  ( 4,084)    ( 7,934)    ( 8,476)  ( 6,151)   ( 6,274)  ( 5,301)
                                       ------    ------      ------      ------    ------     ------    ------
Gross Profit......................      1,051     1,323       2,266       2,455     1,954      2,053     1,647
Selling, General and
  Administrative Expenses(3)......       (857)     (889)    ( 1,779)    ( 1,907)  ( 1,643)   ( 1,471)  ( 1,140)
                                      -------   -------      ------      ------    ------     ------    ------
Income from Operations............        194       434         487         548       311        582       507
Interest Expense..................        -         (13)        (22)         (7)       (9)       (34)      (36)
Other Income .....................          7        20          22          29        11         18        14
                                      -------   -------     -------     -------   -------    -------   -------
Income Before Income Taxes........        201       441         487         570       313        566       485
Provision for Income Taxes........        (79)     (172)       (230)       (212)     (117)      (208)     (142)
                                      -------   -------     -------     -------   -------    -------   -------
Net Income........................    $   122   $   269     $   257     $   358   $   196    $   358   $   343
                                      =======   =======     =======     =======   =======    =======   =======
Earnings Per Share(4).............    $113.94   $247.89     $238.43     $310.05   $169.91    $310.34   $309.13
                                      =======   =======     =======     =======   =======    =======   =======


                                                                             DECEMBER 31
                                    JUNE 30             --------------------------------------------------------
                                     1995               1994         1993          1992        1991         1990
                                     ----               ----         ----          ----        ----         ----
                                  (UNAUDITED)                                        -------(UNAUDITED)-------

BALANCE SHEET DATA:
Working Capital..............        $ 2,321           $ 2,211     $ 1,997        $1,682       $1,460      $1,113
Total Assets.................          3,454             2,873       3,569         2,731        2,257       2,225
Long-Term Debt
  (including current
  portion)...................             29                38        -              -           -           -
Shareholders' Equity.........          2,379             2,257       2,068         1,734        1,514       1,171
Book Value Per Common
  Share......................      $2,219.08         $2,105.14   $1,866.32     $1,564.63    $1,366.43   $1,056.57

----------------
(1)      Includes sales to Added Value of $246,000, $288,000, $960,000,
         $938,000, $1,342,000, $954,000 and $329,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(2) Includes purchases from Added Value of $468,000, $435,000, $727,000, $619,000, $1,016,000, $987,000 and $648,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(3) Included in selling, general and administrative expenses for 1994 and 1993 is $36,000 and $72,000, respectively, related to an oral agreement between Rocky Mountain and Added Value whereby Added Value provides accounting and administrative services to Rocky Mountain. The management fee for the year ended December 31, 1992 was deferred by mutual agreement and paid in 1993. The Company was also charged $120,000, $144,000 and $275,375 for 1994, 1993 and 1992, respectively, for allocated general and administrative expenses from Added Value which is included in selling, general and administrative expenses. For the six months ended June 30, 1995 and 1994 these charges aggregated $30,000 and $60,000, respectively.

(4) Weighted average shares (including common share equivalents) outstanding for the six months ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 were 1,072,
         1,084, 1,078, 1,154, 1,154, 1,154 and 1,108, respectively.

SUMMARY UNAUDITED COMBINED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         The following table sets forth certain unaudited combined pro forma condensed consolidated financial data for the Company after giving effect to the Transaction as if it had been consummated, with respect to income statement data, at the beginning of the periods presented, or, with respect to balance sheet data, as of the date presented, and had been accounted for as a "purchase". The information presented should be read in conjunction with the unaudited combined pro forma consolidated financial statements and the notes thereto appearing elsewhere herein and the separate historical financial statements and the notes thereto of the Company, Added Value and Rocky Mountain appearing elsewhere herein. The unaudited combined pro forma condensed consolidated financial data has been included for comparative purposes only and does not purport to be indicative of the results or financial position which would have been obtained if the Transaction had been consummated at the beginning of the periods or as of the date indicated or of the financial position or results which may be obtained in the future. See "Summary Financial Data," "Comparative Per Share Data," "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Selected Consolidated Financial Data" and "BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES - Added Value Selected Financial Data" and "-Rocky Mountain Selected Financial Data."


   SUMMARY UNAUDITED COMBINED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                      THE COMPANY AND ADDED VALUE COMPANIES
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              SIX MONTHS
                                              ENDED JUNE 30                 YEAR ENDED DECEMBER 31
                                              -------------                 ----------------------
                                               1995                                  1994
                                               ----                                  ----
CONSOLIDATED STATEMENTS OF
  INCOME DATA:
Net Sales.........................             $102,391                             $137,261
Cost of Sales.....................              (79,576)                            (102,732)
                                               --------                             --------
Gross Profit......................               22,815                               34,529
Selling, General and
  Administrative Expenses.........              (18,486)                             (30,425)
Non-recurring Expenses............                    -                                  548
                                               --------                             --------
Income from Operations............                4,329                                3,556
Interest Expense..................               (1,708)                              (2,323)
Other Income - Net................                   12                                   80
                                               --------                             --------
Income Before Income Taxes........                2,633                                1,313
Provision for Income Taxes........               (1,167)                                (759)
                                               --------                             --------
Net Income........................             $  1,466                             $    554
                                               ========                             ========
Earnings Per Share:
 Primary..........................             $    .10                             $    .04
                                               ========                             ========
 Fully Diluted....................             $    .10                             $    .04
                                               ========                             ========

                                                  JUNE 30
                                                   1995
                                                   ----
CONSOLIDATED BALANCE SHEET DATA:
Working Capital..............                    $ 52,203
Total Assets.................                      89,848
Long-Term Debt
  (including current
  portion)...................                      32,758
Shareholders' Equity.........                      29,494
Book Value Per Common
  Share......................                    $   1.58

COMPARATIVE PER SHARE DATA

         The following table summarizes certain unaudited selected financial information on a historical, pro forma and pro forma equivalent per share basis and is derived from and should be read in conjunction with the unaudited combined pro forma consolidated financial statements of the Company, Added Value and Rocky Mountain that are included elsewhere herein and the historical financial statements of the Company, Added Value and Rocky Mountain which are included elsewhere herein. The pro forma information presented is for informational purposes only and is not necessarily indicative of future combined earnings or financial position or the combined earnings or financial position that would have been reported or as of the dates for which such unaudited pro forma information is presented.

              COMPARISON OF HISTORICAL AND EQUIVALENT STOCK VALUES*

                                     THE COMPANY          ADDED VALUE                        ROCKY MOUNTAIN
                                -------------------    ------------------------     ----------------------------
                                                                     EQUIVALENT                       EQUIVALENT
                                HISTORICAL PRO FORMA     HISTORICAL   PRO FORMA          HISTORICAL    PRO FORMA
                                ---------- ---------     ----------  ----------          ----------   ----------
Book Value per Common Share:
  June 30, 1995                 $ 1.51    $ 1.58        $   36.41    $   22.91          $2,219.08     $  517.85

Net Income Per Common Share:
  Six Months Ended
  June 30, 1995                 $  .10    $  .10        $    5.40    $    1.45          $  113.94     $   32.78
  Fiscal Year Ended
  December 31, 1994             $  .03    $  .04        $   10.19    $     .58          $  238.43     $   13.11

----------------
*No dividends have been declared or paid by the Company in any of the periods presented. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY Dividend Policy." Added Value, which is a Subchapter S corporation for tax purposes, has made distributions to its stockholders during the fiscal year ended December 31, 1994, and the six months ended June 30, 1995, in the aggregate amounts of $551,026 and $411,837, respectively. Rocky Mountain has made no distributions to its stockholders during the 1994 fiscal year or six months ended June 30, 1995, except for a distribution in the amount of $68,202 (of which $18,202 was paid in cash and the balance was payable over 36 months) in connection with a stock repurchase. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES - Dividend Policy."

                                  RISK FACTORS

         INVESTMENT IN THE COMMON STOCK OFFERED HEREBY IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. IT IS IMPOSSIBLE TO FORESEE AND DESCRIBE ALL THE RISKS AND BUSINESS, ECONOMIC AND FINANCIAL FACTORS WHICH MAY AFFECT THE COMPANY. THE COMPANY'S SHAREHOLDERS IN DETERMINING WHETHER TO APPROVE THE TRANSACTION AND THE TARGET STOCKHOLDERS IN EVALUATING THEIR INVESTMENT IN THE COMPANY IF THE TRANSACTION IS CONSUMMATED SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS ALL OTHER MATTERS SET FORTH ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

         1. EFFECTS OF THE TRANSACTION. Although the Company's Board of Directors believes that the Transaction is fair and in the best interests of the Company's shareholders: (i) there can be no assurance that after the acquisition of the Added Value Companies the Company will realize the anticipated benefits of the Transaction; (ii) the voting and equity interests of the holders of the Company's Common Stock will be diluted as a result of the issuance of the Company's Common Stock upon consummation of the Transaction [assuming a Market Value of $2.25 and $2.98 (the average of the last sale price over the 30-day period ending on the trading day immediately prior to October 31, 1995), the aggregate number of shares to be issued on the Closing Date to the Target Stockholders (exclusive of the shares owned by the California Subsidiary) would represent approximately 10.9% and 8.5%, respectively, of the shares of the Company's Common Stock outstanding (exclusive of the California Subsidiary) after the Mergers are effectuated]; (iii) the Company will be incurring approximately $8 million of additional debt on the Closing Date under its revolving line of credit in order to finance the cash portion of the merger consideration and the payment and satisfaction of the Bank Debt of the Added Value Companies on the Closing Date and, in order to finance the foregoing obligations, as part of obtaining the required consent of its Senior Lender to the Transaction, the Company has requested an increase in its line of credit by approximately $8 million; (iv) while the Company does not believe the loss of any particular supplier of either or both of the Added Value Companies would have a material adverse effect on the Company, since the Added Value Companies, like the Company, have generally entered into non-exclusive distribution agreements which are cancelable on short-term notice, the loss of several of such suppliers could reduce the anticipated benefits of the Transaction; and (v) the loss of the services by death or otherwise of several of the Key Employees could have a material adverse effect on the Company's ability to realize the anticipated benefits of the Transaction, however, all of the Key Employees have entered into two-year employment agreements with one of the Subsidiaries. See "THE PURCHASE AGREEMENT Transaction" and "THE TRANSACTION AND RELATED MATTERS - Recommendations of the Company's Board of Directors; The Company's Reasons for the Transaction."

         2.       RIGHTS OF TARGET STOCKHOLDERS FOLLOWING THE MERGERS.
Following the Merger, the Target Stockholders will become holders of the Company's Common Stock. Certain material differences exist between the rights of stockholders of each of the Added Value Companies under California and Colorado laws (as the case may be) and their respective Articles of Incorporation and By-Laws and the rights of shareholders of the Company under Delaware law and the Company's Certificate and By-Laws. See "COMPARISON OF RIGHTS OF HOLDERS OF THE ADDED VALUE COMPANIES' COMMON STOCK AND THE COMPANY'S COMMON STOCK."

         3. CREDIT FACILITY RESTRICTIONS; FUTURE AVAILABILITY. The Company currently has available a $30 million revolving line of credit (the "Line") with an institutional lender (the "Senior Lender"). The Company's revolving credit agreement dated December 29, 1992, as amended (the "Credit Agreement"), governing the Line contains covenants that impose limitations on the Company and requires the Company to be in compliance with certain financial ratios. One of such limitations requires the Company to obtain the consent of the Senior Lender to the Transaction, which is a condition to its consummation. As part of obtaining such consent, the Company has requested that the Senior Lender increase the Line by approximately $8 million in order for the Company to finance its cash obligations arising from the Transaction. If the Company fails to make required payments, or if the Company fails to comply with the various covenants contained in the Credit Agreement, the Senior Lender may be able to accelerate the maturity of such indebtedness. As of June 30, 1995, the Company was in compliance with the required financial ratios and other covenants and the Company believes that it is presently in compliance with the financial ratios and all other covenants under the Credit Agreement. The receivables, inventory and equipment of the Company (including its subsidiaries), as well as the capital stock of its subsidiaries, are pledged to the Senior Lender to secure the Line. The Credit Agreement expires on May 31, 1997. Borrowings under the Line bear interest at either one-quarter of one percent (1/4%) below the prime rate or, at the Company's option, two percent (2%) above certain LIBOR rates. As of September 30, 1995, $22.4 million was outstanding under the Line. To the extent that there is an increase in interest rates, or present borrowing arrangements become unavailable, the Company could be adversely impacted. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         4. DEPENDENCE ON FINANCING FOR FUTURE EXPANSION. In order to continue to grow its business and achieve its expansion strategy, the Company may require additional debt financing in amounts exceeding those that may be available under the Line or additional equity. There can be no assurance that the Company will be able to obtain such additional financing to continue its growth if, as and when required.

         5. DECLINING GROSS PROFIT MARGINS. During the past four years the Company has been experiencing declining gross profit margins as a result of the competitive environment in the electronics distribution industry, a greater number of large volume transactions at reduced margins and a change in the Company's overall sales mix. Similarly, the Added Value Companies have also experienced declining gross profit margins for substantially the same reasons as the Company. The Company expects that these trends will continue, and possibly even accelerate, in the future, especially if the Company is successful in generating significant revenues from the sale of microprocessor and motherboard products. Furthermore, as the Company endeavors to expand its business with existing customers, it expects to do so at decreasing gross profit margins. In order to obtain profitability while gross profit margins are declining, the Company will need to expand its sales while improving operating efficiencies. While the Company believes that its investments in plant capacity and computer and communications equipment and its expansion of its sales offices, corporate staff and other infrastructure have positioned the Company to achieve improvements in operating efficiencies, there can be no assurance that this goal will be achieved. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY
- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "- Business -- Products."

         6. DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon the services of its executive officers, including Paul Goldberg, its Chairman and Chief Executive Officer, and Bruce M. Goldberg, its President and Chief Operating Officer. The loss of the services of one or more of the Company's key executives for any reason could have a material adverse effect upon the business of the Company. While the Company believes that it would be able to locate suitable replacements for its executives if their services were lost to the Company, there can be no assurance it would be able to do so. The Company's future success will also depend in part upon its continuing ability to attract and retain highly qualified personnel. The Company owns a $1,000,000 term life insurance policy on Paul Goldberg's life and a $1,000,000 term life insurance policy on Bruce M. Goldberg's life, with benefits on both policies payable to the Company. The Company also has employment agreements with its four executive officers. See "SELECTED INFORMATION WITH RESPECT TO THE COMPANY - Management" and "- Executive Compensation -- Employment Agreements."

          7. RELATIONSHIPS WITH SUPPLIERS. Substantially all of the Company's inventory has and will be purchased from manufacturers with whom the Company has entered into non-exclusive distribution agreements, which are typically cancelable upon 30 to 90 days written notice. While these agreements generally provide for price protection, stock rotation privileges, obsolescence credit and return privileges if an agreement is cancelled, there can be no assurance that the manufacturers will comply with their contractual obligations or that these agreements will not be cancelled. In 1994 the Company's three largest suppliers accounted for approximately 14%, 7% and 6% of purchases, respectively. While the Company does not believe that the loss of any one supplier would have a material adverse impact upon the Company since most products sold by the Company are available from multiple sources, the Company's future success will depend in large part on maintaining relationships with existing suppliers and developing new relationships. The loss of, or significant disruptions in relationships with, suppliers could have a material adverse effect on the Company's business since there can be no assurance that the Company will be able to replace lost suppliers. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY Business -- Suppliers."

         8. INCREASING EARNINGS BREAK EVEN. In late 1992 the Company embarked upon an aggressive expansion plan. Since the end of 1992 to date, the Company has opened 11 new sales offices and experts to open at least one additional sales office during the last quarter of 1995 and possibly two more before the end of the first quarter of 1996, relocated all existing sales offices into larger facilities, acquired three distributors and increased its plant capacity, computer and communications equipment, staff in most corporate departments and service capabilities. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Business -- Corporate Strategy -- Expansion," "-- Corporate Strategy -- Services" and "-- Facilities and Systems." In order to finance its growth, the Company has also increased its debt significantly in recent years and will be further increasing its debt upon the consummation of the Transaction. As a result of its expansion and increased debt service, the level of the Company's revenues required to achieve a break even in earnings has increased significantly. While the Company believes that its expansion plans will enable it to achieve substantial growth in revenues, there can be no assurance that such growth will be obtained or maintained. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Management's Discussion and Analysis of Financial Condition and Results of Operations" and "- Business."

         9. FOREIGN MANUFACTURING AND TRADE REGULATION. A significant number of the components sold by the Company are manufactured outside the United States and purchased by the Company from United States subsidiaries or affiliates of those foreign manufacturers. As a result, the Company and its ability to sell at competitive prices could be adversely affected by increases in tariffs or duties, changes in trade treaties, currency fluctuations, strikes or delays in air or sea transportation, and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. The Company's ability to be competitive in or with the sales of imported components could also be affected by other governmental actions and changes in policies related to, among other things, anti-dumping legislation and currency fluctuations. Since the Company purchases from United States subsidiaries or affiliates of foreign manufacturers, the Company's purchases are paid for in U.S. dollars which does reduce the potential adverse effect of currency fluctuations. While the Company does not believe that these factors adversely impact its business at present, there can be no assurance that such factors will not materially adversely affect the Company in the future. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Business -- Foreign Manufacturing and Trade Regulation."

         10. COMPETITION. The Company competes with many companies that sell and distribute semiconductors and passive products. Many of these companies have greater assets and possess greater financial and personnel resources than those of the Company. Many of these competitors also carry product lines which the Company does not carry. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors and failure to do so could have a material adverse effect on the Company. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Business -- Competition."

         11. INDUSTRY CYCLICALITY. The electronics distribution industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers and end-users of electronic components and electronic component distributors such as the Company. In addition, the life- cycle of existing electronic products and the timing of new product development and introduction can affect demand for electronic components. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Business -- Products."

         12. DEPENDENCE ON THE COMPUTER INDUSTRY. Many of the products the Company sells are used in the manufacture or configuration of computers. These products are characterized by rapid technological change, short product life cycles and intense competition. The computer industry has experienced significant unit volume growth over the past two years, which has in turn increased demand for many of the Company's products. A slowdown in the growth of the computer industry could adversely affect the Company's ability to continue its recent growth. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY
- Business -- Products."

         13. CONTINUED GROWTH. The Company's growth may depend, in part, upon its ability to acquire other distributors in the future. No assurances can be given that any such acquisitions will be achieved. Future acquisitions will depend, in part, on the Company's ability to find suitable candidates for acquisition and the availability of sufficient internal funds and/ or debt or equity financing to consummate any such acquisition. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Business -- Corporate Strategy." There can be no assurance that the Company will be able to sustain its recent rate of growth in sales. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY Management's Discussion and Analysis of Financial Condition and Results of Operations."

         14. POTENTIAL PRODUCT LIABILITY. As a result of its value-added services and as a participant in the distribution chain between the manufacturer and the end-user, the Company would likely be named as a defendant in any products liability action brought by an end-user. In addition, if the Transaction is consummated, the Added Value Companies' manufacture through contract manufacturers certain of it own board level products under the brand name AVED, which increases the likelihood of claims for products liability. To date, no material claims have been asserted against the Company for products liability; there can be no assurance, however, that such material claims will not arise in the future. In the event that any products liability claim is not fully funded by insurance or if the Company is unable to be indemnified by or recover damages from the supplier of the product that caused such injury, the Company may be required to pay some or all of such claim from its own funds. Any such payment could have a material adverse impact on the Company. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Legal Proceedings."

         15. CONTINUED CONTROL BY PRESENT SHAREHOLDERS AND MANAGEMENT. Paul Goldberg, Bruce M. Goldberg and members of their family and trusts therefor (collectively, the "Goldberg Group") own 2,051,440 shares of the outstanding Common Stock, approximating 11.6% of the outstanding shares (and to 10.3% assuming the consummation of the Transaction and the issuance of the maximum number of shares of the Company's Common Stock to the Target Stockholders on the Closing Date) and, in the event of the exercise of all outstanding stock options and warrants, the Goldberg Group would own approximately 14.7% (and 13.3% assuming consummation of the Transaction and the issuance of the maximum number of shares of the Company's Common Stock to the Target Stockholders on the Closing Date). In addition, pursuant to the Voting Trust Agreement being entered into in connection with the Transaction, Paul Goldberg and Bruce Goldberg, as trustees, will have the right to vote the shares of the Company's Common Stock issued on the Closing Date for up to a period of six years with respect to the election of directors of the Company. As a result, the Goldberg Group may be in a position to effectively control the Company. In addition, the executive officers of the Company comprise four of the six directors of the Company. Accordingly, they are in a position to control the day to day affairs of the

Company without the oversight and controls of a Board of Directors comprised of a greater percentage of independent (non-employee) directors. See "THE PURCHASE AGREEMENT," "SELECTED INFORMATION WITH RESPECT TO THE COMPANY - Security Ownership of Certain Beneficial Owners and Management" "- Management" and "Executive Compensation -- Employment Agreements -- The Goldberg Agreements."

         16. POSSIBLE ISSUANCE OF ADDITIONAL SHARES. To the extent available for issuance, the Company's Board has the power to issue any or all authorized and unissued shares without shareholder approval, including the shares of authorized preferred stock, which shares can be issued with such rights, preferences and limitations as are determined by the Board. Any securities issuances may result in a reduction in the book value or market price of the outstanding shares. If the Company issues any additional securities, such issuance may reduce the proportionate ownership and voting power of each existing shareholder. Further, any new issuances of securities could be used for anti-takeover purposes or might result in a change of control of the Company. See "DESCRIPTION OF SECURITIES."

         17. NO DIVIDENDS ANTICIPATED. The Company has not paid any cash dividends on its Common Stock and does not anticipate paying dividends on its shares in the foreseeable future inasmuch as it expects to employ all available cash in the continued growth of its business. Further, the Credit Agreement prohibits the payment of dividends. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY" - "Dividend Policy."

         18. CERTAIN PROVISIONS IN THE CERTIFICATE; ANTI-TAKEOVER PROVISIONS. The Company's Certificate includes provisions designed to discourage attempts by others to acquire control of the Company without negotiation with the Board, and to attempt to ensure that such transactions are on terms favorable to all of the Company's shareholders. These provisions provide, among other things, that meetings of shareholders' may only be called by the Board; that an affirmative vote of two-thirds of the outstanding shares of Common Stock is required to approve certain business combinations unless 65% of the Board approves such transaction; for three classes of directors with each class elected for a three year staggered term; that the Board in evaluating a tender offer or certain business combinations is authorized to give due consideration to all relevant factors; and that actions of shareholders may not be taken by written consent of shareholders in lieu of a meeting. For various reasons, however, these provisions may not always be in the best interest of the Company or its shareholders. These reasons include the fact that the provisions of the Certificate (i) make it difficult to remove directors even if removal would be in the best interest of the Company and its shareholders; (ii) make it more difficult for shareholders to approve certain transactions that are not approved by at least 65% of the Board, even if the transactions would be beneficial to the Company; and (iii) eliminate the ability of the shareholders to act without a meeting. Further, the Certificate and the Company's By-laws include provisions that are intended to provide for limitation of liabilities of officers and directors in certain circumstances and for indemnification of officers and directors against certain liabilities. See "DESCRIPTION OF SECURITIES - Certain Provisions of Certificate of Incorporation and By-laws" and "- Certain Provisions Relating to Limitation of Liability and Indemnification of Directors."

         19. POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or of other distributors in the electronics industry and changes in general conditions in the economy, the financial markets or the electronics distribution industry. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Market Information."

         20. SHARES AVAILABLE FOR FUTURE RESALE. Of the 17,689,791 shares of Common Stock presently outstanding, approximately 2,081,440 are "restricted securities"
                                                        21
within the meaning of the Act and the rules and regulations promulgated thereunder and, generally, may be sold only in compliance with Rule 144 under the Act, pursuant to registration under the Act or pursuant to another exemption therefrom. Generally, under Rule 144, a person who has held "restricted securities" for a period of at least two years (including the holding period of any prior owner except an affiliate) may sell a limited number of such shares in the public market. Generally, a person is entitled to sell, within any three month period, in ordinary brokerage transactions a number of those shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which the Rule 144 notice of the sale is filed with the Commission. Persons who are not affiliates of the Company, who have not been affiliated with the Company at any time during the 90-day period prior to the sale and who have satisfied a three year holding period (including the holding period of any prior owner except an affiliate) may sell without regard to such limitations. Substantially all restricted shares of the outstanding Common Stock are presently eligible for sale under Rule 144. Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the shares in the public market. Such sales also could adversely affect the Company's ability to raise capital at that time through the sale of its equity securities. Only 30,000 shares of the "restricted securities" have registration rights. See "DESCRIPTION OF SECURITIES - Shares Eligible for Future Sale."

         21. MARKET OVERHANG OF EXISTING RIGHTS. The Company had outstanding as of the date of this Proxy Statement/Prospectus options, warrants and other potential rights to acquire up to 3,749,899 shares of the Company's Common Stock (the "Existing Rights"). All of the shares of Common Stock underlying the Existing Rights (other than 1,000 shares of Common Stock) either are covered by registration rights or by the Company's registration statement on Form S-8 filed with the Commission in order to register shares of Common Stock issuable upon the exercise of stock options granted under the Option Plan and/or held by employees of the Company. It is anticipated that the holders of the Existing Rights, from time to time, will exercise their Existing Rights to acquire shares of the Company's Common Stock and will offer their shares in the public market place, which could interfere with the Company's ability to obtain future financing and could adversely affect the market price of the Common Stock. See "DESCRIPTION OF SECURITIES - Shares Eligible for Future Sale."

                                  INTRODUCTION

SPECIAL MEETING

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held on ________________, December __, 1995, at 10:00 A.M., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida. This Proxy Statement/Prospectus also constitutes the Prospectus of the Company with respect to the shares of the Company's Common Stock to be issued in connection with the Transaction.

         The Special Meeting has been called for the purpose of considering and voting upon a proposal to approve the Transaction first to merge Added Value with and into the California Subsidiary and then to merge Rocky Mountain with and into Colorado Subsidiary. If the Transaction is consummated, the aggregate consideration to be paid by the Company in the Mergers will be $8,452,914, approximately $6,778,414 of which is to be paid in the Added Value Merger, and approximately $1,674,500 of which is to be paid in the Rocky Mountain Merger. However, because Added Value owns approximately 37.31% of the outstanding capital stock of Rocky Mountain, (a) $624,814 of the consideration being paid in the Added Value Merger is intended as payment to the stockholders of Added Value in respect of their indirect equity ownership interests in Rocky Mountain and (b) since the Added Value Merger will occur immediately prior to the Rocky Mountain Merger, $624,814 of the consideration payable in the Rocky Mountain Merger will be payable to California Subsidiary as successor by merger to Added Value. Accordingly, the real amount which the Company is paying to acquire the businesses and assets of the Added Value Companies is $7,828,100, $6,153,600 of which is being allocated to the value of Added Value's business and assets, and $1,674,500 of which is being allocated to the value of Rocky Mountain's business and assets. Of the $8,452,914 of aggregate merger consideration, $3,169,843 is to be paid in cash on the Closing Date and $5,283,071 is to be paid in shares of the Company's Common Stock on the Closing Date. Each stockholder of Added Value and Rocky Mountain (including California Subsidiary as a stockholder of Rocky Mountain) will be receiving his, her or its merger consideration in each of the Mergers in such aggregate cash to stock proportion (except only that in the Rocky Mountain Merger, although 2 affiliated stockholders of Rocky Mountain (an individual and his family trust) will in the aggregate receive merger consideration in such aggregate cash to stock proportion, the trust will receive only cash and the individual will receive mostly stock). For valuation purposes, in paying the consideration which consists of Common Stock, the value (the "Market Value") of a share of the Company's Common Stock at closing shall be deemed to equal the average last sale price of a share of the Company's Common Stock on The Nasdaq Stock Market over the 30-day period ending on the trading day immediately prior to the Closing Date, but in no event shall the share value be deemed lower than $2.25. Accordingly, the highest number of shares of the Company's Common Stock that could be issued to the Target Stockholders (exclusive of the California Subsidiary) on the Closing Date as part of the merger consideration is 2,174,473 shares ($5,283,071 / $2.25 reduced by the 173,559 shares that would be issued to the California Subsidiary at such price).

         In addition to the $8,452,914 of merger consideration, the individual stockholders of Added Value and Rocky Mountain, excluding California Subsidiary (the "Target Stockholders"), could become entitled to receive up to another $1,900,000 of consideration in the aggregate Additional Consideration as follows: To the extent that the aggregate value of the shares of the Company's Common Stock issued to the Target Stockholders in the Mergers has not, by June 30, 1998, appreciated, in the aggregate, by at least $1,900,000, the Company is obligated to pay the Target Stockholders the shortfall, provided that certain events do not occur as summarized in the "PURCHASE AGREEMENT". For these purposes, the value of a share of Common Stock on June 30, 1998, shall be the average last sale price of a share of Common Stock on The Nasdaq Stock Market over the 30-day period ending June 30, 1998. The Additional Consideration is payable, at the election of the Company, in cash or the Company's Common Stock, or a combination of cash and the Company's Common Stock, provided that it must be paid in the Company's Common Stock to the extent necessary to cause the aggregate merger consideration (inclusive of such Additional Consideration) paid in each Merger to consist of an equal or higher amount (i.e., viewed in dollar value), after giving effect to imputed interest, of the Company's Common Stock as compared to cash.

         In addition to the merger consideration (including the Additional Consideration), the Target Stockholders are to receive at closing, in the aggregate, $1,200,000 as payment for their respective covenants restricting competition for periods ranging from two to five years following closing, and certain of the Target Stockholders who are considered by the Company to be key or valuable employees and certain other employees who are not Target Stockholders who are considered by the Company to be valuable employees are to receive, at closing, front-end incentive employment compensation totalling approximately $1,098,500. See "THE PURCHASE AGREEMENT - Transaction" hereinbelow. All of the terms and provisions related to the Transaction are set forth in the Purchase Agreement, dated as of October 31, 1995, among the Company, the Subsidiaries and the Added Value Companies attached hereto as Appendix A and the other exhibits attached to the Purchase Agreement (which exhibits are included as an exhibit to the Registration Statement on Form S-4 as to which this Proxy Statement/ Prospectus is a part).

         The Board of Directors of the Company has unanimously approved the Transaction and the issuance of shares of the Company's Common Stock as part of the merger consideration. See "THE TRANSACTION AND RELATED MATTERS Recommendation of the Company's Board of Directors; The Company's Reasons for the Transaction." Approval of the Transaction by the Company's shareholders is not required under applicable Delaware law. It is being sought as a result of the Company, in order not to delay the vote at its annual shareholders meeting held on August 15, 1995, to increase the authorized number of shares of Common Stock of the Company from 20,000,000 to 40,000,000 shares, undertaking at such time to provide the Company's shareholders with a separate opportunity to vote upon the Transaction at the time certain information (including, without limitation, audited financial statements of the Added Value Companies, as well as proforma financial information) required under the Exchange Act could be provided to the Company's shareholders in a proxy statement.

         Approval of the Transaction by the Added Value Companies' shareholders has been obtained as part of and concurrently with the execution of the Purchase Agreement.

         The Company as the sole shareholder of each of the Subsidiaries has approved the Mergers.

         This Proxy Statement/Prospectus is first being mailed to the Company's shareholders on or about November __, 1995.

RECORD DATE AND VOTING

         Only holders of record of the Company's Common Stock as of the close of business on ____________, November __, 1995, are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 17,689,791 outstanding shares of the Company's Common Stock held by approximately 525 holders of record.

         Each share of the Company's Common Stock is entitled to one vote on all matters that properly come before the Special Meeting. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Special Meeting. Since the Company's Board of Directors has unanimously approve the Transaction and the shareholders of the Company are not required to approve the Transaction under applicable Delaware law, the affirmative vote of a majority of the votes cast by holders of the shares of the Company's Common Stock represented in person or by proxy at the Special Meeting is required to approve the Transaction. For purposes of the vote and determining whether a quorum is present at the Special Meeting, under the Company's By-laws an abstention will be counted as a vote against the Transaction and broker, nominee and fiduciary nonvotes will not be counted as voted (i.e. will not be considered a vote for or against the Transaction) nor will such nonvotes be counted toward obtaining a quorum.

         On October 31, 1995, 1,822,242 shares of the Company's Common Stock (approximately 10.3% of the voting stock outstanding) were beneficially owned by directors and executive officers of the Company. All of such directors and executive officers have indicated to the Company that they intend to vote all shares of the Company's Common Stock over which they have voting power in favor of the approval of the Transaction.

PROXIES

         Shares of the Company's Common Stock represented by properly executed proxies received by the Company prior to or at the Special Meeting will be voted in accordance with the instructions contained therein. If no instructions are given, such shares will be voted FOR approval of the Transaction.

         Shareholders of the Company are requested to promptly complete, sign, date and return the enclosed proxy in the postage prepaid envelope provided for this purpose in order to assure that their shares are voted. Any shareholder who has given a proxy may revoke it at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same shares or by written notice to the Corporate Secretary of the Company, All American Semiconductor, Inc., 16115 N.W. 52nd Avenue, Miami, Florida 33014, at any time prior to the vote on the Transaction. Mere attendance at the Special Meeting will not in itself revoke a proxy.

         If the Special Meeting is adjourned for any purpose, at any subsequent reconvening of such meeting, to the extent permitted by law, all proxies will be voted in the same manner as such proxies would have been voted at the original meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

         The Company's Board of Directors knows of no matters to be presented at the Special Meeting other than the vote to approve the Transaction as described in this Proxy Statement/Prospectus. Should other matters properly come before the Special Meeting, the person or persons voting the proxies will have discretionary authority to vote the shares to which such proxies relate on such matters in accordance with their best judgment.

         The cost of printing and mailing this Proxy Statement/Prospectus and the expense of this solicitation will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and the Company will, upon request, reimburse them for reasonable expenses in doing so. The Company has made arrangements with Shareholder Communications Corporation, a proxy solicitation firm, to assist the Company in soliciting proxies from shareholders. The cost to the Company with respect to such arrangement is estimated to be approximately $12,500. Solicitation of proxies from some shareholders may also be made by the Company's officers and regular employees by telephone, telegram, or in person after the initial solicitation, without additional compensation or remuneration therefor.

DISSENTERS RIGHTS

         Holders of the Company's Common Stock are not entitled to dissenters' rights under Delaware law in connection with the Transaction. The Target Stockholders have unanimously approved the Transaction and waived any dissenters' rights under California or Colorado applicable law by executing the Guaranty.

                             THE PURCHASE AGREEMENT

         The terms and conditions of the Transaction are set forth in the Purchase Agreement attached to this Proxy Statement/Prospectus as Appendix A and incorporated hereby by reference.

TRANSACTION

         The structure of the acquisition is as follows: On the Closing Date, which is anticipated to occur before the end of this calendar year, Added Value will first be merged with and into California Subsidiary, with California Subsidiary as the surviving corporation, and Rocky Mountain will then be merged with and into Colorado Subsidiary, with Colorado Subsidiary as the surviving corporation. Each Merger will be a forward subsidiary merger intended to qualify as a reorganization within the meaning of ss. 368(a) of the Internal Revenue Code of 1986, as amended.

         Added Value currently owns approximately 37.31% of the outstanding capital stock of Rocky Mountain. The aggregate consideration being paid by the Company in the Mergers is $8,452,914, approximately $6,778,414 of which is being paid in the Added Value Merger, and approximately $1,674,500 of which is being paid in the Rocky Mountain Merger. However, because of Added Value's 37.31% ownership interest in Rocky Mountain, (a) $624,814 of the consideration being paid in the Added Value Merger is intended as payment to the stockholders of Added Value in respect of their indirect equity ownership interests in Rocky Mountain and (b) since the Added Value Merger will occur immediately prior to the Rocky Mountain Merger, $624,814 of the consideration payable in the Rocky Mountain Merger will be payable to California Subsidiary as successor by merger to Added Value. Accordingly, the real amount which the Company is paying to acquire the businesses and assets of the Added Value Companies is $7,828,100, $6,153,600 of which is being allocated to the value of Added Value's business and assets, and $1,674,500 of which is being allocated to the value of Rocky Mountain's business and assets. Of the $8,452,914 of aggregate merger consideration, $3,169,843 is to be paid in cash at closing and $5,283,071 is to be paid in shares of the Company's Common Stock at closing. Each stockholder of Added Value and Rocky Mountain (including California Subsidiary as a stockholder of Rocky Mountain) will be receiving his, her or its merger consideration in each of the Mergers in such aggregate cash to stock proportion (except only that in the Rocky Mountain Merger, although 2 affiliated stockholders of Rocky Mountain (an individual and his family trust) will in the aggregate receive merger consideration in such aggregate cash to stock proportion, the trust will receive only cash and the individual will receive mostly stock). For valuation purposes, in paying the consideration which consists of the Company's Common Stock, the value (the "Market Value") of a share of the Company's Common Stock at closing shall be deemed to equal the average last sale price of a share of Common Stock on The Nasdaq Stock Market over the 30-day period ending on the trading day immediately prior to the Closing Date, but in no event shall the share value be deemed lower than $2.25. Accordingly, the highest number of shares that could be issued to the Target Stockholders (exclusive of the California Subsidiary) on the Closing Date as part of the merger consideration is 2,174,473 shares ($5,283,071 / $2.25 reduced by the 173,559 shares that would be issued to the California Subsidiary at such price), representing after their issuance approximately 10.9% of the Company's Common Stock outstanding. Assuming that the Market Value for purposes of calculating the number of shares of the Company's Common Stock to be issued as part of the merger consideration was $2.98 (based on the average last sale price of the Company's Common Stock over the 30-day period immediately prior to October 31, 1995), 1,641,800 shares of the Company's Common Stock would be issued to the Target Stockholders (exclusive of the California Subsidiary) on the Closing Date ($5,283,071 / $2.98 reduced by the 131,043 shares that would be issued to the California Subsidiary at such price), representing after their issuance approximately 8.5% of the outstanding shares of the Company's Common Stock.

         In addition to the $8,452,914 of merger consideration, the individual stockholders of Added Value and Rocky Mountain, excluding California Subsidiary (the "Target Stockholders"), could become entitled to receive up to another $1,900,000 of consideration in the aggregate ("Additional Consideration") as follows: To the extent that the aggregate value of the shares of the Company's Common Stock issued to the Target Stockholders in the Mergers has not, by June 30, 1998, appreciated, in the aggregate, by at least $1,900,000, the Company is obligated to pay the Target Stockholders the shortfall, provided that certain events do not occur as summarized in the next paragraph. For these purposes, the value of a share of Common Stock on June 30, 1998, shall be the average last sale price of a share of Common Stock on The Nasdaq Stock Market over the 30-day period ending June 30, 1998. The Additional Consideration is payable, at the election of the Company, in cash or the Company's Common Stock, or a combination of cash and the Company's Common Stock, provided that it must be paid in the Company's Common Stock to the extent necessary to cause the aggregate merger consideration (inclusive of such Additional Consideration) paid in each Merger to consist of an equal or higher amount (i.e., viewed in dollar value), after giving effect to imputed interest, of the Company's Common Stock as compared to cash. On the assumption that the Market Value at closing and the market value on June 30, 1998, were $2.25 per share and the limitations described in the next paragraph do not apply, the Company, at its election and in lieu of paying any cash, could pay the entire Additional Consideration by issuing 844,444 additional shares of the Company's Common Stock. This number of additional shares represents the maximum number of shares under any circumstance that the Company could issue with respect to the Additional Consideration.

         To the extent that a Target Stockholder sells or otherwise disposes of shares of the Company's Common Stock prior to June 30, 1998, such Target Stockholder is not entitled to be paid, with respect to the shares sold or otherwise disposed of, any Additional Consideration allocable to such shares. Further, if the last sale price of a share of the Company's Common Stock on The Nasdaq Stock Market equals or exceeds the price at which the $1,900,000 appreciation target would be reached for a period of 30 consecutive trading days, and all contractual restrictions on the sale or other disposition of the Company's Common Stock issued to the Target Stockholders (described below) are permanently waived by the Company prior to such 30-day period, the Company's obligation to pay any Additional Consideration is excused.

         In addition to the merger consideration (including the Additional Consideration), (i) the Target Stockholders are to receive on the Closing Date, in the aggregate, $1,200,000 as payment for their respective covenants restricting competition for periods ranging from two to five years following closing, (ii) certain of the Target Stockholders who are considered by the Company to be key or valuable employees and certain other employees who are not Target Stockholders who are considered by the Company to be valuable employees are to receive, at closing, front-end incentive employment compensation totalling approximately $1,098,500 and (iii) three employees of Rocky Mountain who are not Target Stockholders, in consideration of their agreeing to the cancellation of certain monetary bonuses payable under existing agreements upon the sale of Rocky Mountain and entering into employment agreements with the Colorado Subsidiary, will receive ratably over their respective two-year employment terms an aggregate of approximately $214,500 of additional compensation, in addition to an aggregate of $93,500 of the front-end incentive employment compensation set forth above. See "Other Agreements."

         All of the Target Stockholders have jointly and severally guaranteed, subject to the limitations described below, all of the representations, warranties, covenants and obligations of the Added Value Companies set forth in the Purchase Agreement pursuant to a separate Guaranty and Agreement (the "Guaranty") which was executed concurrently with the Purchase Agreement. Pursuant to the Guaranty, no Target Stockholder may have recovered against him or her an amount in excess of the aggregate amount of consideration and compensation payable to such Target Stockholder at closing and as Additional Consideration pursuant to the Purchase Agreement and the other agreements to be executed pursuant thereto. Further, except for the principal Target Stockholders who, in the aggregate, will be receiving in excess of 80% of the total merger and other consideration and compensation being paid to the Target Stockholders at closing, no Target Stockholder's liability under the Guaranty shall be recourse personally to such Target Stockholder, but shall be recourse only to the shares of the Company's Common Stock owned by such Target Stockholder which are and remain subject to the Pledge Agreement described below.

OTHER AGREEMENTS

         At closing, all of the Target Stockholders are required to execute and deliver three additional agreements: (a) a restrictive covenant in favor of the Company and the Subsidiaries (the "Restrictive Covenant"); (b) a stock pledge agreement in favor of the Company and the Subsidiaries (the "Pledge Agreement"); and (c) a voting trust agreement in favor of Paul Goldberg and Bruce M. Goldberg, as voting trustees (the "Voting Trust Agreement").

         Pursuant to the Restrictive Covenant, the Target Stockholders will covenant not to disclose or use confidential or proprietary information of or concerning the Added Value Companies or of the Company, and will covenant not to compete with the Company, including the businesses of the Added Value Companies, for periods ranging from two to five years, in exchange for which they will receive at closing in the aggregate the $1,200,000 payment described above. In addition, pursuant to the Restrictive Covenant, the Target Stockholders collectively will be restricted from selling or disposing of more than 22.5% of the Company's Common Stock issued to all of them in the Mergers (collectively the "Sale Shares") for a period of two years following the Closing Date, with each Target Stockholder limited to selling or disposing of no more than his pro rata share (the "Individual Percentage") of the Sale Shares based on the percentage of the total merger consideration received by such Target Stockholder in the Mergers. In addition, during such two-year period, the Target Stockholders may not, in the aggregate, sell or dispose of more than 50,000 shares of the Company's Common Stock during any 14-day period or more than 10,000 shares of the Company's Common Stock in any one day, and each Target Stockholder shall be limited to his or her Individual Percentage of such number. After such two-year period, the Target Stockholders may not, in the aggregate, sell or dispose of more than 200,000 shares of the Company's Common Stock during any 14-day period or more than 50,000 shares of the Company's Common Stock in any one day, and each Target Stockholder shall be limited to his or her Individual Percentage of such number. A Target Stockholder may relinquish all or a portion of his or her pro rata right(s) to sell or dispose of shares of the Company's Common Stock described hereinabove to another Target Stockholder by giving the Company written notice to such effect, which relinquishment will be irrevocable. The restrictions set forth hereinabove shall not apply on any trading day when the last sale price of a share of the Company's Common Stock for the immediately preceding trading day equalled or exceeded $5.00. The foregoing restrictions are in addition to any restrictions which might be imposed by securities laws or under any other agreement related to the Transaction.

         Pursuant to the Pledge Agreement, each of the Target Stockholders will, as security for their obligations under the Guaranty, pledge to the Company and the Subsidiaries all of the Company's Common Stock issued to them in the Mergers for a period of two years. The Target Stockholders may substitute for the Company's Common Stock collateral of equivalent value, if they wish, provided that the Company is satisfied as to the value (and the stability thereof) of such substituted collateral. While the Added Value Companies and all of the Target Stockholders have represented to the Company that they have, and at closing will have, no intention of selling or otherwise disposing of the Company's Common Stock they will be receiving in the Mergers, in order to afford the Target Stockholders some flexibility, the Company is obligated to release from the pledge any shares which the Target Stockholders sell during such two-year period up to the aggregate maximum number of shares which may be sold during such two-year period (i.e., up to 22.5% of the total number issued on the Closing Date in the Mergers) as permitted under the Restrictive Covenant.

         Pursuant to the Voting Trust Agreement, record title to all of the Company's Common Stock issued to the Target Stockholders in the Mergers shall be transferred to Paul Goldberg and Bruce M. Goldberg, as voting trustees (the Target Stockholders shall retain beneficial ownership of all such shares, subject to the Pledge Agreement). The term of the voting trust created under the Voting Trust Agreement will be six years. Pursuant to the Voting Trust Agreement, the voting trustees have unconditional discretion to vote all shares subject to the voting trust in elections of directors of the Company, and all other matters upon which shareholders of the Company may vote, except for the following: (a) merger; (b) sale of all or substantially all of the Company's assets; (c) dissolution; and (d) any amendment to the Company's certificate of incorporation which modifies or alters the capital structure of the Company. With respect to such four matters, the voting trustees must vote the shares subject to the voting trust as directed by the beneficial owners of such shares. To the extent that shares of the Company's Common Stock are permitted to be sold pursuant to the Restrictive Covenant, upon such sale the voting trustees are obligated to release such shares from the voting trust.

         At the closing, the five most key employees of Added Value and Rocky Mountain, who are also Target Stockholders, Robert Lurie, Wayne Vannoy, Gary Miller, Richard McCauley and Kenneth Plock (the "Key Employees"), will each enter into a two-year employment agreement with one of the Subsidiaries. The employment agreements provide for annual salaries of $150,000, $135,000, $150,000, $130,000 and $130,000, respectively, exclusive of the front-end incentive employment compensation payable to the Key Employees discussed above which are in the amounts of $180,000, $200,000, $180,000, $105,000 and $100,000,
respectively. Aside from such front-end incentive employment compensation and normal fringe benefits, no bonus or other compensation is payable under such employment agreements except that (a) each of the Key Employees will be granted on the Closing Date incentive stock options to acquire 10,000 shares of the Company's Common Stock pursuant to the Company's Option Plan as described in "SELECTED INFORMATION WITH RESPECT TO THE COMPANY - Executive Compensation --Employees', Officers, Directors' Stock Option Plan", and (b) Richard McCauley is entitled to receive additional annual compensation equal to 2% of the gross profit derived by the Company from the sale of memory modules. The exercise price of such incentive stock options will be at fair market value on the date of grant and they shall vest over six years from the date of grant, one-sixth at the end of each such year, and will be exercisable within the seven-year period following the date of grant; provided, however, that such incentive stock options will terminate earlier under certain circumstances. Twelve other employees of Added Value or Rocky Mountain considered valuable by the Company are to enter into employment agreements at the closing as well. Four of such other employment agreements, all of which will be with other Target Stockholders (three Added Value stockholders and one Rocky Mountain stockholder), will also provide for front-end incentive employment bonuses ranging from $25,000 to $100,000, but otherwise contain no unusual benefits, and contain terms favorable to the Subsidiaries. Five of such other employment agreements (which all relate to Added Value employees who are not Target Stockholders) will provide for annual compensation at rates comparable to what is now paid to such other employees, and will contain no unusual benefits, except that two of such employees will also each receive a $25,000 incentive employment compensation payment at or promptly following the Closing Date if not previously paid by Added Value. The three remaining of such other employment agreements (which all relate to Rocky Mountain employees who are not Target Stockholders) will contain provisions pursuant to which such employees will receive, in the aggregate, approximately $93,500 of front-end incentive employment compensation and $214,500 of additional employment compensation ratably over a two-year employment period. Such additional ratable employment compensation will be paid ratably over the two-year term, and is in addition to the compensation such employees would normally receive; however, if any such employee resigns or if his or her employment is terminated with cause, such employee is not entitled to the balance of his or her additional ratable employment compensation. The additional employment compensation (including the front-end incentive compensation) is being paid to such three employees in lieu of certain monetary bonuses payable to such employees under existing agreements upon the sale of Rocky Mountain.

THE ADDED VALUE COMPANIES' LINES OF CREDIT

         The Company currently contemplates that as part of the Transaction and in order to obtain the consent of the Company's senior lender, the Company will be required to pay and satisfy the line of credit facility of each of the Added Value Companies (collectively the "Bank Debt"). Added Value has a $3.3 million revolving line of credit facility with Bank of America, N.A. secured by substantially all of its assets, which as of October 31, 1995 had an outstanding balance of $2,008,000. Rocky Mountain has a $1.0 million revolving line of credit facility with Colorado National Bank secured by substantially all of its assets, which as of October 31, 1995 had an outstanding balance of $760,000. The Company currently intends to use the Line to satisfy the Bank Debt on the Closing Date. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE ADDED VALUE COMPANIES - Added Value Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "- Rocky Mountain Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CLOSING DATE OF TRANSACTION; EFFECTIVE DATE OF THE MERGERS

         It is presently contemplated that the closing of the Transaction (the "Closing Date") pursuant to the Purchase Agreement will take place and the Mergers will become effective as soon as practicable after the requisite approval of the shareholders of the Company has been obtained and all of the other conditions to the Transaction have been satisfied or waived. The Added Value Merger will first become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California and, after the Added Value Merger becomes effective, the Rocky Mountain Merger will become effective upon the filing of Articles of Merger with the Secretary of State of the State of Colorado.

CONDUCT OF BUSINESS OF THE ADDED VALUE COMPANIES PENDING THE CLOSING DATE

         The Added Value Companies have agreed that prior to the consummation of the Transaction, each of them will, among other things, conduct its business only in the ordinary course and consistent with past practice, use reasonable efforts to preserve intact its business organization, and give prompt notice to the Company of the receipt by either of them of any notice of a default of any material agreement. Without limiting the generality of the above, each of the Added Value Companies has agreed that, without the prior written consent of the Company, it will not, among other things, amend its Articles of Incorporation or By-laws; incur or become subject to any material liability or obligation other than in the ordinary course of business; engage in any material activities or transactions which are out of the ordinary course of business; make any changes in its authorized capital stock; issue or accrue any stock options, stock awards or warrants; purchase, acquire or redeem any outstanding shares of its capital stock; declare or pay any dividend; amend any material agreement; or increase compensation to directors, officers or executive employees or adopt or amend employee benefit arrangements, except increases or changes which are not material and are consistent with past practices.

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

         The respective obligations of the Company, the Subsidiaries and the Added Value Companies are subject to the conditions that (a) none of them be subject to any order, decree or injunction of a court which prevents the consummation of the Transaction or, as to the obligations of the Company and Subsidiaries, would impose any material limitation on the ability of the Company to effectively exercise full rights of ownership of the Added Value Companies;
(b) the shareholders of the Company shall have properly approved the Transaction; (c) as to the obligations of the Added Value Companies, the registration statement containing this Proxy Statement/Prospectus shall have become effective under the Securities Act and shall not be subject to any "stop order"; (d) the Company's Senior Lender shall have approved and consented to the Transaction and, as part of such approval and consent, shall have agreed to increase the Line by approximately $8 million to finance the cash closing obligations of the Company arising from the Transaction, which approval and consent the Company does not anticipate having difficulty obtaining; (e) all applicable waiting periods with respect to the Transaction pursuant to the HSR Act shall have expired; and (f) all other conditions set forth in the Purchase Agreement have been satisfied or, if legally permitted, waived.

         The obligations of the Added Value Companies are subject to further conditions, including that (a) representations and warranties of the Company and the Subsidiaries contained in the Purchase Agreement must be true and correct in all material respects as of the Closing Date; and (b) the Company and the Subsidiaries must have performed in all material respects all of the agreements, obligations and conditions required to be performed by them under the Purchase Agreement on or prior to the Closing Date.

         In addition, the obligations of the Company and the Subsidiaries are subject to certain other conditions, including that (a) the representations and warranties of the Added Value Companies contained in the Purchase Agreement must be true and correct in all material respects as of the Closing Date; and (b) the Added Value Companies must have performed in all material respects all of the agreements, obligations and conditions required to be performed by each of them under the Purchase Agreement on or prior to the Closing Date.

REPRESENTATIONS AND WARRANTIES

         The Purchase Agreement contains various representations and warranties relating to, among other things, (i) the parties, their organization and similar corporate matters, (ii) the capital structure and ownership of each of the parties, (iii) the authorization, execution, delivery, performance and enforceability of the Purchase Agreement and exhibits thereto and related matters, (iv) the accuracy of each of the Company's and the Added Value Companies' recent financial statements, (v) the absence of certain liabilities,
(vi) the absence of certain changes of events, (vii) legal proceedings, (viii) the absence of certain labor controversies, (ix) taxes, (x) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended, (xi) violations of law; (xii) sufficiency of assets,
(xii) the documents and reports filed by the Company with the Commission and the accuracy of the information contained therein, and (xiv) certain accounting matters.

THE NASDAQ STOCK MARKET

         The Company's Common Stock is currently listed on The Nasdaq Stock Market. The Company will use its best efforts to obtain, prior to the Closing Date and upon official notice of issuance, approval for the listing on The Nasdaq Stock Market of additional shares of the Company's Common Stock to be issued in connection with the Transaction.

TERMINATION AND AMENDMENT

         The Purchase Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company, (a) by mutual consent of the parties thereto; (b) by either the Company, on one hand, or the Added Value Companies, on the other hand, if the Transaction has not been consummated on or before January 31, 1996, without a breach by the terminating party; (c) by the Company or the Added Value Companies if the Company's senior lender, Sunbank/Miami, N.A., does not approve the Transaction within 30 days following execution and delivery of the Purchase Agreement, although the Company does not anticipate difficulties in obtaining the consent of such lender; (d) by the Company or the Added Value Companies if there has been a material breach on the part of the non-terminating party of any material covenant or representation or warranty set forth in the Purchase Agreement and if such breach has not been waived; or (e) by the Company or the Added Value Companies if the Company's shareholders shall have voted on and failed to approve the Transaction.

         In the event of any such termination (other than termination due to the breach or default of a party) the Purchase Agreement will be cancelled without any liability on the part of any party.

         Any of the provisions of the Purchase Agreement may be amended by or waived by the respective parties at any time before or after the approval of the Transaction by the Company's shareholders.

EXPENSES

         Except as described below, whether or not the Transaction is consummated, all out-of-pocket expenses incurred in connection with the Transaction will be paid by the party incurring such expenses. However, if the Transaction is consummated, as a result of the Mergers all of the expenses of the Added Value Companies will be assumed or have in essence been paid by the Subsidiaries as the surviving corporations in the Mergers except that fees and expenses incurred by the Added Value Companies in excess of $185,000 (excluding accounting fees and expenses payable to Lazar, Levine & Company LLP) will reduce the Additional Consideration to the extent payable to the Target Stockholders. The Company will pay all expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus and the Registration Statement of which it is a part, (b) registration and filing fees which may be required under federal and state securities laws and with respect to the HSR Act, and (c) the costs of soliciting proxies.

         In the event that Added Value, Rocky Mountain or any of the Target Stockholders wrongfully or unjustifiably refuses or fails to perform its obligations with respect to the closing of the Transaction, or to proceed to closing or to close the Transaction, or the Company terminates the Purchase Agreement as a result of the breach or default thereunder or under the Guaranty of either of the Added Value Companies or any of the Target Stockholders, or due to the failure to occur of certain of the conditions precedent set forth in
Article 7 of the Purchase Agreement, and, within one year following the date of the Purchase Agreement, a substantial portion of the assets of the Added Value Companies, or more than 50% of the issued and outstanding capital stock or beneficial ownership of either of the Added Value Companies is directly or indirectly acquired, or any merger, business combination or other transaction is effected which directly or indirectly has the effect of transferring a substantial portion of the assets of the Added Value Companies or more than 50% of the issued and outstanding capital stock or beneficial ownership of the Added Value Companies (viewed on a consolidated basis), or any contract or letter of intent or expression of interest is executed or delivered for or with respect to any of the foregoing (as the case may be, a "Post-Termination Sale"), then, without limitation of any of the Company's other rights or remedies, the Added Value Companies and certain of the Target Stockholders shall be jointly and severally obligated to pay to the Company, immediately upon the consummation (whenever consummated) of the Post-Termination Sale, or, if to be consummated in a series of related transactions, upon the consummation of the first part thereof, an amount in cash equal to 25% of the amount, if any, by which the total consideration, compensation and remuneration paid and payable to the Added Value Companies, the Target Stockholders and any of their respective Affiliates pursuant to or in connection with the Post-Termination Sale exceeds the total merger consideration and other consideration and compensation payable at closing pursuant to the Purchase Agreement.

RESALE OF THE COMPANY'S COMMON STOCK

         The Company's Common Stock to be issued in connection with the Transaction has been registered under the Securities Act and will be freely transferable, except for shares received by persons deemed to be "affiliates" of the Added Value Companies immediately prior to the Closing Date and subject to the Restrictive Covenant and Pledge Agreement. In addition to the restrictions set forth in the Restrictive Covenant, affiliates of the Added Value Companies may not sell their shares of the Company's Common Stock acquired in connection with the Transaction except pursuant to an effective registration statement under the Act covering such shares, or in compliance with Rule 145 promulgated under the Act (or Rule 144 in the case of such persons who become affiliates of the Company) or other applicable exemption from the registration requirements of the Act. The Added Value Companies are required by the Purchase Agreement to identify to the Company all persons who as of the Closing Date may be considered affiliates of the Added Value Companies for purposes of Rule 145. Each of the Target Stockholders pursuant to the Guaranty has previously agreed that such person will not offer to sell, sell, or otherwise dispose of any shares of the Company's Common Stock received in the Transaction in violation of the Act or the rules or regulations promulgated thereunder (including Rules 144 and 145).

REGULATORY MATTERS

         The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the United States Department of Justice (the "DOJ") and the Federal Trade Commission ("FTC") and certain waiting periods have expired or been terminated. The respective obligations of the Company (including the Subsidiaries) and the Added Value Companies to consummate the Mergers are conditioned upon all waiting periods (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act having expired or been terminated. The Company and the Added Value Companies intend to file the information and materials required under the HSR Act with the FTC and the DOJ with respect to the Mergers by November 10, 1995. It is expected that the requisite waiting period will have terminated prior to the Special Meeting.

         Notwithstanding the termination of the HSR Act waiting period, at any time before or after the consummation of the Mergers, either the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, or certain other persons could take action under the antitrust laws, including seeking to enjoin consummation of the Mergers.

         The Company and the Added Value Companies are not currently aware of any other material federal or state regulatory requirements which must be complied with to consummate the Transaction and the Mergers, except for compliance with applicable federal and state securities laws.

                       THE TRANSACTION AND RELATED MATTERS

BACKGROUND OF THE TRANSACTION

         In early 1994, Robert Lurie, the President of Added Value, and Bruce M. Goldberg, the President of the Company, met to discuss the concept of the Company acquiring the Added Value Companies. The discussions proceeded but no understanding or agreement was reached. In early 1995, the feasibility of the concept of such an acquisition was again broached. The discussions proceeded among Mr. Goldberg, Robert Lurie and other executive officers of the Added Value Companies, culminating on June 28, 1995, in a letter of intent outlining the then understanding of the parties regarding the Transaction being executed by the parties.

         Following the preparation and negotiation of the Purchase Agreement and after approval of the Transaction and the Purchase Agreement by the Company's Board of Directors and the Board of Directors of each of the Added Value Companies, the Purchase Agreement was executed and delivered by the Company, the Subsidiaries and the Added Value Companies and all of their respective shareholders effective as of October 31, 1995.

RECOMMENDATIONS OF THE COMPANY'S BOARD OF DIRECTORS; THE COMPANY'S REASONS FOR THE TRANSACTION

         The Board of Directors of the Company believes that the Transaction is fair to and in the best interests of the Company and its shareholders. On October 30, 1995 the Board of Directors of the Company unanimously approved the Purchase Agreement and the Transaction and related Mergers. The members of the Board of Directors also unanimously recommended that the Company's shareholders vote FOR approval of the Transaction.

         The Board of Directors of the Company believes the Transaction fits with the Company's growth strategy. In making this determination, the Board of Directors considered, among other things, the business, financial condition, results of operations and prospects of the Added Value Companies, on both a historical and prospective basis, including certain information reflecting the two companies on a pro forma combined basis, and financial information available regarding a number of comparable public companies. The Board believes that the Transaction is consistent with the corporate strategy of the Company to continue growth and to gain market share by increasing the number of customers it sells to and the number of product lines it offers through, among other ways, making additional acquisitions. As a result of the Transaction, the Company will obtain offices in certain new locations and also expand its product offerings and manufacturing and service capabilities. The acquisition of the Added Value Companies is expected to expand the Company's national distribution presence in two additional states (Colorado and Arizona) and its geographic reach and market share in two other states (California and Utah). The Board also considered the strength of the personnel of the Added Value Companies and how such personnel would fit into the Company's management structure. The Board believes that such personnel will not only be valuable in the operations of the Subsidiaries, but also in other areas of the Company. The Board of Directors of the Company also believes it important that each of the Added Value Companies has a record of successful participation and growth in the electronic components distribution industry, which factors should enhance long-term values for the Company's shareholders. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY Business -- Corporate Strategy."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         Although neither of the Added Value Companies nor any of their respective directors or executive officers own or has agreed to purchase any shares of the Company's Common Stock other than in connection with the Transaction, all of the directors and executive officers of each of the Added Value Companies (other than one of the officers of Rocky Mountain) are also part of the group of Target Stockholders or a spouse, relative or other affiliate of a Target Stockholder. Such executive officers and directors and their affiliates as a group will be receiving approximately 75.0% of the entire merger consideration payable by the Company. In addition, most of the executive officers and directors will be entering into employment agreements with one of the Subsidiaries and, in connection therewith, will be receiving a front-end incentive employment bonus. The executive officers and directors and their affiliates as a group will also be receiving approximately 63.3% of the payments with respect to the covenants restricting competition. See "THE PURCHASE AGREEMENT - Transaction" and "SELECTED INFORMATION WITH RESPECT TO THE ADDED VALUE COMPANIES."

         In connection with the Voting Trust Agreement to be entered into by the Target Stockholders, Paul Goldberg and Bruce M. Goldberg, directors and executive officers of the Company, have been designated by the Company's Board of Directors to hold as trustees record title to all of the Company's Common Stock issued to the Target Stockholders in the Mergers. During the six-year term of the Voting Trust Agreement, the voting trustees have unconditional discretion to vote all shares then subject to the Voting Trust Agreement in elections of directors of the Company and potentially certain other matters. Under the Company's Voting Trust Agreement, the Company's Board of Directors has the right to fill vacancies caused by the death, disability or resignation of a voting trustee. See "THE PURCHASE AGREEMENT - Transaction."

FEDERAL INCOME TAX CONSEQUENCES

         This discussion summarizes certain federal income tax consequences of the Mergers to the Target Stockholders. The discussion does not address all aspects of federal income taxation that may be relevant to particular Target Stockholders and may not be applicable to Target Stockholders who are not citizens or residents of the United States, or who will acquire the Company's Common Stock or any other consideration pursuant to the exercise or termination of employee stock options or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. EACH TARGET STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         Subject to the limitations, qualifications, and exceptions described herein, and assuming each Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the following federal income tax consequences generally should result.

                  (a) The gain, if any, realized by a Target Stockholder upon receipt of the Company's Common Stock and cash at closing in exchange for Added Value or Rocky Mountain stock, as the case may be, will be the excess of the fair market value of the Company's Common Stock received plus the amount of cash received, including cash received in lieu of fractional shares, if any, by such Target Stockholders, over the cost or other basis of the stock surrendered in such exchange. Such gain will be recognized, but in an amount not in excess of the amount of cash received by each Target Stockholder as provided in Section 356(a)(1) of the Code. In accordance with Section 356(a)(2) of the Code, if the exchange has the effect of the distribution of a dividend (determined with the application of Section 318(a) of the Code), then the amount of recognized gain that is not in excess of the Target Stockholder's ratable share of undistributed earnings and profits will be treated as a dividend; the remainder of the recognized gain (or all of such gain if the exchange does not have the effect of the distribution of a dividend) is treated as gain from the exchange of property, generally resulting in capital gain, unless the Target Stockholder is a dealer in securities. No loss will be recognized by the Target Stockholders.

                  (b) The basis of the Company's Common Stock received by each Target Stockholder of Added Value and Rocky Mountain will equal the tax basis of such Target Stockholder's shares of Added Value or Rocky Mountain common stock, as the case may be, decreased by the cash received and increased by the amount of any gain (including any portion of such gain which was treated as a dividend) such Target Stockholder recognized on the exchange. The Internal Revenue Service (the "IRS") has announced that where a stockholder may receive additional stock of the acquiring corporation pursuant to a contingent stock arrangement, the target stockholders must allocate their historic basis in their exchanged stock to the maximum number of shares of the acquiring corporation that may be received in the transaction, including all those shares which could be received under the contingent stock arrangement, but excluding any shares which may be treated as imputed interest.

                  (c) The holding period for the shares of the Company's Common Stock received by each Target Stockholder should include the holding period for the shares of Added Value common stock and Rocky Mountain common stock exchanged in the Mergers, provided that the common stock to be exchanged by the Target Stockholders is held as a capital asset at the time of the Mergers.

         A stockholder that exercises dissenters' rights with respect to and receives a cash payment for his or her shares generally will recognize capital gain or loss for federal income tax purposes (if such shares were held as a capital asset at the time of the Mergers) measured by the difference between the holder's basis in such shares and the amount of cash received, provided, however, the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of dissenters' rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising dissenters' rights owns no shares of the Company's Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Mergers.

         The parties do not intend to request a ruling from the IRS regarding the federal income tax consequences of the Mergers and, in fact, the IRS has suspended its prior practice of giving advance rulings in connection with reorganizations involving statutory mergers. As a condition to the parties' respective obligations to consummate the Mergers, the Company, on the one hand, and Added Value and Rocky Mountain, on the other hand, will each receive an opinion from the other parties' legal counsel to the effect that each Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions (the "Tax Opinions") will neither bind the IRS nor preclude the IRS from successfully asserting a contrary position. In addition, the Tax Opinions will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of representations made by the Company and the Subsidiaries, the Added Value Companies and the Target Stockholders. Of particular importance will be assumptions and representations relating to the requirement (the "continuity of interest" requirement as discussed further below) that the Target Stockholders retain, through ownership of the Company's Common Stock, a significant equity interest in the Added Value Companies' respective business enterprises after the Mergers.

         A successful IRS challenge to the reorganization status of a Merger (in consequence of a failure to satisfy the "continuity of interest" requirement or otherwise) would result in each Target Stockholder recognizing gain or loss with respect to each share of common stock equal to the difference between the stockholder's basis in such share and the aggregate amount of consideration (including the fair market value of the Company's Common Stock and cash) received in exchange therefor. A Target Stockholder's aggregate basis in the Company's Common Stock so received would equal its fair market value and the Target Stockholder's holding period for such stock would begin the day after the Merger.

         The discussion which follows addresses the impact of the Pledge Agreement and the receipt of the Additional Consideration on the "continuity of interest" requirement.

         The Purchase Agreement requires the Target Stockholders to enter into a Pledge Agreement under which the Target Stockholders will pledge all the Company's Common Stock received in connection with the reorganization for a period of two (2) years and deliver such stock to the voting trustees of a voting trust (the "Voting Trust") for a period of six (6) years. The pledge of the Company's Common Stock by the Target Stockholders is being given to secure the representations, warranties and covenants given by the Added Value Companies and the Target Stockholders set forth in the Purchase Agreement, none of which relate to future performance or profitability of the Added Value Companies, but are customary representations, warranties and covenants given by a seller in transactions of this nature. Such pledge and Voting Trust raise the issue of whether the Target Stockholders are receiving sufficient rights in the Company's Common Stock for such stock to be considered owned by the Target Stockholders for continuity of interest purposes. The IRS has announced that it will not issue favorable advance rulings with respect to escrow and contingent stock arrangements unless they comply with certain requirements. One of such requirements is that the maximum number of acquiring company shares that may be issued under a escrow arrangement cannot be more than fifty (50%) percent of the maximum number of shares of acquiring company common stock issued in the reorganization. As all of the Company's Common Stock issued in the reorganization will be subject to the Stock Pledge Agreement and Voting Trust, the pledge arrangement does not comply with all the requirements announced by the IRS for the issuance of a favorable advance ruling.

         Although the Mergers do not satisfy the IRS requirements for an advance ruling, other precedents indicate that based on (i) the Target Stockholders ability to receive current dividend distributions (ii) their right under the Voting Trust to direct the vote of the voting trustee in connection with the merger of the Company, the sale of substantially all of the Company's assets, the Company's dissolution and amendments to the Company's capital structure,
(iii) their right to substitute collateral for the pledged stock, and (iv) the fact that the pledged stock will be issued and outstanding on the books of the Company, the Target Stockholders should be considered the owners of the Company's Common Stock from its date of issuance and such pledged stock should be considered stock received in the reorganization for purposes of determining whether there is sufficient continuity of interest.

         The IRS has taken the position that if a target stockholder can substitute other collateral for escrowed stock of acquiror, as in (iii) above, the target stockholder will recognize gain or loss on the return of any of such shares to the acquiror (due to, for example, the inaccuracy of a representation) equal to the difference between the fair market value of the acquiring corporations shares which are returned and the target stockholders basis in such shares.

         The Purchase Agreement (pursuant to a stock price guarantee provision) provides for the contingent payment of Additional Consideration of up to $1,900,000 in the aggregate to be received by the Target Stockholders. Such Additional Consideration may consist, in the discretion of the Company, of all the Company's Common Stock, all cash, or a combination of the Company's Common

Stock and cash. The Purchase Agreement requires the Company to pay such Additional Consideration in the Company's Common Stock to the extent necessary to cause the total Merger consideration and Additional Consideration received by the Target Stockholders with respect to each Merger to consist of at least fifty percent (50%) of shares (viewed in dollar value) of the Company's Common Stock. The rights of the Target Stockholders to receive Additional Consideration are not assignable. The IRS has ruled that a nonassignable (non-negotiable) contingent right to receive future distributions of stock pursuant to a reorganization agreement ordinarily cannot be considered property as of the time of the initial reorganization exchange. As a consequence, at closing, only the stock or other assets actually distributed and not the nonassignable contingent right to receive stock should be taken into account in determining whether the transaction for continuity of interest purposes qualifies as a reorganization as defined in Section 368(a) of the Code. However, since the Additional Consideration potentially consists of cash as well as common stock, and assuming in this circumstance the determination of whether there is sufficient continuity of interest properly would remain open and be retested when the Additional Consideration is received, it is uncertain as to whether the entire contingent arrangement would constitute nonqualified property for continuity of interest purposes (i.e., boot), or whether the non-stock portion alone would constitute boot. If only the non-stock element is treated as boot, then the stock initially received and the stock given as Additional Consideration should both count towards continuity of interest. However, if the entire contingent right is deemed to be boot, the total value of the right would have to be compared to the total stock and other boot distributed initially to determine whether sufficient continuity of interest exists. Assuming still that the Additional Consideration is not treated as property at the time of the initial reorganization exchange, a further issue arises as to which stock values should be utilized in testing for continuity of interest, the value of the right to the Additional Consideration at the time of the original exchange or the value of the right to the Additional Consideration at the time such Additional Consideration is paid. If all such Additional Consideration was deemed to be boot (excluding imputed interest) and even if the value at the time the Additional Consideration is paid is determinative, which should be in excess of its value on the date of the original exchange, the percentage of stock received in each of the Mergers would be in excess of fifty percent (50%). The IRS has announced that fifty percent (50%) continuity is necessary for advance ruling purposes, however, it appears well established that requisite continuity of interest is present if at least thirty-eight percent (38%) of the consideration received by the Target Stockholders is in common stock.

         Assuming that each Merger qualifies as a reorganization under Section 368(a) of the Code, the tax consequences of the receipt, after Closing, of Additional Consideration consisting of both stock and cash pursuant to the contingent right are unclear. It is possible Section 354(a)(1) of the Code should apply and no gain or loss would be recognized by the Target Stockholders with respect to receipt of additional stock (except to the extent of imputed interest). However, the IRS may assert that the Additional Consideration, including both stock and cash, is all boot, taxable under Section 356(a)(2) of the Code. In all events, the cash received should be treated as boot, taxable under Section 356(a)(2) of the Code.

         A portion of the deferred payments made under such contingent consideration arrangement will be treated as unstated interest (i.e. imputed interest) since such payments are not accompanied by adequate stated interest. Such imputed interest will be ordinary taxable income to the Target Stockholders and entitle the Company to a deduction. The amount of such imputed interest is the excess of the amount of the Additional Consideration received over the present value of such amount at closing discounted at the applicable federal rate in effect at the time of closing. The portion of the contingent payment representing imputed interest should be ignored for continuity purposes, whether payable in stock or cash. Such stock or cash (deemed to be imputed interest) is viewed by the IRS as being outside the reorganization.

ACCOUNTING TREATMENT

         The Mergers will be treated as a "purchase" for financial reporting purposes if consummated in accordance with the Purchase Agreement. Under this method of accounting, the Company will not restate its prior historical financial statements on a combined basis with those of the Added Value Companies, but will only include on a cost basis the Subsidiaries' (as the Surviving Corporations in the Mergers with the Added Value Companies) financial conditions and results of operations as part of the Company's consolidated financial statements as of and after the Closing Date.

FLUCTUATION IN MARKET PRICE

         Because the number of shares of the Company's Common Stock to be received by the Target Stockholders in connection the Transaction is based on a fixed portion of the merger consideration being paid by the Company to acquire the Added Value Companies, the number of shares of the Company's Common Stock received by the Target Stockholders will depend on the market price of the Company's Common Stock on the Nasdaq Stock Market during the 30 day period prior to the Closing Date. Because the purchase price is fixed, the Market Value of the Company's Common Stock in excess of $2.25 will reduce the maximum number of shares (a maximum of 2,174,473 shares, exclusive of the 173,359 shares that could be issued to the California Subsidiary) that could be received by the Target Stockholders on the Closing Date as a result of the Transaction. In addition, the level of appreciation of the value of the Company's Common Stock or lack thereof through June 30, 1998, subject to certain other conditions and limitations, could result in the Target Stockholders receiving additional shares of the Company's Common Stock to pay all or a portion of any shortfall in the Additional Consideration. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Market Information."

OPERATIONS FOLLOWING THE TRANSACTION

         The Company contemplates that after the consummation of the Transaction it will merge certain of the smaller sales operations of the Added Value Companies into the sales operation of the Company. Since the Company does not have an office in Denver or Phoenix, the Company expects to maintain and expand the Added Value Companies' sales operations in these markets, as well as the warehouse operation presently in place in Rocky Mountains' Denver office. The Company expects to maintain Added Value's sales office and warehouse in Tustin, California. Additionally, the Company expects to segregate and expand Added Value's kitting and turnkey manufacturing, memory assemblies and its operations relating to flat panel displays and driver board manufacturing. The Company expects that by segregating these operations it will create a greater focus for the people involved, which will enable the new divisions to expand their customer base and establish greater growth.

                          UNAUDITED COMBINED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

         The following Unaudited Combined Pro Forma Consolidated Balance Sheet at June 30, 1995, and Unaudited Combined Pro Forma Consolidated Statements of Income for each of the six months ended June 30, 1995, and the year ended December 31, 1994, give effect to the proposed Transaction as if it had occurred at the beginning of the earliest period presented. The pro forma statements give effect to the Transactions as a "purchase" for accounting and financial reporting purposes. These statements should be read in conjunction with the historical financial statements and the related notes of the respective companies, which are included elsewhere in this Proxy Statement/Prospectus.

         The pro forma data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Transaction been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position.

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES
         COMBINED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                               ROCKY         ELIMINATIONS/
                                            ALL AMERICAN     ADDED VALUE     MOUNTAIN         ADJUSTMENTS        COMBINED
                                            ------------     -----------     --------        -------------       --------
NET SALES                                     $101,085         $ 27,663       $ 10,200       $ (1,687)(b)         $137,261

Cost of sales                                  (74,632)         (21,853)        (7,934)         1,687 (b)         (102,732)
                                              --------         --------       --------       --------             --------
Gross profit                                    26,453            5,810          2,266             -                34,529

Selling, general &
  administrative expenses                      (23,335)          (4,828)        (1,779)          (483)(c)(d)       (30,425)

Nonrecurring expenses                             (548)              -              -              -                  (548)
                                              --------         --------       --------       --------             --------

INCOME FROM OPERATIONS                           2,570              982            487           (483)               3,556

Interest expense                                (1,772)            (118)           (22)          (411)(e)           (2,323)

Other income (expense) - net                       (39)              97             22             -                    80

Equity in earnings of
  unconsolidated subsidiary                         -               105             -            (105)(b)                -
                                              --------         --------       --------       --------              -------

Income before income taxes                         759            1,066            487           (999)               1,313

Provision for income taxes                        (407)             (17)          (230)          (105)(f)             (759)
                                              --------         --------       --------       --------              -------

NET INCOME                                    $    352         $  1,049       $    257       $ (1,104)             $   554
                                              ========         ========       ========       ========             ========


EARNINGS PER SHARE (g)
  Primary                                         $.03           $10.18        $238.40                                $.04
                                                  ====           ======        =======                                ====

  Fully diluted                                   $.03           $10.18        $238.40                                $.04
                                                  ====           ======        =======                                ====

AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING

  Primary                                   13,029,714          103,000          1,078                          14,671,514

  Fully diluted                             13,029,714          103,000          1,078                          14,671,514

       See notes to combined proforma consolidated financial statements.

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES
         COMBINED PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

FOR THE SIX MONTHS ENDED JUNE 30, 1995

                                                                               ROCKY         ELIMINATIONS/
                                            ALL AMERICAN     ADDED VALUE     MOUNTAIN         ADJUSTMENTS        COMBINED
                                            ------------     -----------     --------        -------------       --------
NET SALES                                     $ 83,775         $ 14,985       $  4,345        $  (714)(b)         $102,391

Cost of sales                                  (65,103)         (11,893)        (3,294)           714 (b)          (79,576)
                                              --------         --------       --------        -------              -------

Gross profit                                    18,672            3,092          1,051             -                22,815

Selling, general &
  administrative expenses                      (14,925)          (2,462)          (857)          (242)(c)(d)       (18,486)
                                              --------         --------       --------        -------              -------

INCOME FROM OPERATIONS                           3,747              630            194           (242)               4,329

Interest expense                                (1,386)            (118)                         (204)(e)           (1,708)

Other income - net                                  -                 5              7             -                    12

Equity in earnings of
  unconsolidated subsidiary                         -                46             -             (46)(b)                -
                                              --------         --------       --------        -------              -------
Income before income taxes                       2,361              563            201           (492)               2,633

Provision for income taxes                      (1,015)              (7)           (79)           (66)(f)           (1,167)
                                              --------         --------       --------        -------              -------

NET INCOME                                    $  1,346         $    556       $    122       $   (558)            $  1,466
                                              ========         ========       ========        =======              =======

EARNINGS PER SHARE (g)

  Primary                                         $.10           $ 5.40        $113.81                                $.10
                                                  ====           ======        =======                                ====
  Fully diluted                                   $.10           $ 5.40        $113.81                                $.10
                                                  ====           ======        =======                                ====

AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING

  Primary                                   13,348,802          103,000          1,072                          14,990,602

  Fully diluted                             13,585,049          103,000          1,072                          15,226,849

       See notes to combined proforma consolidated financial statements.

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES
            COMBINED PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (IN THOUSANDS)

AS OF JUNE 30, 1995

                                                                               ROCKY         ELIMINATIONS/
ASSETS                                      ALL AMERICAN     ADDED VALUE     MOUNTAIN         ADJUSTMENTS        COMBINED
------                                      ------------     -----------     --------        -------------       --------
Current assets:
  Cash                                        $    205         $    147       $     24       $     -              $    376
  Accounts receivable - net                     24,582            3,030          1,047             -                28,659
  Inventories                                   44,801            3,465          2,046             -                50,312
  Due from affiliate                                -                -              96            (96)(b)                -
  Deferred income taxes                             -                -              78             -                    78
  Other current assets                           1,008               42             87             -                 1,137
                                              --------         --------       --------       --------             --------
    Total current assets                        70,596            6,684          3,378            (96)              80,562
Investment in affiliated company                    -               892             -            (892)(b)                -
Property, plant and equipment - net              3,291              181             69             -                 3,541
Deposits and other assets                        1,180               37              7          1,200 (c)            2,424
Excess of cost over fair value of
  net assets acquired - net                        547               -              -           2,774 (d)            3,321
                                              --------         --------       --------       --------             --------

                                              $ 75,614         $  7,794       $  3,454       $  2,986             $ 89,848
                                              ========         ========       ========       ========             ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Notes payable - bank                        $     -          $  2,008       $    120       $ (2,128)(e)          $     -
  Current portion of long-term debt                751               -              18             -                   769
  Accounts payable and
    accrued expenses                            24,195            2,016            876             -                27,087
  Due to affiliate                                  -                96             -             (96)(b)                -
  Advance from related party                        -               100             -              -                   100
  Income taxes payable                             272                6             44             -                   322
  Other current liabilities                         81               -              -              -                    81
                                              --------         --------       --------       --------             --------
    Total current liabilities                   25,299            4,226          1,058         (2,224)              28,359
Deferred income taxes                               -                -               6             -                     6
Long-term debt:
  Notes payable                                 18,085               -              11          7,363 (e)           25,459
  Subordinated debt                              6,530               -              -              -                 6,530
                                              --------         --------       --------       --------             --------
                                                49,914            4,226          1,075          5,139               60,354
                                              --------         --------       --------       --------             --------

Shareholders' equity:
  Preferred stock                                   -                -              -              -                    -
  Common stock                                     170               55             11            (50)(b)(f)           186
  Capital in excess of par value                19,122               -              -           4,877 (f)           23,999
  Retained earnings                              6,468            3,513          2,368         (6,980)(b)            5,369
  Treasury stock                                   (60)              -              -              -                   (60)
                                              --------         --------       --------       --------             --------
                                                25,700            3,568          2,379         (2,153)              29,494
                                              --------         --------       --------       --------             --------

                                              $ 75,614         $  7,794       $  3,454       $  2,986             $ 89,848
                                              ========         ========       ========       ========             ========

       See notes to combined proforma consolidated financial statements.

    NOTES TO COMBINED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

a) Does not reflect the consideration of $624,814 paid to the California Subsidiary, which is a wholly-owned subsidiary of the Company as a result of the Rocky Mountain Merger being effectuated after the Added Value Merger. See "PURCHASE AGREEMENT - Transaction."

b) Reflects the elimination of intercompany items between the Added Value Companies. Intercompany sales between the Company and the Added Value Companies were immaterial for the periods presented and therefore not eliminated in these statements.

c) Reflects the non-compete agreements entered into with the Target
Stockholders.

d) Reflects the excess purchase price over the estimated fair value of net assets acquired. The allocation of the purchase price to the fair value of net assets acquired is based upon current estimates and may be subsequently adjusted.

e) Reflects the increase in the Company's line of credit and the related increase in interest expense associated with the cash portion of the purchase price ($2,936,000), front-end incentive employment compensation ($1,099,000), non-compete agreements ($1,200,000) as well as the payment of the bank debt of the Added Value Companies ($2,128,000)

f) Reflects the tax effect of pro forma adjustments, including approximately $176,000 and $326,000 for the six months ended June 30, 1995, and the year ended December 31, 1994, respectively, relating to the effect of terminating Added Value's Subchapter S election as if it were terminated at the beginning of the periods presented. All adjustments subject to taxation were computed using the statutory rate.

g) Reflects the estimated amount of the Company's Common Stock issued as part of the purchase price at a value of $4,893,000.

h) Earnings per share for All American, Added Value and Rocky Mountain are based upon the historical primary and fully diluted weighted average number of common shares outstanding for each company during the periods. Pro forma earnings per share computations include the estimated shares issued as part of the purchase price (1,641,800 shares).

i) The pro forma consolidated statements of income do not include an estimated $1,099,000 of nonrecurring front-end incentive employment compensation to be paid in connection with the Transaction.

                       BUSINESS AND FINANCIAL INFORMATION
                              REGARDING THE COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following selected consolidated financial data for the Company (i) for and as of the end of each of the years 1990 through 1994 have been derived from the consolidated financial statements of the Company, which have been audited by Lazar, Levine and Company LLP, Certified Public Accountants, and (ii) for the six months ended June 30, 1994 and 1995 and as of the six months ended June 30, 1995 have been derived from the unaudited consolidated financial statements of the Company and, in the opinion of the Company's management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly such information. Such information should be read in conjunction with the Consolidated Financial Statements of the Company and related notes included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" hereafter.

                                        SIX MONTHS
                                       ENDED JUNE 30                         YEARS ENDED DECEMBER 31
                                      -------------            --------------------------------------------------
                                      1995      1994           1994       1993       1992       1991      1990
                                      ----      ----           ----       ----       ----       ----      ----
                                       (UNAUDITED)                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENTS OF
  INCOME DATA:
Net Sales(1)......................    $83,775   $47,674    $101,085     $67,510   $49,015    $45,332   $41,315
Cost of Sales.....................    (65,103)  (34,977)    (74,632)    (49,010)  (35,083)   (32,001)  (29,007)
                                      -------   -------    --------     -------   -------    -------   -------
Gross Profit......................     18,672    12,697      26,453      18,500    13,932     13,331    12,308
Selling, General and
  Administrative Expenses.........    (14,925)  (10,433)    (23,335)    (14,821)  (11,366)   (11,577)  (11,177)
Nonrecurring Expenses(2)..........          -         -        (548)        (61)     (114)      (124)        -
                                      -------   -------    --------     -------   -------    -------   -------
Income from Operations............      3,747     2,264       2,570       3,618     2,452      1,630     1,131
Interest Expense..................     (1,386)     (632)     (1,772)     (1,103)   (1,153)    (1,407)   (1,205)
Other Income (Expense) --
  Net(3)..........................          -       (57)        (39)        281       (18)        47       149
                                      -------   -------    --------     -------   -------    -------   -------
Income Before Income Taxes........      2,361     1,575         759       2,796     1,281        270        75
Provision for Income Taxes........     (1,015)     (630)       (407)     (1,094)     (525)      (153)      (57)
                                      -------   -------    --------     -------   -------    -------   -------
Net Income........................     $1,346      $945        $352      $1,702      $756       $117       $18
                                      =======   =======    ========     =======   =======    =======   =======
Earnings Per Share(4):
 Primary..........................       $.10      $.07        $.03        $.19      $.12       $.03      $.01
                                         ====      ====        ====        ====      ====       ====      ====
 Fully Diluted....................       $.10      $.07        $.03        $.18      $.12       $.03      $.01
                                         ====      ====        ====        ====      ====       ====      ====


                                                                         DECEMBER 31
                                          JUNE 30       --------------------------------------------
                                           1995          1994            1993       1992       1991       1990
                                           ----          ----            ----       ----       ----       ----
                                      (UNAUDITED)

CONSOLIDATED BALANCE
  SHEET DATA:
Working Capital...................        $45,297           $39,800      $27,534   $19,427   $15,112     $14,745
Total Assets......................         75,614            57,858       37,968    28,595    24,977      22,806
Long-Term Debt (including
  current portion)................         25,366            27,775       14,928    13,850    13,405      12,149
Shareholders' Equity..............         25,700            16,950       15,612     8,517     4,633       4,516
Book Value Per Common Share.......          $1.51             $1.37        $1.30     $1.10     $1.24       $1.21

-------------------
(1)      On June 14, 1993, January 24, 1994, and September 9, 1994, the Company, through its wholly-owned subsidiaries, completed the acquisitions of substantially all of the assets of All American Transistor Corporation of D.C., Components Incorporated and
         GCI Corp., respectively.  Net sales includes the net sales for such companies acquired of $4,286,000, $10,234,000 and $1,390,000 for the six months ended June
         30, 1994, and for the years ended December 31, 1994 and 1993, respectively.  See
         "Management's Discussion and Analysis of Financial Condition and Results of
         Operations -- Acquisitions."

(2)      The year ended December 31, 1994 includes a charge for relocation of plant facilities in the amount of $185,000 and a write-off of the Company's product development investment of $363,000.  See "Management's Discussion and Analysis of
         Financial Condition and Results of Operations."

(3) The years ended December 31, 1993 and 1990 include approximately $237,000 and $180,000, respectively, of income from the settlements of the Company's business interruption claims.

(4) Weighted average shares (including common share equivalents) outstanding for (i) the years ended December 31, 1994, 1993, 1992, 1991 and 1990 were 13,029,714, 9,166,908, 6,514,481, 3,806,856 and
         3,721,791, respectively, on a primary basis and

                                                              43




         were 13,029,714, 9,511,500, 6,514,481, 3,962,038 and 3,721,791,
         respectively, on a fully diluted basis, and (ii) for the six months ended June 30, 1995 and 1994 were 13,348,802 and 12,941,527, respectively, on a primary basis and were 13,585,049 and 12,941,527, respectively, on a fully diluted basis.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  OVERVIEW

         The following table sets forth for the years ended December 31, 1994, 1993 and 1992 and for the six months ended June 30, 1995 and 1994 (i) certain items in the Company's consolidated statements of income expressed as a percentage of net sales and (ii) the percentage change in dollar amounts of such items as compared to the indicated prior fiscal year or fiscal quarter.

                                                            ITEMS AS A PERCENTAGE                  PERIOD TO PERIOD PERCENTAGE
                                                             OF NET SALES                               INCREASE (DECREASE)
                                                    --------------------------------          --------------------------------
                                                    SIX MONTHS                                SIX MONTHS
                                                       ENDED             YEARS ENDED             ENDED            YEARS ENDED
                                                     JUNE 30            DECEMBER 31            JUNE 30            DECEMBER 31
                                                      -------            -----------            -------            -----------
                                                  1995    1994      1994    1993     1992       1995-94   1994-93   1993-92
                                                  ----    ----      ----    ----     ----       -------   -------   -------
Net Sales .....................................  100.0%   100.0%   100.0%   100.0%   100.0%      75.7%    49.7%     37.7%
Gross Profit ..................................   22.3     26.6     26.2     27.4     28.4       47.1     43.0      32.8
Selling, General
  and Administrative
  Expenses ....................................   17.8     21.9     23.1     22.0     23.2       43.1     57.4      30.4
Nonrecurring Expenses .........................    --       --        .5       .1       .2        --     798.4     (46.5)
Income from Operations ........................    4.5      4.7      2.5      5.4      5.0       65.5    (29.0)     47.6
Interest Expense ..............................    1.7      1.3      1.8      1.6      2.4      119.3     60.7      (4.3)
Income Before Income Taxes ....................    2.8      3.3       .8      4.1      2.6       49.9    (72.9)    118.3
Net Income ....................................    1.6      2.0       .3      2.5      1.5       42.4    (79.3)    125.1

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1995 AND 1994

  RESULTS OF OPERATIONS

         For the six months ended June 30, 1995, the Company achieved record breaking sales by reaching net sales of $83.8 million, a 75.7% increase over net sales of $47.7 million for the same period of 1994. This dramatic increase in sales reflect the general increase in demand for electronic products, an increase in sales in substantially all territories, revenues generated by new sales offices and revenues generated by an acquired company.

         Gross profit for the first six months of 1995 was $18.7 million compared to $12.7 million for the same period of 1994 representing a 47.1% increase. The increase was due to the significant growth in sales. Gross profit margins as a percentage of net sales were 22.3% for the first six months of 1995 compared to 26.6% for the comparable 1994 period. The downward trend reflects a decline associated with a greater number of large volume transactions at reduced margins, the competitive environment in the electronic distribution marketplace, as well as a change in the Company's overall sales mix. This downward trend may continue if the Company maintains its rapid growth in sales. The Company believes, however, that the effect of declining gross profit margins should be more than offset by increases in sales and improved operating efficiencies in the future.

         Selling, general and administrative expenses ("SG&A") for the first half of 1995 was $14.9 million compared to $10.4 million for the same period of 1994. The increase was primarily the result of the Company's rapid growth and aggressive expansion. As sales grew dramatically, selling expenses, including sales commissions and telephone expenses, also increased. In addition, as a result of the relocation of the Company's corporate headquarters and distribution facility in May 1994, the expansion of the computer and communications systems, the opening of new sales offices and the relocating of existing sales offices occurring during 1994 and 1995, rent (both for realty and personalty), occupancy expenses and depreciation and amortization costs increased. Furthermore, the Company expanded its sales personnel, created and staffed an east coast credit department and increased staffing in almost all corporate departments. As a result, SG&A for the first half of 1995 reflect increased salaries, payroll taxes and employee benefit costs.

         SG&A as a percentage of net sales improved to 17.8% for the six months ended June 30, 1995, from 21.9% for the same period of 1994. The significant improvement in SG&A as a percentage of sales reflects the anticipated improvement in operating efficiencies and benefits from economies of scale.

         The Company expects to further expand its service capabilities and increase staffing to support its recently opened programming center as well as its newly created division to distribute the microprocessor line awarded to the Company at the end of the second quarter of 1995. Additionally, during the second half of 1995 the Company has opened three new sales offices and by the end of the year expects to close the Transaction. As a result of the foregoing, SG&A, in absolute dollars and as a percentage of sales, may increase in the near term. While these expansions and increases will have a negative impact on profitability in the short term, the Company believes that these investments will enable the Company to obtain a greater competitive advantage which will improve our performance in the future.

         For the first six months of 1995, income from operations was $3.7 million, up 65.5% from $2.3 million for the first six months of 1994. These increases were attributable to the significant increases in sales and the improved operating efficiencies and benefits from economies of scale which more than offset the decline in gross profit margins and the additional expenses associated with the Company's growth and expansion.

         Interest expense increase to $1.4 million for the first half of 1995 as compared to $632,000 for the same period of 1994. The increases reflect an increase in both the prime rate as well as the average borrowings outstanding under the Company's line of credit required to fund the Company's continued growth. Additionally, interest expense also increased as a result of the subordinated debt issued during 1994, debt issued in connection with tenant improvements relating to the company's relocation in May 1994 and debt associated with capital leases.

         Net income for the six months ended June 30, 1995, increased 42.4% to $1.3 million compared to $945,000 for the same period of 1994. Earnings per share for such six month period were $.10 in 1995 compared to $.07 in 1994. The increase in net income for the 1995 period resulted primarily from the significant increase in sales as well as from the increased operating efficiencies and benefits from economies of scale discussed above.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

  SALES

         Net sales for 1994 increased $33.6 million to $101.1 million, a 49.7% increase over net sales of $67.5 million for 1993. The sales increase was attributable to a general increase in demand for electronic products, an increase in sales in substantially all territories, revenues generated by new sales offices and revenues generated by acquired companies which represented approximately $10 million of sales in 1994. In addition, the Company continued to benefit from consolidations within the industry as customers continued to seek additional sources of supply in order to minimize supplier dependency and to achieve a higher level of service. Substantially all of the increase in net sales is attributable to volume increases and the introduction of new products as compared to price increases. See "Business -- Corporate Strategy."

  GROSS PROFIT

         Gross profit was $26.5 million in 1994, an $8.0 million or 43.0% increase over gross profit of $18.5 million in 1993. The increase was due predominantly to the growth in sales discussed above. Gross profit margins as a percentage of net sales were 26.2% in 1994 compared to 27.4% in 1993. The downward trend reflects a decline associated with a greater number of large volume transactions at reduced margins, the competitive environment in the electronic distribution marketplace, as well as a change in the Company's overall sales mix. The overall sales mix has changed as sales of newer technology products are now playing a greater role in the sales of the Company than in prior years. Many of the newer technology products result in lower profit margins than sales of more mature product lines on which the Company has historically focused and which tend to have less risk inherent in large volume purchases. By making large volume purchases, the Company decreases its per-unit cost, thus increasing its potential for higher profit margins upon resale of these mature products. See "Business -- Products" and "-- Competition." This downward trend is expected to continue, and has accelerated, in 1995. See "RISK FACTORS -- Declining Gross Profit Margins."

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A increased $8.5 million to $23.3 million in 1994 compared to $14.8 million in 1993. The increase was primarily the result of the Company's rapid growth and aggressive expansion. As sales grew by $33.6 million, selling expenses increased substantially including sales commissions, telephone expenses and the cost of supplies.

         In May 1994 the Company relocated its corporate headquarters and distribution facility for the second time since 1990. The 1994 move into a Company designed state-of-the-art facility will accommodate significant future growth and will enable the Company to expand its service capabilities, enhance its quality control programs and improve its productivity. Additionally, the Company expanded its computer and communications systems and equipment. During 1994, the Company also opened seven new sales offices, relocated four existing sales offices into larger facilities, opened a west coast corporate office and acquired two electronic components distributors. This resulted in increased SG&A including increased rent (both for realty and personalty) and related occupancy expenses, depreciation expenses and amortization costs and the incurrence of moving and start-up costs and design, consulting and integration expenses.

         In order to effectively drive and manage its aggressive expansion, the Company expanded its sales staff and sales management team, created and staffed a corporate operations department and a west coast credit department and increased staffing in almost all corporate departments. The Company also expanded its service capabilities by staffing its technical sales program, creating a kitting department and establishing its American Assemblies division to improve its value-added services. The Company's quality control programs and traceability procedures were enhanced resulting in the Company obtaining the international quality standard of ISO 9002. As a result, the Company incurred consulting expenses and start-up costs and had increased salaries, payroll taxes and employee benefit costs. See "Business -- Corporate Strategy -- Expansion", "-- Facilities and Systems" and "-- Corporate Strategy -- Services" and "--Quality Controls and ISO Certification."

         SG&A as a percentage of sales increased to 23.1% in 1994 as compared to 22.0% in 1993 due to the increase in expenses discussed above. As a result of its expansion, the Company believes it now has plant capacity, systems and staff in place to facilitate substantial increases in revenues without significant additional fixed costs and expects to realize benefits from improved operating efficiencies and economies of scale which should result in a decrease in SG&A as a percentage of sales in the future.

  INCOME FROM OPERATIONS

         As a result of the additional SG&A as detailed above and the recording of nonrecurring expenses consisting of a charge for relocation of plant facilities in the amount of $185,000 and a write-off of a product development investment in the amount of $363,000, compared to nonrecurring expenses of $61,000 incurred in 1993, income from operations was impacted and decreased to $2.6 million in 1994 compared to $3.6 million in 1993. See "Business -- Facilities and Systems" and "-- Licensed Technology" and Notes 5 and 9 to Notes to Consolidated Financial Statements of the Company. The Company expects that the aggressive expansion discussed above positions the Company to process dramatic increases in revenues without significant additional fixed costs.

  INTEREST EXPENSE

         Interest expense increased to $1.8 million in 1994 compared to $1.1 million in 1993. The increase was due primarily to an increase in borrowings required to fund the Company's continued growth, including the issuance of subordinated debentures in the amount of $5,150,000 in a private placement completed in the second quarter of 1994, additional debt incurred in connection with the Company's acquisitions in the approximate amount of $3.4 million and subordinated debt aggregating approximately $2 million relating to purchase money financing of acquisitions and the financing of tenant improvements and personal property in connection with the Company's new corporate headquarters and distribution center. Additionally, an increase in interest rates more than offset savings associated with the decrease in the rate charged the Company by the Senior Lender. See "-- Liquidity and Capital Resources" and "-- Acquisitions" and Note 6 to Notes to Consolidated Financial Statements of the Company.

  NET INCOME

         For the year ended December 31, 1994, net income was $352,000 ($.03 per share), as compared to net income of $1.7 million ($.19 per share, $.18 fully diluted) in 1993. This decrease was primarily attributable to the increase in SG&A, the increased interest expense and the nonrecurring expenses discussed above.

COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND 1992

  NET SALES

         Net sales for 1993 increased $18.5 million to $67.5 million, a 37.7% increase over net sales of $49.0 million for 1992. The sales increase was attributable to a general increase in demand for electronic products, an increase in sales in substantially all territories, revenues generated by new sales offices and revenues generated by an acquired company which represented $1.4 million of sales in 1993. In addition, the Company continued to benefit from consolidations within the industry.

  GROSS PROFIT

         Gross profit was $18.5 million in 1993, a $4.6 million or 32.8% increase over gross profit of $13.9 million in 1992. The increase was due predominantly to the growth in sales discussed above. Gross profit margins as a percentage of net sales were 27.4% in 1993 compared to 28.4% in 1992. The downward trend reflects a decline associated with a greater number of large volume transactions at reduced margins, the competitive environment in the electronic distribution marketplace, as well as a change in the Company's overall sales mix. See "Business -- Products" and "-- Competition."

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A increased $3.5 million, or 30.4%, to $14.8 million in 1993 compared to $11.4 million in 1992. The increase was the result of the Company's rapid growth and aggressive expansion. As sales grew by $18.5 million, selling expenses increased dramatically, including commissions, telephone expenses and supplies. During 1993, SG&A was impacted by three new sales offices (one opened at the end of 1992 and two opened during 1993) and the relocation of one existing office into a larger facility. See "Business -- Corporate Strategy -- Expansion" and "-- Sales and Marketing -- Sales Office Locations". This resulted in increased rent, increased depreciation expenses and moving and start-up costs.

The Company also acquired the assets of an affiliated company resulting in integration expenses and an increase in all operating expense line items. See "Acquisitions." Additionally, the increase reflects expenses incurred in connection with implementing the Company's profit sharing 401(k) plan in June 1993, to which matching contributions were made for all of 1993 and additional depreciation expenses associated with new computer and communications equipment.

         SG&A as a percentage of sales decreased in 1993 to 22.0% down from 23.2% in 1992. The improvement reflects the Company's efforts to improve operating efficiencies as well as the benefits of economies of scale associated with increased sales levels. The improved operating efficiencies as well as the benefits of economies of scale realized during 1993, more than offset the increased expenses discussed above.

  INCOME FROM OPERATIONS

         Income from operations increased 47.6% in 1993 to $3.6 million compared to $2.5 million in 1992. This increase, which was achieved despite declining gross profit margins, resulted from increased sales, improvements in operating efficiencies, cost savings associated with a 1991 warehouse consolidation, and the benefits of economies of scale resulting in a decrease in SG&A as a percentage of sales. Income from operations in 1992 was impacted by a nonrecurring expense in the amount of $114,000 attributable to employee benefits incurred from the elimination of duplicate tasks associated with the relocation and consolidation of the Company's warehouse.

  INTEREST EXPENSE

         Interest expense decreased in 1993 to $1.1 million from $1.2 million in 1992. This decrease was primarily a result of the decline in the prime interest rate during the period as well as a reduction in the percentage over prime charged by the Company's lender. At the end of 1992, the Company entered into a new Credit Agreement with the Senior Lender which provided for the lower percentage over prime. The improvement in the interest rate more than offset the interest expense associated with increased borrowings required to fund the Company's growth and the acquisition of its affiliate completed in June 1993. See "Acquisitions."

  NET INCOME

         For the year ended December 31, 1993, net income was $1.7 million ($.19 per share, $.18 fully diluted), an increase of 125.1% from net income of $756,000 ($.12 per share) for 1992. The increase in 1993 reflects the growth in sales, increased operating efficiencies, reduction in SG&A as a percentage of sales and the reduction in interest expense. The increase in net income in 1993 also included income of $237,000 ($144,000 on an after-tax basis) resulting from the settlement of a business interruption insurance claim which occurred during the third quarter of 1992. See Note 10 to Notes to Consolidated Financial Statements of the Company. Net income in 1992 also reflected a gain on the extinguishment of debt in the amount of $36,000 ($21,000 on an after-tax basis) and nonrecurring expenses in the amount of $114,000 ($67,000 on an after-tax basis) discussed above.

LIQUIDITY AND CAPITAL RESOURCES

         Working capital at June 30, 1995, increased to approximately $45.3 million from working capital of approximately $39.8 million and $27.5 million at December 31, 1994 and 1993, respectively. The current ratio was 2.79:1 at June 30, 1995, as compared to 3.94:1 and 4.43:1 at December 31, 1994 and 1993, respectively. Accounts receivable levels at June 30, 1995, were $24.6 million, up from accounts receivable levels of $16.6 million and $11.5 million at December 31, 1994 and 1993, respectively. The increases in accounts receivable reflect the record quarterly and annual levels of sales for the second quarter of 1995 and for the 1994 fiscal year, respectively. Inventory increased to $44.8 million at June 30, 1995, from inventory of $35.0 million and $23.3 million at December 31, 1994 and 1993, respectively. The increase in inventory in the first six months of 1995 was primarily to support recent increases in sales, budgeted future growth as well as an initial stocking package relating to the recent addition of microprocessor and motherboard products. The increase in inventory in fiscal 1994 from fiscal 1993 was also primarily to support the increases in both semiconductor and passive product sales as well as from acquisitions of Chicago and Philadelphia-based distributors in 1994. See "Acquisitions." In addition, the increase in inventory from 1993 to 1994 reflects the initial stocking packages associated with new product lines obtained during 1994 and increases made to support 1995 sales budgets. Inventory turns, however, improved to 2.6 times in 1994 compared to 2.4 times in 1993. The increase in accounts payable and accrued expenses by $11.2 million to $24.2 million at June 30, 1995, as compared to $13.0 million at December 31, 1994, and by $5.8 million to $13.0 million in 1994 as compared to $7.2 million in 1993, was primarily as a result of the increase in inventory in the second quarter of 1995 over the end of 1994 and in 1994 over 1993, respectively.

         During 1994, as a result of the acquisitions of the assets of two companies, assets and liabilities increased and the Company's borrowings under the Line increased to repay certain assumed liabilities. See "Acquisitions" and
Note 4 to Notes to Consolidated Financial Statements of the Company. The Company's assets and liabilities further increased in 1994 in connection with tenant improvements and related capital expenditures associated with the move of the Company's headquarters and distribution facility. As of May 1, 1994, the Company executed a promissory note in the amount of $865,000 in favor of the landlord for the Company's new headquarters and distribution facility to finance substantially all of the tenant improvements necessary for the new facility. This $865,000 note has no payments in the first year (interest accrues and is added to the principal amount), is payable interest only in the second year and has a repayment schedule with varying monthly payments over the remaining 18 years. At the same time, the Company entered into another promissory note with such landlord for $150,000 to finance certain personal property for the new facility. This $150,000 note is payable interest only for six months and thereafter in 60 equal self-amortizing monthly payments of principal and interest. In addition certain additional improvements to the new facility aggregating approximately $90,300 were financed as of May 1, 1995 by the landlord. This $90,300 is evidenced by a promissory note payable in 240 consecutive, equal self-amortizing monthly installments of principal and interest. These notes, which are subordinate to the Company's Line, accrue interest at a fixed rate of 8% per annum and are payable monthly to the extent payments are required. See "Business -- Facilities and Systems" and Note 6 to Notes to Consolidated Financial Statements of the Company.

         During the last two and one-half fiscal years, the Company's shareholders' equity more than tripled from $8.5 million at the end of 1992 to $25.7 million at June 30, 1995. This increase resulted primarily from the net income during such period, the exercise during 1993 of the Class A and Class B Warrants issued in connection with the sale by the Company of equity securities in June 1992 (the "1992 Public Offering") and the Company's completion of a public offering in June 1995. Upon the exercise of the warrants issued in the 1992 Public Offering, which were called by the Company during 1993, the Company received net proceeds of approximately $5.4 million. In addition, during 1994, the Company received net proceeds of approximately $465,000 from the exercise of underwriters' warrants issued in connection with the 1992 Public Offering. Lastly, in June 1995, the Company completed a public offering of 4,550,000 shares of the Company's Common Stock (the "1995 Public Offering"). The net proceeds from the 1995 Public Offering, after deducting all associated costs, aggregated approximately $7.4 million. In addition, in July 1995, subsequent to the June 30, 1995 balance sheet date, the Company sold an additional 682,500 shares of the Common Stock as a result of the exercise by the underwriter of its over-allotment option. This resulted in additional net proceeds of approximately $1.1 million to the Company. The aggregate net proceeds initially were used to reduce the amount outstanding under the Company's line of credit, pending the use of the line of credit for continued growth and expansion, including opening new sales offices, acquisition and inventory diversification such as the recent addition of microprocessor and motherboard products, and general working capital purposes. See Notes 2 and 6 to Notes to Consolidated Condensed Financial Statements of the Company.

         In 1994, the Credit Agreement was amended to increase the Line from $20 million to $25 million. In addition, as a result of the increase in the

Company's equity and subordinated debt through 1994, the interest rate on the Line was reduced to, at the Company's option, either one-quarter of one percent (1/4%) below prime or two percent (2%) above certain LIBOR rates. Under the terms of the 1994 amendment, the Company will pay a nonusage fee of one-tenth of one percent (1/10%) calculated on the unused portion of the Line, payable quarterly in arrears, and the termination date of the Line was extended to May 31, 1997. On March 28, 1995, the Credit Agreement was again amended whereby the Line was increased from $25 million to $30 million. The 1995 amendment to the Credit Agreement permits the Company to request standby letters of credit to be issued by the Senior Lender on the Company's behalf, with a sublimit of $5 million available for letters of credit under the Line and such letters of credit being chargeable as advances against the Line. The Company will pay the Senior Lender an issuance fee equal to three-quarters of one percent (.75%) per annum of the aggregate amount of outstanding letters of credit. See Note 6 to Notes to Consolidated Financial Statements of the Company.

         The Credit Agreement requires the Company to be in compliance with certain financial ratios including a minimum amount of tangible net worth and a current asset support ratio based upon specified percentages of eligible accounts receivable and inventories. The Company also is required to comply with certain affirmative and negative covenants. These covenants place limitations on the Company's future borrowings, dividend payments, redemption of certain securities, transactions with affiliates on other than an arm's-length basis, investments, acquisitions, mergers, capital expenditures and changes in control and management. The Company is required to obtain the approval of the Senior Lender to the Transaction, which the Company does not currently foresee any difficulty in obtaining. As of June 30, 1995, the Company was in compliance with the required financial ratios and other covenants and the Company believes that it is presently in compliance with the financial ratios and other covenants under the Credit Agreement. Outstanding borrowings under the Line, which are secured by accounts receivable, inventories and equipment and a pledge of the capital stock of the Company's subsidiaries, amounted to $19,991,000 at December 31, 1994, $17,700,000 at June 30, 1995, and $22,402,000 on September 30, 1995.
The decrease in outstanding borrowings over December 31, 1994 reflects the temporary utilization of the proceeds from the public offering, which more than offset an increase in borrowings associated with the increase in working capital to support the significant growth of the Company.

         In June 1994, the Company completed a private placement (the "1994 Private Placement") of 51.5 units, with each unit consisting of a 9% non-convertible subordinated debenture due 2004 in the principal amount of $100,000 issuable at par, together with 7,500 common stock purchase warrants exercisable at $3.15 per share. The 51.5 units issued represent debentures aggregating $5,150,000 together with an aggregate of 386,250 warrants. The debentures are payable in semi-annual installments of interest only commencing December 1, 1994, with the principal amount maturing in full on June 13, 2004. The Company is not required to make any mandatory redemptions or sinking fund payments. The debentures are subordinated to the Company's senior indebtedness including the Line and the notes described above issued to the Company's landlord. Each warrant issued can be exercised to purchase one share of the Company's Common Stock at any time between December 14, 1994 and June 13, 1999 at an exercise price equal to $3.15 per share. See "DESCRIPTION OF SECURITIES -- Existing Warrants" and Note 6 to Notes to Consolidated Financial Statements of the Company.

         The Company expects that its cash flows from operations and additional borrowings available under the Credit Agreement (subject to the Senior Lender increasing the Line by approximately $8 million in connection with the Company's request to approve the Transaction) will be sufficient to meet its current financial requirements over the next twelve months, including those associated with the Transaction. The Company continues, however, to explore available financing alternatives to fund the Company's long term growth. See "RISK FACTORS."

INFLATION AND CURRENCY FLUCTUATIONS

         The Company does not believe that inflation or currency fluctuations significantly impacted its business during 1994 or the first six months of 1995;

however, inflation, changing interest rates and currency fluctuations have had significant effects on the economy in the past and could adversely impact the Company's results in the future. See "RISK FACTORS -- Foreign Manufacturing and Trade Regulations."

ACQUISITIONS

         On June 14, 1993, the Company, through a then newly-formed subsidiary (the "Rockville Subsidiary"), completed the acquisition of substantially all of the assets of All American Transistor Corporation of D.C. ("DC"), formerly a 45% owned affiliate of the Company, based in Rockville, Maryland. The consideration for the acquisition of such assets was the assumption of all of DC's disclosed liabilities. As a result, the Company's consolidated assets and liabilities each increased by approximately $1,000,000. At closing, the Company paid off a note payable to a bank of approximately $503,000 (including accrued interest), which was part of the $1,000,000 increase in liabilities. As part of such acquisition, the majority shareholder of the seller entered into a one year employment agreement with the Rockville Subsidiary at a base salary of $75,000 per annum plus a bonus based on sales made by such person, which agreement has since expired.

         On January 24, 1994, the Company, through a then newly-formed subsidiary (the "Illinois Subsidiary"), completed the acquisition of substantially all of the assets of Components Incorporated, a regional distributor of electronic components and related products based near Chicago, Illinois ("Components"). As consideration for this acquisition, the Company paid $599,000 in cash and issued a promissory note of approximately $399,000. The promissory note bears interest at 8% per annum and is payable in quarterly installments of interest only for a term of two years, with the entire principal amount payable in full on January 24, 1996. In addition to the purchase price, the Illinois Subsidiary agreed to assume and discharge when due, all of Components' disclosed liabilities, which were approximately $700,000. As part of such assumption, Components' bank line in the amount of $400,000 was paid in full at the closing.

         The president and principal stockholder of Components (the "Components Principal") was hired by the Illinois Subsidiary to conduct the day-to-day operations of the Illinois Subsidiary pursuant to an employment agreement dated January 24, 1994. Although the Components Principal was transferred to a staff marketing position during 1994, the terms of his employment agreement remain the same. Pursuant to the employment agreement, which may be renewed annually by the Illinois Subsidiary for up to a maximum term of four years, the Components Principal will receive annual base compensation of $105,000, plus separate bonuses based on the net earnings and gross sales of the Illinois Subsidiary. In addition to the base compensation and bonuses, the Components Principal received $350,000 of consideration for a covenant not to compete that restricts any competition with the Illinois Subsidiary and the Company for a period extending to the later of the third anniversary of the Components Principal's termination as an employee or January 24, 1999. The $350,000 consideration was in the form of a grant of 98,160 stock options to the Components Principal to acquire Common Stock at a price of $1.65 per share (valued at $100,000 as of January 24, 1994), and the delivery to the Components Principal of a promissory note of the Illinois Subsidiary in the principal amount of $250,000. The $1.65 options are exercisable, in whole or in part, at any time during the period commencing July 1, 1994, and ending January 23, 1999, subject to earlier termination on death or disability. The Company, pursuant to its agreement to register the Common Stock underlying such options by July 31, 1994, registered such shares in February 1994. The $250,000 promissory note bears interest at 8% per annum, payable quarterly, with $100,000 of principal due March 10, 1995, $50,000 of principal due April 24, 1996, and the remaining $100,000 payable in eight equal quarterly principal installments in the amount of $12,500 over the fourth and fifth years of such note. In the event the Illinois Subsidiary's net income equals or exceeds $650,000 in any fiscal year, it must prepay one-half of the then outstanding principal balance of such note and, in the event the Illinois Subsidiary's net income again equals or exceeds $650,000 in a subsequent fiscal year, the Company must prepay the entire then outstanding principal balance of such note. If the Components Principal resigns or is terminated for cause on or prior to January 24, 1996, the Components Principal will be obligated to pay to the Company the sum of $100,000 as liquidated damages, payable at his election either in cash or by reduction of the then outstanding principal balance of the $250,000 promissory note. The Company has also agreed to grant to the Components Principal employee incentive stock options at fair market value on the date of grant (5,000 on January 24, 1995; 10,000 on January 24, 1996; and 15,000 on January 24, 1997), each of such three sets of options to be exercisable for a period of five years, subject to earlier termination in the event of termination of employment, death or disability. The Company has guaranteed all of the obligations of the Illinois Subsidiary owed to Components and the Components Principal in connection with this transaction.

         On September 9, 1994, the Company, through a then newly-formed subsidiary (the "New Jersey Subsidiary"), completed the acquisition of substantially all of the assets of GCI Corp., a Philadelphia-area distributor of electronic components based in southern New Jersey. As consideration for this acquisition, the Company paid $485,000 in cash, issued a promissory note in the approximate amount of $306,000 and granted stock options covering 117,551 shares of Common Stock at an exercise price of $1.65 per share (valued at $144,000 as of September 9, 1994) exercisable between September 9, 1995 and September 8, 1999. The New Jersey Subsidiary also assumed substantially all of the disclosed liabilities of approximately $1,930,000, including a $1,400,000 bank note payable which has been repaid. The $306,000 promissory note is payable interest only on a quarterly basis for the first two years from closing with the principal amount (together with accrued interest thereon) payable in equal quarterly installments over the next three years. One-half of the then outstanding principal balance of the promissory note is required to be paid if certain net earnings (as defined) of the New Jersey Subsidiary are attained for 1995 or 1996. GCI Corp. may earn up to an additional $760,000 of contingent purchase price over the three-year period ending December 31, 1997 if certain gross profit targets are met.

         The three principal stockholders and key employees of GCI Corp. (the "GCI Principals") each received an employment agreement from the New Jersey Subsidiary commencing on September 10, 1994, and expiring on December 31, 1997, and providing for base salary of $122,000, $113,000, and $110,000 per annum, respectively. In addition to base salary, each of the GCI Principals may earn a bonus based upon the percentage of the net earnings generated in the sales territory, as defined. In addition to the net earnings bonus, two of the GCI Principals may earn an annual bonus based upon the gross profit of the Company with respect to all sales made in Maryland, Virginia and Delaware, if certain minimum gross profit levels are obtained. The Company has also agreed to grant to each of the GCI Principals employee incentive stock options at fair market value on the date of grant (10,000 to each on January 30, 1996; 10,000 to each on January 30, 1997; and 10,000 to each on January 30, 1998), but each such grant is conditional upon sales in the sales territory, as defined, attaining a minimum gross profit for the year most recently ended and, if granted, vests ratably over a six year period. One other key employee of GCI Corp. accepted employment with the New Jersey Subsidiary and was granted 10,000 employee incentive stock options at an exercise price of $2.63 per share (the fair market value on the date of grant) vesting ratably over a six year period, the ability to receive up to 15,000 additional employee incentive stock options (5,000 per year in respect of 1995, 1996 and 1997) if a certain minimum gross profit for sales in the sales territory, as defined, are attained during each such year, and shall be issued 1,000 shares of Common Stock upon completing his 18th month of service with the New Jersey Subsidiary. The Company has guaranteed all of the obligations of the New Jersey Subsidiary to GCI Corp. and the GCI Principals.

         The operating results of each of the acquired companies are included in the consolidated results of operations of the Company from the date of their respective acquisition. See Notes 4 and 6 to Notes to Consolidated Financial Statements of the Company.

                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends. In 1989 the Board declared a 25% stock split effected in the form of a stock dividend. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. It is not anticipated, however, that the Company will pay cash dividends on its Common Stock in the foreseeable future, inasmuch as it expects to employ all available cash in the continued growth of its business. In addition, the Credit Agreement prohibits the payment of any dividends without the prior written consent of the Senior Lender. See
Note 6 to Notes to Consolidated Financial Statements of the Company.

                               MARKET INFORMATION

         The Company's Common Stock is traded on The Nasdaq Stock Market under the symbol "SEMI." The Company effected its initial public offering of Common Stock in 1987. The following table sets forth the range of high and low sale prices for the Common Stock as reported on The Nasdaq Stock Market during each of the quarters presented.

QUARTER OF FISCAL YEAR                                                                          HIGH       LOW
----------------------                                                                          ----       ---
1993
 First Quarter........................................................................       $1 25/32    $1 5/16
 Second Quarter.......................................................................        1 9/16      1 5/32
 Third Quarter........................................................................        2 3/4       1 3/8
 Fourth Quarter.......................................................................        2 25/32     2

1994

 First Quarter........................................................................        3 7/8       2 7/16
 Second Quarter.......................................................................        3 13/16     2 1/2
 Third Quarter........................................................................        3 1/4       2 1/8
 Fourth Quarter.......................................................................        2 3/8       1 1/2

1995

 First Quarter........................................................................        2 1/8       1 15/32
 Second Quarter.......................................................................        2 7/16      1 5/8
 Third Quarter........................................................................        3 11/16     2 1/8
 Fourth Quarter (through October 30, 1995)............................................        3 5/16      2 11/16

         As of October 30, 1995, there were approximately 525 holders of record of the Common Stock based on the stockholders list maintained by the Company's transfer agent. Many of these record holders hold these securities for the benefit of their customers. The Company believes that it has over 4,700 beneficial holders of its Common Stock.

         On October 30, 1995, the last sale price, as reported by The Nasdaq Stock Market, for the Common Stock was $24 per share.

                                    BUSINESS

OVERVIEW

         Over the last 30 years, the electronics industry has grown to be one of the largest and today is one of the faster growing industries in the United States. An industry association forecasts total U.S. factory sales of electronic products to exceed $373 billion in 1995 compared to $276 billion in 1991. The growth of this industry has been driven by increased demand for new products incorporating sophisticated electronic components, such as laptop computers and satellite and communications equipment, as well as the increased utilization of electronic components in a wide range of industrial, consumer and military products. The three product groups included in the electronic components industry are semiconductors, which account for approximately 40% of the electronic components distribution marketplace, passive/electromechanical components accounting for approximately 40%, systems or computer products (such as disk drives, terminals and computer peripherals), accounting for approximately 20%. The Company, as a distributor of both semiconductors and passive/electromechanical products, sells two of the three major categories of products generally sold through distribution. In June 1995 the Company created a new computer products division. This division presently only carries one product line, however, the Company intends to expand its computer products offerings in the future. No assurance, however, can be given as to the success of this new division. See "Products Computer Products."

         Distributors are an integral part of the electronics industry. During 1995, an estimated $18 billion of electronic components are projected to be sold through distribution in the United States up from $9 billion in 1991. Electronic component manufacturers sell directly to only a small number of the potential customers. This small segment of the customer base accounts for a large portion of the total available revenues. It is not economical for the component manufacturers to provide a broad range of sales support services to handle the large amount of customers that account for the balance of the available revenues. Thus, the manufacturers rely on distributors to augment their sales, marketing and service operations. By offering a broad range of products, it is more efficient for the distributor to service the large customer base not addressed directly by the component manufacturers. Furthermore, distributors offer their customers a broad and growing range of services including the convenience of immediate or scheduled deliveries to support just-in-time requirements. Distributors also provide assistance in filling complete order requirements and a higher level of customer service than that available directly from component manufacturers. Through the use of distributors, both the customers and suppliers are able to reduce personnel and other costs associated with maintaining component inventories. During recent years there has been a growing trend for distribution to play an increasing role in the customers' procurement process. The Company believes that users of electronic components will continue to increase their service and quality requirements and that this trend will result in both customers and suppliers becoming more dependent on distributors. This will result in increasing opportunities for those distributors that have expanded their service capabilities.

THE COMPANY

         The Company is a national distributor of electronic components manufactured by others. These components are sold primarily to original equipment manufacturers in a diverse and growing range of industries. The Company's customer base includes manufacturers of consumer goods, satellite and communications products, computers and computer-related products, robotics and industrial equipment, radar and air traffic control systems, defense and aerospace equipment and medical instrumentation.

         Approximately 75% of the Company's sales are currently derived from the sale of semiconductors (active components), including transistors, diodes, memory devices and other integrated circuits. The remaining 25% of the Company's sales are derived from passive products, such as capacitors, resistors, inductors and electromechanical products, including cable, connectors, filters and sockets. The Company has not in the past derived significant revenues from the sale of microprocessors. The Company has, however, recently entered into a non-exclusive agreement with NexGen, Inc. to distribute its line of high-performance processor products for the personal computer industry, which include Nx586 microprocessors and complete motherboards. There can be no assurance as to the extent of the revenue and profit, if any, to be derived in the future by the Company from this new relationship.

         While the Company was reincorporated in Delaware in 1987, it and its predecessor have operated since 1964. The Company is one of the faster growing distributors in the industry and, based on 1994 revenues, the Company was recognized by industry publications as the 21st largest distributor of electronic components in the United States, up from the 24th largest distributor in the previous year, as well as the 9th largest distributor of semiconductors in the United States.

CORPORATE STRATEGY

         The Company's strategy is to continue its growth and to gain market share by increasing the number of customers it sells to through a combination of expanding existing sales offices, opening new sales offices and making additional acquisitions. Furthermore, the Company intends to increase sales to its existing customers. As part of its growth strategies, the Company also intends to expand its product offerings and service capabilities. While the Company's aggressive growth plans caused an adverse effect on profitability in 1994 and continued to lessen earnings in 1995, the Company believes that the investment in future expansion was necessary to position the Company to participate in the dynamics of its rapidly growing and changing industry and to achieve greater profitability.

  EXPANSION

         The Company has undergone significant expansion over the last few years. Since the end of 1992 to date, the Company has opened 11 new sales offices, relocated and expanded all existing offices, acquired three electronic component distributors in order to increase its presence in the national market and, on October 31, 1995 the Company entered into the Purchase Agreement to acquire the Added Value Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions", "Sales and Marketing -- Sales Office Locations" and "THE PURCHASE AGREEMENT". The Company is seeking to further expand and enhance its geographic coverage by opening or acquiring additional sales offices over the next eighteen months, including one in the fourth quarter of 1995 and possibly two more by the end of the first quarter of 1996. Although no further agreement has been reached as of the date of this Proxy Statement/Prospectus, the Company is currently in discussions with additional acquisition candidates.

         In order to effectively drive and manage its aggressive expansion, the Company restructured, enhanced and expanded its sales staff and sales management team. The Company also expanded its quality control programs, created and staffed a corporate operations department and increased staffing in almost all corporate departments. To better service the large customer base in the western part of the United States, in 1994 the Company also opened a west coast corporate office which houses a regional distribution center, a regional credit department, sales and marketing executives and the Company's new programming center.

         To create additional opportunities for growth, the Company in June 1995 created a computer products division which presently carries only one product line, however, the Company intends to expand its computer products offerings in the future. No assurance, however, can be given as to the success of this new division. Furthermore, as a result of the limited product offerings at present and the substantial start-up costs, this new division is expected to have a negative impact on earnings in 1995 and through the middle of 1996. See "Products - Computer Products."

         In order to process rapid growth in sales, the Company moved into new corporate offices and a state-of-the-art distribution center which dramatically expanded the Company's capacity to service sales. Additionally, in October 1995, the Company entered into a lease for a new West Coast distribution and semiconductor programming center to be located in Freemont (near San Jose), California, containing approximately 20,000 square feet of space (the "West Coast DC"). See "Facilities and Systems." This capacity, combined with the growth expected to be attained in the future as a result of the aggressive expansion discussed above, is expected to enable the Company to realize the benefits of improved operating efficiencies and increasing economies of scale in future periods.

  CAPITALIZING ON INDUSTRY TRENDS

         The Company believes that there are several significant trends occurring simultaneously within the electronics industry. The first trend is that customers are reducing their approved vendor base in an effort to place a greater percentage of their purchases with fewer, more capable distributors. At the same time, there has been substantial consolidation within the distribution chain resulting in customers seeking additional sources of supply to minimize dependency on a single supplier. Additionally, the Company believes that the larger distributors resulting from consolidations will concentrate on larger customers causing a growing need for distribution service at the middle and emerging market customer base as such customers seek to maintain a high level of service. These trends have put pressure on customers to achieve the proper balance between relying on fewer distributors while at the same time not becoming dependent on a single supplier. In an attempt to take advantage of these trends, the Company has been strategically expanding its product offerings and service capabilities in order to increase its ability to support more customer needs.

The Company believes that its flexibility and service capabilities, coupled with its pricing structure and broad product offering, will enable the Company to continue to take advantage of these growth opportunities.

  INCREASING PRODUCT OFFERINGS

         The Company intends to continue its effort to increase the number and breadth of its product offerings, thereby allowing it to attract new customers and to represent a larger percentage of the purchases being made by its existing customers. As part of its efforts to attract new suppliers and expand its product offerings, the Company has opened new sales offices in order to achieve the geographic coverage necessary to be recognized as a national distributor. The Company has increased the number of suppliers whose products it offers from approximately 20 in 1980 to over 90 by 1995. See "Suppliers -- Authorized Distributorships."

  SERVICES

         As stated above, customers are reducing their approved vendor base in an effort to place a greater percentage of their purchases with fewer, more capable distributors. As part of its overall strategy to increase market penetration, the Company has endeavored to develop state-of-the-art service capabilities. The Company refers to these service capabilities as "distribution technology." The Company believes that it has developed service capabilities comparable to some of the larger distributors in the industry and which are not yet readily available at many distributors of comparable size to the Company. The Company further believes that these capabilities are not generally made available by the largest distributors to the middle and emerging market customers, which represent the vast majority of the Company's customers. See "Competition." Thus, one of the ways the Company differentiates itself from its competition is to make state-of-the-art distribution technology available to both large and small customers. Although the Company believes that this differentiation will assist the Company's growth, there can be no assurance that such differentiation exists to the extent that the Company currently believes or that it will continue in the future.

         The Company's distribution technology incorporates nationwide access to real-time inventory and pricing information, electronic order entry and rapid order processing. Within the past 30 months, the Company has dramatically expanded its services capabilities to include just-in-time deliveries, bar coding capabilities, bonded and consigned inventory programs, in-plant stores, in-plant terminals and automatic inventory replenishment programs. In the past 18 months, the Company has also implemented electronic data interchange ("EDI") programs. EDI programs permit the electronic exchange of information between the Company and its customers or suppliers and facilitate transactions between them by reducing paperwork and employee time.

         The Company has also expanded its technical capabilities by creating a technical sales program. As part of this program the Company has hired electrical engineers at various sales offices across the country and expects to continue to increase the number of engineers in the future. The program is intended to generate more sales by providing customers with increased service at the design and development stages. The program is also intended to enhance the technical capabilities of the Company's entire sales force through regular training sessions.

         In an effort to reduce the number of distributors they deal with, and ultimately reduce their procurement costs, many customers have been selecting distributors that, in addition to providing their standard components, are also able to provide products that are not part of the distributors' regular product offering. This service is referred to as "kitting." In order to expand its service offerings to address this growing customer requirement, the Company created a kitting department toward the end of 1994.

         Another rapidly growing segment of electronics distribution is the sale of programmable semiconductor products. Programmable semiconductors enable customers to reduce the number of components they use by highly customizing one semiconductor to perform a function that otherwise would require several components to accomplish. This saves space and enables customers to reduce the size and cost of their products. In order to effectively sell programmable products, most major distributors have established their own semiconductor programming centers. To enable it to participate in this growing segment of the industry, the Company has opened its own semiconductor programming center during the third quarter of 1995 in its new west coast corporate facility. In addition to enabling the Company to address a rapidly growing market for programmable products, this capability will allow the Company to attract new product lines that require programming capabilities. In December 1995, the Company expects to move its semiconductor programming center to the West Coast DC.

  QUALITY CONTROLS AND ISO CERTIFICATION

         In order to properly manage its rapid growth and achieve compliance with the increasingly stringent quality standards of its customer base, during 1994 the Company created an operations department and embarked upon a Total Quality Management ("TQM") program. The TQM program creates continuous process improvement teams empowered to design and direct the ongoing re-engineering of the Company. The intention of the TQM program is to improve service and, over time, increase efficiency and productivity and reduce costs. The expansion in capacity and service capabilities discussed above were done within the confines of increasing strictness in quality control programs and traceability procedures. As a result, the Company has successfully completed a procedure and quality audit resulting in its certification under the international quality standard of ISO 9002. This quality standard was established by the International Standards Organization created by the European Economic Community ("EEC"). Such organization created uniform standards of measuring a company's processes, traceability procedures and quality control in order to assist and facilitate trading and business among the EEC. The Company believes that this certification has currently been obtained by only a few distributors and is becoming a requirement of an increasing portion of the customer base in the United States.

PRODUCTS

  ACTIVE AND PASSIVE COMPONENTS

         The Company markets both semiconductors and passive products. Semiconductors, which are active products, respond to or activate upon receipt of electronic current. Active products include transistors, diodes, memory devices and other integrated circuits. Passive components, on the other hand, are designed to facilitate completion of electronic functions. Passive products include capacitors, resistors, inductors and electromechanical products, such as cable, connectors, filters and sockets. The Company has not in the past derived significant revenues from the sale of microprocessors. In June 1995, the Company entered into a non-exclusive agreement with NexGen, Inc. to distribute its line of high-performance processor products for the personal computer industry, which include Nx586 microprocessors and complete motherboards. There can be no assurance as to the extent of the revenue and profit, if any, to be derived in the future by the Company from this new relationship. See "Computer Products" hereinbelow. Virtually all of the Company's customers purchase both active and passive products.

         While the Company offers many of the latest technology products, its focus has historically been on mature products that have a more predictable demand, more stable pricing and more constant sourcing. The Company believes that the greater predictability in the demand for these products and the fact that component manufacturers are not likely to invest capital in order to increase production of older technologies combine to reduce the risks inherent in large volume purchases of mature product. By making large volume purchases, the Company decreases its per-unit cost, thus increasing its potential for higher profit margins upon resale of these mature products. Although the Company continues to position itself as a leader in the more mature product lines, as part of its growth strategy, sales of the newer technology products and possibly microprocessor products, are expected to play a greater role in the overall sales mix of the Company and may play an even greater role in the overall sales mix as the Company expands its product offerings. Many of the newer technology products, particularly microprocessor products, result in lower profit margins than sales of more mature product lines.

         The Company does not offer express warranties with respect to any of its products, instead passing on only such warranties, if any, as are granted by its suppliers.

  COMPUTER PRODUCTS

         To create additional opportunities for growth, the Company in June 1995 created a computer products division which presently only carries one product line, however, the Company intends to expand its computer products offerings in the near future. This new division will have a different customer base than the traditional original equipment manufacturers ("OEMs") to which the Company markets its products, including value added resellers (or VARs), systems integrators and distributors, catalog companies and computer superstores. Furthermore, sales from this new division will generate substantially lower profit margins than are generated by the Company's other products, for which the Company expects to compensate by having a lower cost structure for its operations. No assurance, however, can be given as to the success of this new division. See "Corporate Strategy - Expansion."

  ELECTROMECHANICAL VALUE-ADDED SERVICES

         In an effort to reduce overhead, a growing number of customers have been outsourcing certain processes and relying more upon distributors to handle certain assemblies and modification work. These include connector and cable assemblies, cable harnessing, terminal block modifications and other services. These electromechanical value-added services offer distributors an opportunity to sell their components at significantly higher margins when these components become integrated into an assembly.

         The Company began offering electromechanical value-added services in 1989 as a result of its acquisition of a regional passive component distributor which offered such services. To date, the Company has had only minimal revenues from such value-added services. Part of the strategy for the acquisition by the Company of the Chicago, Illinois based distributor (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Acquisitions") in January 1994 was to expand the Company's electromechanical value-added capabilities as the acquired company derived a substantially higher percentage of its revenues from these value-added services. In order to further drive the sales of value-added services, in the second half of 1994 the Company created a division called American Assemblies & Design operating at its newly acquired Chicago location. American Assemblies & Design is expected to dramatically expand the Company's value-added capabilities with respect to electromechanical products. While there can be no assurance as to the success of this division, the Company expects American Assemblies & Design will contribute revenues and profits in the second half of 1995.

SALES AND MARKETING

  OVERALL STRATEGY

         The Company differentiates itself from its competitors in the marketplace by the combination of products and services that it can provide to its customers. The Company is a broad-line distributor offering over 40,000 different products representing more than 90 different component manufacturers. In addition, the Company employs a decentralized management philosophy whereby branch managers are given latitude to run their operations based on their experience within their particular regions and the needs of their particular customer base. This decentralization results in greater flexibility and a higher level of customer service. Thus, the Company believes it can provide the broad product offering and competitive pricing normally associated with the largest national distributors, while still providing the personalized service level usually associated only with regional or local distributors. Additionally, the Company brings to the middle and emerging market customers a level of service capabilities that the smaller distributor cannot provide.

         The Company's marketing strategy is to have the geographic coverage, service capabilities and flexibility and the quality assurance to enable it to be an expanded source of supply for all middle and emerging market customers by providing a broad range of products and services to these customers; and to now become a significant supplier for the top tier customers with a niche of products supported by the high level of quality, service and technical capabilities required to do business with these accounts.

  MARKETING TECHNIQUES

         The Company uses various techniques in marketing its products. These include direct marketing through personal visits to customers by management, salespeople and sales representatives, supported by a staff of inside sales personnel who handle the accepting, processing and administration of sales orders; ongoing advertising in various national industry publications and trade journals as well as general advertising, sales referrals and marketing support from component manufacturers. The Company also uses its expanded service capabilities, new technical sales program and its status as an authorized distributor for certain manufacturers as marketing tools. See "Corporate Strategy -- Services" and "Suppliers -- Authorized Distributorships."

  SALES PERSONNEL

         As of October 31, 1995, the Company employed on a full-time basis 95 inside and 111 outside salespeople with approximately 21 more management employees involved in sales. The Company also had 10 sales representatives covering various territories where the Company does not have sales offices. In addition, the Company currently employs 8 electrical engineers in its technical sales program. Salespeople are generally compensated by a combination of salary and commissions based upon the profits obtained on their sales. Each branch is run by a general manager who reports to a regional manager, who in turn reports to an area manager. In order to minimize management layers, each area and regional manager acts as the general manager of the branch where they are located. All area managers report to the Company's Senior Vice President of Sales. Area, regional and general managers are compensated by a combination of salary and incentives based upon achieving various goals including profits from the sales offices in their respective areas or regions.

  SALES OFFICE LOCATIONS

         The Company currently operates 21 sales offices and expects to open one additional sales office in Atlanta, Georgia during the fourth quarter of 1995. The table below shows the general location (and specific town or city, if different) of each office and the year it was established.

                                                                                     YEAR
OFFICE                                                                           ESTABLISHED
------                                                                           -----------
ALABAMA
Huntsville.....................................................................     1993

CALIFORNIA
Orange County (Cypress)(1).....................................................     1994
San Diego......................................................................     1993
San Fernando Valley (Calabasas)(2).............................................     1994
San Jose.......................................................................     1985

CONNECTICUT
Danbury........................................................................     1994

FLORIDA
Fort Lauderdale (Deerfield/Sunrise)(3).........................................     1990
Miami..........................................................................     1973
Tampa/St. Petersburg (Clearwater)..............................................     1995

GEORGIA
Atlanta (Norcross).............................................................     1995

ILLINOIS
Chicago (Schaumburg) (4).......................................................     1994

MARYLAND
Rockville......................................................................     1993

                                                        59






MASSACHUSETTS
Boston (Bedford)...............................................................     1988

MINNESOTA
Minneapolis (Eden Prairie).....................................................     1986

NEW YORK
Hauppauge......................................................................     1984
Rochester......................................................................     1995

OREGON
Portland (Beaverton)...........................................................     1994

PENNSYLVANIA
Philadelphia (West Berlin, New Jersey) (5).....................................     1993

TEXAS
Austin.........................................................................     1994
Dallas (Richardson)............................................................     1988
Houston........................................................................     1994

UTAH
Salt Lake City.................................................................     1992


(1) This office was relocated from Irvine to a larger facility in Cypress in the second quarter of 1995.

(2) This office was relocated from Simi to a larger facility in Calabasas in the second quarter of 1995.

(3)      This office was moved from Sunrise to Deerfield in 1994.

(4)      This office was moved from Lisle to Schaumburg in 1995.

(5) The original Philadelphia area office was located in Cherry Hill, New Jersey and was closed in conjunction with the completion of the acquisition by the Company of a Philadelphia area distributor in September 1994.

         During the second quarter of 1995 the Company relocated its San Fernando Valley and Orange County, California offices into two much larger facilities in Calabasas and Cypress, California. As part of such relocations, the Company closed its office in Torrance, California which was originally opened in 1981. During 1995, the Company has already opened two new offices in Tampa\St. Petersburg, Florida, and Rochester, New York, and expects to open one more office in Atlanta, Georgia, during the fourth quarter of 1995. In addition, the Company expects to open two more offices by the end of the first quarter of 1996, including the Company's first office outside of the United States in Toronto, Canada. The Company also retains field sales representatives to market other territories throughout the United States, Canada and Mexico. The Company may consider opening branches in these other territories if the representatives achieve acceptable sales levels. If the Transaction is consummated, the Company, will acquire sales offices in Tustin, San Diego, San Fernando Valley and Visalia, California; Scottsdale, Arizona; Denver, Colorado; and Salt Lake City, Utah. Over time, the Company may consolidate certain of these offices into the operations of the Company in those cities where the Company presently has sales offices. The Company may in the future consider acquiring more distributors. Although no further agreements have been reached as of the date of this Proxy Statement/Prospectus, the Company is currently in discussions with acquisition candidates.

  TRANSPORTATION

         All of the Company's products are shipped through third party carriers. Incoming freight charges are generally paid by the Company, while outgoing freight charges are typically paid by the customer.

  SEASONALITY

         The Company's sales have not historically been materially greater in any particular season or part of the year.

CUSTOMERS

         The Company markets its products primarily to original equipment manufacturers in a diverse and growing range of industries. The Company's customer base includes manufacturers of consumer goods, computers and computer-related products, defense and aerospace equipment, radar and air traffic control systems, satellite and communications products, robotics and industrial equipment and medical instrumentation. Additionally, as a result of procuring motherboard products, the Company has begun expanding its customer base to include retailers, value added resellers and distributors of computer products. The Company's customer list includes over 10,000 accounts. During 1994, no customer accounted for more than 3% of the Company's sales and the Company does not believe that the loss of any one customer would have a material adverse impact on its business.

         Although sales of products to commercial users account for the vast majority of the Company's sales, approximately 5% of the Company's sales in 1994 were comprised of high reliability products generally sold to companies servicing the military. High reliability products are required to meet military specifications and result in additional paperwork and administrative costs to the Company.

         As a result of the creation of the new computer products division, the Company recently began to service and expanded its customer base beyond its traditional customer base of OEMs. See "Products - Computer Products."

BACKLOG

         As is typical of distributors, the Company has a backlog of customer orders. While these customer orders are cancelable, the Company believes its backlog is a reliable indicator of future sales. At December 31, 1994, the Company had a backlog in excess of $31 million, 29% higher than the backlog of $24 million at December 31, 1993. By June 30, 1995, the Company's backlog had risen to approximately $48 million. The Company believes that a substantial portion of its backlog represents products due to be delivered within the next three months. Approximately 50% of the backlog relates to purchase orders which call for scheduled shipments of inventory over a period of time, with the balance representing products that are on back-order with suppliers. The scheduled shipments enable the Company to plan purchases of inventory over extended time periods to satisfy such requirements.

SUPPLIERS

  AUTHORIZED DISTRIBUTORSHIPS

         The Company generally purchases products from components manufacturers pursuant to non-exclusive distribution agreements. Such suppliers generally limit the number of distributors they will authorize in a given territory. As an authorized distributor, the Company obtains sales referrals, as well as sales, marketing and engineering support, from components manufacturers. These referrals and support assist the Company in closing sales and obtaining new customers. The Company's status as an authorized distributor is also a valuable marketing tool as the end customers receive greater support from the components manufacturers.

         The Company believes that an important factor which suppliers consider in determining whether to grant or to continue to provide distribution rights to a certain distributor is such distributor's geographic representation. In meeting its goal of being recognized as a national distributor, the Company has opened sales offices in a number of markets throughout the United States (see "Corporate Strategy -- Expansion" and "Sales and Marketing -- Sales Office Locations") and has advertised in national industry publications to demonstrate its distribution capabilities to current and potential customers and suppliers.

         All distribution agreements are cancelable by either party, typically upon 30 to 90 days' notice. The Company believes its exposure to inventory loss is significantly reduced by the following provisions typically found in its distribution agreements: price protection, stock rotation privileges, obsolescence credit and return privileges. Price protection is typically in the form of a credit to the Company for any inventory the Company has of products for which the manufacturer reduces its prices. The stock rotation privileges typically allow the Company to exchange inventory in an amount up to 5% of a prior period's purchases. The obsolescence credit allows the Company to return any products which the manufacturer discontinues. Upon termination of a distribution agreement, the return privileges typically require the manufacturer to repurchase the Company's inventory at the Company's adjusted purchase price. If the Company terminates the distribution agreement, there is typically a 10% to 15% restocking charge. There can be no assurance that all manufacturers will comply with their contractual obligations.

         Substantially all of the Company's inventory is purchased pursuant to its distribution agreements. The Company does not generally purchase product for inventory unless it is a commonly sold product, there is an outstanding customer order to be filled, a special purchase is available or unless it is an initial stocking package in connection with a new line of products.

  SUPPLIER BASE

         Over the past 10 years the Company has expanded its supplier base significantly. Presently, the Company has non-exclusive distribution agreements with over 90 different suppliers and considers itself to be a broad-line distributor. The Company does not regard any one supplier as essential to its operations, since most of the products the Company sells are available from other sources at competitive prices. In 1994, the Company's three largest suppliers accounted for approximately 14%, 7% and 6% of consolidated purchases, respectively. While the Company does not believe that the loss of any one supplier would have a material adverse impact on its business, the loss of a significant number of suppliers in a short period of time could have such an impact. If the Company were to lose its rights to distribute the products of any one particular supplier, there can be no assurance that the Company would be able to replace the products which were available from that particular supplier. The Company, from time to time, eliminates companies and adds new companies to its list of authorized suppliers in an attempt to provide its customers with a better product mix. As a result of its rapid growth, the Company has recently begun developing a strategy to disengage with several smaller suppliers that do not fit into the Company's long-term growth strategy. See "RISK FACTORS -- Relationships with Suppliers" and Note 12 to Notes to Consolidated Financial Statements of the Company.

FACILITIES AND SYSTEMS

  FACILITIES

         As a result of its continued growth, the Company has relocated its corporate headquarters and distribution facility twice since 1990. In order to support substantial future growth without another relocation, the Company entered into a new lease for a 110,800 square foot facility in Miami, Florida to contain new corporate offices and a state-of-the-art distribution center designed by the Company. The Company moved into this new facility in May of 1994. The Company presently occupies approximately 75% of the facility, with the balance being sublet to an unrelated third party. The new lease has a term expiring in 2014 with three 6-year renewal options. The Company has the right to terminate this lease at any time after the fifth year of the term upon twenty-four months prior written notice and the payment of all outstanding debt owed to the landlord. The lease provides for annual fixed rental payments totaling approximately $264,000 in the first year, $267,000 in the second year, $279,000 in each of the third, fourth and fifth years, $300,600 in the sixth year, $307,800 in the seventh year, and in each year thereafter during the term the rent shall increase once per year in an amount equal to the annual percentage increase in the consumer price index not to exceed 4% in any one year. The renewal options are at fair market value rental rates. In June 1994, the Company entered into a sublease with an unrelated third party for approximately 25% of the new facility for a term of three years ending on July 14, 1997, with no renewal options and the Company having the right to recapture approximately 13,000 square feet of the sublet space from and after the eighteenth month of the three year term. The sublease provides for base rent of $5,000 per month increasing 5% per year and additional rent representing the subtenant's pro rata share of landlord pass through expenses and other expenses pertaining to the sublet premises. Although continued growth is not assured, the Company estimates that this new facility (including the space currently sublet) has capacity to handle over $400 million in annual revenues.

         Prior to May 1994, the Company's main corporate offices and warehouse were also located in Miami, Florida, and consisted of approximately 37,000 square feet, of which approximately 10,000 square feet was office space and approximately 27,000 square feet was warehouse space.

         Additionally, in October 1995, the Company entered into a lease for a new west coast distribution and semiconductor programming center to be located in Freemont (near San Jose), California, containing approximately 20,000 square feet of space (the "West Coast DC"). The Company currently expects to move into such facility in December 1995.

         As a result of the January 1994 acquisition, the Company leases a 9,700 square foot facility located near Chicago, Illinois, which houses a warehouse and the value-added operations of the Company's American Assemblies division. The Chicago sales operations has recently relocated from this facility to a separate office in the Chicago area. Furthermore, the Company occupies approximately 11,000 square feet in Northern California, approximately 5,000 square feet of which is used for sales, 3,500 square feet of which is used for corporate offices. The balance of this Northern California facility is being used as a regional distribution facility and the Company's new semiconductor programming center, which is expected to be moved to the West Coast DC in December 1995. At such time, the Company will use the available space at the Northern California facility to expand its sales operations. In addition, the Company leases space for its 20 other sales offices (excluding Miami which is located in the Company's corporate headquarters), which range in size from approximately 1,000 square feet to 6,000 square feet. See "Sales and Marketing -- Sales Office Locations."

  SYSTEMS

         In 1990, the Company created a management information systems ("MIS") department and, in 1991, new computer and communications systems were placed into service. As a result of its rapid expansion and in order to assure that the Company can continue to grow and provide state-of-the-art distribution technology in the future, the Company expanded these systems during 1994 and expects to continue to develop and expand its systems capabilities further. The Company believes that these systems will assist in increasing sales and in improving efficiency and the potential for greater profitability in the future through increased employee productivity, enhanced asset management, improved quality control capabilities and expanded customer service capabilities. See "Corporate Strategy -- Services."

         The Company's systems and operations are designed to facilitate centralized warehousing which allows salespeople across the country to have real-time access to inventory and pricing information and allows a salesperson in any office to enter orders electronically, which instantaneously print in the Company's distribution facility for shipping and invoicing. The combination of the centralized warehouse and the electronic order entry enable the Company to provide rapid order processing at low costs. The system also provides for automatic credit checks, which prohibit any product from being shipped until the customer's credit has been approved. Additionally, its systems provide the Company with more timely and reliable information, allowing the Company to enhance asset management. The Company's communications equipment enables personnel to communicate from office to office over existing data lines, thereby controlling telephone expenses. Further, the systems allow the Company to participate with customers and suppliers in electronic data interchange and to expand customer services, including just-in-time deliveries, kitting programs, bar-coding, automatic inventory replenishment programs, bonded and consigned inventory programs, in-plant stores and in-plant terminals.

         While the development of the MIS department, the acquisition of new computer and communications equipment, the development of software for its systems and the 1991 consolidation of the Company's warehouse operations reduced the Company's profitability in 1989 through 1992, the Company began to benefit from these investments in 1993. The Company believes that, with its new distribution centers in Miami, Florida and Freemont (San Jose), California combined with the expansion of its systems and infrastructure which began in 1994 and will continue in 1995, the Company will be positioned to sustain significant sales growth without significant additional investment in fixed overhead, thereby improving operating margins in the future. As a result, in the first two quarters of 1995, the Company was able to achieve record growth in sales and record net income.

FOREIGN MANUFACTURING AND TRADE REGULATION

         A significant number of the components sold by the Company are manufactured outside the United States and purchased by the Company from United States subsidiaries or affiliates of those foreign manufacturers. As a result, the Company and its ability to sell at competitive prices could be adversely affected by increases in tariffs or duties, changes in trade treaties, currency fluctuations, strikes or delays in air or sea transportation, and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. The Company's ability to be competitive in or with the sales of imported components could also be affected by other governmental actions and changes in policies related to, among other things, anti-dumping legislation and currency fluctuations. Since the Company purchases from United States subsidiaries or affiliates of foreign manufacturers, the Company's purchases are paid for in U.S. dollars which does reduce the potential adverse effect of currency fluctuations. While the Company does not believe that these factors adversely impact its business at present, there can be no assurance that such factors will not materially adversely affect the Company in the future.

EMPLOYEES

         As of October 31, 1995, the Company employed 422 persons: 38 are involved in management; 46 are involved in marketing; 206 are involved in sales; 46 are involved in warehouse and shipping; 31 are involved in operations and kitting; 46 are involved in bookkeeping and clerical; and 9 are involved in MIS. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relations with its employees are good.

COMPETITION

         The Company believes that there are over 1,000 electronic components distributors throughout the United States, ranging in size from less than $1 million in revenues to companies with annual sales exceeding $4 billion worldwide. These distributors can be divided into global distributors who have operations around the world, national distributors who have offices throughout the United States, regional distributors and local distributors. With 23 offices in 15 states, the Company competes as a national distributor. The Company, which was recently recognized by an industry publication as the 21st largest distributor of electronic components in the United States, believes its primary competition comes from the top 50 distributors in the industry.

         The Company competes with many companies that distribute electronic components and, to a lesser extent, companies that manufacture such products and sell them directly. Many of these companies have greater assets and possess greater financial and personnel resources than does the Company. The competition in the electronics distribution industry can also be segregated by target customers: major accounts; middle market accounts; and emerging growth accounts. Competition to be the primary supplier for the major customers is dominated by the top 10 distributors as a result of the product offerings, pricing and distribution technology offered by these distributors. The Company competes for these major industry customers by seeking to provide the very best service and quality and focusing on fill-in or niche products. The Company believes that it is able to earn satisfactory margins on this business without competing head-on with the industry giants. The Company believes competition from the top 10 distributors for the middle and emerging market customer base is not as strong since the largest distributors focus their efforts on the major account base.

For this reason, the Company has focused its efforts on servicing this middle and emerging market customer base. The Company competes for this business by seeking to offer a broader product base, better pricing and more sophisticated distribution technology than the regional or local distributors, by seeking to offer more sophisticated distribution technology than comparably sized distributors and by seeking to offer to such middle and emerging market companies a higher service level than are offered to them by the major national distributors. With its expanded service capabilities and quality assurance procedures in place, the Company believes that it can now compete for a bigger portion of the business at the top tier customer base, although there can be no assurance it will be successful in doing so.

LICENSED TECHNOLOGY

         As a result of the rapid growth of the Company's electronic components distribution business, the Company has decided to no longer pursue its development of certain licensed technology intended to protect various electronic equipment and machines from surges and sags in power which can damage the components within the equipment. See Note 5 to Notes to Consolidated Financial Statements of the Company.

                                LEGAL PROCEEDINGS

         The Company is from time to time involved in litigation relating to claims arising out of its operations in the ordinary course of business. Such claims are generally covered by insurance or, if they relate to products which it distributes, the Company would expect that the manufacturers of such products would indemnify the Company, as well as defend such claims on the Company's behalf, although no assurance can be given that any manufacturer would do so. The Company believes that none of these claims should have a material adverse impact on its financial condition or results of operations. See "RISK FACTORS -- Potential Product Liability"

                       BUSINESS AND FINANCIAL INFORMATION
                       REGARDING THE ADDED VALUE COMPANIES

                       ADDED VALUE SELECTED FINANCIAL DATA

         The following selected financial data for Added Value (i) for each of the years 1992 through 1994 and as of the end of each of the years 1993 and 1994 has been derived from the financial statements of Added Value, which have been audited by Lazar, Levine and Company LLP, Certified Public Accountants, and (ii) as of the end of 1992, for and as of the end of each of the years 1990 and 1991, for the six months ended June 30, 1994 and 1995 and as of the six months ended June 30, 1995 have been derived from the unaudited financial statements of Added Value. Such information should be read in conjunction with Added Value's Financial Statements and related notes included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" hereafter.



                                                    ADDED VALUE
                                              SELECTED FINANCIAL DATA
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           SIX MONTHS
                                          ENDED JUNE 30                    YEARS ENDED DECEMBER 31
                                        -----------------     -----------------------------------------------
                                        1995     1994         1994       1993        1992       1991     1990
                                       ------    ------      ------      ------    ------     ------    ------
                                          (UNAUDITED)                                            (UNAUDITED)

STATEMENTS OF
  INCOME DATA:

Net Sales(1)......................    $14,985   $12,376     $27,663     $19,650   $17,231    $15,107   $17,326
Cost of Sales(2)..................    (11,893)  ( 9,593)    (21,853)    (15,077)  (13,164)   (11,345)  (13,688)
                                       ------    ------      ------      ------    ------     ------    ------
Gross Profit......................      3,092     2,783       5,810       4,573     4,067      3,762     3,638
Selling, General and
  Administrative Expenses(3)......    ( 2,462)  ( 2,113)    ( 4,828)    ( 3,594)  ( 3,304)    (3,352)  ( 4,363)
                                       ------    ------      ------      ------    ------      -----    ------
Income (Loss) from Operations             630       670         982         979       763        410      (725)
Interest Expense..................       (118)      (51)       (118)        (84)      (74)      (121)     (141)
Other Income (Expense)(3).........          5        41          97         167       (17)       203       370
Equity in Earnings of
  Unconsolidated Subsidiary.......         46        99         105         129        71        127       -
                                      -------   -------     -------     -------   -------    -------   -------
Income (Loss) Before

  Income Taxes....................        563       759       1,066       1,191       743        619      (496)
Provision for Income Taxes........         (7)       (9)        (17)        (24)      (16)       ( 9)      -
                                      -------   -------     -------     -------   -------    -------   -------
Net Income (Loss).................    $   556   $   750     $ 1,049     $ 1,167   $   727    $   610   $  (496)
                                      =======   =======     =======     =======   =======    =======   =======
Earnings (Loss) Per Share(4)......    $  5.40   $  7.29     $ 10.19     $ 10.49   $  5.91    $  4.96   $ (5.06)
                                      =======   =======     =======     =======   =======    =======   =======


                                                                                 DECEMBER 31
                                    JUNE 30                    -----------------------------------------------
                                     1995                      1994       1993      1992     1991        1990
                                     ----                      ----       ----      ----     ----        ----
                                  (UNAUDITED)                                       -----(UNAUDITED)-----
BALANCE SHEET DATA:

Working Capital..............        $ 2,458                  $ 2,366   $ 2,065     $ 1,599   $  941      $  693
Total Assets.................          7,794                    7,625     6,695       4,656    4,528       4.650
Long-Term Debt
  (including current
  portion)...................           -                        -           43         -        -            26
Shareholders' Equity.........          3,568                    3,424     2,926       2,383    1,647         826
Book Value Per Common
  Share......................        $ 36.41                  $ 34.94   $ 29.86     $ 24.32   $16.81      $ 8.43

----------------

(1) Includes sales to Rocky Mountain of $468,000, $435,000, $727,000, $619,000, $1,016,000, $987,000 and $648,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(2) Includes purchases from Rocky Mountain of $246,000, $288,000, $960,000, $938,000, $1,342,000, $954,000 and $329,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(3)      Added Value has entered into an oral agreement to provide accounting and administrative services to Rocky Mountain.  Added Value is compensated based on 20% of Rocky Mountain's net earnings subject to an annual $36,000 ceiling.  The management fee for the year ended December 31, 1992 was deferred by mutual agreement and subsequently paid in 1993.  Included in other income is $72,000 related to this agreement for the years ended
         December 31, 1993 and 1992.  Added Value also received reimbursements of
         $120,000 in 1994, $144,000 in 1993 and $275,375 in 1992 for allocated general and administrative expenses from Rocky Mountain.  For the six months ended June 30, 1995 and 1994 these reimbursements aggregated
         $30,000 and $60,000, respectively.  The reimbursements are presented as reductions of selling, general and administrative expenses.
(4)      Weighted average shares (including common share equivalents)
         outstanding for the six months ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 were 103,000,
         103,000 103,000, 111,274, 123,000, 123,000 and 98,000, respectively.


                                   ADDED VALUE

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

OVERVIEW

         The following table sets forth for the years ended December 31, 1994, 1993 and 1992 and for the six months ended June 30, 1995 and 1994: (i) certain items in Added Value's statement of income expressed as a percentage of sales, and (ii) the percentage change of the dollar amounts for such items as compared to the indicated prior year or period. The equity in earnings of Rocky Mountain and intercompany sales and the related cost of those sales have been eliminated.

                                           ITEMS AS A PERCENTAGE                       PERIOD TO PERIOD PERCENTAGE
                                                  OF SALES                                 INCREASE (DECREASE)
                         ---------------------------------------------------------- ----------------------------------
                                                                                       SIX
                              SIX MONTHS                                              MONTHS
                                 ENDED                      YEARS ENDED                ENDED          YEARS ENDED
                                JUNE 30                     DECEMBER 31               JUNE 30         DECEMBER 31
                         ---------------------  ----------------------------------- -----------  ---------------------
                           1995        1994       1994        1993         1992       1995-94     1994-93    1993-92
                         ---------  ----------  ---------  -----------  ----------- -----------  ---------  ----------
Net Sales (1)............  100.0%      100.0%     100.0%       100.0%       100.0%       21.6%      41.5%       17.4%
Gross Profit.............   21.3        23.3       21.6         24.0         25.1        11.1       27.0        12.4
Selling, General and
 Administrative Expenses.   17.0        17.7       17.9         18.9         20.4        16.5       34.4         8.8
Income from Operations...    4.3         5.6        3.6          5.1          4.7        (5.9)        .2        28.3
Interest Expense.........     .8          .4         .4           .4           .5       132.9       40.8        12.5
Income Before Income Taxes   3.6         5.5        3.6          5.6          4.1       (21.8)      (9.5)       58.0
Net Income (2)...........    2.1         3.3        2.1          3.3          2.5       (21.8)      (9.5)       58.0


(1) Excludes sales to Rocky Mountain for the six month periods ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 which aggregated approximately $468,000, $435,000, $727,000,
         $619,000 and $1,016,000 respectively. Sales to Rocky Mountain were at cost.

(2) Added Value was an S corporation for all periods presented. Net income has been restated as if Added Value was a C corporation at all times and income taxes had been payable for such periods.

The following discussion excludes the effect of intercompany sales and the related cost of those sales between Added Value and Rocky Mountain and reflects Added Value as if it had been a C corporation for all periods presented.

COMPARISON OF SIX MONTH PERIODS ENDED JUNE 30, 1995 AND 1994

NET SALES

         Net sales for the first six months of 1995 increased to $14.5 million, a 21.6% increase over net sales of $11.9 million for the first six months of 1994. The increase in net sales was attributable to a general increase in demand for electronic products, and specifically an increase in the high volume low gross profit memory module products assembled and sold by Added Value. Net sales for the first six months of 1995 were negatively impacted by the loss of certain product lines, although the negative effect thereof was offset to some degree by additional sales of other products to existing and new customers. It is expected that Added Value's net sales will further increase in the future from sales of value added products, including liquid crystal display boards, graphic cards and memory modules.

GROSS PROFIT

         Gross profit was $3.1 million in the first six months of 1995, a $.3 million increase over gross profit of $2.8 million for the same period of 1994. The increase was primarily due to the growth in sales of memory modules discussed above. Gross profit as a percentage of sales was 21.3% for the first six months of 1995 compared to 23.3% for the first six months of 1994. The downward trend is attributable to a greater number of large volume transactions for Added Value's memory modules at reduced margins and the competitive environment in the electronic distribution marketplace generally. Added Value expects to continue to experience lower gross margins in future periods as a result of pricing competition in the industry and the increased sales of low profit memory products and memory assemblies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses ("SG&A") increased by $.4 million to $2.5 million for the first six months of 1995 as compared to $2.1 million for the first six months of 1994. The increase was primarily the result of increases in payroll, employee benefits and related burdens. SG&A as a percentage of sales improved to 17.0% for the six months ended June 30, 1995, from 17.7% for the same period of 1994. This improvement in SG&A as a percentage of sales reflects small reductions in overhead costs, increased operating efficiencies and benefits from economies of scale.

         SG&A includes an offset for accounting and administrative services and management fees payable from Rocky Mountain, which are presented as reductions of SG&A in Added Value's financial statements.

INCOME FROM OPERATIONS AND NET INCOME

         Income from operations decreased slightly to $.6 million for the first six months of 1995 compared to $.7 million for the same period of last year. This decrease was primarily attributable to the decline in gross profit margins and an increase in SG&A.

         Net income decreased to $.3 million for the six months ended June 30, 1995 from net income of $.4 million for the six months ended June 30, 1994. The decrease in net income for the 1995 period resulted primarily from the declining gross profit margins and the increase in SG&A.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

NET SALES

         Net sales for 1994 increased $7.9 million to $26.9 million, a 41.5% increase over net sales of $19.0 million for 1993. The sales increase was attributable to a general increase in demand for electronic products and an increase in sales of assembled memory module products.

GROSS PROFIT

         Gross profit was $5.8 million for 1994, a $1.2 million or 27.0% increase over gross profit of $4.6 million in 1993. The increase was due predominantly to the growth in sales discussed above. Gross profit margins were 21.6% in 1994 compared to 24.0% in 1993. The downward trend reflects an increase in sales of assembled memory products at reduced margins and the competitive environment in the electronic distribution marketplace generally.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A increased $1.2 million to $4.8 million in 1994 compared to $3.6 million in 1993. The increase was primarily the result of expenses associated with sales growth, administrative support relating to the sales growth and the costs of relocation of Added Value's principal office. SG&A as a percentage of sales decreased to 17.9% in 1994 as compared to 18.9% in 1993 due to the large growth in sales.

INCOME FROM OPERATIONS AND NET INCOME

         For the year ended December 31, 1994, income from operations and net income were nearly the same as compared to the year ended December 31, 1993. After exclusion of the equity in earnings of Rocky Mountain, the slight decline in net income was primarily due to increases in interest expense on the line of credit in 1994 as compared to 1993.

COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND 1992

NET SALES

         Net sales for the year ended December 31, 1993, increased $2.8 million to $19.0 million, a 17.4% increase over net sales of $16.2 million for the year ended December 31, 1992. The increase in net sales was attributable to a general increase in demand for electronic products. In addition, in 1993 Added Value introduced new memory module products and continued to benefit from a general consolidation within the industry.

GROSS PROFIT

         Gross profit was $4.6 million in 1993, a $.5 million or 12.4% increase over gross profit of $4.1 million in 1992. The increase was due predominantly to the growth in sales. Gross profit margins were 24.0% in 1993 compared to 25.1% in 1992. The downward trend reflects a decline associated with the competitive environment in the electronic distribution marketplace, as well as a small change in Added Value's overall sales mix to include a larger base of transactions for its low margin memory module products.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A increased $.3 million, or 8.8%, to $3.6 million in 1993 compared to $3.3 million in 1992. The increase was generally attributable to general overhead cost increases. SG&A as a percentage of sales decreased in 1993 to 18.9% down from 20.4% in 1992. The improvement reflects operating efficiencies and the economies of scale resulting from increased sales volume with relatively less expenses associated therewith.

INCOME FROM OPERATIONS AND NET INCOME

         Income from operations increased by $.2 million, or 28.3%, for 1993 over 1992. This increase, which was achieved despite declining gross profit margins, resulted from increased sales and improvements in operating efficiencies. For the year ended December 31, 1993, net income was $.6 million, an increase of 58.0% from net income of $.4 million for 1992. The increase in 1993 is attributable to the combination of the growth in sales, increased operating efficiencies, reduction in SG&A as a percentage of sales and increases in non-operating income items including greater interest income and the effect of reimbursements from Rocky Mountain for administrative costs.

LIQUIDITY AND CAPITAL RESOURCES

         Added Value's principal source of funds is cash from operations. One of the principal uses of cash has been distributions to shareholders to pay income taxes which are taxed at the shareholder level due to S corporation status. The current ratio for all periods presented including June 30, 1995 and the December 31 year ends was relatively constant, averaging about 1.57 to 1. Added Value's revolving line of credit ("Line of Credit") facility which was recently increased to $3.3 million and expires in February 1996, is adequate to support any temporary increases in Added Value's accounts receivable or inventories. At June 30, 1995, there was $2 million outstanding under the then $2.75 million Line of Credit as compared to $1.9 million outstanding at December 31, 1994 under the then $2.5 million Line of Credit. The Line of Credit contains certain restrictive covenants as to which Added Value was in compliance at June 30, 1995. Added Value believes that its cash flow from operations and funds available from the Line of Credit would be sufficient to support currently anticipated working capital needs in the next 12 months.

INFLATION

         Added Value does not believe that inflation or currency fluctuations significantly impacted its business during the periods presented; however, inflation, changing interest rates and currency fluctuations have had significant effects on the economy in the past and could adversely impact Added Value's results in the future.

                   ROCKY MOUNTAIN SELECTED FINANCIAL DATA

         The following selected financial data for Rocky Mountain (i) for each of the years 1992 through 1994 and as of the end of each of the years 1993 and 1994 has been derived from the financial statements of Rocky Mountain, which have been audited by Lazar, Levine and Company LLP, Certified Public Accountants, and (ii) as of the end of 1992, for and as of the end of each of the years 1990 and 1991, for the six months ended June 30, 1994 and 1995 and as of the six months ended June 30, 1995, have been derived from the unaudited financial statements of Rocky Mountain. Such information should be read in conjunction with Rocky Mountain's Financial Statements and related notes included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" hereafter.

                                                  ROCKY MOUNTAIN
                                              SELECTED FINANCIAL DATA
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          SIX MONTHS
                                        ENDED JUNE 30                      YEARS ENDED DECEMBER 31
                                        -------------         -----------------------------------------------
                                        1995     1994         1994       1993        1992       1991     1990
                                        ----     ----         ----       ----        ----       ----     ----
                                          (UNAUDITED)                                            (UNAUDITED)
STATEMENTS OF
  INCOME DATA:
Net Sales(1)......................    $ 4,345   $ 5,407    $ 10,200     $10,931   $ 8,105    $ 8,327   $ 6,948
Cost of Sales(2)..................    ( 3,294)  ( 4,084)    ( 7,934)    ( 8,476)  ( 6,151)   ( 6,274)  ( 5,301)
                                       ------    ------      ------      ------    ------     ------    ------
Gross Profit......................      1,051     1,323       2,266       2,455     1,954      2,053     1,647
Selling, General and
  Administrative Expenses(3)......       (857)     (889)    ( 1,779)    ( 1,907)  ( 1,643)   ( 1,471)  ( 1,140)
                                       ------    ------      ------      ------    ------     ------    ------
Income from Operations............        194       434         487         548       311        582       507
Interest Expense..................          -       (13)        (22)         (7)       (9)       (34)      (36)
Other Income .....................          7        20          22          29        11         18        14
                                       ------    ------      ------      ------    ------     ------    ------
Income Before Income Taxes........        201       441         487         570       313        566       485
Provision for Income Taxes........        (79)     (172)       (230)       (212)     (117)      (208)     (142)
                                       ------   -------     -------      ------    ------     ------    ------
Net Income........................    $   122   $   269     $   257     $   358   $   196    $   358   $   343
                                      =======   =======     =======     =======   =======    =======   =======
Earnings Per Share(4).............    $113.94   $247.89     $238.43     $310.05   $169.91    $310.34   $309.13
                                      =======   =======     =======     =======   =======    =======   =======


                                                                        DECEMBER 31
                                      JUNE 30          ------------------------------------------------------
                                        1995           1994         1993         1992        1991        1990
                                        ----           ----         ----         ----        ----        ----
                                     (unaudited)                                     -----(unaudited)-----

BALANCE SHEET DATA:
Working Capital                     $  2,321         $ 2,211      $ 1,997      $ 1,682     $ 1,460     $ 1,113
Total Assets                           3,454           2,873        3,569        2,731       2,257       2,225
Long-Term Debt
  (including current
  portion)                                29              38            -           -            -           -
Shareholders' Equity                   2,379           2,257        2,068        1,734       1,514       1,171
Book Value Per Common
  Share                            $2,219.08       $2,105.14    $1,866.32    $1,564.63   $1,366.43   $1,056.57

----------------
(1)      Includes sales to Added Value of $246,000, $288,000, $960,000,
         $938,000, $1,342,000, $954,000 and $329,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(2) Includes purchases from Added Value of $468,000, $435,000, $727,000, $619,000, $1,016,000, $987,000 and $648,000 for the six months ended
         June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990, respectively.

(3) Included in selling, general and administrative expenses for 1994 and 1993 is $36,000 and $72,000, respectively, related to an oral agreement between Rocky Mountain and Added Value whereby Added Value provides accounting and administrative services to Rocky Mountain. The management fee for the year ended December 31, 1992 was deferred by mutual agreement and paid in 1993. The Company was also charged $120,000, $144,000 and $275,375 for 1994, 1993 and 1992, respectively, for allocated general and administrative expenses from Added Value which is included in selling, general and administrative expenses. For the six months ended June 30, 1995 and 1994 these charges aggregated $30,000 and $60,000, respectively.

(4) Weighted average shares (including common share equivalents) outstanding for the six months ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990 were 1,072,
         1,084, 1,078, 1,154, 1,154, 1,154 and 1,108, respectively.

                                 ROCKY MOUNTAIN

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

OVERVIEW

         The following table sets forth for the years ended December 31, 1994, 1993 and 1992 and for the six months ended June 30, 1995 and 1994: (i) certain items in Rocky Mountain's statement of income expressed as a percentage of sales, and (ii) the percentage change of the dollar amounts for such items as compared to the indicated prior year or period. Intercompany sales and the related cost of those sales have been eliminated.

                                           ITEMS AS A PERCENTAGE                       PERIOD TO PERIOD PERCENTAGE
                                                  OF SALES                                 INCREASE (DECREASE)
                         ---------------------------------------------------------- ----------------------------------
                                                                                        SIX
                              SIX MONTHS                                              MONTHS
                                 ENDED                      YEARS ENDED                ENDED          YEARS ENDED
                                JUNE 30                     DECEMBER 31               JUNE 30         DECEMBER 31
                         ---------------------  ----------------------------------- -----------  ---------------------
                            1995        1994       1994        1993         1992       1995-94     1994-93    1993-92
                         ---------  ----------  ---------  -----------  ----------- -----------  ---------  ----------
Net Sales (1)............  100.0%      100.0%     100.0%       100.0%       100.0%     (19.9)%      (7.5)%      47.7%
Gross Profit.............   25.6        25.8       24.5         24.6         28.9      (20.5)       (7.7)       25.6
Selling, General and
 Administrative Expenses.   20.9        17.4       19.2         19.1         24.3       (3.5)       (6.7)       16.0
Income from Operations...    4.7         8.5        5.3          5.5          4.6      (55.4)      (11.2)       76.4
Interest Expense.........      -          .3         .2           .1           .1      (97.1)      217.2       (20.8)
Income Before Income Taxes   4.9         8.6        5.3          5.7          4.6      (54.4)      (14.6)       82.1
Net Income (Loss) .......    3.0         5.2        2.8          3.6          2.9      (54.5)      (28.2)       82.5


(1) Excludes sales to Added Value for the six month periods ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 which aggregated approximately $246,000, $288,000, $960,000, $938,000 and $1,342,000, respectively. Sales to Added Value were at cost.

The following discussion excludes the effect of intercompany sales and the related cost of those sales between Rocky Mountain and Added Value.

COMPARISON OF SIX MONTH PERIODS ENDED JUNE 30, 1995 AND 1994

NET SALES

         Net sales for the first six months of 1995 decreased significantly to $4.1 million from $5.1 million, a 19.9% decrease from the first six months of 1994. The decrease in net sales represents the continuing effect of the loss of key product lines in 1994. In addition, Rocky Mountain's overall customer base has decreased and Rocky Mountain has refocused its efforts to provide more extensive services to its remaining customers. Without giving effect to the Transaction, Rocky Mountain would expect net sales to remain relatively constant in the future unless new product lines are obtained to replace the lines lost in 1994.

GROSS PROFIT

         Gross profit as a percentage of sales decreased for the first six months of 1995 to 25.6% from 25.8% for the same period of 1994. The slight decrease in the gross profit percentage was attributable to the change in the product mix sold and the impact of sales of memory products, which typically are at lower gross profit margins. Gross profit dollars declined from $1.3 million for the first six months of 1994 to $1.1 million for the first six months of 1995. The decline in gross profit dollars reflects the decrease in sales during the first half of 1995 as compared to the first half of 1994.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A did not materially change for the first six months of 1995 as compared to the first six months of 1994. However, as a result of declining sales, SG&A as a percentage of sales increased for the first six months of 1995 as compared to the first six months of 1994. In addition, Rocky Mountain has assumed greater responsibility for certain administrative functions previously performed by Added Value, and thus Rocky Mountain paid $30,000 less for the six months of 1995 for such services as compared to the first six months of 1994.

INCOME FROM OPERATIONS AND NET INCOME

         Net income declined by $.2 million for the six months ended June 30, 1995, from net income of $.3 million for the six months ended June 30, 1994. The decline in net income is attributable primarily to increasing competition in Rocky Mountain's sales territory, loss of product lines and the relatively fixed SG&A expenses. Further declines in sales for the remainder of 1995 are likely to result in similar reduced year end earnings for 1995 as compared to 1994.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

NET SALES

         Net sales for 1994 of $9.2 million decreased by $.8 million from net sales of $10.0 million for 1993. The sales decrease was attributable to the loss of some principal customers, a general decrease in demand for all lines of electronic products distributed by Rocky Mountain and the effects of the loss of certain key product lines.

GROSS PROFIT

         Gross profit declined $.2 million to $2.3 million in 1994 from gross profit of $2.5 million in 1993. The decline in gross profit dollars reflects the competitive environment in the electronic distribution marketplace and the related decrease in sales. Gross profit as a percentage of sales decreased slightly in 1994 to 24.5% as compared to 24.6% in 1993.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A decreased $.1 million to $1.8 million in 1994 compared to $1.9 million in 1993. Continuing sales declines should produce a further increase in SG&A as a percentage of sales in the future.

INCOME FROM OPERATIONS AND NET INCOME

         For the year ended December 31, 1994, income from operations decreased slightly to $.5 million. Net income declined to $.3 million for 1994 as compared to $.4 million for the year ended December 31, 1993. The decrease in net income for 1994 as compared to 1993 was primarily attributable to lower sales in 1994, the slight increase in SG&A as a percentage of sales for 1994 over 1993 and increases in interest expense on its line of credit in 1994 as compared to 1993.

COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND 1992

NET SALES

         Net sales for the year ended December 31, 1993 was $10.0 million, representing an increase of 47.7% over net sales of $6.8 million for the year ended December 31, 1992. The increase in net sales was attributable to increased marketing efforts attracting a large customer who accounted for more than 15% of sales and a general increase in demand for electronic products in Rocky Mountain's sales territory.

GROSS PROFIT

         Gross profit increased 25.6% over gross profit in 1992. The increase was due predominantly to the growth in sales which more than offset the decline in gross profit margins from 28.9% in 1992 to 24.6% in 1993. The decrease in gross profit margins was attributable to the overall sales mix of products sold during the comparative periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         SG&A increased $.3 million, or 16.0%, to $1.9 million in 1993 compared to $1.6 million in 1992. The increase was attributable to the greater sales costs and general overhead increases. The improvement in SG&A as a percentage of sales reflects operating efficiencies and economies of scale resulting from increased sales volume.

INCOME FROM OPERATIONS AND NET INCOME

         Income from operations increased $.2 million for 1993 over 1992. This increase resulted from increased sales and improvements in operating efficiencies. For the year ended December 31, 1993, net income was $.4 million, an increase of $.2 million from net income of $.2 million for 1992. The increase in net income for 1993 was attributable to the combination of the growth in sales, increased operating efficiencies and reduction in SG&A as a percentage of sales.

LIQUIDITY AND CAPITAL RESOURCES

         Rocky Mountain's principal source of funds is cash from operations, and use of its line of credit. The current ratio at June 30, 1995, was 3.2 to 1. Rocky Mountain has a $1 million revolving line of credit. At June 30, 1995, $120,000 was outstanding under such line of credit. The line of credit contains certain restrictive covenants as to which Rocky Mountain was in compliance at June 30, 1995. Rocky Mountain believes that its cash flows from operations and funds available from its line of credit will be sufficient to support currently anticipated working capital needs in the next 12 months.

INFLATION

         Rocky Mountain does not believe that inflation or currency fluctuations significantly impacted its business during the periods presented; however, inflation, changing interest rates and currency fluctuations have had significant effects on the economy in the past and could adversely impact Rocky Mountain's results in the future.

                            DIVIDEND POLICY

         As a result of the stockholders of Added Value having elected S corporation status under the Code and the corresponding tax laws of the State of California, Added Value's income is taxed directly to its stockholders. Accordingly, Added Value makes distributions to its stockholders to pay their income taxes derived from Added Value's income. For the fiscal years ended December 31, 1993 and 1994 and the six months ended June 30, 1995, such tax distributions aggregated $615,223, $551,026 and $411,837, respectively. The balance of the net income of Added Value during such taxable periods was employed for working capital in its operations. Rocky Mountain has never declared or paid cash dividends. However, Rocky Mountain did repurchase and retire 36 shares of its common stock during 1994 at a total cost of $68,202 (of which $18,202 was paid in cash and the balance is payable over 36 months from April 1994, together with 5% per annum interest thereon). Net income of Rocky Mountain is employed for working capital purposes in its operations.

                         MARKET INFORMATION

         All of the shares of common stock of Added Value are owned of record by 9 Target Stockholders. All of the shares of common stock of Rocky Mountain are owned by 4 Target Stockholders (which include Added Value and Wayne Vannoy who also owns shares of Added Value common stock). Accordingly, there is no established public trading market for shares of either of the Added Value Companies. See "SELECTED INFORMATION WITH RESPECT TO THE ADDED VALUE COMPANIES Ownership of Capital Stock; Directors and Officers."

                              BUSINESS

                        ADDED VALUE COMPANIES

         The Added Value Companies are regional distributors of electronic components manufactured by others and providers of value-added and manufacturing services. These components and services are sold primarily to original equipment manufacturers in a diverse and growing range of industries. Their customer base includes manufacturers of consumer goods, satellite and communications products, computers and computer-related products, robotics and industrial equipment, defense and aerospace equipment and medical instrumentation. In addition, the Added Value Companies sell various board level products of their own. These products are manufactured for the Added Value Companies by various contract manufacturers under the brand name A.V.E.D. The customer base for these products includes manufacturers of computer and computer-related products, industrial equipment and medical instrumentation.

         Approximately 52% of the Added Value Companies' sales are derived from the sale of semiconductors (active components), including transistors, diodes, memory devices and other integrated circuits. Approximately 3% of the Added Value Companies' sales are derived from electromechanical products, including cable, connectors, filters and sockets. Approximately 43% of the Added Value Companies' sales are derived from the sale of value-added and manufacturing services and 2% from the sale of privately labeled board level products. Neither of the Added Value Companies has in the past derived significant revenues from the sale of microprocessors.

         Added Value was incorporated in California on April 14, 1982. Rocky Mountain was incorporated in Colorado on March 6, 1987. The Added Value Companies, viewed in the aggregate, were recently recognized by an industry publication as the 42nd largest distributor of electronic components in the United States, up from the 47th largest distributor in the previous year.

CORPORATE STRATEGY

         The Added Value Companies' strategy has been to drive growth by expanding their customer base and by increasing sales to their existing customers. One way in which the Added Value Companies intend to accomplish these objectives is to capitalize on a growing industry trend for OEMs to outsource procurement and manufacturing processes. Thus, the Added Value Companies have developed a kitting and turnkey services division.

         Another way in which the Added Value Companies attempt to increase their sales is to sell board level products of their own design. In this regard, the Added Value Companies have developed various products including LCD driver boards, graphics cards and memory modules. To date, the Added Value Companies have derived approximately 2% of their aggregate revenues from the sale of these products.

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



PRODUCTS

  Active and Passive Components

         The Added Value Companies market both semiconductors and passive products. The Added Value Companies have not in the past derived significant revenues from the sale of microprocessors. Virtually all of the Added Value Companies' customers purchase both active and passive products.

         The Added Value Companies do not offer express warranties with respect to any of their distributed products, instead passing on only such warranties, if any, as are granted by their suppliers.

  Board Level Products

         Flat panel displays are presently realizing rapid growth and are expected to be one of the fastest growing and largest markets in the electronic components industry. In order to properly function in any application, flat panel displays need controlled inputs of electronic impulses. In this regard, Added Value has developed its own board level product to control and regulate the electronic input to drive the flat panel display. This product is commonly referred to as a driver board.

         In addition to the driver board, flat panel displays require a back-light, an inverter to run the back-light and cable assemblies to connect the display, inverter and the driver board to each other and to the equipment of which it is a part. Each display requires specific software to allow the driver board to talk to the display. The software is developed by the Added Value Companies either by a separate service or, in the case of the more popular displays, they are developed ahead of customer requests and made available to customers. The Added Value Companies have developed the expertise to assemble the entire kit of parts needed so that the customer, a manufacturer of equipment, can use one part number to order all of the components needed. This greatly simplifies the customer's design-in and purchasing process.

         To date, the Added Value Companies have had only minimal revenues from the sale of flat panel displays, driver boards and display kits, however, by having this comprehensive capability available, management believes that the potential market could be substantial.

         In addition to driver boards, the Added Value Companies also sell memory modules and graphics cards which are needed in all PC's as well as in many other types of electronic products. The driver boards, memory modules and graphics cards are all manufactured for the Added Value Companies by contract manufacturers.

         With respect to all manufactured products, the Added Value Companies offer a warranty for a period of one year against defects in workmanship and materials under normal use and service and in their original unmodified condition. The Added Value Companies also carry products liability insurance.

TURNKEY AND KITTING SERVICES

         The Added Value Companies provide turnkey services which enable customers to outsource the entire procurement and manufacturing process. This service is attractive to smaller OEMs who do not have the capital resources necessary to invest in state-of-the-art manufacturing equipment nor the capacity requirements necessary to validate such an investment. Turnkey services also enable the smaller OEMs to take advantage of the enhanced purchasing power created by the combining of the procurement requirements of multiple turnkey customers. These turnkey services enable customers to reduce end-product costs and limit working capital requirements, while at the same time improving processed and product quality. In performing turnkey services, the Added Value Companies subcontract out all of the manufacturing work.

         When providing kitting services, the Added Value Companies fill a greater portion of their customers' procurement requirements by, in addition to providing products from their regular supplier base, also providing customers with products that are not part of their regular products offering. This service enables customers to save on procurement costs by reducing their supplier base.

         With respect to turnkey and kitting services, the Added Value Companies offer a warranty against defects in workmanship which is a pass-through from the assembler and at the component level a warranty that the parts meet the manufacturer's data sheet specifications.

SALES AND MARKETING

  Overall Strategy

         The Added Value Companies differentiate themselves from competitors in the marketplace by the combination of products and services that they can provide to their customers. They are broad-line distributors representing more than 44 different component manufacturers. Their focus has been on servicing middle and emerging market customers with a level of attention that the major distributors do not offer and a level of service capabilities that the smaller distributors cannot provide.

  Marketing Techniques

         The Added Value Companies use various techniques in marketing their products. These include direct marketing through personal visits to customers by management, salespeople and sales representatives, supported by a staff of inside sales personnel who handle the acceptance, processing and administration of sales orders, general advertising, sales referrals and marketing support from component manufacturers. The Added Value Companies also use their expanded service capabilities and their status as an authorized distributor for certain manufacturers as marketing tools.

  Sales Personnel

         As of October 1, 1995, the Added Value Companies employed on a full-time basis approximately 15 inside and approximately 20 outside salespeople with approximately 8 more management employees involved in sales. The Added Value Companies also had 2 sales representatives covering various territories where the Added Value Companies do not have sales offices. In addition, the Added Value Companies currently employ 3 application engineers in their technical sales program. Salespeople are generally compensated by a combination of salary and commissions based upon the profits obtained on their sales.

  Sales Office Locations

         Added Value currently operates 5 sales offices located in Tustin, San Diego, Westlake Village and Visalia, California and Scottsdale, Arizona, with the Visalia office staffed by a non-exclusive sales representative. Rocky Mountain maintains sales offices in Wheat Ridge, Colorado and Midvale, Utah.

  Transportation

         All of the Added Value Companies' products are shipped through third party carriers. Incoming freight charges are generally paid by the Added Value Companies, while outgoing freight charges are typically paid by the customer.

  Seasonality

         The Added Value Companies' sales have not historically been materially greater in any particular season or part of the year.

CUSTOMERS

         The Added Value Companies market their products primarily to original equipment manufacturers ("OEMs") in a diverse and growing range of industries. Their customer base includes manufacturers of consumer goods, computers and computer-related products, defense and aerospace equipment, satellite and communications products, robotics and industrial equipment and medical instrumentation. The customer list of the Added Value Companies includes approximately 3,200 accounts. During 1994, no customer accounted for more than 15% of sales and the Added Value Companies do not believe that the loss of any one customer would have a material adverse impact on their business.

SUPPLIERS

  Authorized Distributorships

         The Added Value Companies generally purchase products from components manufacturers pursuant to non-exclusive distribution agreements. Such suppliers generally limit the number of distributors they will authorize in a given territory. As an authorized distributor, the Added Value Companies obtain sales referrals, as well as sales, marketing and engineering support, from components manufacturers. These referrals and support assist the Added Value Companies in closing sales and obtaining new customers. Their status as an authorized distributor is also a valuable marketing tool as the end customers receive greater support from the components manufacturers.

         Most distribution agreements are cancelable by either party, typically upon 30 to 90 days' notice. The Added Value Companies believe their exposure to inventory loss is significantly reduced by the following provisions typically found in their distribution agreements: price protection, stock rotation privileges, obsolescence credit and return privileges. Price protection is typically in the form of a credit for any inventory the Added Value Companies have of products for which the manufacturer reduces its prices. The stock rotation privileges typically allow the exchange of inventory in an amount up to 5% of a prior period's purchases. The obsolescence credit allows the return of any products which the manufacturer discontinues. Most of the distribution agreements contain some right to return inventory in the event of termination of the distribution agreement. Some inventories are returnable with a 10% to 15% restocking charge. Some are not returnable, some have age restrictions associated with returnability, and some are fully returnable, but at adjusted repurchase prices. There can be no assurance that all manufacturers will comply with their contractual obligations.

         The Added Value Companies do not generally purchase product for inventory unless it is a commonly sold product, there is an outstanding customer order to be filled, a special purchase is available or unless it is an initial stocking package in connection with a new line of products.

  Supplier Base

         Presently, the Added Value Companies have non-exclusive distribution agreements with over 44 different suppliers and consider themselves to be broad-line distributors. They do not regard any one supplier as essential to operations, since most of the products they sell are available from other sources at competitive prices. In 1994, their three largest suppliers accounted for approximately 8%, 8% and 7% of consolidated purchases, respectively. While the Added Value Companies do not believe that the loss of any one supplier would have a material adverse impact on their business, the loss of a significant number of suppliers in a short period of time could have such an impact. If the Added Value Companies were to lose the right to distribute the products of any one particular supplier, there can be no assurance that they would be able to replace the products which were available from that particular supplier. The Added Value Companies, from time to time, eliminate companies and add new companies to their list of authorized suppliers in an attempt to provide their customers with a better product mix.

PROPERTIES

         Corporate headquarters for Added Value is 14192 Chambers Road, Tustin, California 92680, which is a free-standing 12,000 square foot facility. Included in this space are approximately 5,000 square feet of warehouse space.
This is leased space; the lease expires April 14, 1999.

         Added Value's San Diego location is 5752 Oberlin Drive, #105, San Diego, California 92121. This is an approximate 700 square foot facility. This too is leased space; the lease expires December 31, 1995.

         Added Value's Westlake Village location is 699 Hampshire Road, Westlake Village, California. This is an approximate 1,250 square foot, leased facility. The lease expires May 14, 1998.

         Added Value's Scottsdale, Arizona location is 7741 East Gray Road, #9, Scottsdale, Arizona 85260. This is an approximate 1,000 square foot, leased facility. The lease expires March 1, 1996.

         Rocky Mountain's principal office is located at 4090 Youngfield Street, Wheat Ridge, Colorado 80033. This is a 3,412 square foot, leased facility with approximately 1,000 square feet of warehouse space. The lease expires January 31, 1996.

         Rocky Mountain's Utah location is 942 E. 7145 South, Suite A101, Midvale, Utah 84047. This is a 2,282 square foot, leased facility; the lease expires in December of 1997.

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




FOREIGN MANUFACTURING AND TRADE REGULATION

         A significant number of the components sold by the Added Value Companies are manufactured outside the United States and purchased by the Added Value Companies from United States subsidiaries or affiliates of those foreign manufacturers. As a result, the ability of the Added Value Companies to sell at competitive prices could be adversely affected by increases in tariffs or duties, changes in trade treaties, currency fluctuations, strikes or delays in air or sea transportation, and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. The ability to be competitive in or with the sales of imported components could also be affected by other governmental actions and changes in policies related to, among other things, anti-dumping legislation and currency fluctuations. Since the Added Value Companies purchase from United States subsidiaries or affiliates of foreign manufacturers, their purchases are paid for in U.S. dollars which reduces the potential adverse effect of currency fluctuations.

EMPLOYEES

         As of October 1, 1995, the Added Value Companies employed in the aggregate approximately 75 persons: 10 are involved in management; 3 are involved in marketing; 33 are involved in sales; 6 are involved in warehouse and shipping; 10 are involved in operations and kitting; 9 are involved in bookkeeping and clerical; and 4 are involved in MIS. None of such employees is covered by collective bargaining agreements. The Added Value Companies believe that relations with employees are good.

COMPETITION

         The Added Value Companies believe that there are over 1,000 electronic components distributors throughout the United States, ranging in size from less than $1 million in revenues to companies with annual sales exceeding $4 billion worldwide. These distributors can be divided into global distributors who have operations around the world, national distributors who have offices throughout the United States, regional distributors and local distributors. With 7 offices in 4 states, the Added Value Companies compete as a regional distributor. The Added Value Companies, which were recently recognized by an industry publication on a consolidated basis as the 42nd largest distributor of electronic components in the United States, believe their primary competition comes from the top 50 distributors in the industry as well as from smaller local distributors. Most of these top 50 distributors have greater assets and possess greater financial and personnel resources than do the Added Value Companies.

                                LEGAL PROCEEDINGS

         The Added Value Companies are from time to time involved in litigation relating to claims arising out of their respective operations in the ordinary course of business, including, in the case of Added Value, with respect to its manufacturing of driver boards, memory modules and graphic cards. Such claims are generally covered by insurance or, if they related to products which they distribute, the Added Value Companies would expect that the manufacturers of such products would indemnify them, as well as defend such claims on behalf of the Added Value Companies, although no assurance can be given that any manufacturer would do so. The Added Value Companies believe that none of these claims would or should have a material adverse impact on their respective financial condition or results of operations. See "RISK FACTORS -- Potential Product Liability."

                SELECTED INFORMATION WITH RESPECT TO THE COMPANY

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

NAME                                              CLASS    AGE      POSITION
----                                              -----    ---      --------
Paul Goldberg(1)..............................      III    67       Chairman of the Board of Directors and
                                                                     Chief Executive Officer

Bruce M. Goldberg(1)..........................       II    40       President and Chief Operating Officer
                                                                     and Director

Howard L. Flanders............................       II    38       Vice President, Secretary and Chief
                                                                     Financial Officer and Director

Rick Gordon...................................      III    41       Senior Vice President of Sales
                                                                     and Director

S. Cye Mandel(2)(3)...........................        I    66       Director

Sheldon Lieberbaum(2)(3)......................        I    60       Director

---------------------
(1)      member of the Executive Committee
(2)      member of the Audit Committee
(3)      member of the Compensation Committee

         The Company's Certificate of Incorporation provides for a staggered board, consisting of three classes. The terms of office of Class I, II and III directors expire in 1998, 1996 and 1997, respectively. See "DESCRIPTION OF SECURITIES -- Certain Provisions of Certificate of Incorporation and By-laws." The Company's executive officers serve at the discretion of the Board; however, all executive officers have employment agreements with the Company. See "Executive Compensation -- Employment Agreements." The following is a brief resume of the Company's executive officers and directors.

         PAUL GOLDBERG, one of the co-founders of the Company and the father of Bruce M. Goldberg, has been employed by the Company in various executive capacities since its predecessor's formation in 1964, and has served as Chairman of the Board and Chief Executive Officer since 1978. Mr. Goldberg was also President of the Company until July 1994.

         BRUCE M. GOLDBERG, the son of Paul Goldberg, joined the Company in October 1988 as Vice President, in 1990 became Executive Vice President and in July 1994 became President and Chief Operating Officer. Bruce M. Goldberg has served as a Director of the Company since 1987. From 1981 until joining the Company, Bruce M. Goldberg practiced law.

         HOWARD L. FLANDERS joined the Company in February 1991 as its Vice President and Chief Financial Officer, and in 1992 became a Director of the Company and Secretary. Prior to joining the Company, Mr. Flanders, who is a CPA, was Controller of Reliance Capital Group, Inc., a subsidiary of Reliance Group Holdings, Inc., where he held various positions since 1982. Prior thereto, Mr. Flanders was an accountant with the public accounting firm of Coopers & Lybrand.

         RICK GORDON has been employed by the Company since January 1986. He was originally the General Manager of the Company's Northern California office and Northwest Regional Manager. In March 1990, Mr. Gordon became the Western Regional Vice President and in 1992 Vice President of North American Sales and a Director of the Company. In 1994, Mr. Gordon was appointed Senior Vice President of Sales and Marketing for the Company and currently holds the title Senior Vice President of Sales. Before working for the Company, Mr. Gordon was Western Regional Vice President for Diplomat Electronics, another electronic components distributor, from 1975 until 1986.

         S. CYE MANDEL is a prominent South Florida businessman who has been an executive in the food service industry for the past 20 years. Mr. Mandel has been a principal in the entity which acted from 1989 to 1993 as the manager of the Miccosukee Indian bingo enterprise located in Miami, Florida. Mr. Mandel has served as Director of the Company since 1987.

         SHELDON LIEBERBAUM is director of corporate finance and a director and shareholder of Lew Lieberbaum & Co., Inc. ("Lew Lieberbaum"), an investment banking firm which was the underwriter of the 1995 Public Offering and was one of the underwriters of the Company's 1992 Public Offering. He was also an officer of the underwriter which took the Company public in 1987. Mr. Lieberbaum has been in the brokerage business for over 35 years and serves as a director for Unapix Enterprises, Eastco Industrial Safety Corporation and In-Home Health, Inc. Mr. Lieberbaum became a Director of the Company in 1992 in connection with an agreement of the Company with the underwriters of the 1992 Public Offering that until June 18, 1997, the Company would use its best efforts to cause one individual designated by such underwriters to be elected to the Board or to be an advisor to the Board. In connection with the 1995 Public Offering, a similar agreement regarding the designation of a director of the Company was entered into between the Company and Lew Lieberbaum which has a term of three years from June 8, 1995, but is not operative until the expiration of the existing agreement with the underwriters of the 1992 Public Offering so that only one designee of either Lew Lieberbaum or the underwriters of the 1992 Public Offering will serve on the Board at any time. The National Association of Securities Dealers, Inc. ("NASD") alleged that Lew Lieberbaum and others, including Mr. Lieberbaum, in 1991 engaged in market manipulation, inaccurately maintained books and records and failed to adequately supervise the activities of the Underwriter's personnel in connection with the trading for the Underwriter's account of warrants which were part of a public offering of units of convertible preferred stock and warrants of a company for which Lew Lieberbaum had acted in 1991 as managing underwriter. In order to expeditiously resolve this matter and without admitting or denying these allegations, in January 1995 Mr. Lieberbaum and others voluntarily entered into a Letter of Acceptance, Waiver and Consent with the NASD pursuant to which Mr. Lieberbaum was censured and fined by the NASD, agreed to pay with the Lew Lieberbaum and others restitution to customers and was suspended from associating with any NASD member for a one month period.

BOARD COMMITTEES

  EXECUTIVE COMMITTEE

         The Executive Committee is comprised of Paul Goldberg and Bruce M. Goldberg. During 1994, the Executive Committee did not meet formally, however, its members met on nearly a daily basis in connection with the operations of the Company. The Executive Committee possesses substantially all of the powers of the Board and acts as the Board between Board meetings.

  AUDIT COMMITTEE

         The Audit Committee is comprised of S. Cye Mandel and Sheldon Lieberbaum. The Audit Committee is responsible for recommending the selection of the independent auditors (which was done during the last year by the Board as a whole), reviewing the arrangements and scope of the independent audit, reviewing internal accounting procedures and controls and reviewing the reports and recommendations of the independent auditors with respect to internal controls.

  COMPENSATION COMMITTEE

         The Compensation Committee currently consists of S. Cye Mandel and Sheldon Lieberbaum, two independent non-employee directors of the Company. On March 27, 1993, the Board had reconstituted the Compensation Committee to consist of S. Cye Mandel and Sheldon Lieberbaum in order that only independent, non-employee directors of the Company would be members of such committee. Effective with the reconstitution of the Compensation Committee in March 1993, the Board decided that management of the Company should make decisions with respect to the compensation (other than the granting of stock options) of all employees other than the executive officers of the Company. Furthermore, in connection with the

1995 Public Offering, the Company agreed with Lew Lieberbaum that the Company will not increase or authorize an increase in the compensation of its executive officers without the approval of the Compensation Committee for a period of three years from June 8, 1995. In addition, the Company has agreed that for the same three year period from June 8, 1995, it will use its best efforts to cause one individual designee of the Lew Lieberbaum to be elected to the Company's Board and that such designee will also serve as a member of the Compensation Committee. Currently, Sheldon Lieberbaum, director of corporate finance and a director and shareholder of Lew Lieberbaum, is a member of the Board and the Compensation Committee. See "Executive Officers and Directors" and "Certain Transactions" herein.

  NOMINATING COMMITTEE

         The Board does not have a Nominating Committee, such function being performed by the Board as a whole.

BOARD COMPENSATION

         The members of the Board do not currently receive compensation from the Company for acting in their capacity as directors of the Company nor has the Company adopted any standard arrangement for compensating non-employee directors of the Company. The Company may decide in the future to compensate directors and/or to establish a standard compensation arrangement for non-employee directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the compensation earned during each of the fiscal years ended December 31, 1994, 1993 and 1992 by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000:

                                            SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                          ANNUAL COMPENSATION         SECURITIES        ALL OTHER
                                                         ---------------------        UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION                    YEAR      SALARY($)    BONUS($)        OPTIONS(#)         ($)(1)
---------------------------                    ----      ---------------------        ----------         ------
Paul Goldberg...............................   1994         184,000         --                --         10,000
     Chairman and Chief                        1993         178,000    113,000           100,000          8,000
     Executive Officer                         1992         167,000     15,000                --          5,000

Bruce M. Goldberg...........................   1994         150,000         --                --         26,000
     President and Chief                       1993         135,000     98,000           100,000         14,000
     Operating Officer                         1992         114,000     15,000                --          2,000

Rick Gordon.................................   1994         155,000     20,000                --         16,000
     Senior Vice President                     1993         135,000     11,000             3,000         12,000
     of Sales and Marketing                    1992         123,000         --                --          2,000

Howard L. Flanders..........................   1994         130,000         --                --         17,000
     Vice President and Chief                  1993         105,000     11,000           103,000         14,000
     Financial Officer                         1992          93,000         --                --             --


(1) All other compensation includes Company contributions to life insurance policies, where the Company is not the beneficiary, to the Deferred Compensation Plan and to the 401(k) Plan of the Company and the cost to the Company of the nonbusiness use of Company automobiles used by executive officers. See hereinbelow and "Deferred Compensation Plan for Executive Officers and Key Employees" and "401(k) Plan."

         The Company has a $1,000,000 key man term life insurance policy on the life of Paul Goldberg with benefits payable to the Company. In addition, the Company pays for a $550,000 universal life insurance policy on the life of Paul Goldberg with benefits payable to his wife. The current annual premiums on the foregoing policies insuring the life of Paul Goldberg are approximately $9,300 and $7,700 for the key man and universal life insurance policies, respectively. The Company owns and is the beneficiary of a $1,000,000 term policy on the life of Bruce M. Goldberg. The current annual premium on this policy is $1,580. Moreover, during 1994 the Company transferred ownership of a $1,000,000 whole life insurance policy (the "Whole Life Policy") on the life of Bruce M. Goldberg to Bruce M. Goldberg to fulfill an obligation under his 1992 employment arrangement. The Company intends to make annual advances to Bruce M. Goldberg to cover the annual premium of the Whole Life Policy currently in the amount of $22,995. Such annual advances are secured by the cash surrender value of the Whole Life Policy. Since more than two and one-half years had passed since the date of Bruce M. Goldberg's 1992 employment agreement, fifty percent (50%) of the advances through December 31, 1994, were cancelled and the related security released on January 1, 1995. The remainder of the existing advances and any future advances made to pay premiums on the Whole Life Policy through May 31, 1997, will be cancelled and any remaining security will be released in accordance with a vesting schedule by May 31, 1997, provided Bruce M. Goldberg continues employment with the Company through the end of such period. Thereafter the Company will continue, for the duration of Bruce M. Goldberg's employment, to pay the annual premium to Bruce M. Goldberg for the Whole Life Policy. If Bruce
M. Goldberg is terminated by the Company for cause prior to May 31, 1997, he will be entitled to pay off the nonvested advances owed to the Company and obtain a release of any collateral assignment. If Bruce M. Goldberg is terminated without cause or upon a change in control, any nonvested advances owed to the Company will become immediately vested and any remaining security will be released. In addition, beginning in 1993 the Company has funded, and intends to continue to fund, the premiums for $1,000,000 flexible premium life insurance policies owned by each of Howard L. Flanders and Rick Gordon. The Company's advances will be secured by a collateral assignment of the cash value and death benefit of each of the policies. The current annual premium on each of these policies is $11,500. The Company's obligations to make premium payments in connection with Howard L. Flanders' and Rick Gordon's policies are expected to last for a maximum of ten years. After Howard L. Flanders and Rick Gordon have been with the Company for a period of five years from the year in which the policy was acquired (1993) and provided they each remain in the employ of the Company or they have become disabled or a change in control has occurred during the term of their employment, the advances will be deemed cancelled and the security released thereafter ratably over a five year vesting period until such time as all advances are deemed cancelled.

OPTION GRANTS IN LAST FISCAL YEAR

         The Company did not grant any stock options during its fiscal year ended December 31, 1994, to any executive officer of the Company. But see discussion of New Options granted in May 1995 in "Employment Agreements -- The Goldberg Agreements."

AGGREGATED OPTION EXERCISES IN LATEST FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES

         The following table sets forth information concerning the aggregate option exercises in the fiscal year ended December 31, 1994, and the value of

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



unexercised stock options as of December 31, 1994 for the individual executive officers named in the Summary Compensation Table:

                                                                                 NUMBER OF
                                                                                SECURITIES           VALUE OF
                                                                                UNDERLYING          UNEXERCISED
                                                                                UNEXERCISED        IN-THE-MONEY
                                                                                OPTIONS AT          OPTIONS AT
                                                 SHARES                          FY-END(#)           FY-END($)
                                               ACQUIRED ON        VALUE        EXERCISABLE/        EXERCISABLE/
                                               EXERCISE(#)     REALIZED($)     UNEXERCISABLE     UNEXERCISABLE(1)
                                               -----------     -----------     -------------     ----------------

Paul Goldberg.................................       --                --         120,000(E)         84,500(E)
                                                                                   80,000(U)            -- (U)
Bruce M. Goldberg.............................   3,125(2)          6,700(2)        95,000(E)         63,375(E)
                                                                                   80,000(U)            -- (U)
Rick Gordon...................................       --                --          85,600(E)         79,688(E)
                                                                                   37,400(U)         32,813(U)
Howard L. Flanders............................       --                --          55,600(E)         44,375(E)
                                                                                   77,400(U)         37,500(U)

---------------

(1) Value is based upon the difference between the exercise price of the options and the last reported sale price of the Common Stock on December 31, 1994.

(2) Stock options covering 3,125 shares of Common Stock at an exercise price of $1.60 per share were exercised by Bruce M. Goldberg during the fiscal year ended December 31, 1994. The value realized per share is based upon the difference between the closing sale price of the Company's Common Stock on The Nasdaq Stock Market on the date of exercise and the exercise price.

EMPLOYEES', OFFICERS', DIRECTORS' STOCK OPTION PLAN

         In 1987, the Company established an Employees', Officers', Directors' Stock Option Plan (as previously amended and restated the "Option Plan"). Unless earlier terminated, the Option Plan will continue in effect through May 28, 2004, after which it will expire and no further options could thereafter be granted under the Option Plan. The expiration of the Option Plan, or its termination by the Board, will not affect any options previously granted and then outstanding under the Option Plan. Such outstanding options would remain in effect until they have been exercised, terminated or have expired. A maximum of 3,250,000 shares of the Company's Common Stock has been reserved for issuance upon the exercise of options granted under the Option Plan. The Option Plan provides for the granting to key employees of both "incentive stock options," within the meaning of Section 422 of the Code and "non-qualified stock options" ("non-qualified stock options" are options which do not comply with Section 422 of the Code) and for the granting to non-employee directors and independent contractors associated with the Company of non-qualified stock options.

         The Option Plan is administered by the Compensation Committee comprised of two or more "disinterested" directors appointed by the Board from among its members. Any member of the Compensation Committee may be removed at any time either with or without cause by action of the Board and a vacancy on the Compensation Committee due to any reason can be filled by the Board. The current members of the Compensation Committee are the two independent, non-employee directors of the Company, S. Cye Mandel and Sheldon Lieberbaum. Subject to the express limitations of the Option Plan, the Compensation Committee has authority, in its discretion, to interpret the Option Plan, to adopt, prescribe, amend and rescind rules and regulations as it deems appropriate concerning the holding of its meetings and administration of the Option Plan, to determine and recommend persons to whom options should be granted, the date of each option grant, the number of shares of Common Stock to be included in each option, any vesting schedule, the option price and term (which in no event will be for a period more than ten years from the date of grant) and the form and content of agreements evidencing options to be issued under the Option Plan.

         Options may be currently granted under the Option Plan to any key employee or non-employee director or prospective key employee or non-employee director (conditioned upon, and effective not earlier than, his or her becoming an employee or director) of or independent contractors associated with the Company or its subsidiaries. However, as required by the Code, non-employee directors and independent contractors are only eligible to receive non-qualified stock options. In determining key employees to whom options will be granted, the Compensation Committee takes into consideration the key employee's present and potential contribution to the success and growth of the Company's business and other such factors as the Compensation Committee may deem proper or relevant in its discretion including whether such person performs important job functions or makes important decisions for the Company, as well as the judgment, initiative, leadership and continued efforts of eligible participants. Employees who are also officers or directors of the Company or its subsidiaries will not by reason of such offices be ineligible to receive options. However, no member of the Compensation Committee is eligible to receive options under the Option Plan.

         The exercise price for all options granted under the Option Plan shall not be less than the fair market value of the Company's Common Stock on the date of grant (or, in the case of incentive stock options, 110% of the fair market value if the beneficiary of the grant beneficially owns 10% or more of the outstanding shares of the Company's Common Stock). In addition, the aggregate fair market value of the Company's Common Stock (determined at the date of the option grant) for which an employee may be granted incentive stock options which first become exercisable in any calendar year under the Option Plan may not exceed $100,000. Options granted pursuant to the Option Plan are not transferrable during an optionee's lifetime.

         The term of and any vesting schedule (whether the option will be exercisable immediately, in stages or otherwise, or the vesting will be based upon any condition such as the operating performance of the Company) for an option granted under the Option Plan is established by the Compensation Committee, but the term may not be more than ten years from the date of grant of the option, except that, in the case of a person receiving an incentive stock option who at such time owns the Company's Common Stock representing more than 10% of the Company's Common Stock outstanding at the time the option is granted, the term of such incentive stock option shall not exceed five years from the date of grant of the option. In general, options will not be exercisable after the expiration of their term. Furthermore, the Compensation Committee the authority and discretion to determine the time frame in which an optionee has to exercise his options (subject to the 10 year limitation from date of grant) in the event of his termination of employment due to death, disability, termination without cause, retirement, voluntarily leaving the Company and change in control.

         To the extent incentive stock options are granted under the Option Plan, this generally entitles an optionee who is an employee to defer recognition of income or loss for federal tax purposes until the shares underlying the options are sold. Under the Option Plan the Company does not obtain any federal tax deductions except in unusual circumstances.

         On February 11, 1994, the Company filed a registration statement on Form S-8 with the Commission in order to register 1,687,914 shares of Common Stock then issuable under the Option Plan and 98,160 issuable to an employee of the Company upon the exercise of a stock option granted outside of the Option Plan in connection with an acquisition by the Company. So long as such registration statement remains effective under the Act, shares of Common Stock issued upon the exercise of outstanding options under the Option Plan will be immediately and freely tradable without restriction under the Act, subject to applicable volume limitations, if any, under Rule 144 and, in the case of executive officers and directors of the Company, Section 16 of the Exchange Act. It is contemplated that the Company will at the appropriate time file an amendment to its registration statement on Form S-8 or an additional registration statement in order to register any additional shares of Common Stock reserved for issuance under the Option Plan.

         As of October 31, 1995, a total of 2,316,690 options were granted and had not expired or been forfeited, of which 156,627 were exercised and 2,160,063 options were outstanding (of which 1,631,000 options (including the 1,000,000 New Options) were held by executive officers and directors of the Company as a group, see "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-Ended Option Values" and 564,412 options are presently exercisable).

These options, which are held by 68 persons, are exercisable at prices ranging from $.75 per share to $2.63 per share and are exercisable through various expiration dates from 1995 to 2005. In addition, certain options were issued to the selling stockholders in connection with the Company's acquisitions in 1994. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions" and footnote (2) to the table in "Security Ownership of Certain Beneficial Owners and Management" for the number of incentive stock options currently held by executive officers and directors of the Company and "Employment Agreements - The Goldberg Agreements" for a discussion of the New Options recently granted to the Company's executive officers.

DEFERRED COMPENSATION PLAN FOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

         Effective January 1, 1988, the Company established a deferred compensation plan (the "Deferred Compensation Plan") for executive officers and key employees of the Company. The employees eligible to participate in the Deferred Compensation Plan (the "Participants") are chosen at the sole discretion of the Board, upon a recommendation from the Compensation Committee. Pursuant to the Deferred Compensation Plan, commencing on a Participant's retirement date, he or she will receive an annuity for ten years. The amount of the annuity shall be computed at 30% of the Participant's salary, as defined. Any Participant with less than ten years of service to the Company as of his or her retirement date will only receive a pro rata portion of the annuity. Retirement benefits paid under the Deferred Compensation Plan will be distributed monthly. The Company paid benefits under this plan of approximately $52,000 during 1994, none of which was paid to any executive officer. The maximum benefit payable to a Participant (including each of the executive officers) under the Deferred Compensation Plan is presently $22,500 per annum.

401(K) PLAN

         The Company maintains a 401(k) Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Code. All full-time employees of the Company over the age of 21 are eligible to participate in the 401(k) Plan after completing 90 days of employment. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, limited to $9,240 in 1994. The Company makes matching contributions and in 1994 its contributions were in the amount of 25% on the first 6% contributed of each participating employee's salary.

EMPLOYMENT AGREEMENTS

  THE GOLDBERG AGREEMENTS

         Effective June 1, 1992, the Company entered into employment agreements with Paul Goldberg, its Chief Executive Officer and Bruce M. Goldberg, its current President and Chief Operating Officer (collectively, the "1992 Agreements"). The 1992 Agreements were for three-year terms expiring on May 31, 1995. Pursuant to their 1992 Agreements, Paul Goldberg and Bruce M. Goldberg received a base salary of $186,000 and $150,000 per annum, respectively. Under the 1992 Agreements, Paul Goldberg and Bruce M. Goldberg were also each entitled to receive a bonus equal to 5% of the Company's pre-tax income in excess of $1,000,000 in any calendar year. Such bonus compensation payable under the 1992 Agreements to Paul Goldberg and Bruce M. Goldberg was limited to $150,000 and $100,000 per annum, respectively. For the calendar year 1994, Paul Goldberg and Bruce M. Goldberg did not earn a bonus, although they were each paid $100,000 relating to bonuses earned for the Company's 1993 fiscal year.

         In addition, the 1992 Agreements provided for certain additional benefits, including participation in Company benefit plans, including the Deferred Compensation Plan, payments to the employee upon his disability, certain life insurance benefits and the continued use of a Company automobile. See "Summary Compensation Table." The agreements prohibited Paul Goldberg and Bruce M. Goldberg from competing with the Company for two years after any voluntary termination of employment or termination for cause. The agreements further provided that, if there was a change in control (as defined) of the Company, the

Company would have the option to either extend the agreements for two additional years or terminate the agreements upon making a lump sum severance payment equal to two years compensation. Further, if Paul Goldberg or Bruce M. Goldberg were to be terminated without cause, each of them would have been be entitled to receive severance benefits equal to the greater of two years compensation or the remainder of the compensation due them under their respective employment agreements.

         In May 1995, the Company entered into new employment agreements with each of Paul Goldberg and Bruce M. Goldberg to take effect on June 1, 1995, as of the expiration of the 1992 Agreements (collectively the "1995 Agreements"). The 1995 Agreement for Paul Goldberg extends the term of his employment until December 31, 2000, subject to earlier termination as a result of his retirement as hereinafter described, and provides for a base salary effective as of June 1, 1995, of $250,000 per annum, subject to an annual increase commencing as of January 1, 1996 (which increase shall be prorated for the period between June 1, 1995 and December 31, 1995) equal to the greater of 4% per annum or the increase in the cost of living. The 1995 Agreement for Bruce M. Goldberg extends the term of his employment until December 31, 2000, and provides for a base salary effective as of June 1, 1995, of $275,000 per annum, subject to the same annual increase formula as for Paul Goldberg under his 1995 Agreement. Under the 1995 Agreements, Paul Goldberg and Bruce M. Goldberg are each entitled to receive an annual cash bonus equal to 3% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual bonus compensation for each of Paul Goldberg and Bruce M. Goldberg is limited in any year to an amount no greater than two times his respective base salary for the applicable year. In addition, Bruce M. Goldberg will also receive an additional one time bonus in the amount of $30,000 by January 15, 1996, in the event that the Company's net sales for calendar year 1995 exceed $135,000,000.

         The 1995 Agreements, together with the new employment agreements between the Company and each of Howard L. Flanders and Rick Gordon described below, provide for the granting of an aggregate of 1,000,000 stock options pursuant to the Option Plan as additional incentive compensation for such four executive officers (collectively, the "New Options"). The 1995 Agreements provide for Paul Goldberg and Bruce M. Goldberg to be granted New Options covering 250,000 and 450,000 shares of the Company's Common Stock, respectively, out of the aggregate of 1,000,000 New Options. Each of Messrs. Flanders and Gordon are entitled to be granted New Options covering 150,000 shares of the Company's Common Stock under his respective employment agreement. All of the New Options were to be granted on the earlier to occur of the date that the registration statement for the 1995 Public Offering became effective, or June 15, 1995. Since such registration statement became effective June 8, 1995, the New Options were granted on such date. The New Options are immediately exercisable over a 10 year period from the date of grant (until June 7, 2005), subject to the vesting schedule set forth below and, in the case of Messrs. Flanders and Gordon, subject to an exercise installment schedule through 2002 (10% in 1996; up to 20% in the aggregate in 1997; up to 30% in the aggregate in 1998; up to 40% in the aggregate in 1999; up to 50% in the aggregate in 2000; up to 75% in the aggregate in 2001; and 100% in the aggregate in 2002) and further subject to generally attempting to maintain at least through 2002 as many of the New Options as possible as incentive stock options. Each of the New Options have an exercise price equal to 100% of the fair market value of a share of the Company's Common Stock on the date of grant. The 1995 Agreements, as well as Messrs. Flanders' and Gordon's respective employment agreements, contemplated that, if the date of grant was the effective date of the registration statement for the 1995 Public Offering, the exercise price would be the public offering price per share of the Company's Common Stock offered pursuant to the Offering. Since the date of grant was such effective date, the exercise price per share of the New Options is equal to the $1.875 public offering price per share. The New Options granted to each of the executive officers will vest in no event later than 9 years from the date of grant, subject to earlier vesting in the following percentage increments based upon the Company attaining net earnings per share on a primary basis in any year from 1995 through 2000, inclusive, in at least the following amounts:

            PERCENTAGE OF                                       NET EARNINGS
         OPTIONS VESTED (%)                                     PER SHARE ($)
         ------------------                                     -------------

                25%............................................     $.18
                50.............................................      .22
                75.............................................      .28
               100.............................................      .38

         In addition, in the event that the employment of Paul Goldberg or Bruce
M. Goldberg with the Company is terminated without cause (as defined in each of such executive officer's employment agreement) by the Company, the New Options held by such terminated executive officer shall become immediately 100% vested. Furthermore, if there is a change in control (as defined in the employment agreement of each of the four executive officers, including Messrs. Flanders and Gordon) of the Company, the New Options held by each of the four executive officers shall become immediately 100% vested. Upon any of the four executive officer's termination of employment due to certain events, to the extent any or all of the New Options granted to him have vested or otherwise vest within the time frames hereinafter described for exercise after termination, the vested New Options are immediately exercisable within the permitted time frames described below. Generally, an executive officer has at least two (2) years from the date of termination or cessation of his employment with the Company as a result of death, disability, voluntary resignation within 180 days after a change in control or retirement (which, for purposes of exercisability of a New Option, is resigning as an employee after reaching age 65) to exercise his vested New Options. In the event of an executive officer's termination or cessation of employment with the Company (i) as a result of his voluntary resignation (other than within 180 days after a change in control or as a result of retirement), he will have three months to exercise any of his vested New Options (provided, that, if he shall die during such three month period, the time of termination of the unexpired portion of his vested New Options will be 18 months following issuance of letters testamentary or letters of administration for his estate, but in no event later than two years after his death) and (ii) for cause, all of the New Options terminate immediately.

         Under Paul Goldberg's 1995 Agreement, he will be able to elect, in his sole discretion, to retire at any time on or after January 1, 1999 (the "Retirement Election"). Upon the earlier to occur of the Retirement Election or at the expiration of the term of the 1995 Agreement, the Company will be obligated to pay Paul Goldberg (in addition to any other compensation he may be entitled to upon termination), and his spouse upon his death, a retirement benefit of $100,000 per annum until the later of the death of Paul Goldberg or his spouse, provide him and his spouse, without cost, until the later of their respective deaths, at least the same level of medical and health insurance benefits as was provided prior to his retirement and continue to pay the premiums on the life insurance policies covering his and his spouse's lives as described hereinbelow and under "Summary Compensation Table" above.

         The 1995 Agreements also provide certain additional benefits to each of Paul Goldberg and Bruce M. Goldberg, including participation in the Company benefit plans, including the Deferred Compensation Plan and the 401(k) Plan, and the continued use of a Company automobile. In addition, in the event of the disability of Paul Goldberg, the Company will be obligated to continue all compensation and other benefits due under his 1995 Agreement for the shorter of two years or until January 1, 1999, and to thereafter provide the retirement and health benefits described above. In the event of the disability of Bruce M. Goldberg, the Company will be obligated to continue all compensation and other benefits due under his 1995 Agreement for two years thereafter. Furthermore, in addition to the life insurance policies covering the life of Paul Goldberg and Bruce M. Goldberg described under "Summary Compensation Table" being funded by the Company, the Company has agreed to advance the Paul Goldberg Family Insurance Trust or such other person designated by Paul Goldberg (i) each year until the insured's death the amount of the annual premium for a new $1,000,000 face value insurance policy on Paul Goldberg's or his spouse's life and (ii) each year until the later to die of Paul Goldberg or his spouse the amount of the annual premium for a $1,000,000 face value second to die insurance policy on the lives of Paul Goldberg and his spouse. Such annual advances (together with interest to accrue thereon at the rate of 5% per annum) for each policy will be secured by the respective insurance policy and the higher of the advances (together with the interest accrued thereon) for and the cash surrender value of the respective policy will be repaid to the Company upon the death of Paul Goldberg, the death of his spouse or the death of Paul Goldberg and his spouse (as applicable) out of the proceeds thereof.

         The 1995 Agreements also provide that, in the event of change in control (as defined) of the Company, each of Paul Goldberg and Bruce M. Goldberg shall have the option in his sole discretion to terminate his 1995 Agreement. In such event, Paul Goldberg would be entitled to elect (in lieu of electing to continue to receive some or all of the compensation, payments and benefits as and when due under the 1995 Agreement) to receive a lump sum payment equal to the sum of (i) Paul Goldberg's compensation due through the greater of the end of the term of the 1995 Agreement or three years after the change in control,
(ii) the present value (assuming a certain discount rate and life expectancy) of the retirement payments payable to Paul Goldberg commencing from the later of the end of the term or three years after the change in control until his death,
(iii) an amount sufficient to pay, until the later of his or his spouse's death, the premium for at least the same level of health insurance benefits as was provided before the change in control and (iv) an amount sufficient to pay, until the later of his or his spouse's death (as applicable), the premiums on the life insurance policies insuring his or his spouse's lives as described in the previous paragraph. Similarly, under Bruce M. Goldberg's 1995 Agreement, in the event of a change in control and Bruce M. Goldberg's election to terminate his 1995 Employment Agreement, Bruce M. Goldberg at his option will be entitled to elect to receive a lump sum payment equal to his compensation due through the later of the end of the term of his 1995 Agreement or three years after the change in control or for such period to continue to receive such compensation as and when due under the 1995 Agreement. In addition, in the event of a change in control, all unvested options held by Paul Goldberg or Bruce M. Goldberg, as well as any other executive officer, would vest and become immediately exercisable. These change in control provisions replaced the change in control provisions of the 1992 Agreements as of June 1, 1995.

  THE FLANDERS AGREEMENT

         In May 1995, the Company entered into an employment agreement with Howard L. Flanders, its Vice President, Corporate Secretary and Chief Financial Officer (the "Flanders Agreement"). The Flanders Agreement will continue through December 31, 1998, and provides for a base salary, effective as of March 1, 1995, of $157,500 per annum, subject to an annual increase commencing as of January 1, 1996, equal to the greater of 5% per annum or the increase in the cost of living. Under the Flanders Agreement, Mr. Flanders is entitled to receive an annual cash bonus equal to 2% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual cash bonus compensation will be limited in any year to an amount no greater than Mr. Flanders' base salary for the applicable year. The Flanders Agreement also provides for Mr. Flanders to be granted the 150,000 New Options. In addition, the Flanders Agreement provides for certain additional benefits, including participation in the Company benefit plans, including the Deferred Compensation Plan and the 401(k) Plan, payment to Mr. Flanders upon his disability of his compensation and other benefits for two years thereafter and the continued use of a Company automobile. The Flanders Agreement prohibits Mr. Flanders from competing with the Company for two years after any voluntary termination of employment or termination for cause. Further, if Mr. Flanders were to be terminated without cause, he will be entitled to receive severance benefits equal to the greater of two-years compensation or the remainder of the compensation due under the Flanders Agreement. Additionally, under the Flanders Agreement, the Company will pay premiums under a life insurance policy with the beneficiary to be as designated by Mr. Flanders as described under "Summary Compensation Table" above. The Flanders Agreement also provides that, in the event of a change in control (as defined) of the Company, Mr. Flanders will have the option in his sole discretion to terminate the Flanders Agreement. In such event, Mr. Flanders at his option would be entitled to elect to receive a lump-sum payment equal to Mr. Flanders' compensation due through the later of the end of the term of the Flanders Agreement or two years after the change in control or for such period to continue to receive such compensation as and when due under the Flanders Agreement.

  THE GORDON AGREEMENT

         In May 1995, the Company entered into an employment agreement with Rick Gordon, its Senior Vice President of Sales and Marketing (the "Gordon Agreement"). The Gordon Agreement will continue through December 31, 1998, and provides for a base salary, effective as of March 1, 1995, of $163,000 per annum, subject to an annual increase commencing as of January 1, 1996, equal to the greater of 5% per annum or the increase in the cost of living. Under the Gordon Agreement, Rick Gordon is entitled to receive an annual cash bonus equal to 2% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual cash bonus compensation will be limited in any year to an amount no greater than Mr. Gordon's base salary for the applicable year. With respect to fiscal 1995, Rick Gordon will also receive an additional one time bonus in the amount of $15,000 by January 15, 1996, in the event that the Company's net sales for calendar year 1995 exceed $135,000,000. The Gordon Agreement also provides for Mr. Gordon to be granted the 150,000 New Options. In addition, the Gordon Agreement provides for certain additional benefits, including participation in the Company benefit plans, including the Deferred Compensation Plan and the 401(k) Plan, payment to Mr. Gordon upon his disability of his compensation and other benefits for two years thereafter and the continued use of a Company automobile. The Gordon Agreement prohibits Mr. Gordon from competing with the Company for two years after any voluntary termination of employment or termination for cause. Further, if Mr. Gordon were to be terminated without cause, he will be entitled to receive severance benefits equal to the greater of two-years compensation or the remainder of the compensation due under the Gordon Agreement. Additionally, under the Gordon Agreement, the Company will pay premiums under a life insurance policy with the beneficiary to be as designated by Mr. Gordon as described under "Summary Compensation Table" above. The Gordon Agreement also provides that, in the event of a change in control (as defined) of the Company, Mr. Gordon will have the option in his sole discretion to terminate the Gordon Agreement. In such event, Mr. Gordon at his option would be entitled to elect to receive a lump-sum payment equal to Mr. Gordon's compensation due through the later of the end of the term of the Gordon Agreement or two years after the change in control or for such period to continue to receive such compensation as and when due under the Gordon Agreement.

                           CERTAIN TRANSACTIONS

         Paul Goldberg, a director and executive officer of the Company, owns a one-third interest in GBG of Maryland, Inc., a corporation that leased office space to a wholly-owned subsidiary of the Company until December 1994. At such time, the lease was terminated in connection with the sale to an unrelated third party of the building in which the office space was located. The Company's wholly-owned subsidiary currently leases the office space from such unrelated third party. During fiscal year 1994, such wholly-owned subsidiary paid approximately $31,000 in rent to lease such office space.

         Sheldon Lieberbaum, a director of the Company, is director of corporate finance and a director and shareholder of Lew Lieberbaum. In connection with the 1995 Public Offering, Lew Lieberbaum received compensation, including a selling commission and discount equal to 9% of the gross proceeds of the 1995 Public Offering (approximately $883,000), a non-accountable expense allowance equal to 3% of the gross proceeds of the 1995 Public Offering (approximately $294,000), a consulting fee equal to $66,000, reimbursement of certain accountable expenses aggregating approximately $64,000 and warrants to purchase (collectively, the "1995 Underwriter's Warrants") 523,250 shares of the Company's Common Stock (the number of shares of the Company's Common Stock equal to 10% of the Company's Common Stock sold in the 1995 Public Offering) at an exercise price per share of $2.625 per share (140% of the public offering price of the Company's Common Stock

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sold in the 1995 Public Offering). The 1995 Underwriter's Warrants are
exercisable for a period of four years commencing on June 8, 1996.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 30, 1995, and after the consummation of the Transaction assuming the maximum number of shares (2,174,473 shares, exclusive of the 173,559 shares to be issued to the California Subsidiary) of the Company's Common Stock were issued on the Closing Date by: (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Except as indicated in the notes to the following table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated in the notes to the table, officers and directors can be reached at the principal office of the Company.

                                                                                                         PERCENT OF
          NAME AND ADDRESS                                                 AMOUNT AND NATURE OF         OUTSTANDING
        OF BENEFICIAL OWNER(1)                                            BENEFICIAL OWNERSHIP(2)         SHARES(2)
        ----------------------                                            -----------------------       -----------
                                                                                                     BEFORE            AFTER
                                                                                                  TRANSACTION       TRANSACTION
                                                                                                  -----------       -----------

Bruce M. Goldberg...............................................................    997,141(3)        5.6%             5.0%
Paul Goldberg...................................................................    817,476(4)        4.6%             4.1%
S. Cye Mandel...................................................................      5,625             *                *
Howard L. Flanders..............................................................      1,000             *                *
Rick Gordon.....................................................................      1,000             *                *
Sheldon Lieberbaum(4)(5)........................................................        --             --               --
All executive officers and directors as a group (6 persons).....................  1,822,242          10.3%             9.1%

----------------
* Less than 1%

(1) The address of each of Paul Goldberg, Bruce M. Goldberg, Howard L. Flanders and Rick Gordon is the Company, 16115 N.W. 52nd Avenue, Miami, Florida 33014; S. Cye Mandel is 1800 Northeast 114th Street, Apt. 2305, North Miami, Florida 33181; and Sheldon Lieberbaum is 600 Old Country Road, Suite 518, Garden City, New York 11530.

(2) Excludes outstanding stock options to purchase 2,375,774 shares of the Company's Common Stock, of which 2,160,063 options to purchase shares (including the New Options) were issued pursuant to the Option Plan. Of these outstanding options, 1,631,000 options (including the New Options) are held by the executive officers and directors of the Company as a group, including 625,000 options (including 450,000 New Options) held by Bruce M. Goldberg, 450,000 options (including 250,000 New Options) held by Paul Goldberg, 283,000 options (including 150,000 New Options) held by Howard L. Flanders and 273,000 options (including 150,000 New Options) held by Rick Gordon. Further excludes currently outstanding warrants to purchase 1,243,125 shares of the Company's Common Stock, and obligations of the Company upon the happening of certain events and conditions to issue 1,000 shares of the Company's Common Stock and incentive stock options covering an additional 130,000 shares. If all options and warrants outstanding as of October 30, 1995, were exercised (which includes the New Options), Bruce M. Goldberg, Paul Goldberg, Howard L. Flanders, Rick Gordon and all executive officers and directors of the Company as a group would own as of October 30, 1995, 7.6%, 5.9%, 1.3%, 1.3% and 16.1%, respectively, of the Company's Common Stock.

(3)      Includes 53,380, 26,000, 69,496, 69,496 and 69,496 shares of the
         Company's Common Stock held of record by Bruce M. Goldberg as trustee for his sons, Matthew Goldberg and Alec Goldberg, and for his nieces and nephews, Kimberly Phelan, Tiffany Phelan and Patrick Phelan, respectively. For federal securities law purposes only, Bruce M. Goldberg is deemed to be the beneficial owner of these securities. Does not include 7,500 shares of the Company's Common Stock held of record by Jayne Goldberg, the wife
                                                        91
         of Bruce M. Goldberg, and 36,425 shares of the Company's Common Stock held of record by an unrelated third party as trustee for Matthew Goldberg (23,075 shares) and Alec Goldberg (13,350 shares). Bruce M. Goldberg disclaims beneficial ownership over all such securities.

(4) Includes 319,218 shares of the Company's Common Stock owned of record by Paul Goldberg's wife, Lola Goldberg, and 1,250 and 1,250 shares of the Company's Common Stock held of record by Paul Goldberg as custodian for Kimberly Phelan and Tiffany Phelan, respectively. For federal securities law purposes only, Paul Goldberg is deemed to be the beneficial owner of these securities. Does not include 192,898 shares of the Company's Common Stock held of record by Robin Phelan, the daughter of Paul and Lola Goldberg, over which securities Paul and Lola Goldberg disclaim beneficial ownership.

(5) Does not include the 1995 Underwriter's Warrants issued to Lew Lieberbaum in connection with the 1995 Public Offering. See "Certain Transactions."

                               DESCRIPTION OF SECURITIES

GENERAL

         The Company currently has 40,000,000 shares of authorized common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of October 30, 1995, 17,689,711 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 525 shareholders. Outstanding stock options, warrants and obligations of the Company upon the happening of certain events to issue shares of the Company's Common and incentive stock options cover in the aggregate up to an additional 3,749,899 shares of the Company's Common Stock (collectively the "Existing Rights").

         The following description of the Company's Common Stock and preferred stock are based on the Company's Certificate and By-laws and applicable Delaware law and are qualified in all respects by the provisions thereof.
See "AVAILABLE INFORMATION."

COMMON STOCK

         Each shareholder is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. The holders of shares do not possess cumulative voting rights, which means that the holders of more than fifty percent of the outstanding shares voting for the election of directors can elect all of the directors, and, in such event, the holders of the remaining shares will be unable to elect any of the Company's directors. See "RISK FACTORS." Holders of outstanding the Company's Common Stock are entitled to receive ratably dividends out of assets legally available therefor at such times and in such amounts as the Company's Board may from time to time determine, subject to preferences that may be applicable to any outstanding preferred stock. Upon the liquidation, dissolution, or winding up of the Company, holders of the Company's Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of the Company's Common Stock have no preemptive, conversion or subscription rights, and shares are not subject to redemption. All outstanding shares are, and the shares of the Company's Common Stock being offered hereby will be, when issued against the consideration set forth in this Prospectus, fully paid and non-assessable.

PREFERRED STOCK

         Pursuant to the Company's Certificate, the Board has the authority to issue such preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting any series, without any further action by the shareholders. The issuance of preferred stock in certain circumstances may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Company's Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Company's Common Stock. The Company has no shares of preferred stock outstanding and has no current plans to issue any such shares. See "RISK FACTORS -- Possible Issuance of Additional Shares."

EXISTING WARRANTS

         In connection with the 1992 Public Offering, the Company sold to JW Charles Securities, Inc., Corporate Securities Group, Inc. and Lew Lieberbaum, the underwriters thereof, for nominal consideration, 175,000 non-redeemable warrants (the "1992 Underwriters' Warrants") to purchase units (the "1992 Units"), each 1992 Unit consisting of two shares of the Company's Common Stock, one warrant to purchase one share of the Company's Common Stock for $1.10 and one warrant to purchase one share of the Company's Common Stock for $1.50. The 1992 Underwriters' Warrants are exercisable until June 18, 1997, at an exercise price of $3.30 per 1992 Unit, and have certain anti-dilution provisions. At the date of this Proxy Statement/Prospectus, only 17,500 of these 1992 Underwriters' Warrants have not been exercised together with the related warrants comprising part of the 1992 Unit underlying the 1992 Underwriters' Warrants.

         In September 1987, the Company issued to its financial public relations firm (the "PR Firm") a warrant to acquire 90,000 shares of the Company's Common Stock at an exercise price of $1.60 per share (as adjusted to give effect to the 1989 stock split) relating to a since expired consulting agreement covering financial public relations/investor relations services. In connection with the 1992 Public Offering, the Company extended the exercise period of this warrant to June 18, 1994, and, in connection with entering into a new consulting agreement with the PR Firm in May 1993 as described below, the exercise period was extended again to June 18, 1997. As of the date of this Proxy Statement/Prospectus, this warrant has not been exercised.

         In May 1993, the Company issued to the PR Firm two additional warrants each to acquire 45,000 shares of the Company's Common Stock at an exercise price of $1.35 per share through May 14, 1998. One of such warrants was issued to induce the PR Firm to enter into a new consulting agreement with the Company covering financial public relations/investor relations services and was fully vested and immediately exercisable and not forfeitable. The other warrant was forfeitable by the PR Firm if such consulting agreement was not renewed by the Company for a second year and was only exercisable commencing on May 14, 1994, if the consulting agreement was renewed for the second year. Such consulting agreement was renewed for the second year and thus the second warrant has fully vested and is exercisable. As of the date of this Proxy Statement/Prospectus, neither of these warrants has been exercised.

         In June 1994, as part of the 1994 Private Placement, the Company issued 386,250 common stock purchase warrants. Each warrant issued can be exercised to purchase one share of the Company's Common Stock at any time between December 14, 1994 and June 13, 1999, at an exercise price equal to $3.15 per share. As part of the 1994 Private Placement, RAS Securities Corp., the placement agent for such offering, was issued warrants to purchase 38,625 shares of the Company's Common Stock at any time between June 14, 1995 and June 13, 1999, at an exercise price equal to $3.78 per share.

         In June and July, 1995, as part of the 1995 Public Offering, Lew Lieberbaum was issued the 1995 Underwriter's Warrants. See "Certain Transactions."

         In July 1995, the Company once again issued to the PR Firm an additional warrant to acquire 45,000 shares of the Company's Common Stock at an exercise price of $2.50 per share exercisable through July 20, 2000. The warrant was issued in consideration of the PR Firm entering into a new one-year consulting agreement with the Company covering financial public relations/investor relation services.

         The holders of the foregoing warrants (the "Existing Warrants") have been granted certain registration rights. As a consequence thereof, all of the shares of the Company's Common Stock underlying the Existing Warrants (other than the 1995 warrants issued to the PR Firm, the warrants issued in connection with the 1994 Private Placement and the 1995 Underwriter's Warrants) have been previously registered by the Company in connection with prior public offerings.

EXISTING OPTIONS AND OTHER RIGHTS

         The Company has outstanding as of this date employee and other stock options of the Company to acquire up to 2,375,774 shares of the Company's Common Stock. In addition, under certain circumstances and events, the Company may be obligated to issue 1,000 shares of the Company's Common Stock and incentive stock options under the Option Plan covering an additional 130,000 shares of the Company's Common Stock. See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions" and "Executive Compensation -- Employees', Officers', Directors' Stock Option Plan" and "-- Employment Agreements."

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is The Trust Company of New Jersey, 35 Journal Square, Jersey City, New Jersey 07306.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Certificate and By-laws of the Company include, among others, the following provisions:

                  1. Annual and special meetings of the stockholders may be called only by the Company's Board.

                  2. An affirmative vote of at least two-thirds of the outstanding shares of the Company's Common Stock is required to approve or authorize certain business combinations, unless 65% of the Company's Board approves such transaction, in which case, a simple majority of the outstanding shares of the Company's Common Stock will be required to approve such transaction.

                  3. There exist three classes of directors, each class elected for three-year staggered terms.

                  4. Officers and directors of the Company will be indemnified to the fullest extent permitted under Delaware law.

                  5. The Company has elected not to be governed by Section 203 of the Delaware General Corporation Law which means that the Company is not subject to the provisions of Delaware Law which generally provides that certain transactions between the Company and an "interested stockholder" be approved by the affirmative vote of two-thirds of the outstanding shares which are not owned by the interested stockholders. An interested stockholder ("Interested Stockholder") is (i) an owner of 15% or more of the outstanding voting stock of the Company; or (ii) an affiliate or associate of the Company who was the owner of 15% or more of the outstanding voting stock of the Company at any time within the three year period prior to the date on which it is sought to be determined whether such person is an Interested Stockholder, and the affiliates and associates of such person.

                  The members of the Goldberg Group will not be considered Interested Stockholders, as defined in Section 203 and the Certificate, since they either (i) acquired greater than 15% of the outstanding Company's Common Stock prior to December 23, 1987, or (ii) acquired their shares of the Company's Common Stock by gift from a person falling within (i) above, both of which are exceptions under Section 203 and the Certificate to the definition of Interested Stockholders.

                  6. The Board when evaluating any offer of another person to make a tender offer or certain business combinations is authorized, in connection with the exercise of its judgment in determining what is in the best interests of the Company as a whole, to give due consideration to all relevant factors including, among others, the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Company and the communities in which the Company conducts its business.

                  7. Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of the shareholders at such meeting duly called and may not be taken by written consent of shareholders.

                  8. An affirmative vote of at least two-thirds of the outstanding shares of the Company's Common Stock is required to amend certain provisions of the Certificate including those described in items numbered 2, 3, 5, 6 and 7 above.

         The provisions of the Certificate and By-laws of the Company summarized above may have certain anti-takeover effects. Such provisions, individually or in combination, may discourage other persons, or make it more difficult, without the approval of the Company's Board, for other persons to make a tender offer or acquisitions of substantial amounts of the Company's Common Stock or from launching other takeover attempts that a shareholder might consider in such shareholder's best interest, including attempts that might result in the payment of a premium over the market price of the Company's Common Stock held by such shareholder.

CERTAIN PROVISIONS RELATING TO LIMITATION OF
LIABILITY AND INDEMNIFICATION OF DIRECTORS

         The Company's Certificate contains provisions which would limit the scope of personal liability of directors to the Company or its shareholders for monetary damages for breach of fiduciary duty. The provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting a Delaware corporation and its shareholders to adopt provisions in the corporation's certificate of incorporation limiting directors' liability for monetary damages for breach of the duty of care.

         Such provisions will protect the Company's directors against personal liability from breaches of their duty of care in certain circumstances. The provisions of the Certificate would absolve directors of liability for negligence in the performance of their duties, including gross negligence. Directors would remain liable, under current law, for beaches of their duty of loyalty to the corporation and its shareholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which a director derives any improper personal benefit. Also, the provisions would not absolve directors of liability under
Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. Further, these provisions would not eliminate or limit liability of directors arising in connection with causes of action brought under Federal securities laws.

         While the provisions of the Certificate provide directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, the provisions of the Certificate would have no effect on the availability of suitable non-monetary remedies such as an injunction or rescission based upon a director's breach of the duty of care.

         In addition, the Certificate provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented.

Such indemnification provision is not exclusive of any other rights to which those indemnified may be entitled under the Company's By-laws, agreements, vote of stockholders or disinterested directors or otherwise.

         The Company has also entered into indemnification contracts ("Indemnification Contracts") with its executive officers and directors ("Indemnitees"). The Indemnification Contracts provide that, in the event of claims against an Indemnitee relating to an Indemnitee's position as an officer, director, or agent of the Company, the Company shall indemnify such officer or director to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such claims and any taxes imposed on such Indemnitee as a result of payments received pursuant to the Indemnification Contracts. The obligations of the Company to indemnify an Indemnitee are subject to review by the Board, or persons appointed by the Board, that such indemnification would be permissible under applicable law. In the event of a change in control of the Company which has not been approved by a majority of the Company's directors, a special independent counsel selected by the Indemnitee must render its legal opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law.

         The Indemnification Contracts require the Company to advance to Indemnitees expenses incurred by the Indemnitees in connection with investigating, defending, or otherwise participating in any indemnification claim, subject to the condition that if the Board, or the special independent legal counsel in the event of a change in control of the Company, determines that such Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be reimbursed for any amounts advanced to the Indemnitee. In the event of a potential change in control, the Indemnification Contracts require the Company, upon written request by an Indemnitee, to create a trust for the benefit of such Indemnitee. The Company must fund such trust in an amount sufficient to satisfy any and all expenses reasonably related to any claim anticipated at the time of such request. The trustee must pay to the Indemnitee all amounts to which Indemnitee is entitled to indemnification and all unexpended funds are to be returned to the Company.

         Insofar as indemnifications for liabilities arising under the Act may be permitted to directors and officers pursuant to the Certificate and By-laws or the Indemnification Contracts, the Company has been advised that in the opinion of the Commission such indemnification is against public policy and, therefore, may be unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

         The Company has outstanding 17,689,791 shares of Common Stock, without giving effect to any future grants of options or warrants or exercise of any outstanding Existing Rights to purchase the Company's Common Stock after the date of this Proxy Statement Prospectus. Of the shares that are outstanding, approximately 15,608,351 shares will be freely tradeable without restriction or further registration under the Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 of the Act. Substantially all of the remaining 2,081,440 shares of Common Stock to be outstanding upon completion of the Offering are "restricted securities" as that term is defined in Rule 144. None of the "restricted securities" have registration rights, except for 30,000 shares of the Company's Common Stock. See "RISK FACTORS -- Shares Available for Future Resale".

         In addition, the Company had outstanding as of the date of this Prospectus Existing Rights representing options, warrants and other potential rights to acquire up to 3,749,899 shares of the Company's Common Stock. Certain of the shares underlying the Existing Rights have previously been registered by the Company and the agreements evidencing the Existing Rights require the Company to register or qualify, or both, the shares underlying the Existing Rights on demand of the holders thereof (a "demand registration") and/or in any future registration statements that the Company files generally during their respective exercise periods (a "piggyback registration"). See "BUSINESS AND FINANCIAL INFORMATION REGARDING THE COMPANY - Management's Discussion and Analysis of

Financial Condition and Results of Operations -- Acquisitions," "SELECTED INFORMATION WITH RESPECT TO THE COMPANY - Executive Compensation -- Employees', Officers', Directors' Stock Option Plan" and "-- Employment Agreements" and "DESCRIPTION OF SECURITIES - Existing Warrants."

         No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, or the future exercise of the Existing Rights will have on the prevailing market price for the Company's Common Stock. Sales of substantial amounts of the Company's Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Company's Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

             COMPARISON OF THE RIGHTS OF HOLDERS OF THE ADDED VALUE COMPANIES' COMMON STOCK AND THE COMPANY'S COMMON STOCK

         The Company is incorporated in the state of Delaware, Added Value is incorporated in the state of California and Rocky Mountain is incorporated in the State of Colorado. Following the Effective Date, the California Subsidiary (as successor by merger to Added Value) will continue to be governed by the California General Corporation Law ("California Law"), the Colorado Subsidiary (as successor by merger to Rocky Mountain) will continue to be governed by the Colorado Business Corporation Act ("Colorado Law") and the Company will continue to be governed by the DGCL. After the Effective Date, stockholders of Added Value and Rocky Mountain, however, will hold the Company's Common Stock rather than Added Value's or Rocky Mountain's common stock, respectively, and therefore the rights of such stockholders will be governed by the DGCL following the Mergers. The following is a summary comparison of certain provisions of the DGCL, the California Law and the Colorado law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of those states, and the corporate charters and by-laws of Company, Added Value and Rocky Mountain.

         CUMULATIVE VOTING. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

         Under the California Law, cumulative voting in the election of directors is a right available to all shareholders of California corporations unless a corporation is "listed" and that corporation's articles of incorporation specifically eliminate cumulative voting. A "listed" corporation is defined under the California Law as a corporation with (i) securities listed on the New York or American Stock Exchange or (ii) securities designated as a National Market System security on The Nasdaq Stock Market, if the corporation has at least 800 holders of equity securities. Added Value does not meet this definition and, further, Added Value's By-laws (as amended, "Added Value's Bylaws") specifically provide for cumulative voting. Under the Colorado Law cumulative voting is mandatory for the election of directors unless a statement to the contrary is included in the articles of incorporation. Rocky Mountain's Articles of Incorporation ("Rocky Mountain's Articles") forbid cumulative voting. Under the DGCL, cumulative voting in the election of directors is not mandatory and the Company's Certificate and By-laws do not provide for cumulative voting. Added Value stockholders will therefore not retain their right to cumulative voting which they held prior to the Merger.

         SHAREHOLDER POWER TO CALL SPECIAL SHAREHOLDERS MEETING. Under the DGCL, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or by-laws. The Company's By-laws provide that special meetings of shareholders may be called only at the direction of the Board of Directors by resolution adopted by a majority of the Board. See "DESCRIPTION OF SECURITIES - Certain Provisions of Certificate of Incorporation and By-laws."

         Under the California Law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such persons authorized to do so in the articles of incorporation or by-laws. Added Value's By-laws also permit a vice president or the secretary to call a special meeting.

         The Colorado Law permits a special meeting to be called by the board of directors, those authorized by the by-laws to call such a meeting, as well as by a written demand by shareholders representing at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting. Rocky Mountain's By-laws ("Rocky Mountain's By-laws") permit a special meeting to be called by the Board of Directors, the President or by either the President or the Secretary upon a written demand by shareholders owning not less than one half of the voting shares issued and outstanding.

         DISSOLUTION. Under the DGCL, a dissolution must be approved by stockholders holding 100% of the total voting power or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under the California Law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution and this right may not be modified by its articles of incorporation. Under the Colorado Law, for a dissolution to be authorized, the board of directors must adopt a proposal to dissolve, recommend it to the shareholders and the shareholders entitled to vote must approve it as follows: unless the board of directors, articles of incorporation, or the by-laws require otherwise, the proposal shall be approved by each voting group entitled to vote separately by a majority of all the votes entitle to be cast by that voting group. Rocky Mountain's Articles and Rocky Mountain's By-laws are silent with respect to dissolution.

         SIZE OF BOARD OF DIRECTORS. The DGCL permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's by-laws or in the manner provided in the by-laws unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation.

         Under the California Law, although changes in the number of directors must in general be approved by the shareholders, the board of directors of a California corporation may fix the exact number of directors within a stated range set forth in the corporation's articles of incorporation or by-laws, if the stated range has been approved by the shareholders.

         The Colorado Law permits a board of directors to consist of one or more members, with the number to be specified by the by-laws. The by-laws may specify a range, and the number may be changed, within the range, by the shareholders or the board of directors. Rocky Mountain's By-laws state that the number of directors shall not be less than three (3) nor more than nine (9). However, if the outstanding shares are held of record by fewer than three (3) shareholders, there need only be as many directors as there are shareholders.

         The Company's Certificate provides that the number of directors shall be established from time to time by resolution of the Company's Board, with a minimum of 1 and a maximum of 13 members. The minimum and maximum number may be changed only upon the affirmative note of at least two-thirds of the outstanding shares of the Company's Common Stock. See "DESCRIPTION OF SECURITIES - Certain Provisions of Certificate of Incorporation and By-Laws."

         CLASSIFIED BOARD OF DIRECTORS. A classified board is one with respect to which a certain number of the directors, but not necessarily all, are elected on a rotating basis each year. The DGCL permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, pursuant to which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors to stand for election each year.

         Under the California Law, generally directors must be elected annually; however, a "listed" corporation (as described above) is permitted to amend its articles of incorporation to provide for a classified board. Added Value is not a "listed" corporation, and, accordingly, it does not have a classified board.

         The Colorado Law permits staggered terms for directors if it is provided for in the articles of incorporation. Staggering of terms is not provided for in Rocky Mountain's Articles.

         The Company has a staggered Board. See "DESCRIPTION OF SECURITIES Certain Provisions of Certificate of Incorporation and By-laws" and "SELECTED INFORMATION WITH RESPECT TO THE COMPANY - Management."

         REMOVAL OF DIRECTORS. Under the DGCL, any director or the entire board of directors of a Delaware corporation without a classified board of directors or cumulative voting may be removed with or without cause by a majority of the outstanding shares entitled to vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause unless the number of shares voted against such a removal would not be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. See "DESCRIPTION OF SECURITIES - Certain Provisions of Certificate of Incorporation and By-laws."

         Under the California Law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting.

         Under the Colorado Law, shareholders can remove one or more directors, with or without cause, unless the articles of incorporation provide otherwise, with the following restrictions: (a) if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director; and (b) a director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal; except that, if cumulative voting is in effect, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against such removal.

         The Colorado Law also permits the removal of directors by judicial proceedings brought by the corporation or by shareholders holding at least ten
(10) percent of the outstanding shares of any class. Rocky Mountain's By-laws permit the removal of any director at any time, with or without cause.

         VOTING REQUIREMENTS. Unless otherwise specified in a Delaware corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to adversely affect them.

         Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon. Under the California Law, the holders of the outstanding shares of a class are entitled to vote as a class if the proposed amendment would (i) increase or decrease the aggregate number of authorized shares of such class,

(ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split, (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class, (iv) change the rights, preferences, privileges or restrictions of the shares of such class, (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preferences or privileges prior to the shares of such class, (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so, and (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

         Under the Colorado Law, the board of directors or the holders of shares representing at least ten percent of all the votes entitled to be cast on the amendment may propose an amendment to the articles of incorporation. Unless otherwise stated in the articles or by-laws, or by the proposing board or shareholders, the amendment shall be approved by (a) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights; and (b) a majority of the votes entitled to be cast by each class of shareholders entitled to vote as a separate voting group (which occurs if the amendment would have any of the effects on such voting group described above under California Law).

         Under the DGCL, the California Law and the Colorado Law, with certain exceptions, any merger, consolidation or sale of all or substantially all of a corporation's assets must be approved by the corporation's board of directors and a majority of the outstanding shares entitled to vote. In addition, the California Law and the Colorado Law, but not the DGCL, requires such transactions, among others, to be approved by a majority of the outstanding shares of each class of stock (without regard to limitations on voting rights).

         See "DESCRIPTION OF SECURITIES - Certain Provisions of Certificate of Incorporation and By-laws" for matters (including certain business combinations) requiring approval of the holders of two-thirds of the outstanding shares of the Company's Common Stock. In addition, the Company's Certificate prohibits actions to be taken by written consent of shareholders.

         RIGHTS OF DISSENTING STOCKHOLDERS. Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation for which a stockholders' vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. There are, however, no statutory rights of appraisal with respect to stockholders of a Delaware corporation whose shares of stock are either (i) listed on a national securities exchange, or (ii) held of record by more than 2,000 stockholders where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation (or cash in lieu of fractional interests therein). The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. The Company's Certificate of Incorporation does not provide for such rights.

         Generally, shareholders of a California corporation who dissent from a merger or consolidation of the corporation are entitled to appraisal rights. Under the Colorado Law, a shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of the following corporate actions: merger, share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation or any entity controlled by the corporation.

         INSPECTION OF SHAREHOLDERS LIST. The DGCL, the California Law and the Colorado Law all allow any shareholder to inspect the shareholders list for a purpose reasonably related to such person's interest as a shareholder. Additionally, the California Law provides for an absolute right to inspect and copy the corporation's shareholders list by a person or persons holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a
Schedule 14B with the Commission relating to the election of directors. The DGCL does not provide for any such absolute right of inspection.

         DIVIDENDS. Subject to any restrictions contained in a corporation's certificate of incorporation, the DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Company's Certificate contains no restrictions on the declaration or payment of dividends.

         The California Law provides that a corporation may make a distribution to its shareholders if: (i) the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution, (ii) immediately after giving effect to the distribution, (a) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 14 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and (b) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, at least equal to 14 times its current liabilities, and (iii) the corporation making the distribution is not, or as a result of the distribution would not be, likely to be unable to meet its liabilities (except those whose payment is otherwise adequately provided for) as they mature. Neither Added Value's Articles of Incorporation (as amended, "Added Value's Articles") nor Added Value's By-laws contain restrictions on the declaration or payment of dividends.

         The Colorado Law provides that a corporation may make a distribution to its shareholders, but that such distribution is subject to any limitations in the articles of incorporation as well as those set forth below. No distribution may be made if, after giving it effect (a) the corporation would not be able to pay its debts as they become due; or (b) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Neither Rocky Mountain's Articles nor Rocky Mountain's By-laws contain restrictions on the declaration or payment of dividends.

         BY-LAWS. Under the DGCL, the authority to adopt, amend, or repeal the by-laws of a Delaware corporation is held exclusively by the stockholders unless such authority is conferred upon the board of directors in the corporation's certificate of incorporation. The Company's Certificate expressly grants to its directors the power to make, alter, or repeal any by-laws.

         Under the California Law, a corporation's by-laws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. Added Value's By-laws provide that the by-laws may be changed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Added Value Board of Directors may not amend the by-laws in order to change the authorized number of directors.

         Under Colorado Law the board of directors may amend that the by-laws at any time to add, change or delete a provision unless such power is reserved by the articles of incorporation to the shareholders in whole or part or a particular by-law expressly prohibits the board of directors from doing so. The shareholders may amend the by-laws even though the by-laws may also be amended by the board of directors. Rocky Mountain's Articles and Rocky Mountain's Bylaws expressly grant to its directors the power to make, adopt, alter or amend Rocky Mountain's By-laws.

         PREEMPTIVE RIGHTS. Stockholders of a Delaware corporation have only such preemptive rights as may be provided in its certificate of incorporation.

         Shareholders of a California corporation have such preemptive rights as may be provided in the corporation's articles of incorporation. Added Value's Articles do not grant any preemptive rights to Added Value shareholders.

         Shareholders of a Colorado corporation have certain preemptive rights unless the articles of incorporation provide otherwise. Rocky Mountain's Articles deny all preemptive rights to its shareholders.

         TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS. A Delaware corporation may loan money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

         Under the California Law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its subsidiaries requires approval of the shareholders unless such loan or guaranty is provided for under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, the California Law permits shareholders of a corporation with 100 or more shareholders of record to approve a by-law authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guaranty may reasonably be expected to benefit the corporation. The shareholders of Added Value have not approved such a by-law provision.

         The California Law similarly states that contracts or transactions between a corporation and (i) any of its directors or (ii) a second corporation of which a director is also a director are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and the disinterested directors or a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

         Under the Colorado Law no conflicting interest transaction shall be void, or voidable, or be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder solely because the conflicting interest transaction involves the director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest or because the director is present at, or participates in, the meeting of the corporation's board of directors, or of the committee of the board of directors, which authorizes, approves or ratifies the conflicting interest transaction, or solely because the director's vote is counted for such purpose, provided that material facts as to the director's relationship or interest, and as to the conflicting interest transaction, are disclosed or known to the board of directors or the committee, and (i) the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or known to the shareholders entitled to vote thereon and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders or (iii) the conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or committee thereof or the shareholders.

         A conflicting interest transaction is defined in the Colorado Law to include (i) any loan or other assistance by the corporation to a director of the corporation, or to an entity in which a director of the corporation is a director or officer or has a financial interest, (ii) a guaranty by a corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest or (iii) a contract or transaction between a corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest.

         LIMITATION OF LIABILITY OF DIRECTORS. Under the DGCL (i) a corporation has the power to indemnify a director against expenses, judgments, fines and settlements if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

         The indemnification authorized by the DGCL is not exclusive and a corporation may grant its directors certain additional rights to indemnification. The Company's Certificate states that it is authorized to provide further indemnification through bylaw provisions, agreements with its agents, vote of shareholders or disinterested directors or otherwise. See "DESCRIPTION OF SECURITIES - Certain Provisions Relating to Limitation of Liability and Indemnification of Directors" for a discussion of the limitation of liability and indemnification provided by the Company to its directors and executive officers.

         Similarly, under the California Law the corporation has the power to indemnify a director against monetary damages in connection with the defense of such director in an action brought for breach of such director's duties to the corporation, provided, however, the California Law specifically prohibits the limitation of directors liability for acts or omissions involving misconduct, a lack of good faith, transactions where the director derived an improper personal benefit, acts evidencing a reckless disregard for the director's duties, or acts or omissions constituting an unexcused pattern of neglect of the director's duties.

         Under the Colorado Law, a corporation may indemnify a director against liability if such person acted in good faith and such person reasonably believed
(i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation's best interest and (ii) in all other cases that his or her conduct was at least not opposed to the corporation's best interest, and in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, or in which the director was adjudged liable on the basis that he or she derived an improper personal benefit.

         Rocky Mountain's Articles provide that indemnification will be provided to the extent permitted under the Colorado Law, but will only be authorized upon the determination that indemnification of the director, officer or employee, fiduciary, or agent is proper in the circumstances because he has met the applicable standard of conduct under the Colorado Law with respect to indemnification of directors. Such determination shall be made by majority vote of the disinterested members of the Board of Directors. The right of indemnification shall not be deemed exclusive to any other right to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

         BUSINESS COMBINATIONS/REORGANIZATIONS. A provision of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for purposes of this DGCL provision is a stockholder that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation (or its affiliate or associate). The provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless
(i) the business combination is approved by the corporation's board of directors prior to the stock acquisition date; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which he became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders. The Company's Certificate provides that the Company shall not be governed by the restrictions on certain business combinations as described in this paragraph and contains certain other provisions related to business combinations. See "DESCRIPTION OF SECURITIES - Certain Provisions of Certificate of Incorporation and By-laws."

         Under the California Law, there is no such comparable provision. However, the California Law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commission of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of the target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholder already owns 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

         In addition, the California Law requires that, in connection with certain transactions between a corporation whose shares are held of record by 100 or more persons and an "interested party," such interested party must deliver a written opinion as to the fairness of the consideration to the shareholders of the corporation. An "interested party" for purposes of this California Law provision means a person who is a party to the transaction and
(i) directly or indirectly controls the corporation, (ii) is an officer or director of the corporation, or (iii) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

         There are no limitations under the Colorado Law with respect to interested stockholder transactions nor any restrictions in Rocky Mountain's Articles or Rocky Mountain's By-laws with respect to interested stockholder transactions.

          SELECTED INFORMATION WITH RESPECT TO THE ADDED VALUE COMPANIES

OWNERSHIP OF CAPITAL STOCK; DIRECTORS AND OFFICERS

         The following tables set forth certain information regarding the beneficial ownership of the common stock of each of the Added Value Companies as of October 30, 1995, by (i) all of their respective stockholders, who comprise all of the Target Stockholders, and (ii) each of the officers and directors of each of the Added Value Companies. Except as otherwise noted, each of the persons named in the tables has sole voting power and investment power with respect to all of the shares of common stock beneficially owned as set forth opposite his, her, its or their name. There are no outstanding stock options or warrants to acquire common stock as of the date of this Proxy Statement/Prospectus except for an incentive stock option held by Robert D. Lurie covering 5,000 shares of common stock of Added Value, which option is contemplated to be exercised by Mr. Lurie prior to the Closing Date. The tables also set forth for each of the persons listed the approximate number of shares of the Company's Common Stock that would be issued to such person upon the consummation of the Transaction assuming for purposes thereof a Market Value of $2.98 per share for the Company's Common Stock and, accordingly, the issuance on the Closing Date of 1,641,800 shares of the Company's Stock [excluding those shares (131,043) issuable to the California Subsidiary in the Rocky Mountain Merger as successor by merger to Added Value].



                                     ADDED VALUE BENEFICIAL OWNERSHIP TABLE

                                ADDED VALUE COMMON                           THE COMPANY'S COMMON
                              STOCK PRIOR TO MERGER                            STOCK AFTER MERGER
                              ---------------------                          --------------------
                                                  PERCENT OF                                    PERCENT OF
                                                 OUTSTANDING                                    OUTSTANDING
         NAME                NUMBER OF SHARES      SHARES              NUMBER OF SHARES          SHARES (1)
         ----                ----------------   -----------            ----------------         -----------
Wayne Vannoy(2)                    20,000          19.4%                    276,048                 1.4%

Gary R. Miller(2)(3)
  and Rosalie C. Miller            20,000          19.4                     276,048                 1.4

Robert D. Lurie(2)(3)              15,000(4)       14.6                     207,036                 1.1

Kenneth A. Plock(2)(3)             10,000           9.7                     138,024                 0.7

Cathleen M. Plock                  10,000           9.7                     138,024                 0.7

Jerry D. Fletcher and
  Marie Fletcher                   10,000           9.7                     138,024                 0.7

Richard W. McCauley(2)(3)          10,000           9.7                     138,024                 0.7

Alexandra J. Miller                 5,000           4.9                      69,012                 0.4

Thomas Broesamle                    3,000           2.9                      41,407                 0.2
                                  -------         -----                   ---------                 ---
                  TOTALS          103,000         100.0%                  1,421,647                 7.4%
                                  -------         -----                   ---------                 ---



(1)      As a result of the Added Value Merger occurring immediately prior to the Rocky Mountain
         Merger, the shares of the Company's Common Stock issuable on account of Added Value's ownership of Rocky Mountain will be issued to the California Subsidiary (a wholly-owned subsidiary of the Company) as successor by merger to Added Value.  Although such shares of the Company's Common Stock will remain outstanding after the Merger, such shares will be indirectly owned by the Company and for purposes of the Proxy Statement/Prospectus are not deemed outstanding.
(2)      A director of Added Value.
(3)      The officers of Added Value are as follows:

                  Robert D. Lurie           -        President
                  Kenneth A. Plock          -        Vice President
                  Gary R. Miller            -        Vice President
                  Richard W. McCauley       -        Treasurer and Secretary.

(4) Includes the 5,000 shares of Added Value common stock which is contemplated to be acquired prior to the Closing Date by Mr. Lurie pursuant to the exercise of an incentive stock option held by him.

                                                        105

                                     ROCKY MOUNTAIN BENEFICIAL OWNERSHIP TABLE

                                   ROCKY MOUNTAIN COMMON                            THE COMPANY'S COMMON
                                   STOCK PRIOR TO MERGER                             STOCK AFTER MERGER
                                --------------------------------          -----------------------------------
                                                     PERCENT OF                                   PERCENT OF
                                                     OUTSTANDING                                  OUTSTANDING
         NAME                   NUMBER OF SHARES      SHARES              NUMBER OF SHARES        SHARES (1)
         ----                   ----------------   -----------            ----------------       ------------

Added Value                            400             37.3%                 131,043(1)               (1)

Wayne Vannoy(2)(3)(4)                  378             35.3                  196,565(5)              1.0

The Vannoy Family Charitable
Remainder Trust(4)                     222             20.7                        0(5)                -

Kim B. Cooper                           72              6.7                   23,588                 0.1
                                    ------            -----                  -------                 ---

                  TOTALS             1,072            100.0%                 351,196                 1.1%(1)
                                    ======            =====                  =======                 ===


(1) As a result of the Added Value Merger occurring immediately prior to the Rocky Mountain Merger, the shares of the Company's Common Stock issuable on account of Added Value's ownership of Rocky Mountain will be issued to the California Subsidiary (a wholly-owned subsidiary of the Company) as successor by merger to Added Value. Although such shares of the Company's Common Stock will remain outstanding after the Merger, such shares will be indirectly owned by the Company and for purposes of the Proxy Statement/Prospectus are not deemed outstanding.

(2) A director of Rocky Mountain. The other three directors of Rocky Mountain are Kenneth A. Plock, Steve Culligan and Lucia Vannoy (the wife of Wayne Vannoy), none of whom are stockholders.

(3)      The officers of Rocky Mountain are as follows:
                  Wayne Vannoy              -        President
                  Steve Culligan            -        Vice President
                  Kenneth A. Plock          -        Treasurer and Secretary
         Neither Messrs. Culligan or Plock own any common stock of Rocky Mountain. However, Mr. Plock is a shareholder of Added Value and Mr. Culligan will be entering into an employment agreement with the Colorado Subsidiary on the Closing Date. See "THE PURCHASE AGREEMENT - Transaction."

(4) Wayne Vannoy has recently transferred 222 shares of the common stock of Rocky Mountain to a trust for the benefit of Mr. Vannoy's immediate family and lineal descendants titled The Vannoy Family Charitable Remainder Trust and created pursuant to a Trust Agreement dated August 11, 1995 (the "Trust"), of which Trust Mr. Vannoy is sole trustee.

(5) Although pursuant to the Added Value Merger Mr. Vannoy and the Trust will in the aggregate receive merger consideration in the same cash to stock proportions as other Target Stockholders, the Trust will receive only cash and Mr. Vannoy will receive all of the stock with the remaining balance in cash.

                            INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Lazar, Levine and Company LLP currently serves as independent auditors of both the Company and each of the Added Value Companies. Representatives of Lazar, Levine and Company LLP are not expected to attend the Special Meeting. The Company's Board of Directors has selected Lazar, Levine and Company LLP as the Company's independent public accountants for the fiscal year ending December 31, 1995.

                                  LEGAL MATTERS

         Rubin Baum Levin Constant Friedman & Bilzin, Miami, Florida has acted as counsel to the Company in connection with the Transaction and will render opinions as to the validity of the issuance of the shares of the Company's Common Stock in connection with the Transaction and as to federal income tax consequences of the Transaction on the Target Stockholders.

                                     EXPERTS

         The consolidated financial statements of the Company as of December 31, 1994 and 1993, and for each of the three years in the consolidated period ended December 31, 1994, included in this Proxy Statement/Prospectus and related supplemental schedule included elsewhere in the Registration Statement have been audited by Lazar, Levine and Company LLP, independent certified public accountants, as stated in that firm's reports appearing elsewhere in this Proxy Statement/Prospectus, and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

         The financial statements of each of the Added Value Companies as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 included in this Proxy Statement/Prospectus and related supplemental schedules included elsewhere in the Registration Statement have been audited by Lazar, Levine and Company LLP, independent certified public accountants, as stated in that firm's reports appearing elsewhere in this Proxy Statement/Prospectus, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                  OTHER MATTERS

         The Company's Board of Directors has no knowledge of any other matters which may come before the Special Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponements thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the proxy accompanying this Proxy Statement/Prospectus in accordance with their best judgment.


                                           INDEX TO FINANCIAL STATEMENTS

                                         ALL AMERICAN SEMICONDUCTOR, INC.

                                                                                                              PAGE

Independent Auditors' Report...............................................................................    F-2

Consolidated Balance Sheets at June 30, 1995 (unaudited), December 31, 1994 and December 31, 1993..........    F-3

Consolidated Statements of Income for each of the six months ended June 30, 1995
 and 1994 (unaudited) and for each of the three years ended December 31, 1994, 1993 and 1992...............    F-4

Consolidated Statements of Changes in Shareholders' Equity for the six months ended June 30, 1995 (unaudited) and for each of the three years ended December
 31, 1994, 1993 and 1992...................................................................................    F-5

Consolidated Statements of Cash Flows for each of the six months ended June 30,
 1995 and 1994 (unaudited) and for each of the three years ended December 31,
 1994, 1993 and 1992.......................................................................................    F-6

Notes to Consolidated Financial Statements.................................................................    F-7

                                    ADDED VALUE ELECTRONICS DISTRIBUTION, INC.

Independent Auditors' Report...............................................................................   F-20

Balance Sheets at June 30, 1995 (unaudited), December 31, 1994 and
 December 31, 1993.........................................................................................   F-21

Statements of Income for each of the six months ended June 30, 1995 and 1994
 (unaudited) and for each of the three years ended December 31, 1994, 1993
 and 1992..................................................................................................   F-22

Statements of Changes in Shareholders' Equity for the six months ended June 30,
 1995 (unaudited) and for each of the three years ended December 31, 1994,
 1993 and 1992.............................................................................................   F-23

Statements of Cash Flows for each of the six months ended June 30, 1995 and 1994
 (unaudited) and for each of the three years ended December 31, 1994,
 1993 and 1992.............................................................................................   F-24

Notes to Financial Statements..............................................................................   F-25

                                          A.V.E.D. - ROCKY MOUNTAIN, INC.

Independent Auditors' Report...............................................................................   F-32

Balance Sheets at June 30, 1995 (unaudited), December 31, 1994 and
 December 31, 1993.........................................................................................   F-33

Statements of Income for each of the six months ended June 30, 1995 and 1994
 (unaudited) and for each of the three years ended December 31, 1994, 1993
 and 1992..................................................................................................   F-34

Statements of Changes in Shareholders' Equity for the six months ended June 30,
 1995 (unaudited) and for each of the three years ended December 31, 1994,
 1993 and 1992.............................................................................................   F-35

Statements of Cash Flows for each of the six months ended June 30, 1995 and 1994
 (unaudited) and for each of the three years ended December 31, 1994,
 1993 and 1992.............................................................................................   F-36

Notes to Financial Statements..............................................................................   F-37

                                           INDEPENDENT AUDITORS' REPORT

To The Board of Directors
All American Semiconductor, Inc.
Miami, Florida

         We have audited the accompanying consolidated balance sheets of All American Semiconductor, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of All American Semiconductor, Inc. and subsidiaries at December 31, 1994 and 1993 and the results of their operations and their cash flows for the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the financial statements, the Company adopted accounting standards that changed its method of accounting for income taxes and post retirement benefits in 1993.

                                                /s/ LAZAR, LEVINE & COMPANY LLP
                                                -------------------------------
                                                    LAZAR, LEVINE & COMPANY LLP

New York, New York
March 10, 1995, except as to
Note 6, the date of which is
March 28, 1995


                                 ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                                            CONSOLIDATED BALANCE SHEETS

                                                                                                DECEMBER 31
                                                                           JUNE 30         -------------------
                                                                            1995           1994           1993
                                                                            ----           ----           ----
                                                                         (UNAUDITED)

                                                      ASSETS

Current assets:
 Cash................................................................    $   205,000    $   200,000    $   180,000
 Accounts receivable, less allowances for doubtful
  accounts of $641,000, $425,000 and $400,000........................     24,582,000     16,615,000     11,498,000
 Inventories.........................................................     44,801,000     34,971,000     23,254,000
 Other current assets................................................      1,008,000      1,543,000        619,000
                                                                         -----------    -----------     ----------
  Total current assets...............................................     70,596,000     53,329,000     35,551,000
Property, plant and equipment - net..................................      3,291,000      2,832,000      1,534,000
Deposits and other assets............................................      1,180,000      1,178,000        751,000
Excess of cost over fair value of net assets
 acquired - net......................................................        547,000        519,000        132,000
                                                                         -----------    -----------    -----------
                                                                         $75,614,000    $57,858,000    $37,968,000
                                                                         ===========    ===========    ===========

                                       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

 Current portion of long-term debt...................................    $   751,000    $   396,000    $   589,000
 Accounts payable and accrued expenses...............................     24,195,000     13,007,000      7,239,000
 Income taxes payable................................................        272,000            --         109,000
 Other current liabilities...........................................         81,000        126,000         80,000
                                                                         -----------    -----------    -----------
  Total current liabilities..........................................     25,299,000     13,529,000      8,017,000
Long-term debt:
 Notes payable.......................................................     18,085,000     20,507,000     14,339,000
 Subordinated debt...................................................      6,530,000      6,872,000             --
                                                                          ----------    -----------    -----------
                                                                          49,914,000     40,908,000     22,356,000
                                                                          ----------    -----------    -----------
Commitments and contingencies

Shareholders' equity:
 Preferred stock, $.01 par value, 1,000,000 shares
  authorized, none issued............................................             -              -               -
 Common stock, $.01 par value, 20,000,000 shares
  authorized, 16,996,791, 12,416,791 and 12,017,750
  shares issued and outstanding......................................        170,000        124,000        120,000
 Capital in excess of par value......................................     19,122,000     11,764,000     10,782,000
 Retained earnings...................................................      6,468,000      5,122,000      4,770,000
 Treasury stock, at cost, 19,592 shares..............................        (60,000)       (60,000)       (60,000)
                                                                         -----------    -----------    -----------
                                                                          25,700,000     16,950,000     15,612,000
                                                                         -----------    -----------    -----------
                                                                         $75,614,000    $57,858,000    $37,968,000
                                                                         ===========    ===========    ===========


See notes to consolidated financial statements

                                 ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                                         CONSOLIDATED STATEMENTS OF INCOME

                                                         SIX MONTHS
                                                         ENDED JUNE 30                    YEARS ENDED DECEMBER 31
                                                      ------------------              ---------------------------
                                                    1995           1994             1994           1993           1992
                                                    ----           ----             ----           ----           ----
                                                         (UNAUDITED)
NET SALES.....................................   $83,775,000    $47,674,000     $101,085,000    $67,510,000    $49,015,000
Cost of sales.................................   (65,103,000)   (34,977,000)     (74,632,000)   (49,010,000)   (35,083,000)
                                                 -----------    -----------      -----------    -----------    -----------
Gross profit..................................    18,672,000     12,697,000       26,453,000     18,500,000     13,932,000
Selling, general and administrative
 expenses.....................................   (14,925,000)   (10,433,000)     (23,335,000)   (14,821,000)   (11,366,000)
Nonrecurring expenses:
 Relocation of plant facilities...............             -              -         (185,000)       (61,000)      (114,000)
 Write-off of product development
  investment..................................             -              -         (363,000)             -              -
                                                 -----------    -----------      -----------    -----------    -----------

INCOME FROM OPERATIONS........................     3,747,000      2,264,000        2,570,000      3,618,000      2,452,000
Interest expense..............................    (1,386,000)      (632,000)      (1,772,000)    (1,103,000)    (1,153,000)
Other income (expense) - net..................             -        (57,000)         (39,000)       281,000        (18,000)
                                                 -----------    -----------      -----------    -----------    -----------
Income before income taxes....................     2,361,000      1,575,000          759,000      2,796,000      1,281,000
Provision for income taxes....................    (1,015,000)      (630,000)        (407,000)    (1,094,000)      (525,000)
                                                 -----------    -----------      -----------    -----------    -----------
NET INCOME....................................   $ 1,346,000    $   945,000     $    352,000    $ 1,702,000    $   756,000
                                                 ===========    ===========      ===========    ===========    ===========

Earnings Per Share:

 Primary......................................          $.10           $.07             $.03           $.19           $.12
                                                        ====           ====             ====           ====           ====
 Fully diluted................................          $.10           $.07             $.03           $.18           $.12
                                                        ====           ====             ====           ====           ====

See notes to consolidated financial statements

                                 ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                    CAPITAL IN                                   TOTAL
                                                        COMMON       EXCESS OF     RETAINED     TREASURY     SHAREHOLDERS'
                                           SHARES        STOCK       PAR VALUE     EARNINGS      STOCK           EQUITY
                                           ---------    --------    -----------    ----------    --------      ----------

Balance, December 31, 1991..............   3,721,791     $37,000     $2,344,000    $2,312,000    $(60,000)     $4,633,000
Sale of equity securities...............   4,025,000      40,000      3,088,000            -           -        3,128,000
Net income..............................          -           -              -        756,000          -          756,000
                                          ----------    --------    -----------    ----------    --------     -----------
Balance, December 31, 1992..............   7,746,791      77,000      5,432,000     3,068,000     (60,000)      8,517,000
Sale of equity securities...............   4,270,959      43,000      5,350,000            -           -        5,393,000
Net income..............................          -           -              -      1,702,000          -        1,702,000
                                          ----------    --------    -----------    ----------    --------     -----------
Balance, December 31, 1993..............  12,017,750     120,000     10,782,000     4,770,000     (60,000)     15,612,000
Exercise of stock options and
 warrants...............................     399,041       4,000        545,000            -           -          549,000
Issuance of options and
 warrants...............................          -           -         437,000            -           -          437,000
Net income..............................          -           -              -        352,000          -          352,000
                                          ----------    --------    -----------    ----------    --------     -----------
Balance, December 31, 1994..............  12,416,791     124,000     11,764,000     5,122,000     (60,000)     16,950,000
Sale of equity securities...............   4,550,000      46,000      7,328,000            -           -        7,374,000
Exercise of warrant.....................      30,000          -          30,000            -           -           30,000
Net income (unaudited)..................          -           -              -      1,346,000          -        1,346,000
                                          ----------    --------    -----------    ----------    --------     -----------
Balance, June 30, 1995
 (unaudited)............................  16,996,791    $170,000    $19,122,000    $6,468,000    $(60,000)    $25,700,000
                                          ==========    ========    ===========    ==========    =========    ===========


See notes to consolidated financial statements

                                 ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       SIX MONTHS
                                                                       ENDED JUNE 30             YEARS ENDED DECEMBER 31
                                                                   ------------------         -----------------------------
                                                                   1995          1994         1994        1993         1992
                                                                -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income..................................................   $ 1,346,000  $   944,000  $   352,000  $ 1,702,000  $   756,000
 Adjustments to reconcile net income to net cash
  provided by operating activities:

   Depreciation and amortization.............................       349,000      217,000      677,000      384,000      408,000
   Non-cash interest expense.................................        30,000           -        47,000           -            -
   Nonrecurring expenses.....................................            -            -       363,000           -      (124,000)
   Other expense, net........................................            -            -            -        31,000       82,000
   Changes in assets and liabilities:

    Increase in accounts receivable..........................    (7,967,000)  (3,449,000)  (3,019,000)  (2,835,000)  (1,170,000)
    Increase in inventories..................................    (9,830,000)  (4,306,000)  (9,508,000)  (5,228,000)  (2,850,000)
    Decrease (increase) in other current assets..............       458,000     (385,000)    (904,000)    (411,000)      67,000
    Increase (decrease) in accounts payable and
     accrued expenses........................................    11,188,000    2,259,000    4,702,000      708,000     (618,000)
    Increase (decrease) in other current liabilities.........       227,000     (110,000)     (63,000)      85,000       31,000
                                                                -----------  -----------  -----------  -----------  -----------
     Net cash used for operating activities..................    (4,199,000)  (4,830,000)  (7,353,000)  (5,564,000)  (3,418,000)
                                                                -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

 Acquisition of property and equipment.......................      (689,000)  (1,070,000)  (1,618,000)    (250,000)    (159,000)
 Decrease (increase) in other assets.........................       (72,000)    (539,000)    (712,000)    (134,000)     113,000
 Purchases of net assets of acquired companies...............            -      (599,000)  (1,084,000)          -            -
                                                                -----------  -----------  -----------  -----------  -----------
     Net cash used for investing activities..................      (761,000)  (2,208,000)  (3,414,000)    (384,000)     (46,000)
                                                                -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

 Net proceeds from issuance of equity securities.............     7,404,000      548,000      742,000    5,393,000    3,128,000
 Increase in notes payable...................................        90,000    6,015,000    6,088,000           -     1,050,000
 Repayments of notes payable.................................      (223,000)    (610,000)  (2,119,000)    (964,000)  (1,463,000)
 Net borrowings (repayments) under line of
     credit agreements.......................................    (2,306,000)   1,055,000    6,076,000    1,536,000      858,000
                                                                -----------  -----------  -----------  -----------  -----------
     Net cash provided by financing activities...............     4,965,000    7,008,000   10,787,000    5,965,000    3,573,000
                                                                -----------  -----------  -----------  -----------  -----------
 Increase (decrease) in cash.................................         5,000      (30,000)      20,000       17,000      109,000
 Cash, beginning of period...................................       200,000      180,000      180,000      163,000       54,000
                                                                -----------  -----------  -----------  -----------  -----------
 Cash, end of period.........................................   $   205,000  $   150,000  $   200,000  $   180,000  $   163,000
                                                                ===========  ===========  ===========  ===========  ===========

SUPPLEMENTAL CASH FLOW INFORMATION:

 Interest paid...............................................   $ 1,255,000  $   632,000  $ 1,604,000  $ 1,102,000  $ 1,150,000
                                                                ===========  ===========  ===========  ===========  ===========
 Income taxes paid...........................................   $   156,000  $   708,000  $ 1,021,000  $ 1,163,000  $   306,000
                                                                ===========  ===========  ===========  ===========  ===========


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

         Capital leases aggregating $634,000 for computer equipment became effective in August 1994.

         In September 1994, the Company acquired substantially all of the assets of GCI Corporation. The Company paid $485,000 in cash, with the balance by a combination of a promissory note and stock options. The Company also assumed substantially all of the seller's disclosed liabilities. In addition, in January 1994, the Company acquired substantially all of the assets of Components Incorporated. The Company paid $599,000 in cash, with the balance in a promissory note. The Company also assumed substantially all of the seller's disclosed liabilities. During 1993, the Company acquired substantially all of the assets of an affiliated company. The purchase price payable for such assets was the assumption of liabilities.

See notes to consolidated financial statements

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

              NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies considered particularly significant.

  BASIS OF CONSOLIDATION AND PRESENTATION

         The consolidated financial statements of the Company include the accounts of all subsidiaries, all of which are wholly-owned. All material intercompany balances and transactions have been eliminated in consolidation.

         Prior periods' financial statements have been reclassified to conform with the current period's presentation.

  CONCENTRATION OF CREDIT RISK

         Accounts receivable potentially exposes the Company to concentrations of credit risk, as defined by Financial Accounting Standards Board Statement No. 105, "Disclosure of Information about Financial Instruments with
Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk."

  INVENTORIES

         Inventories, which consist solely of electronic components held for resale, are stated at the lower of cost (determined on an average cost basis) or market.

  DEPRECIATION AND AMORTIZATION

         Fixed assets are reflected at cost. Depreciation of office furniture and equipment, computer equipment and motor vehicles is provided on straight-line and accelerated methods over the estimated useful lives of the respective assets. Amortization of leasehold improvements is provided using the straight-line method over the term of the related lease or the life of the respective asset, whichever is shorter. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

         The excess of cost over the fair value of net assets acquired is being amortized over 40 years using the straight-line method.

  INCOME TAXES

         The Company has elected to file a consolidated federal income tax return with its subsidiaries. Deferred income taxes are provided on transactions which are reported in the financial statements in different periods than for income tax purposes. The Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"), for the year ended December 31, 1993. SFAS 109 requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The effect of the adoption of SFAS 109 was not material. See
Note 7 to Notes to Consolidated Financial Statements.

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

  EARNINGS PER SHARE

         Primary earnings per share has been computed based upon the weighted average number of common and common equivalent shares outstanding during each period presented. Fully diluted earnings per share has been computed assuming conversion of all dilutive stock options and warrants.

         The following average shares were used for the computation of primary and fully diluted earnings per share:



                                                 SIX MONTHS ENDED
                                                     JUNE 30                       YEARS ENDED DECEMBER 31
                                                 -----------------               ---------------------------
                                               1995          1994              1994          1993          1992
                                               ----          ----              ----          ----          ----
         Primary............................13,348,802      12,941,527      13,029,714     9,166,908     6,514,481
         Fully diluted......................13,585,049      12,941,527      13,029,714     9,511,500     6,514,481


  STATEMENTS OF CASH FLOWS

         For purposes of the statements of cash flows, the Company considers all investments purchased with an original maturity of three months or less to be cash.

  POSTRETIREMENT BENEFITS

         In 1993, the Company adopted Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The effect of the adoption of this Statement was not material.

  POSTEMPLOYMENT BENEFITS

         In November 1992, the Financial Accounting Standards Board issued Statement No. 112, "Employers' Accounting for Postemployment Benefits" which became effective for fiscal years beginning after December 15, 1993. This standard requires the expensing, on an accrual basis, of all benefits provided to former or inactive employees, their beneficiaries and covered dependents after employment but before retirement. The Company does not provide any postemployment benefits at this time.

NOTE 2 -- PUBLIC OFFERING

         On June 15, 1995, the Company completed a public offering of 4,550,000 shares (exclusive of the over-allotment option) of its common stock at $1.875 per share. On July 13, 1995, the Company issued an additional 682,500 shares of its common stock as a result of the exercise of an over-allotment option. The aggregate net proceeds from this offering, after deducting all associated costs, aggregated $8,500,000. As a result, the Company's common stock and capital in excess of par value increased by $53,000 and $8,447,000, respectively. The net proceeds initially have been used to reduce the amount outstanding under the Company's line of credit pending the use of the line of credit for continued expansion, including opening new sales offices, inventory diversification such as the recent addition of a microprocessor supplier, and general working capital purposes.

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE 3 -- PROPERTY, PLANT AND EQUIPMENT

                                                                              JUNE 30            DECEMBER 31
                                                                             ---------    ------------------------
                                                                              1995           1994          1993
                                                                             --------     ----------    ----------

Office furniture and equipment..........................................    $2,353,000    $2,210,000    $1,793,000
Computer equipment......................................................     1,744,000     1,321,000     1,587,000
Leasehold improvements..................................................     1,173,000     1,058,000        69,000
Motor vehicles..........................................................        25,000        25,000        25,000
                                                                            ----------    ----------    ----------
                                                                             5,295,000     4,614,000     3,474,000
Accumulated depreciation and amortization...............................    (2,004,000)   (1,782,000)   (1,940,000)
                                                                            ----------    ----------    ----------
                                                                            $3,291,000    $2,832,000    $1,534,000
                                                                            ==========    ==========    ==========

NOTE 4 -- ACQUISITIONS

         On September 9, 1994, the Company completed the acquisition of substantially all of the assets of GCI Corp., a Philadelphia-area distributor of electronic components. As consideration for this acquisition, the Company paid $485,000 in cash, issued a promissory note of approximately $306,000 payable interest only for two years and in quarterly installments over the next three years, and issued stock options valued at $144,000 at September 9, 1994. The Company also assumed substantially all of the seller's disclosed liabilities of approximately $1,930,000, including a $1,400,000 bank note payable which has been repaid. See Notes 6 and 8 to Notes to Consolidated Financial Statements. The promissory note is required to be paid down by one-half of the then outstanding principal balance if certain Net Earnings (as defined) are attained for 1995 or 1996. The seller may earn up to an additional $760,000 of contingent purchase price over the three-year period ending December 31, 1997 if certain gross profit targets are met. The acquisition was accounted for by the purchase method of accounting which resulted in the recognition of approximately $394,000 of excess cost over fair value of net assets acquired. The operating results of the acquired company are included in the consolidated statement of income from the date of acquisition.

         The three principal stockholders and key employees of GCI Corp. (the "GCI Principals") each received an employment agreement expiring on December 31, 1997 providing for base salary of $122,000, $113,000 and $110,000 per annum, respectively. In addition to base salary, each of the GCI Principals may earn a bonus based upon the percentage of the Net Earnings generated in the sales Territory, as defined. In addition to the net earnings bonus, two of the GCI Principals may earn an annual bonus based upon the gross profit of the Company with respect to all sales made in Maryland, Virginia and Delaware, but only if certain minimum gross profit levels are obtained. The Company has also agreed to grant to each of the GCI Principals employee incentive stock options at fair market value on the date of grant (10,000 to each by January 30, 1996; 10,000 to each by January 30, 1997; and 10,000 to each by January 30, 1998), but each such grant is conditional upon sales in the sales Territory, as defined, attaining a minimum gross profit for the year most recently ended. One other key employee of GCI Corp. accepted employment with the Company and was granted 10,000 employee incentive stock options at an exercise price of $2.63 per share, the ability to receive up to 15,000 additional employee incentive stock options (5,000 per year in respect of 1995, 1996 and 1997) if certain minimum gross profit for sales in the sales Territory, as defined, are attained during each such year, and shall be issued 1,000 shares of Common Stock upon completing his 18th month of service.

         On January 24, 1994, the Company completed the acquisition of substantially all of the assets of Components Incorporated, a Chicago-based distributor of electronic components ("Components"). As consideration for this acquisition, the Company paid $599,000 in cash and issued a promissory note of approximately $399,000 due two years from closing. The Company also assumed substantially all of the seller's disclosed liabilities of approximately $700,000, including a

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

$400,000 bank note payable which has been repaid. See Note 6 to Notes to Consolidated Financial Statements. The president and principal stockholder of Components (the "Components Principal") received an employment agreement, which may be renewed annually by the Company for up to a maximum term of four years, providing for base salary of $105,000 per annum plus separate bonuses based on specified net earnings and gross sales. In addition to the base salary and bonuses, the Components Principal received $350,000 of consideration for a covenant not to compete that restricts any competition with the Company for a period equal to the later of the third anniversary of the Components Principal's termination as an employee or January 24, 1999. The $350,000 consideration was in the form of a grant of stock options valued at $100,000 as of January 24, 1994 and the delivery to the Components Principal of a promissory note in the principal amount of $250,000. See Notes 6 and 8 to Notes to Consolidated Financial Statements. The Company has also agreed to grant to the Components Principal employee incentive stock options at fair market value on the date of grant (5,000 on January 24, 1995; 10,000 on January 24, 1996; and 15,000 on
January 24, 1997), each of such three sets of options to be for a period of five years, subject to earlier termination in the event of termination of employment, death or disability. The acquisition was accounted for by the purchase method of accounting. The operating results of the acquired company are included in the consolidated statement of income from the date of acquisition.

         On June 14, 1993, the Company completed the acquisition of substantially all of the assets of All American Transistor Corporation of D.C. ("D.C."), formerly a 45% owned affiliate. The consideration for the acquisition was the assumption of all of D.C.'s disclosed liabilities. As a result, the Company's assets and liabilities each increased by approximately $1,000,000, including principal and interest on a bank note payable of approximately $503,000 which has been paid off in full. The acquisition of D.C. has been accounted for by the purchase method of accounting and the purchase price approximates the fair value of the net assets acquired. The operating results of this acquisition are included in the Company's consolidated statements of income from the date of acquisition. Prior to this acquisition, the Company sold inventory to D.C. at cost plus 10%. Sales to D.C. aggregated approximately $91,000 for the year ended December 31, 1992. In addition, the Company previously accounted for its 45% investment in this affiliate under the equity method of accounting.

         The following unaudited pro forma consolidated income statement data presents the consolidated results of operations of the Company as if the acquisitions of GCI Corp., Components and D.C. had occurred at the beginning of the periods presented:


                                                           SIX MONTHS
                                                              ENDED
                                                             JUNE 30                YEARS ENDED DECEMBER 31
                                                           -----------    ------------   -----------   -----------
                                                               1994         1994            1993          1992
                                                          -----------    ------------   -----------   -----------
         Net sales........................................ $52,452,000    $107,539,000   $81,341,000   $61,617,000
         Net income.......................................   1,134,000         578,000     1,879,000       819,000
         Primary earnings per share.......................        $.09            $.04          $.21          $.13
         Fully diluted earnings per share.................        $.09            $.04          $.20          $.13

         The above pro forma information does not purport to be indicative of what would have occurred had the acquisitions been made as of such date or of the results which may occur in the future.

NOTE 5 -- PRODUCT DEVELOPMENT INVESTMENT WRITE-OFF

         As a result of the rapid growth of the Company's electronic components distribution business, the Company has decided to no longer pursue the design and

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

development of certain licensed technology intended to protect various electronic equipment and machines from surges and sags in power. Accordingly, the Company has expensed its total investment of $363,000 in 1994, which had been classified as deferred product development costs within deposits and other assets in the Consolidated Balance Sheet at December 31, 1993.

NOTE 6 -- LONG-TERM DEBT

  LINE OF CREDIT

         On March 28, 1995, the Company's line of credit agreement was amended to increase the facility up to $30 million; provided, however, that the Company may borrow in excess of $27 million only after (i) the senior lender has reviewed and been satisfied, in its sole discretion, with the Company's audited consolidated financial statements for the year ended December 31, 1994, and (ii) the Company has received additional capitalization of not less than $4 million (after all expenses of issuance and sale) from the issuance of its equity securities. Since the date of such amendment, the Company's senior lender has reviewed and become satisfied with the consolidated financial statements for the year ended December 31, 1994 and, as a result of the public offering (see Note 2 to Notes to Consolidated Financial Statements), the Company has satisfied the additional capitalization requirement. Accordingly, the Company may borrow up to $30 million. The amendment to the line of credit agreement permits the Company to request standby letters of credit to be issued by the senior lender on the Company's behalf, with a sublimit of $5 million available for letters of credit under the line and such letters of credit being chargeable as advances against the line. The Company will pay the senior lender an issuance fee equal to three-quarters of one percent (.75%) per annum of the aggregate amount of outstanding letters of credit. Outstanding borrowings under this loan facility, which are collateralized by accounts receivable, inventories and equipment and a pledge of the capital stock of the Company's subsidiaries, amounted to $17,685,000 at June 30, 1995.

         In 1994, the Company's line of credit agreement was amended to increase the facility to $25 million, extend the maturity to May 31, 1997 and reduce the Company's borrowing rate from one-quarter of one percent (1/4%) above prime to, at the Company's option, either one-quarter of one percent (1/4%) below prime or two percent (2%) above certain LIBOR rates. The Company will pay a nonusage fee of one-tenth of one percent (1/10%) calculated on the unused portion of the line of credit, payable quarterly in arrears. At December 31, 1994, outstanding borrowings under the Company's then $25 million facility were $19,991,000.

         Under the line of credit agreement, the Company is required to comply with certain affirmative and negative covenants. These covenants place limitations on the Company's future borrowings, dividend payments, redemption of certain securities and transactions with affiliates on less than an arm's-length basis, investments, acquisitions, mergers and changes in control and management. Furthermore, the agreement requires the Company to maintain certain financial ratios including a current asset support ratio based upon specified percentages of eligible accounts receivable and inventories. As of June 30, 1995, the Company was in compliance with the required financial ratios and other covenants.

         At December 31, 1993, outstanding borrowings under the Company's then $20 million facility were $13,915,000.

  NOTES PAYABLE -- OTHER

         Other notes payable aggregating $112,000 and $133,000, of which $106,000 and $109,000 is classified as long-term at June 30, 1995 and December 31, 1994,

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

respectively, are payable monthly with interest rates from 9.0% to 12.5% per annum.

  SUBORDINATED DEBT

         In September 1994, in connection with the acquisition of GCI Corp., the Company issued a promissory note to the seller bearing interest at 7% per annum in the approximate amount of $306,000 due in 1999. The promissory note, which is subordinate to the Company's line of credit, is payable interest only on a quarterly basis for the first two years with the principal amount, together with accrued interest thereon, payable in equal quarterly installments over the next three years. One-half of the then outstanding principal balance of the promissory note is required to be paid if certain Net Earnings (as defined) are attained for 1995 or 1996.

         In June 1994, the Company completed a private placement (the "1994 Private Placement") of 51.5 units, with each unit consisting of a non-convertible 9% subordinated debenture due 2004 in the principal amount of $100,000 issuable at par, together with 7,500 common stock purchase warrants exercisable at $3.15 per share. The 51.5 units issued represent debentures aggregating $5,150,000 together with an aggregate of 386,250 warrants. See Note 8 to Notes to Consolidated Financial Statements. The debentures are payable in semi-annual payments of interest only in arrears commencing December 1, 1994, with the principal amount maturing in full on June 13, 2004. The Company is not required to make any mandatory redemptions or sinking fund payments. The debentures are subordinated to the Company's senior indebtedness including the Company's line of credit and certain notes issued to the Company's landlord. The 386,250 warrants were valued at $.50 per warrant as of the date of the 1994 Private Placement and, accordingly, the Company has recorded the discount in the aggregate amount of $193,125 as additional paid-in capital. This discount is being amortized over the ten-year term of the debentures and approximately $10,000 was expensed during each of the six months ended June 30, 1995 and the year ended December 31, 1994.

         In May 1994, the Company executed a promissory note in the amount of $865,000 in favor of the Company's landlord to finance substantially all of the tenant improvements necessary for the Company's new facility. This $865,000 note requires no payments in the first year (interest accrues and is added to the principal balance), is payable interest only in the second year and has a repayment schedule with varying monthly payments over the remaining 18 years. At the same time, the Company entered into another promissory note with the Company's landlord for up to $150,000 to finance certain personal property for the new facility. This $150,000 note is payable interest only for six months and thereafter in 60 equal self-amortizing monthly payments of principal and interest. It is also contemplated that certain additional improvements to the new facility related to various miscellaneous items aggregating approximately $100,000 will be financed by the landlord and be repayable in 240 consecutive, equal self-amortizing installments of principal and interest. These notes, which are subordinate to the Company's line of credit, bear interest at 8% per annum and are payable monthly. In addition, the Company executed a promissory note in the approximate amount of $33,000 with the Company's landlord. This note is payable monthly with interest at 9.5% per annum and matures in April 1997.

         In January 1994, in connection with the acquisition of Components, the Company issued a promissory note to the seller bearing interest at 8% per annum in the approximate amount of $399,000, payable in quarterly installments of interest only, for a term of two years, with the entire principal amount payable in full in January 1996. In addition, as part of the consideration for a covenant not to compete, the Company issued a promissory note to the principal

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

of the seller in the amount of $250,000 (the "Non-Compete Note"). The Non-Compete Note bears interest at 8% per annum, payable quarterly, with $100,000 of principal due March 10, 1995, $50,000 of principal due April 24, 1996, and the remaining $100,000 payable in eight quarterly principal installments each in the amount of $12,500 payable over the fourth and fifth years of such note. One-half of the then outstanding principal balance of the Non-Compete Note is required to be paid if certain Net Earnings (as defined) are attained in any fiscal year, with the entire then outstanding principal balance of the Non-Compete Note required to be paid if at least the same level of Net Earnings (as defined) are attained in a subsequent fiscal year. If the principal of the seller resigns or is terminated for cause on or prior to January 24, 1996, he will be obligated to pay the Company $100,000, payable either in cash or as a reduction of the principal balance of the Non-Compete Note. These notes are subordinate to the Company's line of credit.

         Long-term debt of the Company as of December 31, 1994, other than the line of credit, matures as follows:

                  1995.....................................    $  161,000
                  1996.....................................       543,000
                  1997.....................................       189,000
                  1998.....................................       277,000
                  1999.....................................       192,000
                  Thereafter...............................     5,780,000
                                                                ---------
                                                               $7,142,000
                                                               ==========

  OBLIGATIONS UNDER CAPITAL LEASES

         The Company is the lessee of computer and office equipment under capital leases expiring in various years through 1997. The assets, aggregating $773,000, and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over their estimated productive lives. As of December 31, 1994, accumulated depreciation of these assets aggregated approximately $154,000. Depreciation of assets under capital leases is included in depreciation expense.

         Minimum future lease payments under capital leases as of December 31, 1994 and for each of the next five years and in the aggregate are approximately as follows:

                  1995.....................................     $347,000
                  1996.....................................      292,000
                  1997.....................................      190,000
                  1998.....................................            -
                  1999.....................................            -
                                                                --------
                  Total minimum lease payments.............      829,000
                  Less amount representing interest........     (187,000)
                                                               ---------
                  Total obligations under capital leases...      642,000
                  Current portion..........................     (235,000)
                                                               ---------
                                                                $407,000
                                                                ========

         Interest rates on capital leases vary from 11.7% to 13.9% per annum and are imputed based on the lower of the Company's incremental borrowing rate at the inception of each lease or the lessor's implicit rate of return. Various capital leases provide for purchase options.

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE 7 -- INCOME TAXES

         The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities as of June 30, 1995, December 31, 1994 and 1993 are as follows:

                                                                              JUNE 30               DECEMBER 31
                                                                             --------        ---------------------
                                                                               1995           1994          1993
                                                                             --------         ----          ----
         Deferred tax assets:

          Accounts receivable...........................................      $253,000      $168,000      $216,000
          Inventory.....................................................       262,000       222,000       161,000
          Other assets..................................................        52,000        51,000        86,000
                                                                              --------      --------      --------
                                                                               567,000       441,000       463,000

         Deferred tax liabilities:

          Fixed assets..................................................       425,000       326,000       352,000
                                                                              --------      --------      --------
         Net deferred tax asset.........................................      $142,000      $115,000      $111,000
                                                                              ========      ========      ========

         The components of income tax expense for the six months ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                                              CURRENT     DEFERRED        TOTAL
                                                                            ----------    --------     -----------

         June 30, 1995
          Federal.......................................................    $  792,000    $ 23,000      $  815,000
          State.........................................................       196,000       4,000         200,000
                                                                            ----------    --------      ----------
                                                                            $  988,000    $ 27,000      $1,015,000
                                                                            ==========    ========      ==========
         June 30, 1994
          Federal.......................................................    $  526,000    $  4,000      $  530,000
          State.........................................................        99,000       1,000         100,000
                                                                            ----------    --------      ----------
                                                                            $  625,000    $  5,000      $  630,000
                                                                            ==========    ========      ==========

         December 31, 1994
          Federal.......................................................    $  385,000    $ (3,000)     $  382,000
          State.........................................................        26,000      (1,000)         25,000
                                                                            ----------    ---------     ----------
                                                                            $  411,000    $ (4,000)     $  407,000
                                                                            ==========    =========     ==========

         December 31, 1993
          Federal.......................................................    $  962,000    $(11,000)     $  951,000
          State.........................................................       145,000      (2,000)        143,000
                                                                            ----------    ---------     ----------
                                                                            $1,107,000    $(13,000)     $1,094,000
                                                                            ==========    =========     ==========

         December 31, 1992
          Federal.......................................................    $  404,000    $ 51,000      $  455,000
          State.........................................................        64,000       6,000          70,000
                                                                            ----------    --------      ----------
                                                                            $  468,000    $ 57,000      $  525,000
                                                                            ==========    ========      ==========

         A reconciliation of the difference between the expected income tax rate using the statutory federal tax rate and the Company's effective tax rate is as follows:


                                                                               SIX MONTHS
                                                                                  ENDED
                                                                                 JUNE 30    YEARS ENDED DECEMBER 31
                                                                             ------------    ----------------------
                                                                             1995    1994    1994     1993    1992
                                                                             ----    ----    ----     ----    ----

          U.S. Federal income tax statutory rate...........................  34.0%   34.0%    34.0%   34.0%   34.0%
          State income tax, net of federal income tax benefit..............   3.7     3.5      4.6     3.4     3.6
          Other -- including non-deductible items..........................   5.3     2.5     15.0     1.7     3.4
                                                                             ----    ----     ----    ----    ----
          Effective tax rate...............................................  43.0%   40.0%    53.6%   39.1%   41.0%
                                                                             =====   =====    =====   =====   =====

         The high effective tax rate for the year ended December 31, 1994 is primarily due to non-deductible entertainment expenses.

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE 8 -- CAPITAL STOCK, OPTIONS AND WARRANTS

         In connection with new employment agreements between the Company and each of its four executive officers entered into in May 1995, an aggregate of 1,000,000 stock options were granted on June 8, 1995, to such four executive officers pursuant to the Employees', Officers', Directors' Stock Option Plan, as amended (the "Option Plan"). These options have an exercise price of $1.875 per share and are exercisable through June 7, 2005, subject to a vesting schedule.

         In connection with the public offering (see Note 2 to Notes to Consolidated Financial Statements), the Company issued to the underwriter common stock purchase warrants covering an aggregate of 523,250 shares of common stock (including warrants issued in connection with the underwriter's exercise of the over-allotment option). These warrants are exercisable at a price of $2.625 per share for a period of four years commencing one year from June 8, 1995.

         In June 1994, the Company issued an aggregate of 386,250 common stock purchase warrants in connection with a private placement of subordinated debentures (see Note 6 to Notes to Consolidated Financial Statements). The warrants are exercisable at any time between December 14, 1994 and June 13, 1999 at an exercise price of $3.15 per share. In connection with this private placement, the placement agent received warrants to purchase 38,625 shares of the Company's common stock. The placement agent's warrants are exercisable for a four-year period commencing June 14, 1995 at an exercise price of $3.78 per share. At June 30, 1995, none of these warrants had been exercised.

         During 1992, the Company sold units, each unit consisting of two shares of common stock and two warrants. In addition, the underwriters of this offering were issued warrants to purchase 175,000 units at $3.30 per unit. The underwriters' warrants are exercisable for a four-year period which commenced in June 1993. During 1993, the Company redeemed its then outstanding warrants. In addition, during 1993, 78,750 of the underwriters' warrants were exercised. As a result of these transactions, the Company received aggregate net proceeds of approximately $5,393,000 in 1993. During 1994, an additional 78,750 of the underwriters' warrants were exercised, leaving a balance of 17,500 warrants. The Company received aggregate net proceeds of approximately $465,000 in 1994. The net proceeds are being used for continued expansion and general working capital purposes. At June 30, 1995, the 17,500 warrants remain unexercised.

         In March 1992, the Company issued a warrant to acquire 30,000 shares of its common stock at $1.00 per share in connection with a $1.0 million subordinated loan to the Company which was repaid in June 1992. This warrant was exercised in March 1995.

         In September 1987, the Company issued a warrant to acquire 90,000 shares of its common stock at $1.60 per share (after the 1989 stock split) relating to a since expired consulting agreement. In connection with the public offering completed in June 1992, the Company extended the exercise period of this warrant to June 1994. In May 1993, in connection with a new consulting agreement with the same party, the Company further extended the exercise period to June 1997 and issued additional warrants to acquire 90,000 shares of its common stock at $1.35 per share. At June 30, 1995, none of the warrants relating to these consulting agreements had been exercised.

         In June 1987, the Company reserved 375,000 shares of common stock for issuance under an employee stock option plan. In September 1992, the number of shares of common stock reserved for issuance under this stock option plan was increased to 750,000 shares, in 1993 the number of shares of common stock reserved for issuance under this stock option plan was increased to 1,750,000

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

shares, in 1994 the number of shares of common stock reserved was increased to 2,250,000 shares and in 1995 the number of shares of common stock reserved was increased to 3,250,000 shares. As of June 30, 1995 outstanding options under this plan were as follows:

                                                  NUMBER OF
                                                   OPTIONS
         DATE OF GRANT                           OUTSTANDING     OPTION PRICE
         -------------                           -----------     -------------
         1991.....................................   435,000     $ .75 -$1.03
         1993.....................................   469,063     $1.375-$2.53
         1994.....................................   261,500     $2.125-$2.63
         1995..................................... 1,005,000     $1.84 -$1.875
                                                   ---------
         Total outstanding........................ 2,170,563
         Total exercised..........................   146,127
         Total available..........................   933,310
                                                   ---------
                                                   3,250,000
                                                   =========

         All such options outstanding are exercisable within six years from the date granted.

         In connection with the acquisition of the assets of Components (see
Note 4 to Notes to Consolidated Financial Statements), the Company issued 98,160 unqualified stock options exercisable through January 1999 at an exercise price of $1.65 per share.

         In connection with the acquisition of the assets of GCI Corp. (see Note 4 to Notes to Consolidated Financial Statements), the Company issued 117,551 unqualified stock options exercisable from September 1995 through September 1999 at an exercise price of $1.65 per share.

         In addition, under certain circumstances, the Company may be obligated to issue 1,000 shares of its common stock and 135,000 incentive stock options. See Note 4 to Notes to Consolidated Financial Statements.

NOTE 9 -- COMMITMENTS/RELATED PARTY TRANSACTIONS

         In December 1991, the Company relocated its corporate offices and Miami warehouse to a 37,000 sq. ft. facility. In addition, a warehouse in New York was consolidated into this new Miami warehouse. In connection with the relocation and consolidation, the Company entered into a new lease with an unrelated third party which was to expire in December 1997. Annual rent payments under this lease totaled $57,000 in 1994.

         In May 1994, the Company terminated its lease covering the 37,000 sq. ft. facility and entered into a new lease with its then existing landlord to lease a new 110,800 sq. ft. facility for its corporate headquarters and Miami warehouse. The Company is utilizing approximately 75% of this new facility, the balance of which the Company is subleasing to an unrelated third party for a term of three years ending on July 14, 1997. This sublease has no renewal options and the Company has the right to recapture approximately 13,000 square feet of the sublet space from the tenant after the eighteenth month of the three-year term. The sublease provides for base rent of $5,000 per month increasing 5% per year and additional rent representing the subtenant's pro rata share of landlord pass-through expenses and other expenses pertaining to the sublet premises. The new lease has a term expiring in 2014 (subject to the Company's right to terminate at any time after the fifth year of term upon twenty-four months prior written notice and the payment of all outstanding debt owed to the landlord and without giving effect to the Company's three six-year options to renew at the fair market value rental rates) and provides for annual fixed rental payments totaling approximately $264,000 in the first year, $267,000 in the second year, $279,000

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

in each of the third, fourth and fifth years, $300,600 in the sixth year, $307,800 in the seventh year and in each year thereafter during the term, the rent shall increase once per year in an amount equal to the annual percentage increase in the consumer price index not to exceed 4% in any one year.

         In addition, a Company executive officer and director owns a one-third interest in a corporation that leased office space to the Company until December 1994. During 1994, the Company paid approximately $31,000 in rent to lease such office space.

         Approximate minimum future rental payments required under operating leases, which include 20 sales office locations, equipment under lease and the new corporate headquarters lease commencing in 1994, that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1994, are as follows for the next five years:

          YEAR ENDING DECEMBER 31
          -----------------------
                  1995........................................    $1,307,000
                  1996........................................     1,218,000
                  1997........................................       987,000
                  1998........................................       644,000
                  1999........................................       444,000

         Total rent expense, including real estate taxes and net of sublease income, amounted to approximately $490,000 and $363,000 for the six months ended June 30, 1995 and 1994, respectively, and $753,000, $526,000 and $492,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

         Effective June 1, 1992, the Company entered into employment agreements with Paul Goldberg, its Chief Executive Officer, and Bruce M. Goldberg, its current President and Chief Operating Officer (collectively, the "1992 Agreements"). The 1992 Agreements are for three-year terms expiring on May 31, 1995. Pursuant to their 1992 Agreements, Paul Goldberg and Bruce M. Goldberg currently receive a base salary of $186,000 and $150,000 per annum, respectively. Under the 1992 Agreements, Paul Goldberg and Bruce M. Goldberg are also each entitled to receive a bonus equal to five percent of the Company's pre-tax income in excess of $1,000,000 in any calendar year. Such bonus compensation payable under the 1992 Agreements to Paul Goldberg and Bruce M. Goldberg is limited to $150,000 and $100,000 per annum, respectively. For the calendar year 1994, Paul Goldberg and Bruce M. Goldberg did not earn a bonus, although they were each paid $100,000 relating to bonuses earned for the Company's 1993 fiscal year.

         In addition, the 1992 Agreements provide for certain additional benefits, including participation in Company benefit plans, including the Deferred Compensation Plan, payments to the employee upon his disability, life insurance coverage and the continued use of a Company automobile. The agreements prohibit Paul Goldberg and Bruce M. Goldberg from competing with the Company for two years after any voluntary termination of employment or termination for cause. The agreements further provide that if there is a change in control (as defined) of the Company, the Company shall have the option to either extend the agreements for two additional years or terminate the agreements upon making a lump sum severance payment equal to two years compensation. Further, if Paul Goldberg or Bruce M. Goldberg were to be terminated without cause, each of them would be entitled to receive severance benefits equal to the greater of two years compensation or the remainder of the compensation due them under their respective employment agreements.

         Effective January 1, 1988, the Company established a deferred compensation plan (the "Deferred Compensation Plan") for executive officers and key employees

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

of the Company. The employees eligible to participate in the Deferred Compensation Plan (the "Participants") are chosen at the sole discretion of the Board of Directors upon a recommendation from the Board of Directors' Compensation Committee. Pursuant to the Deferred Compensation Plan, commencing on a Participant's retirement date, he or she will receive an annuity for ten years. The amount of the annuity shall be computed at 30% of the Participant's Salary, as defined.

         Any Participant with less than ten years of service to the Company as of his or her retirement date will only receive a pro rata portion of the annuity. Retirement benefits paid under the Deferred Compensation Plan will be distributed monthly. The Company paid benefits under this plan of approximately $52,000 during 1994, none of which was paid to any executive officer. The maximum benefit payable to a Participant (including each of the executive officers) under the Deferred Compensation Plan is presently $22,500 per annum. At June 30, 1995 and December 31, 1994 the cash surrender values of insurance policies owned by the Company under the Plan, which provide for the accrued deferred compensation benefits, aggregated approximately $78,000 and $67,000, respectively.

         The Company maintains a 401(k) plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code. All full-time employees of the Company over the age of 21 are eligible to participate in the 401(k) Plan after completing 90 days of employment. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, limited to $9,240 in 1994. The Company makes matching contributions and in 1994 its contributions were in the amount of 25% on the first 6% contributed of each participating employee's salary.

NOTE 10 -- SETTLEMENT OF INSURANCE CLAIM

         In 1993, the Company settled its business interruption claim, which occurred during the third quarter of 1992, for $237,000. This settlement is reflected as other income in the Consolidated Statement of Income for the year ended December 31, 1993.

NOTE 11 -- CONTINGENCIES

         From time to time the Company may be named as a defendant in suits for product defects, breach of warranty, breach of implied warranty of merchantability, patent infringement or other actions relating to products which it distributes which are manufactured by others. In each case, the Company expects that the manufacturer of such products will indemnify the Company, as well as defend such actions on the Company's behalf although there is no guarantee that the manufacturers will do so.

NOTE 12 -- ECONOMIC DEPENDENCY

         For the six months ended June 30, 1995, purchases from one supplier were in excess of 10% of the Company's total purchases and aggregated approximately $12,400,000. The net outstanding accounts payable to this supplier at June 30, 1995 amounted to approximately $1,200,000.

         For the six months ended June 30, 1994, purchases from one supplier were in excess of 10% of the Company's total purchases and aggregated approximately $5,500,000. The net outstanding accounts payable to this supplier at June 30, 1994 amounted to approximately $79,000.

         For the year ended December 31, 1994, purchases from one supplier were in excess of 10% of the Company's total purchases and aggregated approximately

                ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

$12,200,000. The net outstanding accounts payable to this supplier at December 31, 1994 amounted to approximately $246,000.

         For the year ended December 31, 1993, purchases from one supplier were in excess of 10% of the Company's total purchases and aggregated approximately $9,600,000. The net outstanding accounts payable to this supplier at December 31, 1993 amounted to approximately $178,000.

         For the year ended December 31, 1992, purchases from one supplier were in excess of 10% of the Company's total purchases and aggregated approximately $6,100,000. The net outstanding accounts payable to this supplier at December 31, 1992 amounted to approximately $300,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Added Value Electronics Distribution, Inc.
Tustin, California

We have audited the accompanying balance sheets of Added Value Electronics Distribution, Inc. (An S Corporation) as of December 31, 1994 and 1993 and the related statements of income, changes in shareholders' equity and cash flows for the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Companys' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Added Value Electronics Distribution, Inc. as of December 31, 1994 and 1993 and the results of its operations and its cash flows for the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                                /s/ LAZAR, LEVINE & COMPANY LLP
                                                -------------------------------
                                                LAZAR, LEVINE & COMPANY LLP

New York, New York
August 11, 1995

                                            ADDED VALUE ELECTRONICS DISTRIBUTION, INC
                                                       (AN S CORPORATION)
                                                         BALANCE SHEETS

                                                           - ASSETS -

                                                                                                           DECEMBER 31,
                                                                                   JUNE 30,        ---------------------------
                                                                                    1995              1994             1993
                                                                                 -----------       ----------       ----------
                                                                                 (unaudited)

CURRENT ASSETS:

  Cash                                                                            $  146,693       $  180,297       $  160,962
  Accounts receivable, less allowance for doubtful accounts of
    $95,587 for 1995, 1994 and 1993 (Notes 1b, 4 and 10)                           3,029,679        3,401,998        2,962,025
  Inventories (Notes 1c and 4)                                                     3,464,825        2,878,174        2,614,602
  Due from affiliate (Note 2)                                                         -                20,751           23,051
  Prepaid expenses and other current assets                                           42,861           86,199           44,242
                                                                                  ----------       ----------       ----------

TOTAL CURRENT ASSETS                                                               6,684,058        6,567,419        5,804,882

INVESTMENT IN UNCONSOLIDATED SUBSIDIARY (NOTE 2)                                     891,884          846,322          741,690

PROPERTY AND EQUIPMENT, NET (NOTES 1D, 3, 4 AND 6)                                   180,770          175,761          117,967

OTHER ASSETS                                                                          37,706           35,832           30,958
                                                                                  ----------       ----------       ----------

                                                                                  $7,794,418       $7,625,334       $6,695,497
                                                                                  ==========       ==========       ==========

                                            - LIABILITIES AND SHAREHOLDERS' EQUITY -

CURRENT LIABILITIES:

  Note payable - bank (Note 4)                                                    $2,008,000       $1,894,000       $1,615,591
  Current portion of long-term debt (Note 6)                                          -                -                14,100
  Accounts payable (Note 10)                                                       1,898,625        1,979,560        1,895,165
  Accrued expenses                                                                   116,963          227,506          106,400
  Due to affiliate (Note 2)                                                           95,897           -                -
  Advance from related party (Note 5)                                                100,000          100,000          100,000
  Income taxes payable (Notes 1f and 7)                                                6,700           -                 8,665
                                                                                  ----------       ----------       ----------

TOTAL CURRENT LIABILITIES                                                          4,226,185        4,201,066        3,739,921
                                                                                  ----------       ----------       ----------

LONG-TERM DEBT - NET OF CURRENT PORTION  (NOTE 6)                                    -                 -                29,375
                                                                                  ----------       ----------       ----------

COMMITMENTS AND CONTINGENCIES  (NOTES 9, 10 AND 11)

SHAREHOLDERS' EQUITY  (NOTES 8, 9 AND 11):
  Common stock, no par value; 200,000 shares authorized,
    98,000 shares issued and outstanding                                              55,000           55,000           55,000
  Retained earnings                                                                3,513,233        3,369,268        2,871,201
                                                                                  ----------       ----------       ----------

                                                                                   3,568,233        3,424,268        2,926,201
                                                                                  ----------       ----------       ----------

                                                                                  $7,794,418       $7,625,334       $6,695,497
                                                                                  ==========       ==========       ==========

                                          See notes to financial statements.


                                           ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                                                       (AN S CORPORATION)
                                                      STATEMENTS OF INCOME

                                                SIX MONTHS ENDED
                                                     JUNE 30,                                 YEARS ENDED DECEMBER 31,
                                           ------------------------------      ------------------------------------------------
                                              1995              1994                  1994            1993              1992
                                           -------------    -------------      ----------------   -------------    ------------
                                            (unaudited)      (unaudited)
NET SALES (NOTES 1E AND 10)                  $14,985,122      $12,376,051         $27,663,129       $19,649,768      $17,231,206

COST OF SALES (NOTE 10)                       11,893,157        9,593,259          21,853,321        15,076,501       13,163,829
                                             -----------      -----------         -----------       -----------      -----------

GROSS PROFIT                                   3,091,965        2,782,792           5,809,808         4,573,267        4,067,377

  Selling, general and administrative
    expenses (Note 2)                          2,461,689        2,112,685           4,828,310         3,593,766        3,303,850
                                             -----------      -----------         -----------       -----------      -----------

INCOME FROM OPERATIONS                           630,276          670,107             981,498           979,501          763,527
                                             -----------      -----------         -----------       -----------      -----------

OTHER INCOME (EXPENSE):

  Interest expense                              (118,047)         (50,687)           (117,622)          (83,531)         (74,229)
  Other income (expense) (Note 2)                  4,711           41,423              97,043           166,231          (16,859)
  Equity in earnings of unconsolidated
    subsidiary (Note 2)                           45,562           98,619             104,632           129,163           70,784
                                             -----------      -----------         -----------       -----------      -----------
                                                 (67,774)          89,355              84,053           211,863          (20,304)
                                             -----------      -----------         -----------       -----------      -----------

INCOME BEFORE PROVISION
  FOR INCOME TAXES                               562,502          759,462           1,065,551         1,191,364          743,223

  Provision for income taxes
    (Notes 1f and 7)                               6,700            9,000              16,458            24,366           16,200
                                             -----------      -----------         -----------       -----------      -----------

NET INCOME                                   $   555,802      $   750,462         $ 1,049,093       $ 1,166,998      $   727,023
                                             ===========      ===========         ===========       ===========      ===========

                                              See notes to financial statements.

                                           ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                                                       (AN S CORPORATION)
                                          STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                      TOTAL
                                                          COMMON STOCK          RETAINED            SHAREHOLDERS'
                                                     SHARES       AMOUNT        EARNINGS              EQUITY
                                                  ---------    ----------      -----------          -----------

Balance, December 31, 1991 (unaudited)               98,000       $55,000       $1,592,403           $1,647,403

Net Income                                           -             -               727,023              727,023
                                                  ---------    ----------      -----------          -----------
Balance, December 31, 1992                           98,000        55,000        2,319,426            2,374,426

Net Income                                                                       1,166,998            1,166,998

Distributions to shareholders                         -            -              (615,223)            (615,223)
                                                  ---------    ----------      -----------          -----------

Balance, December 31, 1993                           98,000        55,000        2,871,201            2,926,201

Net Income                                                                       1,049,093            1,049,093

Distributions to shareholders                         -            -              (551,026)            (551,026)
                                                  ---------    ----------      -----------          -----------

Balance, December 31, 1994                           98,000        55,000        3,369,268            3,424,268

Net Income (unaudited)                                                             555,802              555,802

Distributions to shareholders (unaudited)             -            -              (411,837)            (411,837)
                                                  ---------    ----------       ----------          -----------

Balance, June 30, 1995 (unaudited)                   98,000       $55,000       $3,513,233           $3,568,233
                                                   ========       =======       ==========           ==========



                                        See notes to financial statements.
                                        F-23


                                           ADDED VALUE ELECTRONICS DISTRIBUTION, INC
                                                       (AN S  CORPORATION)
                                                    STATEMENTS OF CASH FLOWS

                                                       SIX MONTHS ENDED
                                                            JUNE 30,                     YEARS ENDED DECEMBER 31,
                                                     -------------------           ----------------------------------
                                                     1995           1994           1994           1993           1992
                                                   -----------    -----------    -----------    -----------    -----------
                                                     (unaudited) (unaudited)

INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS:

CASH FLOWS FROM OPERATING
ACTIVITIES:
   Net income                                      $   555,802    $   750,462    $ 1,049,093    $ 1,166,998    $   727,023
   Adjustments to reconcile net earnings to net
    cash provided by (used by) operating activities:
      Depreciation and amortization                     27,430         18,972         44,195         45,946         37,944
      Provision for bad debts                           36,800          2,229         74,587        108,418         53,003
      Provision for obsolete inventory                    --             --           81,000           --             --
      Equity in earnings of unconsolidated
        subsidiary                                     (45,562)       (98,619)      (104,632)      (129,163)       (70,784)
   Changes in assets and liabilities:
    (Increase) decrease in account receivable          335,519        255,581       (514,560)    (1,113,929)        91,827
    (Increase) in inventories                         (586,651)      (356,203)      (344,572)      (795,131)      (293,759)
    (Increase) decrease in prepaid expenses and
      other current assets                              43,338         16,849        (41,957)        (1,213)       (22,330)
    (Increase) decrease in other assets                 (1,874)        (4,874)        (4,874)          --           60,790
    Increase (decrease) in accounts payable            (80,935)        82,013         84,395        370,586        173,543
    Increase (decrease) in accrued expenses           (110,543)       (22,367)       121,106         21,287        (72,708)
    Increase (decrease) in income taxes payable          6,700           (623)        (8,665)         1,665         (2,194)
                                                   -----------    -----------    -----------    -----------    -----------
    NET CASH PROVIDED BY (USED BY) OPERATING
    ACTIVITIES                                         180,024        643,420        435,116       (324,536)       682,355
                                                   -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING
ACTIVITIES:
   Additions to property and equipment                 (32,439)       (46,749)      (101,989)       (32,221)       (97,131)
                                                   -----------    -----------    -----------    -----------    -----------
    NET CASH USED BY INVESTING ACTIVITIES              (32,439)       (46,749)      (101,989)       (32,221)       (97,131)
                                                   -----------    -----------    -----------    -----------    -----------

CASH FLOWS FROM FINANCING
ACTIVITIES:
   Net increase (decrease) in short-term
    borrowings                                         114,000       (263,066)       264,309      1,007,411       (692,308)
   Increase (decrease) in advances from
    related parties                                    116,648        110,965          2,300         43,013        (14,261)
   Distribution to shareholders                       (411,837)      (399,924)      (551,026)      (615,223)          --
   Increase (decrease) in long-term borrowings           --             --           (29,375)        29,375           --
                                                   -----------    -----------    -----------    -----------    -----------
    NET CASH PROVIDED BY (USED BY) FINANCING
    ACTIVITIES                                        (181,189)      (552,025)      (313,792)       464,576       (706,569)
                                                   -----------    -----------    -----------    -----------    -----------
INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS                                       (33,604)        44,646         19,335        107,819       (121,345)
   Cash and cash equivalents, at beginning of year     180,297        160,962        160,962         53,143        174,488
                                                   -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS,
AT END OF PERIOD                                   $   146,693    $   205,608    $   180,297    $   160,962    $    53,143
                                                   ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
    Interest                                       $   117,785    $    43,884    $   117,622    $    78,306    $    70,508
    Income taxes                                         3,900         12,700         16,458         15,701          9,200


                                             See notes to financial statements
                                         F-24

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                               (AN S CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  1  -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies considered particularly significant.

          (A)   ORGANIZATION:

                Added Value Electronics Distribution, Inc. (the "Company") was incorporated in the state of California on April 12, 1982.
                The Company's primary business is the distribution of semiconductors and related electronic components.

          (B)   CONCENTRATION OR CREDIT RISK:

                Accounts receivable potentially exposes the Company to concentrations of credit risk, as defined by Financial Accounting Standards Board Statement No. 105,"Discussions of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk."

          (C)   INVENTORIES:

                Inventories, which consist solely of electronic components held for resale, are stated at the lower of cost (determined on an average cost basis) or market.

          (D)   PROPERTY AND EQUIPMENT:

                Property and equipment are reflected at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset, whichever is shorter.

                Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

          (E)   REVENUE RECOGNITION:

                The Company recognizes revenue from distribution and turnkey sales upon shipment.

          (F)   INCOME TAXES:

                The shareholders of the Company have elected S corporation status under Internal Revenue Code Section 1362(a) and the corresponding tax laws of the state of California. S corporation income is taxed directly to the shareholders for income tax purposes.

                The Company has adopted SFAS No. 109 "Accounting for Income Taxes" ("SFAS No. 109") effective January 1, 1993. SFAS No. 109 requires the use of the asset and liability approach of providing for income taxes. This adoption did not have a material impact on the Company's operations or financial position.

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                               (AN S CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  1  -      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED):

          (G)   RECLASSIFICATIONS:

                Prior period financial statements have been reclassified to conform with the current period's presentation.

          (H)   STATEMENTS OF CASH FLOWS:

                For purposes of the statements of cash flows, the Company considers all investments purchased with an original maturity of three months or less to be cash.

          (I)   POST-RETIREMENT BENEFITS:

                In 1993, the Company adopted Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The effect of the adoption of this Statement was not material.

NOTE  2  -      INVESTMENT IN UNCONSOLIDATED SUBSIDIARY/TRANSACTIONS WITH
                AFFILIATE:
                Investment in unconsolidated subsidiary is based on the equity method and represents a 37.3%, 37.3% and 36.1% interest in the common stock of A.V.E.D. - Rocky Mountain, Inc. at June 30,
                1995, December 31, 1994 and 1993, respectively.

                Summary financial information for A.V.E.D. - Rocky Mountain, Inc. is as follows:

                                                          SIX MONTHS ENDED
                                                              JUNE 30,                          YEARS ENDED DECEMBER 31,
                                                 --------------------------      ----------------------------------------------
                                                   1995              1994             1994             1993              1992
                                                ----------      ------------     -------------   -------------      ------------
               ASSETS:
                 Current assets                 $3,378,585        $3,757,869      $  2,801,498     $  3,483,685       $2,656,277
                 Non-current assets                 75,390            87,668            71,257           85,488           51,416
                                               -----------      ------------     -------------   --------------      -----------
                                                $3,453,975        $3,845,537      $  2,872,755     $  3,569,173       $2,707,693
                                                ==========        ==========      ============     ============       ==========

               LIABILITIES AND STOCKHOLDERS'
               EQUITY:
                 Current liabilities            $1,057,464        $1,531,614      $    590,938     $  1,486,643      $   997,607
                 Long-term debt                     17,655            45,525            25,110           14,646           -
                 Stockholders' equity            2,378,856         2,268,398         2,256,707        2,067,884        1,710,086
                                               -----------       -----------      ------------     ------------      -----------
                                                $3,453,975        $3,845,537      $  2,872,755     $  3,569,173       $2,707,693
                                                ==========        ==========      ============     ============       ==========

               NET SALES                        $4,345,158        $5,406,997       $10,199,757      $10,930,916       $8,105,464
                                                ==========        ==========       ===========      ===========       ==========

               NET EARNINGS                     $  122,149        $  268,716      $    257,025     $    357,798      $   196,078
                                                ==========        ==========      ============     ============      ===========


                Throughout the year, the Company purchases and sells components from/to this affiliate at cost.

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                               (AN S CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  2  -      INVESTMENT IN UNCONSOLIDATED SUBSIDIARY/TRANSACTIONS WITH
                AFFILIATE  (CONTINUED):

                Sales to this affiliate for the six month periods ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 aggregated approximately $468,000, $435,000, $727,000,
                $619,000 and $1,016,000, respectively.

                Purchases from this affiliate for the six month periods ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 aggregated approximately $246,000, $288,000,
                $960,000, $938,000 and $1,342,000, respectively.

                The Company has entered into an oral agreement to provide accounting and administrative services to A.V.E.D. - Rocky Mountain, Inc. The Company is compensated based on 20% of A.V.E.D. - Rocky Mountain Inc.'s net earnings subject to an annual $36,000 ceiling. The management fee for the year ended December 31, 1992 was deferred by mutual agreement and subsequently paid in 1993. Included in other income in the accompanying statement of earnings is $72,000 related to this agreement for the years ended December 31, 1993 and 1992. The Company also received reimbursements of $120,000 in 1994, $144,000 in 1993 and $275,375 in 1992 for allocated general and administrative expenses from A.V.E.D. - Rocky Mountain. For the six months ended June 30, 1995 and 1994 these reimbursements aggregated $30,000 and $60,000, respectively. The reimbursements are presented as reductions of general and administrative expenses in the accompanying statements of earnings.

NOTE  3  -      PROPERTY AND EQUIPMENT:

                A summary of property and equipment is as follows:

                                                       JUNE 30,                       DECEMBER 31,
                                              ------------------------      --------------------------------------
                                                 1995          1994            1994           1993          1992
                                              ----------    ----------      ----------     ----------    -------
                  Furniture and equipment       $543,408      $456,538        $511,133       $423,743      $391,522
                  Leasehold improvements          17,100        42,715          17,100         28,761        28,761
                                               ---------     ---------       ---------      ---------     ---------
                                                 560,508       499,253         528,233        452,504       420,283
                  Less accumulated
                  depreciation and
                  amortization                   379,738       353,509         352,472        334,537       288,591
                                               ---------     ---------       ---------      ---------     ---------
                                                $180,770      $145,744        $175,761       $117,967      $131,692
                                                ========      ========        ========       ========      ========


NOTE  4  -      NOTE PAYABLE TO BANK:

                The Company has a $2,500,000 revolving line of credit with a bank that is collateralized by accounts receivable, inventories, property and equipment and general intangibles. The interest rate on the line is the bank's prime rate plus 1.25% per annum. The Company had $1,894,000 outstanding under the revolving line of credit at December 31, 1994 with $994,000 at an interest rate of 9.75% and $900,000 at a fixed interest rate of 9.25%. The line of credit contains certain restrictive covenants. The Company is in compliance with or has obtained waivers for all such covenants as of December 31, 1994. The original maturity date on the note was February 1995. In February 1995, the Company obtained an extension on the line of credit with a new expiration date of February 1996 and an increase in the line to $2,750,000.

                At June 30, 1995, the Company had $2,008,000 outstanding to the bank under this line of credit agreement.

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                               (AN S CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  5  -      ADVANCE FROM RELATED PARTY:

                The Company obtained a $100,000 advance from a related party. Interest at a rate of 7.5% per annum is payable monthly with the entire principal due on December 16, 1996; however, earlier repayment in full can be requested by either party. In July 1995 this note was repaid in full.

NOTE  6  -      LONG-TERM DEBT:

                The Company had obtained financing for a computer system. The computer system collateralized the loan which was payable monthly with interest at prime plus 1.6% per annum. The Company had $43,475 outstanding on the note payable at December 31, 1993 at an interest rate of 7.6%. There were no covenants related to the note and during 1994 it was repaid in full.

NOTE  7  -      INCOME TAXES:

                The provision for income taxes for the years ended December 31, 1994, 1993 and 1992 represents the statutory state income tax rate imposed on S corporations in California. Had the Company not made the federal and state S corporation elections and been taxed as a C corporation, income taxes would have aggregated approximately $225,000, $300,000, $425,000, $480,000 and
                $300,000 for the six months ended June 30, 1995, 1994 and the years ended December 31, 1994, 1993 and 1992, respectively.

                Deferred income taxes resulting from temporary differences between the tax basis and financial reporting basis of the Company's assets and liabilities are immaterial and do not have a significant impact on the financial results of the Company.

NOTE  8  -      STOCK OPTION PLAN:

                In 1990, the Board of Directors adopted an incentive stock option plan (the "Plan"), which allows for the issuance of incentive stock options. A total of 25,000 options had been granted to Company officers as of December 31, 1992 at an exercise price of $13.09 per share. Effective June 1, 1994, a total of 20,000 options were forfeited and therefore as of December 31, 1994 and June 30, 1995, 5,000 options were outstanding and exercisable. There have been no options exercised or canceled under the Plan.

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                               (AN S CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE 9 -        COMMITMENTS AND CONTINGENCIES:

          (A)   LEASES:

                The Company leases certain of its facilities and equipment under non-cancelable leases which expire at various dates and include various escalation clauses, renewal options, etc. Approximate future minimum lease payments as of December 31, 1994 are as follows:

                YEAR ENDING DECEMBER 31,

                        1995                                       $129,000
                        1996                                        133,000
                        1997                                        120,000
                        1998                                        101,000
                        1999                                         27,000
                                                                  ---------
                                                                   $510,000
                                                                  =========

                Rent expense aggregated approximately $135,000, $123,000 and $120,000 for the years ended December 31, 1994, 1993 and 1992, respectively. For the six month periods ended June 30, 1995 and 1994, rent expense aggregated approximately $75,000 and $61,000, respectively.

          (B)   DEFINED CONTRIBUTION PENSION PLAN:

                The Company had a defined contribution pension plan that covered all employees 21 years of age or older who had completed 1,000 hours of service. Contributions were determined at the sole discretion of the Board of Directors. There were no employer contributions made during 1994, 1993 and 1992.

                The pension plan was terminated effective March 18, 1993. All participants became fully vested in the benefits accrued to them as of the termination date. The Company has received a favorable determination letter from the Internal Revenue Service and as of December 31, 1994, all assets had been distributed.

          (C)   STOCK REDEMPTION AGREEMENTS:

                The Company is party to two separate stock redemption agreements. The agreements are between the Company and its shareholders and the Company and A.V.E.D. - Rocky Mountain, Inc., respectively. Both of the agreements give the Company the first right of refusal to purchase the stock of a shareholder who elects to transfer his stock and also obligate the Company to repurchase the outstanding stock of a deceased shareholder.

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                               (AN S CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE 10  -      ECONOMIC DEPENDENCY:

                For the years ended December 31, 1994 and 1992 sales to one customer were in excess of 10% of the Company's net sales and aggregated approximately $5,270,000 and $2,830,000, respectively. The net outstanding accounts receivable from these customers at December 31, 1994 and 1992 amounted to approximately $755,000 and $292,000, respectively. For 1993, no single customer accounted for 10% or more of aggregate net sales.

                For the six month periods ended June 30, 1995 and 1994, sales to one customer were in excess of the Company's net sales and aggregated approximately $2,953,000 and $2,046,000, respectively. The net outstanding accounts receivable from this customer at June 30, 1995 and 1994 amounted to approximately $228,000 and $325,000, respectively.

                For the year ended December 31, 1994 purchases from three vendors were in excess of 10% of the Company's net purchases and aggregated approximately $2,500,000, $2,400,000 and $2,280,000.
                The net outstanding accounts payable to these vendors at December 31, 1994 amounted to approximately $341,000, $282,000 and $104,000, respectively.

                For the year ended December 31, 1993 purchases from three vendors were in excess of 10% of the Company's net purchases and aggregated approximately $2,248,000, $1,774,000 and $1,498,000.
                The net outstanding accounts payable to these vendors at December 31, 1993 amounted to approximately $453,000, $95,000 and $242,000, respectively.

                For the year ended December 31, 1992 purchases from two vendors were in excess of 10% of the Company's net purchases and aggregated approximately $2,000,000 and $1,790,000. The net outstanding accounts payable to these vendors at December 31, 1992 amounted to approximately $56,000 and $96,000, respectively.

                For the six month period ended June 30, 1995 purchases from one vendor were in excess of 10% of the Company's net purchases and aggregated approximately $1,300,000. The net outstanding accounts payable to this vendor at June 30, 1995 amounted to approximately $418,000.

                For the six month period ended June 30, 1994 purchases from three vendors were in excess of 10% of the Company's net purchases and aggregated approximately $1,900,000, $1,000,000 and $1,000,000. The net outstanding accounts payable to these vendors at June 30, 1994 amounted to approximately $198,000, $395,000 and $179,000, respectively.

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.
                               (AN S CORPORATION)
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE 11  -      SUBSEQUENT EVENT:

                Subsequent to the Company's year end, a non-binding letter of intent was signed with All American Semiconductor, Inc. regarding the potential sale of 100% of the Company's issued and outstanding common stock. Consummation of the sale is subject to a number of conditions including the negotiation of definitive agreements, approval by the directors of both companies, consent of the acquiring Company's senior lender, clearance by the appropriate governmental agencies and additional investigation. Either party may terminate the discussions at any time. The Company expects this transaction to be consummated during the fourth quarter of 1995.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
A.V.E.D. - Rocky Mountain, Inc.
Denver, Colorado

We have audited the accompanying balance sheets of A.V.E.D. - Rocky Mountain, Inc. (the "Company") as of December 31, 1994 and 1993 and the related statements of income, changes in shareholders' equity and cash flows for the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Companys' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A.V.E.D. - Rocky Mountain, Inc. as of December 31, 1994 and 1993 and the results of its operations and its cash flows for the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                               /s/ LAZAR, LEVINE & COMPANY LLP
                                               -------------------------------
                                               LAZAR, LEVINE & COMPANY LLP

New York, New York
August 11, 1995


                                                 A.V.E.D. - ROCKY MOUNTAIN, INC.
                                                          BALANCE SHEET

                                                           - ASSETS -

                                                                                                          DECEMBER 31,
                                                                                 JUNE 30,        ------------------------------
                                                                                  1995               1994              1993
                                                                              ------------       ------------       -----------
                                                                               (unaudited)
CURRENT ASSETS:

  Cash                                                                         $    23,794        $    21,591        $   71,265
  Accounts receivable, net of allowance for doubtful accounts of
    $21,000 for 1995 and $201,000 for 1994 and 1993 (Notes 1b and 8)             1,047,382            995,969         1,012,878
  Inventories (Notes 1c and 2)                                                   2,045,814          1,665,498         2,303,173
  Due from affiliate (Note 3)                                                       95,897             -                 -
  Deferred income taxes (Note 5)                                                    78,390             78,390            78,390
  Prepaid expenses and other current assets                                         87,308             40,050            17,979
                                                                              ------------       ------------       -----------

TOTAL CURRENT ASSETS                                                             3,378,585          2,801,498         3,483,685

PROPERTY AND EQUIPMENT, NET  (NOTES 1D, 2 AND 4)                                    68,536             64,403            78,634

OTHER ASSETS                                                                         6,854              6,854             6,854
                                                                              ------------       ------------       -----------

                                                                                $3,453,975         $2,872,755        $3,569,173
                                                                                ==========         ==========        ==========

                                            - LIABILITIES AND STOCKHOLDERS' EQUITY -

CURRENT LIABILITIES:

  Note payable to bank (Note 2)                                                $   120,000     $       -            $   240,000
  Current portion of long-term debt (Note 7)                                        17,982             19,519            -
  Accounts payable (Note 8)                                                        841,679            490,455           920,274
  Accrued expenses                                                                  33,959             55,369            76,514
  Due to affiliate (Note 3)                                                         -                  20,751            23,051
  Customer deposits                                                                 -                  -                 99,612
  Income taxes payable (Notes 1f and 5)                                             43,844              4,844           127,192
                                                                              ------------       ------------      ------------

TOTAL CURRENT LIABILITIES                                                        1,057,464            590,938         1,486,643
                                                                               -----------       ------------       -----------

DEFERRED INCOME TAXES  (NOTE 5)                                                      6,435              6,435            14,646
                                                                              ------------       ------------      ------------

LONG-TERM DEBT:

  Note payable to former shareholder - net of current portion (Note 7)              11,220             18,675            -
                                                                              ------------       ------------      ------------

COMMITMENTS AND CONTINGENCIES  (NOTES 6, 8 AND 9)

SHAREHOLDERS' EQUITY  (NOTES 6, 7 AND 8):
  Common stock, no par value; 10,000 shares authorized,
    1,072 shares issued and outstanding at June 30, 1995 and
    December 31, 1994 and 1,108 shares at December 31, 1993                         10,720             10,720            11,080
  Retained earnings                                                              2,368,136          2,245,987         2,056,804
                                                                               -----------        -----------       -----------

                                                                                 2,378,856          2,256,707         2,067,884
                                                                               -----------        -----------       -----------

                                                                                $3,453,975         $2,872,755        $3,569,173
                                                                                ==========         ==========        ==========

                                           See notes to financial statements.

                                                 A.V.E.D. - ROCKY MOUNTAIN, INC.
                                                      STATEMENTS OF INCOME

                                                  SIX MONTHS ENDED
                                                       JUNE 30,                               YEARS ENDED DECEMBER 31,
                                            -----------------------------      ---------------------------------------------
                                              1995              1994                1994              1993              1992
                                            ------------    -------------      --------------    --------------     --------
                                            (unaudited)      (unaudited)

NET SALES (NOTES 1E AND 8)                    $4,345,158       $5,406,997         $10,199,757       $10,930,916       $8,105,464

COST OF SALES (NOTE 8)                         3,293,724        4,084,089           7,934,252         8,475,670        6,151,067
                                             -----------      -----------        ------------      ------------      -----------

GROSS PROFIT                                   1,051,434        1,322,908           2,265,505         2,455,246        1,954,397

  Selling, general and administrative
   expenses (Note 3)                             857,625          888,806           1,778,540         1,907,116        1,643,676
                                             -----------      -----------        ------------      ------------      -----------

INCOME FROM OPERATIONS                           193,809          434,102             486,965           548,130          310,721
                                             -----------      -----------       -------------     -------------      -----------

OTHER INCOME (EXPENSE):

  Interest expense                                  (378)         (12,837)            (21,784)           (6,868)          (8,677)
  Other income                                     7,718           19,651              22,134            29,103           11,193
                                            ------------     ------------       -------------     -------------     ------------
                                                   7,340            6,814                 350            22,235            2,516
                                            ------------   --------------      --------------     -------------     ------------

INCOME BEFORE PROVISION FOR
  INCOME TAXES                                   201,149          440,916             487,315           570,365          313,237

  Provision for income taxes
   (Notes 1f and 5)                               79,000          172,200             230,290           212,567          117,159
                                            ------------      -----------       -------------     -------------      -----------

NET INCOME                                   $   122,149      $   268,716        $    257,025      $    357,798      $   196,078
                                             ===========      ===========        ============      ============      ===========


                                          See notes to financial statements.




                                                 A.V.E.D. - ROCKY MOUNTAIN, INC.
                                          STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                COMMON STOCK                                   TOTAL
                                                          ----------------------         RETAINED          STOCKHOLDERS'
                                                            SHARES        AMOUNT         EARNINGS              EQUITY
                                                            ------        ------         ---------         -------------
Balance, December 31, 1991 (unaudited)                       1,108        $11,080       $1,502,928            $1,514,008

Net Income                                                    -            -               196,078               196,078
                                                          --------     ----------      -----------           -----------

Balance, December 31, 1992                                   1,108         11,080        1,699,006             1,710,086

Net Income                                                    -            -               357,798               357,798
                                                          --------     ----------      -----------           -----------

Balance, December 31, 1993                                   1,108         11,080        2,056,804             2,067,884

Repurchase and retirement of common stock                      (36)          (360)         (67,842)              (68,202)

Net Income                                                    -            -               257,025               257,025
                                                          --------     ----------      -----------           -----------

Balance, December 31, 1994                                   1,072         10,720        2,245,987             2,256,707

Net Income (unaudited)                                        -              -             122,149               122,149
                                                          --------     ----------      -----------           -----------

BALANCE, JUNE 30, 1995 (unaudited)                           1,072        $10,720       $2,368,136            $2,378,856
                                                           =======        =======       ==========            ==========



                                            See notes to financial statements.

                                                   A.V.E.D. - ROCKY MOUNTAIN, INC.
                                                      STATEMENTS OF CASH FLOWS

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,                        YEARS ENDED DECEMBER 31,
                                                       -----------------------------    ---------------------------------------
                                                           1995              1994          1994            1993            1992
                                                       ------------      -----------    ------------    ------------    -------
                                                         (unaudited)      (unaudited)
INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS

CASH FLOWS FROM OPERATING
ACTIVITIES:
   Net income                                            $  122,149       $  268,716      $  257,025      $  357,798     $  196,078
   Adjustments to reconcile net earnings to net
    cash provided by operating activities:
      Depreciation and amortization                          10,493            4,087          48,318           8,172          8,175
      Provision for losses on accounts receivable             6,728              106             106         185,183        291,103
      Provision for obsolete inventory                       -                -              107,000          -               2,089
      Deferred income tax (benefit)                          -                -               (8,211)        (46,446)       (17,298)
   Changes in assets and liabilities:
    (Increase) decrease in accounts receivable              (58,141)        (110,746)         16,803        (422,548)      (288,947)
    (Increase) decrease in inventories                     (380,316)           9,791         530,675        (560,848)      (450,091)
    (Increase) decrease in prepaid expenses
      and other current assets                              (47,258)        (135,499)        (22,070)         21,807        (20,206)
    Increase (decrease) in accounts payable                 351,224         (196,604)       (429,819)        358,915         54,505
    (Decrease) increase in accrued expenses                 (21,410)         (38,494)        (21,145)         41,829        (30,313)
    (Decrease) increase in customer deposits                 -               (99,612)        (99,612)          6,080         93,532
    Increase (decrease) in income taxes payable              39,000           42,752        (122,348)        124,162        (29,923)
                                                      -------------      -----------     -----------     -----------    -----------
      NET CASH PROVIDED BY (USED BY) OPERATING
      ACTIVITIES                                             22,469         (255,503)        256,722          74,104       (191,296)
                                                      -------------       ----------     -----------     -----------     ----------
CASH FLOWS FROM INVESTING
ACTIVITIES:
   Additions to property and equipment                      (14,626)          (6,268)        (34,087)        (38,253)        (6,066)
                                                      -------------     ------------     -----------     -----------    -----------
      NET CASH USED BY INVESTING ACTIVITIES                 (14,626)          (6,268)        (34,087)        (38,253)        (6,066)
                                                      -------------     ------------     -----------     -----------    -----------
CASH FLOWS FROM FINANCING
ACTIVITIES:
   Distributions to shareholders                             -               (17,842)        (17,842)         -              -
   Retirement of common stock                                -                  (360)           (360)         -              -
   Net increase (decrease) in bank line                     120,000          360,000        (240,000)        (65,000)       150,011
   Reduction in note payable to former shareholder           (8,992)          (4,495)        (11,807)         -             -
   Due to/from affiliate                                   (116,648)        (110,967)         (2,300)         56,987         14,261
                                                         ----------      -----------   -------------     -----------    -----------
      NET CASH PROVIDED BY (USED BY)
      FINANCING ACTIVITIES                                   (5,640)         226,336        (272,309)         (8,013)       164,272
                                                      -------------      -----------     -----------    ------------     ----------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                           2,203          (35,435)        (49,674)         27,838        (33,090)
   Cash and cash equivalents, at beginning
    of year                                                  21,591           71,265          71,265          43,427         76,517
                                                      -------------      -----------     -----------     -----------    -----------
CASH AND CASH EQUIVALENTS,
   AT END OF PERIOD                                    $     23,794      $    35,830     $    21,591     $    71,265     $   43,427
                                                       ============      ===========     ===========     ===========     ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
    Interest                                          $         378      $    12,837     $    20,104     $     7,509    $     7,705
    Income taxes                                             90,358          141,503         230,301         104,164        190,234
NON-CASH ITEMS:
   The Company repurchased and retired 36 shares of stock during February 1994.
   As part of this repurchase a $50,000 note payable was issued to the former shareholder.

                                            See notes to financial statements.

                         A.V.E.D. - ROCKY MOUNTAIN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  1  -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

               The Company's accounting policies are in accordance with generally accepted accounting principles. Outlined below are those policies considered particularly significant.

       (A)     ORGANIZATION:

                A.V.E.D. - Rocky Mountain, Inc. (the "Company") was incorporated in the state of Colorado on March 9, 1987. The Company's primary business is the distribution of semiconductors and related electronic components.

       (B)     CONCENTRATION OR CREDIT RISK:

                Accounts receivable potentially exposes the Company to concentrations of credit risk, as defined by Financial Accounting Standards Board Statement No. 105,"Discussions of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk."

       (C)     INVENTORIES:

               Inventories, which consist solely of electronic components held for resale, are stated at the lower of cost (determined on an average cost basis) or market.

       (D)     PROPERTY AND EQUIPMENT:

               Property and equipment are reflected at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset, whichever is shorter.

               Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized.

       (E)     REVENUE RECOGNITION:

               The Company recognizes revenue from distribution and turnkey sales upon shipment.

       (F)     INCOME TAXES:

                The Company has adopted SFAS No. 109 "Accounting for Income Taxes" ("SFAS No. 109") effective January 1, 1993. SFAS No. 109 requires the use of the asset and liability approach of providing for income taxes. This adoption did not have a material impact on the Company's operations or financial position.

                         A.V.E.D. - ROCKY MOUNTAIN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  1  -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED):

       (G)     RECLASSIFICATIONS:

               Prior period financial statements have been reclassified to conform with the current period's presentation.

       (H)     STATEMENTS OF CASH FLOWS:

               For purposes of the statements of cash flows, the Company considers all investments purchased with an original maturity of three months or less to be cash and cash equivalents.

       (I)     POST-RETIREMENT BENEFITS:

               In 1993, the Company adopted Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions." The effect of the adoption of this Statement was not material.

NOTE  2  -     NOTE PAYABLE TO BANK:

               At December 31, 1994, the Company has a $1,000,000 revolving line of credit with a bank that is collateralized by accounts receivable, inventories and property and equipment. The interest rate on the line is the bank's prime rate. The Company had no outstanding balance under the revolving line of credit at December 31, 1994 but owed the bank $120,000 as of June 30, 1995. The line of credit contains certain restrictive covenants and the Company is in compliance with all such covenants at December 31, 1994. The original maturity date on the note was February 1995. In February 1995, the Company obtained an extension on the line of credit with a new expiration date of February 1996.

NOTE  3  -     TRANSACTIONS WITH AFFILIATES:

               The Company is owned 37.3% at June 30, 1995 and December 31, 1994 and 36.1% at December 31, 1993 and 1992, by Added Value Electronics Distribution, Inc. ("AVED"). The Company purchases and sells components to/from this affiliate at cost.

               Sales to this affiliate for the six month periods ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 aggregated approximately $246,000, $288,000, $960,000,
               $938,000 and $1,342,000, respectively.

               Purchases from this affiliate for the six month periods ended June 30, 1995 and 1994 and for the years ended December 31, 1994, 1993 and 1992 aggregated approximately $468,000, $435,000, $727,000, $619,000 and $1,016,000, respectively.

               Included in selling, general and administrative expenses in the accompanying statement of earnings for 1994 and 1993 is $36,000 and $72,000, respectively, related to an oral agreement between the Company and AVED whereby AVED provides accounting and administrative services to the Company. The management fee for the year ended December 31, 1992 was deferred by mutual agreement and paid in 1993. The Company was also charged $120,000, $144,000 and $275,375 for 1994, 1993 and 1992, respectively for allocated general and administrative expenses from AVED which is included in general and administrative expense in the accompanying statements of earnings. For the six months ended June 30, 1995 and 1994 these charges aggregated $30,000 and $60,000, respectively.

                         A.V.E.D. - ROCKY MOUNTAIN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  4  -      PROPERTY AND EQUIPMENT:

                A summary of property and equipment follows:

                                                                     JUNE 30,                           DECEMBER 31,
                                                               ----------------------      -------------------------------------
                                                                 1995         1994            1994          1993         1992
                                                              ----------   ----------      ----------    ----------   ----------
               Furniture and equipment                          $164,210     $121,743        $149,563      $115,476      $82,285
               Leasehold improvements                              8,014        8,014           8,014         8,014        2,952
                                                              ----------   ----------      ----------    ----------     --------

                                                                 172,224      129,757         157,577       123,490       85,237
               Less accumulated depreciation and
                      amortization                               103,688       48,944          93,174        44,856       36,683
                                                               ---------    ---------      ----------     ---------     --------
                                                               $  68,536    $  80,813       $  64,403     $  78,634      $48,554
                                                               =========    =========       =========     =========      =======


NOTE  5  -     INCOME TAXES:

               The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities as of June 30, 1995 and December 31, 1994 and 1993 are as follows:

                                                             DECEMBER 31,
                                             JUNE 30,   ----------------------
                                               1995         1994          1993
                                             --------   ---------      --------
                    Deferred Tax Asset:
                       Accounts receivable    $78,390     $78,390       $78,390
                    Deferred Tax Liability:
                       Fixed assets             6,435       6,435        14,646
                                             --------   ---------      --------
                    Net Deferred Asset        $71,955     $71,955       $63,744
                                              =======     =======       =======

               The components of income tax expense are as follows:

                                           SIX MONTHS ENDED
                                                 JUNE 30,                    YEARS ENDED DECEMBER 31,
                                        -----------------------       ----------------------------------
                                           1995         1994             1994          1993         1992
                                        ----------   ----------       ----------    ----------   -------
              CURRENT:
                 Federal                   $76,170     $192,295         $207,100      $226,100     $112,783
                 State                      11,040       28,608           31,400        35,170       17,328
                                          --------    ---------        ---------     ---------    ---------
                                            87,210      220,903          238,500       261,270      130,111
                                          --------    ---------        ---------     ---------    ---------
              DEFERRED:

                 Federal                    (7,155)     (42,458)          (7,155)      (42,458)     (10,734)
                 State                      (1,055)      (6,245)          (1,055)       (6,245)      (2,218)
                                          --------   ----------       ----------     ---------    ---------
                                            (8,210)     (48,703)          (8,210)      (48,703)     (12,952)
                                          --------    ---------       ----------     ---------    ---------
              Income tax expense           $79,000     $172,200         $230,290      $212,567     $117,159
                                           =======     ========         ========      ========     ========



                         A.V.E.D. - ROCKY MOUNTAIN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  5  -      INCOME TAXES  (CONTINUED):

                A reconciliation of the difference between expected income tax rate using the statutory federal tax rate and the Company's effective tax rate is as follows:

                                           SIX MONTHS ENDED
                                                JUNE 30,                      YEARS ENDED DECEMBER 31,
                                        ---------------------------   ----------------------------------
                                           1995         1994             1994          1993         1992
                                        ----------   ----------       ----------    ----------   -------

                 US Federal income
                   tax statory rate       34.0%         34.0%            34.0%          34.0%        34.0%
                  State taxes, net of
                   federal income tax
                   benefit                 3.4%          3.5              3.5            3.3          3.4
                 Other-including non-
                   deductible items        1.9           1.6              9.8            -            -
                                          ----          ----             ----           ----         ----
                 Effective tax rate       39.3%         39.1%            47.3%          37.3%        37.4%
                                          ====          ====             ====           ====         ====


NOTE 6  -       COMMITMENTS AND CONTINGENCIES:

        (A)      LEASES:

                 The Company leases certain of its facilities through 1997 under non-cancelable leases which expire at various dates and include various escalation clauses, renewal options, etc. Approximate future minimum lease payments as of December 31, 1994 are as follows:

                YEAR ENDING DECEMBER 31,
                ------------------------
                        1995                                $47,000
                        1996                                 26,000
                        1997                                 25,000
                                                            -------
                                                            $98,000
                                                            =======

                Rent expense aggregated approximately $40,000, $31,000 and $33,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Rent expense for the six months ended June 30, 1995 and 1994 aggregated approximately $22,000 for each period.

                The Company also subleases a certain portion of one of its facilities on a month-to-month basis at a monthly rental of $500.

          (B)   STOCK REDEMPTION AGREEMENT:

                The Company is party to a stock redemption agreement between the Company and AVED. The agreement gives the Company the first right of refusal to purchase the stock of AVED if it elects to transfer its stock.

          (C)   STOCK OPTION:

                The Company had granted 46 shares of stock under it's Incentive Stock Option Plan to an employee. The option price of $1,083 per share approximates the fair value of the stock at the grant date. All outstanding stock options at December 31, 1993 were swapped for participation in the Discretionary Bonus Plan in 1994 and therefore there are no options outstanding at December 31, 1994 and June 30, 1995.

                         A.V.E.D. - ROCKY MOUNTAIN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  6  -      COMMITMENTS AND CONTINGENCIES  (CONTINUED):

          (D)   DISCRETIONARY BONUS PLAN:

                The Company has entered into an agreement with certain employees of the Company, whereby a bonus will be paid to the individuals if the Company is sold in future years. The bonus amount will be based on the terms of a sale transaction. If the Company is not sold or if the employee leaves the employ of the Company prior to the sale of the Company, no bonus will be paid.

NOTE  7  -      STOCK REPURCHASE:

                The Company repurchased and retired 36 shares of its' common stock during 1994 at a total cost of $68,202. The Company paid $18,202 in cash and issued a note for the remaining balance. The note is to be paid over 36 months beginning April 30, 1994 bearing interest at a rate of 5% per annum.

NOTE  8  -      ECONOMIC DEPENDENCY:

                For the years ended December 31, 1994 and 1993, sales to one customer were in excess of 10% of the Company's net sales and aggregated approximately $1,115,000 and $1,316,000. The net outstanding accounts receivable from this customer at December 31, 1994 and 1993 amounted to approximately $95,000 and $57,000, respectively. For 1992, no single customer accounted for 10% or more of aggregate net sales.

                For the year ended December 31, 1994 purchases from two vendors were in excess of 10% of the Company's net purchases and aggregated approximately $745,000 and $739,000. The net outstanding accounts payable to these vendors at December 31, 1994 amounted to approximately $81,000 and $54,000, respectively.

                For the year ended December 31, 1993 purchases from one vendor were as excess of 10% of the Company's net purchases and aggregated approximately $1,200,000. The net outstanding accounts payable to this vendor at December 31, 1993 amounted to approximately $106,000.

                For the year ended December 31, 1992 purchases from three vendors were in excess of 10% of the Company's net purchases and aggregated approximately $1,790,000, $1,240,000 and $747,000.
                The net outstanding account payable to these vendors at December 31, 1992 amounted to approximately $63,000, $7,000 and $82,000, respectively.

                For the six months ended June 30, 1995 purchases from one vendor were in excess of 10% of the Company's net purchases and aggregated approximately $368,000. The net outstanding accounts payable to this vendor at June 30, 1995 amounted to approximately $12,000.

                For the six months ended June 30, 1994 purchases from two vendors were in excess of 10% of the Company's net purchases and aggregated approximately $450,000 and $440,000. The net outstanding accounts payable to these vendors at June 30, 1994 amounted to approximately $59,000 and $33,000, respectively.

                         A.V.E.D. - ROCKY MOUNTAIN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1994 IS UNAUDITED)

NOTE  9  -      SUBSEQUENT EVENT:

                Subsequent to the Company's year end, a non-binding letter of intent was signed with All American Semiconductor, Inc. regarding the potential sale of 100% of the Company's issued and outstanding common stock. Consummation of the sale is subject to a number of conditions including the negotiation of definitive agreements, approval by the directors of both companies, clearance by the appropriate governmental agencies and additional investigation. Either party may terminate the discussions at any time. The Company expects this transaction to be consummated during the fourth quarter of 1995.

                                   APPENDIX A

-------------------------------------------------------------------------------

                            MERGER PURCHASE AGREEMENT

                                      AMONG

                        ALL AMERICAN SEMICONDUCTOR, INC.,

                                  AS PURCHASER,

                                       AND

                         ALL AMERICAN ADDED VALUE, INC.,

                          AS CALIFORNIA SUBSIDIARY AND
                        CALIFORNIA SURVIVING CORPORATION

                                       AND

                   ADDED VALUE ELECTRONICS DISTRIBUTION, INC.,

                              AS CALIFORNIA TARGET

                                       AND

                           ALL AMERICAN A.V.E.D., INC.

                           AS COLORADO SUBSIDIARY AND
                         COLORADO SURVIVING CORPORATION

                                       AND

                          A.V.E.D.-ROCKY MOUNTAIN, INC.

                               AS COLORADO TARGET

                          DATED AS OF OCTOBER 31, 1995

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE 1   Defined Terms .............................................     1
      1.1   Defined Terms..............................................     1

ARTICLE 2   The Merger Transactions....................................    10
      2.1   The Mergers................................................    10
      2.2   The Closing................................................    10
      2.3   Actions at the Closing ....................................    10
      2.4   Effect of Mergers..........................................    11
      2.5   Procedure for Payment of Target Stockholders...............    12
      2.6   Dissenting Target Shares...................................    13
      2.7   Adjustments Upon Changes in Capitalization.................    13

ARTICLE 3   Other Agreements...........................................    14
      3.1   Additional Consideration...................................    14
      3.2   Adjustments Upon Changes in Capitalization.................    15
      3.3   Registration and Proxy Statement...........................    15
      3.4   Key Employees Employment Agreements........................    16
      3.5   Pledge Agreement...........................................    16
      3.6   Voting Trust Agreement.....................................    16
      3.7   Restrictive Covenant.......................................    16
      3.8   Guaranty and Agreement.....................................    16
      3.9   Releases of Corporations...................................    16
     3.10   Liability of Target Stockholders to Corporations...........    16
     3.11   HSR Act Filings and Authorizations.........................    17
     3.12   List of Affiliates.........................................    17

ARTICLE 4   Representations and Warranties of Corporations.............    17
      4.1   Organization and Good Standing.............................    17
      4.2   Authority..................................................    17
      4.3   No Subsidiaries............................................    18
      4.4   Financial Statements.......................................    18
      4.5   Leaseholds and Improvements................................    18
      4.6   Personal Property, Inventories and Title to Property.......    19
      4.7   Intellectual Property Rights...............................    20
      4.8   Litigation.................................................    20
      4.9   Compliance with Laws.......................................    20
     4.10   Entire Business............................................    20
     4.11   Contracts..................................................    21
     4.12   Receivables; Payables......................................    22
     4.13   Certain Transactions.......................................    23
     4.14   Employees..................................................    24
     4.15   Employee Benefit Plans.....................................    24
     4.16   Licenses and Permits.......................................    27
     4.17   Transactions with Affiliates...............................    27
     4.18   Truthfulness...............................................    27
     4.19   Customers and Suppliers....................................    28
     4.20   Payments...................................................    28
     4.21   Insurance..................................................    28
     4.22   Environmental Matters......................................    28
     4.23   Status of Corporations and Target Stockholders.............    29
     4.24   Tax Matters................................................    29
     4.25   No Sale....................................................    30
     4.26   Investment Company Act.....................................    30
     4.27   Purchase Commitments.......................................    30
     4.28   Certain Reports............................................    30
     4.29   Certain Payments to Key Employees..........................    30
     4.30   Bank and Securities Accounts...............................    30
     4.31   Status of Target Shares....................................    30
     4.32   Title to the Target Shares.................................    31

                                                                          PAGE
                                                                          ----
     4.33   Charter Documents..........................................    31
     4.34   Capitalization.............................................    31
     4.35   Officers and Directors.....................................    32
     4.36   Dividends..................................................    32
     4.37   Bank Debt..................................................    32
     4.38   Continuity of Business Enterprise..........................    32
     4.39   No Intent to Sell..........................................    32

ARTICLE 5   Representations and Warranties of
            Purchaser and Subsidiaries.................................    32
      5.1   Organization...............................................    32
      5.2   Authority..................................................    32
      5.3   Litigation.................................................    33
      5.4   Truthfulness...............................................    33
      5.5   Continuity of Business Enterprise..........................    33
      5.6   Capital Structure..........................................    33
      5.7   SEC Reports................................................    34
      5.8   Material Changes Since December 31, 1994...................    34
      5.9   No Undisclosed Liabilities.................................    34
      5.10  No Default.................................................    34
      5.11  Accuracy of Registration and Proxy Statement...............    34
      5.12  Board Action...............................................    35
      5.13  Compliance with Laws Generally.............................    35

ARTICLE 6   Further Covenants and Agreements...........................    35
      6.1   Conduct of Business........................................    35
      6.2   Third Party Consents.......................................    38
      6.3   Access; Information........................................    38
      6.4   Audited Financial Statements...............................    38
      6.5   Interim Financial Statements and Other Financial Reports...    39
      6.6   Insurance Proceeds.........................................    39
      6.7   Trading in All American Share..............................    39
      6.8   Certain Purchaser Approvals................................    39
      6.9   California Franchise Tax Clearance.........................    39
      6.10  Other Employment Agreements and Related Employee Matters...    40
      6.11  Transfer by Wayne Vannoy to Vannoy Family Trust............    40

ARTICLE 7   Conditions Precedent to Obligations of
            Purchaser and Subsidiaries.................................    41
      7.1   Opinion of Counsel.........................................    41
      7.2   Performance by Corporations and Target Stockholders........    41
      7.3   Representations and Warranties.............................    41
      7.4   No Actions or Proceedings..................................    41
      7.5   No Material Adverse Change.................................    41
      7.6   Officer's Certificate......................................    42
      7.7   Satisfaction of Counsel....................................    42
      7.8   Consents and Estoppels.....................................    42
      7.9   Title Reports, Lien, Judgment and Other Searches...........    42
      7.10  Employment Agreements......................................    42
      7.11  Target Stockholder Release.................................    42
      7.12  Pledge Agreement...........................................    42
      7.13  Restrictive Covenant.......................................    42
      7.14  Voting Trust Agreement.....................................    42
      7.15  Merger Documents...........................................    42
      7.16  Lender Consent.............................................    43
      7.17  All American Stockholder Approval..........................    43
      7.18  Audited Financial Statements...............................    43
      7.19  California Franchise Tax Clearance.........................    43
      7.20  Guaranty and Agreement.....................................    43

                                                                          PAGE
                                                                          ----
      7.21  Discretionary Bonus Cancellation Agreements and
            Agreements Regarding Employment............................    43
      7.22  HSR Act....................................................    43

ARTICLE 8   Conditions Precedent to Obligations of Seller..............    43
      8.1   Opinion of Counsel.........................................    43
      8.2   Performance by Purchaser...................................    43
      8.3   Representations and Warranties.............................    43
      8.4   No Injunctions.............................................    44
      8.5   Officer's Certificate......................................    44
      8.6   Employment Agreements......................................    44
      8.7   Satisfaction of Counsel....................................    44
      8.8   Merger Documents...........................................    44
      8.9   Lender Consent.............................................    44
      8.10  All American Stockholder Approval..........................    44
      8.11  Registration of All American Shares........................    44
      8.12  Merger Consideration.......................................    44
      8.13  Restrictive Covenant.......................................    45
      8.14  Discretionary Bonus Cancellation Agreements................    45
      8.15  HSR Act....................................................    45

ARTICLE 9   Miscellaneous..............................................    45
      9.1   Brokers....................................................    45
      9.2   Expenses...................................................    45
      9.3   Amendments and Waivers.....................................    45
      9.4   Transferability............................................    45
      9.5   Termination................................................    45
      9.6   Notices....................................................    46
      9.7   Governing Law; Choice of Forum.............................    47
      9.8   Partial Invalidity.........................................    47
      9.9   Section Headings...........................................    47
      9.10  Counterparts...............................................    48
      9.11  Entire Agreement...........................................    48
      9.12  Public Announcements.......................................    48
      9.13  Survival...................................................    48
      9.14  Disputes...................................................    48
      9.15  Gender.....................................................    49
      9.16  Indemnities................................................    49
      9.17  No Waiver; Cumulative Remedies.............................    49

                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

EXHIBIT "A-1"                       FORM OF ROBERT D. LURIE EMPLOYMENT
                                      AGREEMENT
EXHIBIT "A-2"                       FORM OF WAYNE VANNOY EMPLOYMENT AGREEMENT
EXHIBIT "A-3"                       FORM OF GARY R. MILLER EMPLOYMENT
                                      AGREEMENT
EXHIBIT "A-4"                       FORM OF RICHARD W. MCCAULEY EMPLOYMENT
                                              AGREEMENT
EXHIBIT "A-5"                       FORM OF KENNETH A. PLOCK EMPLOYMENT
                                              AGREEMENT
EXHIBIT "B"                                 FORM OF GUARANTY AND AGREEMENT
EXHIBIT "C"                                 FORM OF PLEDGE AGREEMENT
EXHIBIT "D"                                 FORM OF RESTRICTIVE COVENANT
EXHIBIT "E"                                 FORM OF VOTING TRUST AGREEMENT
EXHIBIT "F-1"                       FORM OF AGREEMENT OF MERGER (CALIFORNIA)
EXHIBIT "F-2"                       FORM OF ARTICLES OF MERGER (COLORADO)
EXHIBIT "G"                         MERGER CONSIDERATION TABLES
EXHIBIT "H"                                 FORM OF DISCRETIONARY BONUS
                                            CANCELLATION AGREEMENT
EXHIBIT "I"                         FORM OF AGREEMENT REGARDING EMPLOYMENT

                                  SCHEDULES

Schedule 4.2                        Required Consents; Conflicts
Schedule 4.3                        Related Companies
Schedule 4.4                        Historical Financial Statements
Schedule 4.5                        Leaseholds
Schedule 4.6                        Liens
Schedule 4.7                        Intellectual Property Rights
Schedule 4.8                        Litigation
Schedule 4.11                       Contracts
Schedule 4.12                       Receivables
Schedule 4.13                       Certain Transactions
Schedule 4.14                       Employees
Schedule 4.15                       Employee Plans
Schedule 4.16                       Licenses
Schedule 4.17                       Transactions with Affiliates
Schedule 4.19                       Customers and Suppliers
Schedule 4.21                       Insurance
Schedule 4.24                       Taxes
Schedule 4.29                       Certain Payments to Key Employees
Schedule 4.30                       Bank and Securities Accounts
Schedule 4.31                       Target Shares
Schedule 4.34                       Capitalization
Schedule 4.35                       Officers and Directors
Schedule 4.37                       Bank Debt

                            MERGER PURCHASE AGREEMENT

                  MERGER PURCHASE AGREEMENT, dated as of October 31, 1995 ("Agreement"), among ALL AMERICAN SEMICONDUCTOR, INC., a Delaware corporation ("Purchaser"), ALL AMERICAN ADDED VALUE, INC., a California corporation ("California Subsidiary" or, after giving effect to the California statutory merger described in this Agreement, the "California Surviving Corporation"), ADDED VALUE ELECTRONICS DISTRIBUTION, INC., a California corporation ("California Target" or "Added Value"), ALL AMERICAN A.V.E.D., INC., a Colorado corporation ("Colorado Subsidiary" or, after giving effect to the Colorado statutory merger described in this Agreement, the "Colorado Surviving Corporation"), and A.V.E.DROCKY MOUNTAIN, INC., a Colorado corporation ("Colorado Target" or "Rocky Mountain").

         This Agreement contemplates a transaction in which Purchaser will acquire all of the outstanding capital stock of each Target for cash and common stock of Purchaser through a forward subsidiary merger of each such Target with and into the applicable Subsidiary, with the applicable Subsidiary to be the Surviving Corporation. Each such acquisition is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

                  NOW, THEREFORE, in consideration of the premises and the respective promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

                  1.1 DEFINED TERMS. The following terms shall have the respective meanings ascribed to them below:

                  "Actual Share Appreciation Value" shall mean the higher of (a) the All American Share Value and (b) the average last sale price of an All American Share on The NASDAQ Stock Market (or on whatever stock exchange or market All American Shares are then trading, if not The NASDAQ Stock Market) over the 30-day period ending on the Share Appreciation Date, subject to any necessary adjustments pursuant to Section 3.2.

                  "Added Value" shall mean Added Value Electronics Distribution, Inc., a California corporation, which is sometimes herein referred to as "California Target."

                  "Added Value Agreement of Merger" shall have the meaning specified in Section 2.3.

                  "Added Value Effective Time" shall have the meaning specified in Section 2.4.

                  "Added Value Merger" shall have the meaning specified in
Section 2.1.

                  "Added Value Merger Consideration" shall have the meaning specified in Section 2.4(e).

                  "Added Value Target Shares" shall mean, collectively, the 103,000 issued shares of common stock of California Target (98,000 of which are issued and outstanding on the date hereof and an additional 5,000 of which shall be issued and outstanding upon the exercise by Robert D. Lurie prior to Closing of options to acquire 5,000 shares of such common stock), having no par value, which, at the Added Value Effective Time, shall constitute all of the issued capital stock of California Target (subject to the existence at such time of any Dissenting Target Shares).

                  "Added Value Target Stockholder" shall mean any of, and "Added Value Target Stockholders" shall mean all of, Wayne Vannoy, Gary R. Miller and Rosalie C. Miller, husband and wife as their community property, Robert D. Lurie, Richard W. McCauley, Kenneth A. Plock, Cathleen M. Plock, Jerry D. Fletcher and Marie Fletcher, husband and wife as their community property, Alexandra J. Miller and Thomas Broesamle with respect to their respective ownership of the issued and outstanding capital stock of Added Value.

                  "Additional Consideration" shall mean (with respect to each Target Stockholder other than the Vannoy Family Trust) the product obtained by multiplying (a) the amount, if any, by which the Share Appreciation Target Value exceeds the Actual Share Appreciation Value, by (b) the number of All American Shares issued to such Target Stockholder pursuant to the Mergers which has been owned by such Target Stockholder personally at all times from and after the consummation of the respective Mergers through and including the Share Appreciation Date (subject, however, to reduction of such number pursuant to Section 3.1(c) and any necessary adjustments pursuant to Section 3.2).

                  "Affiliate" shall mean, with respect to any party, any person who directly or indirectly through stock ownership or through any other arrangement either controls, or is controlled by, or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such party by reason of ownership of voting stock or other equity interests, by contract or otherwise.

                  "Agreement Regarding Employment" shall have the meaning specified in Section 6.10(c).

                  "All American Share" shall mean a share of common stock, $.01 par value, of Purchaser.

                  "All American Share Value" shall mean the higher of (a) $2.25 per share and (b) the average last sale price of an All American Share on The NASDAQ Stock Market over the 30-day period ending on the trading day immediately prior to the Closing Date.

                  "All American Stockholder Approval" shall mean the approval of the basic transactions set forth in this Agreement (including, without limitation, the Mergers) by the stockholders of Purchaser, which is to be solicited pursuant to the Registration and Proxy Statement.

                  "Assets" shall mean all of the respective assets, properties, interests, cash on hand and in bank accounts, cash equivalents, investments, marketable securities, business, good will, claims and other rights of the Corporations of every kind and nature whatever, tangible or intangible, vested or unvested, fixed, contingent or otherwise, real, personal or mixed, and wherever located, whether or not reflected on the books and records of the Corporations and whether or not described herein or in any of the exhibits or schedules delivered or to be delivered to Purchaser hereunder, including, without limitation, all respective right, title and interest of the Corporations in, to and under the names "Added Value Electronics Distribution" and "A.V.E.D.
- Rocky Mountain"; the Tangible Personal Property (including the Inventories); the Leaseholds; the Improvements; all rights, benefits, privileges and interests under the Contracts (including all security and other deposits thereunder); Receivables; Licenses; Intellectual Property Rights; Warranties; Records; prepaid expenses; backlog; advances; rights, benefits, claims, credits, prorations and refunds due or belonging to either of the Corporations under any Contracts or insurance policies or otherwise; and all rights to any deposits made by either of the Corporations to obtain goods, services, rights or privileges of any kind;

and including all of the foregoing acquired by or on behalf of the Corporations between the date of this Agreement and the Closing Date.

                  "Audit Accountants" shall have the meaning set forth in
Section 6.4.

                  "Audited Financial Statements" shall mean the audited balance sheet and results of operations (including audited statements of income or loss, cash flows and stockholders' equity) of each of the Corporations as of and for the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992.

                  "Bank Debt" shall mean, collectively, the $3.3 million revolving line of credit facility of Added Value with Bank of America, which is secured by substantially all of Added Value's Assets, and the $1.0 million revolving line of credit facility of Rocky Mountain with Colorado National Bank, which is secured by substantially all of Rocky Mountain's Assets.

                  "Business" shall mean, collectively, the businesses of both Corporations, which, in the aggregate, include, but are not necessarily limited to (a) the distribution of semiconductor, electromechanical, electrical and passive component products, including, but not limited to, the distribution of transistors, diodes, integrated circuits, memory chips, microprocessors, capacitors, connectors, mechanical hardware, resistors and cable manufactured by others, and (b) value added services in connection therewith including, but not limited to, cable assemblies, connector assemblies, flat panel display assemblies and liquid crystal display (LCD) support services (including driver board assemblies), programming services, terminal block modifications, turnkey and kitting services, memory module manufacturing, other contract manufacturing (or procurement thereof), and other assemblies and services, including, packaging, testing and quality control, wherever conducted.

                  "California Franchise Tax Clearance" shall mean the franchise tax clearance required to be issued by the State of California in connection with cessation of existence of Added Value contemplated by the Added Value Merger.

                  "California Subsidiary" shall mean All American Added Value, Inc., a California corporation, and a wholly-owned subsidiary of Purchaser.

                  "California Surviving Corporation" shall mean California Subsidiary after giving effect to the Added Value Merger.

                  "California Target" shall mean Added Value Electronics Distribution, Inc., a California corporation, which is sometimes herein referred to as "Added Value".

                  "Capital Stock Change" shall have the meaning specified in
Section 2.7.

                  "Closing" shall have the meaning specified in Section 2.2.

                  "Closing Date" shall have the meaning specified in Section
2.2.

                  "COBRA" shall have the meaning specified in Section 4.15(f).

                  "Colorado Subsidiary" shall mean All American A.V.E.D., Inc., a Colorado corporation, and a wholly-owned subsidiary of Purchaser.

                  "Colorado Surviving Corporation" shall mean Colorado Subsidiary after giving effect to the Rocky Mountain Merger.

                  "Colorado Target" shall mean A.V.E.D.-Rocky Mountain, Inc., a Colorado corporation, which is sometimes herein referred to as Rocky Mountain.

                  "Contracts" shall mean, collectively, and "Contract" shall mean, individually, all leases relating to Leaseholds, distribution agreements, franchise agreements and arrangements, maintenance agreements, service agreements, equipment or other personal property leases, arrangements regarding the loaning of equipment or value added services, use agreements, loan, credit, or financing agreements of any kind, security agreements, chattel or leasehold mortgages, license agreements, agency agreements, purchase orders, sales orders, blanket or master agreements with customers, supply contracts, output or requirements contracts, commitments to purchase or sell goods, products or services of any kind, stockholders agreements, stock redemption agreements, stock option, warrant, purchase or rights agreements, any other agreements relating to or affecting the capital stock of either of the Corporations, buy-sell agreements, indentures, notes, restrictive covenants of any kind, and other contracts and agreements of any kind or nature, whether written or oral, to which either Corporation is a party or by which either Corporation or the Assets or the Business (in whole or in part) are subject, and all rights, interests, benefits and privileges arising thereunder.

                  "Corporation" shall mean either of, and "Corporations" shall mean both of, Added Value and Rocky Mountain.

                  "Discretionary Bonus Cancellation Agreement" shall have the meaning specified in Section 6.10(b).

                  "Dissenting Target Shares" shall have the meaning specified in
Section 2.6.

                  "Employee" shall mean any former or current, active or inactive, employee, officer, agent, consultant, independent contractor or subcontractor of either Corporation.

                  "Employee Agreement" shall have the meaning specified in
Section 4.15(a).

                  "Employee Plan" shall have the meaning specified in Section 4.15(a).

                  "Employment Agreement" shall mean each, and "Employment Agreements" shall mean all, of the respective Employment Agreements to be executed and delivered by the California Surviving Corporation or the Colorado Surviving Corporation, as employer, and each of the Key Employees, as employee, on the Closing Date, in the forms attached as Exhibits "A-1," "A-2," "A-3," "A-4" and "A-5," respectively.

                  "Environmental Laws" shall have the meaning specified in
Section 4.22.

                  "ERISA" shall have the meaning specified in Section 4.15(a).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Excess Target Expenses" shall mean the amount, if any, by which the Targets' aggregate fees, costs and expenses referred to in Section 9.2 exceed $185,000.

                  "Franchised Inventory" shall have the meaning specified in
Section 4.6(c).

                  "GAAP" shall mean generally accepted accounting principles, consistently applied.

                  "Guaranty and Agreement" shall mean the instrument in favor of Purchaser and Subsidiaries to be executed and delivered by the Target Stockholders (and Added Value, in its capacity as a stockholder of Rocky Mountain) on the date hereof, pursuant to which the Target Stockholders, subject to the limitations therein, are guaranteeing the representations, warranties, covenants and agreements of the Corporations herein contained, agreeing to be bound by the representations, warranties, covenants and agreements deemed to be made by, or which are attributed to, them in this Agreement, and are making certain indemnities of Purchaser and the Surviving Corporations, the form of which is attached as Exhibit "B."

                  "Hazardous Substances" shall have the meaning specified in
Section 4.22.

                  "Historical Financial Statements" shall mean the unaudited balance sheet and results of operations (including unaudited statements of income or loss, cash flows and stockholders' equity) of the Corporations as of and for the six-month period ending June 30, 1995, and the Audited Financial Statements.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Improvements" shall have the meaning specified in Section
4.5.

                  "Indebtedness" shall mean any (i) debt for the payment of money or borrowed money or for the deferred purchase price of property or services, (ii) obligations evidenced by notes, bonds, debentures or other instruments, (iii) lease obligations which would normally be capitalized under GAAP, and (iv) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of others of any of the types referred to in clauses (i), (ii) or (iii) above.

                  "Interim Financial Statements" shall mean each Corporation's internal unaudited balance sheet and statement of income or loss as of and for the month ending July 31, 1995 and as and for each month thereafter the last day of which is more than fifteen (15) days prior to the Closing Date. In the event that the Registration and Proxy Statement is not effective on or prior to November 13, 1995, such term shall also include each Corporation's internal unaudited balance sheet, statement of income or loss and statement of cash flows and stockholders' equity as of and for the fiscal quarter ended September 30, 1995.

                  "Intellectual Property Rights" shall mean (i) Patents, (ii) Know-how, (iii) Trademarks, (iv) Trade Names, and (v) shop rights, copyrights, inventions, technology, service marks and all other intellectual property rights, whether registered or not.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Inventories" shall mean all inventories, including, without limitation, inventories of components, materials, parts, spare parts, scrap, modules, work-in-process and finished goods, including, without limitation, semiconductor, passive, electromechanical and other electronic components, printed circuit boards, mother boards, driver boards, sheet metal, glass, cable, back lamp inverter lights, and related products and supplies.

                  "Inventory List" shall have the meaning specified in Section 4.6(c).

                  "Key Employees" shall mean all of, and "Key Employee" shall mean any of, Robert D. Lurie, Wayne Vannoy, Gary R. Miller, Richard W. McCauley and Kenneth A. Plock.

                  "Know-how" shall mean all trade secrets, know-how (including, without limitation, product know-how and use and application know-how), processes, product designs, specifications, work flow analyses, charts and designs, selling, quoting, bidding and other business techniques, methods and systems, customer requirements, quality control procedures, testing procedures, manufacturing, engineering and other drawings, blueprints, computer databases and software, telephone numbers, facsimile numbers, technology and all other information and similar intangibles, including, without limitation, technical information, safety information, engineering data and designs and engineering specifications, research records, market information and surveys and all promotional literature, customer and supplier lists (and all other information relating to suppliers and customers) and similar data.

                  "Lender Consent" shall mean the consent by Sun Bank/Miami, N.A., Purchaser's senior lender, to the transactions (including but not limited to the Mergers) set forth in this Agreement, which is required to be obtained pursuant to the terms of the existing credit agreement between Purchaser and such lender.

                  "Liabilities" shall mean, collectively, with respect to any person, all types of Indebtedness, liabilities, obligations, debts, duties and responsibilities of, and all claims, demands, judgments, orders, fines and penalties against, such person of any kind or nature whatever, fixed or contingent, liquidated or unliquidated, known or unknown, disclosed or undisclosed.

                  "Licenses" shall mean all local, municipal, state, federal and foreign licenses, franchises, permits, consents, approvals, waivers, rights and authorizations used or required for use in connection with the conduct of the Business (or any part thereof), and all industry certifications of the Business or the Assets (or any part thereof), such as, by way of example only, ISO-9000 and ISO 9002.

                  "Lien" shall mean any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, restriction or security interest of any kind or nature whatever, or the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

                  "Material Contract" shall mean any, and "Material Contracts" shall mean all, of the following Contracts: (a) any Contract providing for the purchase of Inventories (other than routine purchase orders made in the ordinary course of business consistent with past practice) by, or the sale of Inventories to, either Corporation (e.g., distributor, franchise, purchasing and supplier agreements); (b) any Contract (other than routine purchaser orders received in the ordinary course of business consistent with past practice) with any customer of either Corporation; (c) any Contract relating to borrowings (including, without limitation, the Bank Debt) made by either Corporation, or pursuant to which Assets of either Corporation are pledged or assigned as collateral, or the Business (in whole or in part) is restricted; (d) any Contract which in any manner relates to the capitalization, capital structure or authorized shares of either Corporation, or to any Target Shares, or to rights (contingent or otherwise) to acquire any security of, or interest in, either Corporation or the Business, including any agreement between or among any Target Stockholders relating to either Corporation or the Business (whether or not either Corporation is a party thereto); (e) any Contract which is not terminable upon ninety (90) days (or shorter) notice without liability or cost to either Corporation; (f) any Contract (other than routine purchase orders made or received in the ordinary course of business consistent with past practice) relating to the provision by either Corporation of "value added" services (as that term is commonly understood in the Corporations' industry); (g) any Contract relating to any of the Leaseholds; (h) any Contract relating to insurance for the Business or the Assets, any Employee Plan, any Intellectual Property Rights or any Licenses; (i) any Contract which a reasonably prudent business person knowledgeable of the Business and exercising reasonable business judgment would deem material to the Business; and (j) any Contract entered into outside of the ordinary course of business consistent with past practice.

                  "Merger" shall mean either, and "Mergers" shall mean both of, the Added Value Merger and the Rocky Mountain Merger.

                  "Merger Consideration" shall mean, as the context requires, either or both of the Added Value Merger Consideration and the Rocky Mountain Merger Consideration.

                  "Patents" shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights (including, without limitation, all claims against third parties for past infringement not heretofore asserted).

                  "PBGC" shall have the meaning specified in Section 4.15(d).

                  "person" shall mean any natural person, corporation, association, partnership, governmental agency or subdivision thereof, joint venture or other entity.

                  "Pledge Agreement" shall mean the stock pledge agreement to be executed by the Target Stockholders (other than the Vannoy Family Trust) in favor of Purchaser and the Surviving Corporations pursuant to which such Target Stockholders shall pledge to Purchaser and the Surviving Corporations the Pledged Shares, the form of which is attached as Exhibit "C."

                  "Pledged Shares" shall mean the All American Shares to be received by the Target Stockholders pursuant to the Mergers (including any beneficial voting trust interests and certificates received by the Target Stockholders in exchange for such All American Shares pursuant to the Voting Trust Agreement) to the extent pledged to Purchaser and the Surviving Corporations pursuant to the terms of the Pledge Agreement.

                  "Post-Termination Sale" shall have the meaning specified in
Section 9.5.

                  "Prior Year Tax Distribution" shall mean the sum of $149,000 distributed to the Added Value Target Stockholders during January - April, 1995 in the ordinary course of business to pay 1994 income tax liability of the Added Value Target Stockholders in respect of Added Value's 1994 income.

                  "Purchaser" shall mean All American Semiconductor, Inc., a Delaware corporation.

                  "Receivables" shall mean, collectively, all accounts receivable, claims, notes and other amounts receivable by, or owed to, either of the Corporations or which may be claimed by either of the Corporations as a result of the operation or ownership of the Business (or any part thereof), including, without limitation, all amounts due from customers, vendors and Employees, together with any unpaid financing charges accrued thereon, whether or not arising in the ordinary course of business.

                  "Records" shall mean, collectively, originals, or, to the extent originals are not available, true and complete copies, of all business, accounting and financial records, including corporate minute books and records, and stock ledgers and records, property records, contract records, personnel records, correspondence, files, books and documents of each of the Corporations, including, without limitation, production, testing, quality control, backlog, sales, marketing and advertising data and materials, customer and supplier records and mailing lists of any and all types, vendor and customer invoices, billing records, software and related documentation, art work, photographs and advertising material, manuals and teaching aids, customer provided designs, drawings or blueprints of any kind, and all other records relating to the

Business as presently and heretofore conducted, including, without limitation, all certifications and records concerning sources of supply, date codes, and testing relating to Inventories, all certificates of compliance and conformance and other documentation relating to products sold or to be sold in compliance with military specifications or to original equipment manufacturers, and all documentation relating to backlog, purchase orders (sent or received), current shipments and work-in-process.

                  "Registration and Proxy Statement" shall mean the registration statement on Form S-4 (which shall include a combined proxy statement/prospectus of Purchaser) to be prepared and filed with the SEC by Purchaser pursuant to which the All American Shares to be received by the Target Stockholders as part of the Merger Consideration and, if applicable, Additional Consideration, are to be registered under the Securities Act and pursuant to which the All American Stockholder Approval is to be solicited.

                  "Restrictive Covenant" shall mean the restrictive covenant to be executed and delivered to Purchaser and the Surviving Corporations by the Target Stockholders on the Closing Date pursuant to which the Target Stockholders shall agree, among other things, to certain confidentiality and non-competition restrictions, and certain restrictions on the transferability of the All American Shares to be issued to them in the Mergers, the form of which is attached as Exhibit "D."

                  "Rocky Mountain" shall mean A.V.E.D. - Rocky Mountain, Inc., a Colorado corporation, which sometimes herein referred to as "Colorado Target."

                  "Rocky Mountain Articles of Merger" shall have the meaning specified in Section 2.3.

                  "Rocky Mountain Effective Time" shall have the meaning specified in Section 2.4.

                  "Rocky Mountain Merger" shall have the meaning specified in
Section 2.1.

                  "Rocky Mountain Merger Consideration" shall have the meaning specified in Section 2.4.

                  "Rocky Mountain Target Shares" shall mean, collectively, the 672 issued shares of common stock of Colorado Target, having no par value, which, at the Rocky Mountain Effective Time, shall, except for the 400 shares then to be owned by California Surviving Corporation (which are not included in such 672 total), constitute all of the issued capital stock of Colorado Target (subject to the existence at such time of any Dissenting Target Shares).

                  "Rocky Mountain Target Stockholder" shall mean any of, and "Rocky Mountain Target Stockholders" shall mean all of, Wayne Vannoy, the Vannoy Family Trust and Kim B. Cooper (but not Added Value, even though it is a stockholder of Rocky Mountain) with respect to their respective ownership at the Rocky Mountain Effective Time of the issued and outstanding capital stock of Rocky Mountain.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Share Appreciation Date" shall mean June 30, 1998.

                  "Share Appreciation Target Value" shall mean the sum of (a) the All American Share Value and (b) the quotient obtained by dividing (i) $1,900,000 minus Excess Target Expenses, if any, by (ii) the total number of All American

Shares issued to the Target Stockholders, in the aggregate, upon consummation of the Mergers, subject to any necessary adjustments pursuant to Section 3.2.

                  "Stockholder Tax Liability Amount" shall mean the amount of federal and state income tax payable or reasonably estimated to be payable by the Added Value Target Stockholders (due to Added Value's tax status as a subchapter "S" corporation for federal and state income tax purposes) solely as a result and in respect of the income of Added Value generated by Added Value's operation of its business for the period commencing January 1, 1995 and ending with the Added Value Effective Time. The term "Stockholder Tax Liability Amount" does not include any other Taxes payable by the Added Value Target Stockholders, including any Taxes payable as a result of, or in respect of, the Mergers (such as capital gains or divided income Taxes with respect thereto) or amounts received by Added Value Target Stockholders as salary or bonus in an employee capacity, or income or gain from sources other than Added Value or which is not attributable to Added Value's operations.

                  "Subsidiary" shall mean either of, and "Subsidiaries" shall mean both of, California Subsidiary and Colorado Subsidiary.

                  "Successor Company" shall have the meaning specified in
Section 3.2.

                  "Successor Company Shares" shall have the meaning specified in
Section 3.2.

                  "Surviving Corporation" shall mean either of, and "Surviving Corporations" shall mean both of, California Surviving Corporation and Colorado Surviving Corporation.

                  "Tangible Personal Property" shall mean, collectively, all fixed assets, machinery, equipment, tools, vessels, containers, computers, vehicles, furniture, fixtures, leasehold improvements, office equipment, plant, supplies, inventory (including, without limitation, Inventories) and other tangible personal property owned by either Corporation of any kind or nature.

                  "Target" shall mean either of, and "Targets" shall mean both of, California Target and Colorado Target.

                  "Target Shares" shall mean, collectively, the Added Value Target Shares and the Rocky Mountain Target Shares.

                  "Target Stockholder" shall mean any of, and "Target Stockholders" shall mean all of, the Added Value Target Stockholders and Rocky Mountain Target Stockholders.

                  "Target Stockholder Release" shall have the meaning specified in Section 3.9.

                  "Taxes" shall mean all taxes of any kind, including, without limitation, those on, or measured by or referred to as, income, gross receipts, capital gains, built-in gains, retained earnings, sales (including, without limitation, sales taxes due or payable on leases), use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, documentary stamp, intangible (recurring and non-recurring), occupation, premium, property or windfall profits taxes, customs duties or similar fees, import or export duties, and assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

                  "Third-Party Approval Date" shall have the meaning specified in Section 6.8.

                  "Trademarks" shall mean trademarks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

                  "Trade Names" shall mean, collectively, trade names, brand marks, trade dress, brand names and all other names and slogans used in connection with the Business embodying either Corporation's good will for which no trademark registration has been obtained and for which no application is pending.

                  "Unrestricted Shares" shall have the meaning specified in
Section 3.1(c).

                  "Vannoy Family Trust" shall have the meaning specified in
Section 6.11.

                  "Voting Trust Agreement" shall mean the voting trust agreement pursuant to which the Target Stockholders (other than the Vannoy Family Trust) shall, on the Closing Date, grant to Paul Goldberg and Bruce M. Goldberg, Chief Executive Officer and President, respectively, of Purchaser, as voting trustees, the right to vote All American Shares beneficially owned by the Target Stockholders with respect to certain matters, the form of which is attached as Exhibit "E."

                  "Warranties" shall mean, collectively, all warranties in favor of either of the Corporations with respect to any and all Tangible Personal Property (including Inventories) or pursuant to any Contract, including, without limitation, warranties of any supplier of Tangible Personal Property (including Inventories) sold to either of the Corporations, whether resold or to be resold by either of the Corporations to its customers.

                                    ARTICLE 2

                             THE MERGER TRANSACTIONS

                  2.1 THE MERGERS. On and subject to the terms and conditions of this Agreement, California Target will merge with and into California Subsidiary (the "Added Value Merger") at the Added Value Effective Time. California Subsidiary shall be the corporation surviving the Added Value Merger. On and subject to the terms and conditions of this Agreement, Colorado Target will merge with and into Colorado Subsidiary (the "Rocky Mountain Merger") at the Rocky Mountain Effective Time. Colorado Subsidiary shall be the corporation surviving the Rocky Mountain Merger. The Rocky Mountain Effective Time shall occur following the Added Value Effective Time so that, at the Rocky Mountain Effective Time, California Surviving Corporation (rather than Added Value) owns the 400 shares of issued capital stock of Rocky Mountain currently owned by Added Value.

                  2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rubin Baum Levin Constant Friedman & Bilzin, 2500 First Union Financial Center, Miami, Florida, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date").

                  2.3 ACTIONS AT THE CLOSING. At the Closing, (i) each Target will deliver or cause to be delivered to Purchaser and the applicable Subsidiary the various certificates, instruments, agreements and documents referred to in
Article 7 of this Agreement, (ii) Purchaser and the appropriate Subsidiary will deliver or cause to be delivered to the applicable Target and the Target Stockholders the various certificates, instruments, agreements and documents referred to in Article 8 of this Agreement, (iii) California Target and California Subsidiary will file with the Secretary of State of the State of

California an Agreement of Merger in the form attached hereto as Exhibit "F-1" (the "Added Value Agreement of Merger"), (iv) Colorado Target and Colorado Subsidiary will enter into a Plan of Merger and file with the Secretary of State of the State of Colorado Articles of Merger in the respective forms attached hereto as Exhibit "F-2" (such Articles of Merger are referred to as the "Rocky Mountain Articles of Merger"), and (v) Purchaser will deliver or will cause to be delivered, or provide for the delivery of, the Merger Consideration in the manner provided below in this Article 2.

                  2.4      EFFECT OF MERGERS.

                           (a)      GENERAL.  The Added Value Merger shall
become effective at the time (the "Added Value Effective Time") California Target and California Subsidiary file the Added Value Agreement of Merger with the Secretary of State of the State of California. The Added Value Merger shall have the effect set forth in the California General Corporation Law. The Rocky Mountain Merger shall, as soon as reasonably possible following (but not before) the Added Value Effective Time, become effective at the time ("Rocky Mountain Effective Time") Colorado Target and Colorado Subsidiary file the Rocky Mountain Articles of Merger with the Secretary of State of the State of Colorado. The Rocky Mountain Merger shall have the effect set forth in the Colorado Business Corporation Act. Each Surviving Corporation may, at any time after the consummation of the Mergers, take any action (including executing and delivering any document) inthe name and on behalf of the Target with which it was merged or the Subsidiary it formerly was in order to carry out and effectuate the transactions contemplated by this Agreement.

                           (b)      ARTICLES OF INCORPORATION.  The Articles of
Incorporation of California Surviving Corporation shall be the Articles of Incorporation of California Subsidiary immediately prior to the Added Value Effective Time. The Articles of Incorporation of Colorado Surviving Corporation shall be the Articles of Incorporation of Colorado Subsidiary immediately prior to the Rocky Mountain Effective Time.

                           (c)      BYLAWS.  The Bylaws of California Surviving
Corporation shall be the Bylaws of California Subsidiary immediately prior to the Added Value Effective Time. The Bylaws of Colorado Surviving Corporation shall be the Bylaws of Colorado Subsidiary immediately prior to the Rocky Mountain Effective Time.

                           (d)      DIRECTORS AND OFFICERS.  The director(s) and
officers of each Subsidiary shall remain and be the director(s) and officers of the applicable Surviving Corporation at and as of the consummation of the applicable Merger (retaining their respective positions and terms of office).

                           (e)      CONVERSION OF TARGET SHARES.  At and as of
the Added Value Effective Time, each Added Value Target Share (up to a maximum of 103,000 Added Value Target Shares, which shall be the total number of issued shares of capital stock of Added Value at that time) shall be converted into the right to receive an amount (the "Added Value Merger Consideration") equal to $24.67869 in cash (without interest) plus $41.13115 in All American Shares (valued at the All American Share Value). At and as of the Rocky Mountain Effective Time, each Rocky Mountain Target Share and each of the 400 shares of common stock of Rocky Mountain which shall then be owned by California Surviving Corporation (up to a maximum of 1072 shares of common stock of Rocky Mountain, which shall be the total number of issued shares of capital stock of Rocky Mountain at that time) shall be converted into the right to receive an amount (the "Rocky Mountain Merger Consideration") equal to $585.76265 in cash (without interest) plus $976.27108 in All American Shares (valued at the All American Share Value), except that, although with respect to the Target Shares owned by Wayne Vannoy and the Vannoy Family Trust, viewed as a whole, the payment of cash and All American Shares shall be in such proportion, as between Mr. Vannoy and the Vannoy Family Trust, the allocation of cash and All American Shares shall be as set forth in

Exhibit "G." Aggregate amounts paid per Target Stockholder and, with respect to the Rocky Mountain Merger, to California Surviving Corporation (as shown in Exhibit "G") shall be rounded to the nearest whole cent (as shown in Exhibit "G"). To the extent that the Added Value Target Stockholders (or any of their respective Affiliates, spouses or relatives) have received or receive, in the aggregate, during the period commencing January 1, 1995 and ending with the Added Value Effective Time, dividends, distributions or similar or extraordinary payments from Added Value (excluding employee compensation disclosed in Schedule 4.14) in an amount which is more than the sum of the Prior Year Tax Liability and the Stockholder Tax Liability Amount, such excess shall, immediately upon the demand of Purchaser, be paid by the Added Value Target Stockholders to Purchaser, and such payment shall be considered a credit against the cash portion of the Added Value Merger Consideration, pro rata as among the Added Value Target Stockholders. To the extent that the Rocky Mountain Target Stockholders (or any of their respective Affiliates, spouses or relatives, including Added Value in its capacity as a stockholder of Rocky Mountain) have received or receive, during the period commencing January 1, 1995 and ending with the Rocky Mountain Effective Time, any amount of dividends, distributions or similar or extraordinary payments from Rocky Mountain (excluding employee compensation disclosed in Schedule 4.14), such amount shall, immediately upon the demand of Purchaser, be paid by the Target Stockholders to Purchaser, and such payment shall be considered a credit against the cash portion of the Rocky Mountain Merger Consideration paid to the Rocky Mountain Target Stockholders, pro rata as among the Target Stockholders' direct and indirect ownership interests in Rocky Mountain. None of the foregoing is intended to diminish, or shall diminish, the representations and warranties contained in Section 4.29 hereof, or is intended to authorize, or shall authorize, the making of any distributions or dividends which would result in such a credit.

                           (f)      SHARES OF SUBSIDIARY.  None of the issued
shares of capital stock of either Subsidiary shall be converted as a result of the Merger to which it is a party, but all of such shares shall remain issued shares of capital stock of the applicable Surviving Corporation.

                  2.5      PROCEDURE FOR PAYMENT OF TARGET STOCKHOLDERS.

                           (a)      Upon the effectiveness of each Merger, all
Target Shares involved in such Merger and, with respect to the Rocky Mountain Merger, the 400 hares of Rocky Mountain common stock which shall then be owned by California Surviving Corporation, without any further action being required, shall automatically be cancelled and be of no further force, effect or significance. At the Closing, all stock certificates evidencing any issued Target Shares (together with spousal consents, for all married Target Stockholders, in form and content reasonably satisfactory to Purchaser) and said 400 shares of Rocky Mountain common stock shall be delivered to Purchaser. Purchaser may, upon or following the effectiveness of the Mergers, mark all of such certificates "void" or "cancelled" and/or take such other action as appropriate or desirable to evidence the cancellation and cessation of existence of all of the Target Shares and said 400 shares of Rocky Mountain common stock.

                           (b)      As soon as is reasonably practicable
following the Closing Date (but in no event later than the third business day following the Closing Date), Purchaser shall, subject to the requirements of the Pledge Agreement and the Voting Trust Agreement, pay and/or cause to be paid the Merger Consideration in accordance with the Merger Consideration tables attached as Exhibit "G." Purchaser shall rely exclusively on the stock certificates evidencing ownership of Target Shares which are delivered to Purchaser at Closing and the information contained in Exhibit "G" in paying the Merger Consideration.

                           (c)      For the convenience of Purchaser and to save
Purchaser the expense, fractional All American Shares shall not be issued. Any person who would otherwise be entitled to receive a fractional interest in an All American

Share shall receive, at the time the Merger Consideration is to be paid, a cash distribution in lieu of such fractional share based upon the All American Share Value.

                  2.6 DISSENTING TARGET SHARES. All of the Target Stockholders (and Added Value, in its capacity as a stockholder of Rocky Mountain) have executed and delivered to Purchaser concurrently herewith the Guaranty and Agreement; accordingly, each Target Stockholder (and Added Value, in its capacity as a stockholder of Rocky Mountain) has irrevocably consented to the Mergers and has knowingly and voluntarily waived any dissenters rights which such Target Stockholder (and Added Value, in its capacity as a stockholder of Rocky Mountain) has or may have at law or otherwise. Nonetheless, should there hereafter arise, for any reason, a situation wherein a stockholder of either Target could have rights under applicable law to dissent from the approval of one or both of the Mergers (such as, as an example, with respect to a required approval of a material amendment to this Agreement after the date hereof, even though the Guaranty and Agreement provides that the approval of the Mergers therein shall survive, unimpaired, any such amendment), Purchaser shall be obligated (assuming all other conditions precedent to its obligation to close under this Agreement have been satisfied or waived) to close under this Agreement as long as those Added Value Target Stockholders who exercise such dissenters rights own in the aggregate no more than 3% of the issued capital stock of Added Value, and as long as stockholders of Rocky Mountain who exercise such dissenters rights own in the aggregate no more than 7% of the issued capital stock of Rocky Mountain (collectively, "Dissenting Target Shares"). Holders of Dissenting Target Shares, if any, shall be entitled to such dissenters rights in respect of the applicable Merger as are set forth in the California General Corporation Law or Colorado Business Corporation Act, as applicable, and all applicable procedures therein contained shall be observed. Holders of Dissenting Target Shares shall not be considered Target Stockholders or entitled to Merger Consideration or Additional Consideration for any purpose of this Agreement or any Exhibit to this Agreement. It is again emphasized that no Dissenting Target Shares are anticipated, and that this Section has been included only to address any unforeseen circumstance which would create dissenters rights notwithstanding the unanimous approval of this Agreement by the Target Stockholders (and Added Value, in its capacity as a stockholder of Rocky Mountain) and waiver of all such dissenters rights concurrently herewith. In the event that Dissenting Target Shares do exist, and the payment in solely cash (as opposed to cash and stock) to the dissenters would cause the aggregate consideration in a Merger to consist of a higher amount of cash than stock (viewed in dollar value), the stockholders of the affected Corporation shall automatically be deemed to have elected to increase, on a pro rata basis, the proportion of stock to cash received to the extent necessary to render the stock portion at least equal to the cash portion. Any payments required to be made to dissenters shall be made by Purchaser (and not either Target or Surviving Corporation).

                  2.7 ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. The Corporations and the Target Stockholders shall not cause or permit to occur any stock split, reverse stock split, stock dividend, reclassification or recapitalization which changes the character or amount (a "Capital Stock Change") of the Target Shares. Nonetheless, without in any manner limiting Purchaser's or either Subsidiary's rights or remedies in respect of any breach of the obligations set forth in the preceding sentence or elsewhere in this Agreement, should a Capital Stock Change with respect to any Target Shares occur prior to Closing, and Purchaser nevertheless elects to close, Purchaser shall make such adjustments to the applicable Merger Consideration as shall be equitable and appropriate in order to make such Merger Consideration (as a whole and per affected stockholder of the affected Target), as nearly as practicable, equivalent in value to such Merger Consideration (as a whole and per affected stockholder of the affected Target) prior to the Capital Stock Change.

                                    ARTICLE 3

                                OTHER AGREEMENTS

                  3.1      ADDITIONAL CONSIDERATION.

                           (a)      If, on the Share Appreciation Date, the
Actual Share Appreciation Value is not equal to or higher than the Share Appreciation Target Value, the Additional Consideration, if any, shall, within ten (10) days following the Share Appreciation Date, be paid to those Target Stockholders entitled to receive Additional Consideration.

                           (b)      The Additional Consideration may be paid by
Purchaser, solely at Purchaser's election, in cash, in All American Shares (based upon the Actual Share Appreciation Value), or a combination thereof; PROVIDED, HOWEVER, that payment shall be made in All American Shares (based upon the Actual Share Appreciation Value) to the extent necessary to cause the total Merger Consideration and Additional Consideration (viewed in dollar value using, as to valuation of All American Shares, the All American Share Value or Actual Share Appreciation Value, as applicable) paid to all Target Stockholders, in the aggregate (and, viewed separately as to each Merger), to consist of a higher dollar value of All American Shares than of cash consideration. In determining the amount (viewed in dollar value) of All American Shares for these purposes, effect shall be given to the amount of imputed interest for federal and state income tax purposes, if any, which shall be deducted in making the above calculation.

                           (c)      Notwithstanding any of the foregoing to the
contrary contained in this Section 3.1, in calculating any Additional Consideration, the following provisions shall apply:

                                    (i)     If, for any thirty (30) consecutive
trading days on The NASDAQ Stock Market (or such other market or exchange on which All American Shares may, at such time, trade) prior to the Share Appreciation Date, the last sale price of an All American Share is equal to or higher than the Share Appreciation Target Value, the total number of All American Shares acquired by the Target Stockholders pursuant to the Mergers the sale of which have not been restricted pursuant to the Restrictive Covenant over such period ("Unrestricted Shares") shall be excluded from and reduce the number of All American Shares referenced in clause (b) of the definition of Additional Consideration set forth in Article 1 when calculating Additional Consideration.

                                  (ii)      Once the last sale price of an All
American Share has equalled or exceeded the Share Appreciation Target Value for any such 30-consecutive-trading-day period prior to the Share Appreciation Date, to the extent that immediately following such period (but prior to the Share Appreciation Date) the last sale price of an All American Share continues to equal or exceed the Share Appreciation Target Value, each All American Share acquired by any Target Stockholder pursuant to the Mergers the sale of which becomes unrestricted pursuant to the Restrictive Covenant at any such time during which All American Shares have continued, uninterrupted, to trade at a price equal to or higher than the Share Appreciation Target Value shall automatically become part of the Unrestricted Shares subject to exclusion in calculating Additional Consideration.

                                (iii)        If, and to the extent that,
Purchaser, in its sole discretion, permanently waives in writing the restrictions on transferability of all of the All American Shares set forth in the Restrictive Covenant at any time prior to the Share Appreciation Date and during any 30-consecutive-trading-day period following (or commencing with) the date that such written waiver is given (but which is prior to, or ends on, the Share Appreciation Date) the last sale price of an All American Share equals or exceeds the Share Appreciation Target

Value, such All American Shares shall automatically become part of the Unrestricted Shares subject to exclusion in calculating Additional Consideration.

                                  (iv)      For purposes of calculating
Additional Consideration, each All American Share sold, transferred or otherwise disposed of (other than the pledge thereof pursuant to the Pledge Agreement or the transfer thereof to the voting trustee under the Voting Trust Agreement) by any Target Stockholder to any person at any time after the Closing Date shall conclusively be deemed to be an All American Share acquired by such Target Stockholder pursuant to the Mergers the sale, transfer or disposal of which shall reduce the number of All American Shares used to calculate Additional Consideration (regardless of any acquisitions or reacquisitions of All American Shares by such Target Stockholder at any time).

                  3.2      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                           (a)      Should a Capital Stock Change occur with
respect to the All American Shares after the Closing Date, but prior to the date on which any Additional Consideration is to be paid, and Purchaser has elected or is required to pay some or all of such Additional Consideration in All American Shares, Purchaser shall make such adjustments to such portion of the Additional Consideration that will consist of All American Shares as shall be equitable and appropriate in order to make such portion of the Additional Consideration which is to consist of All American Shares, as nearly as practicable, equivalent in value to what such portion of the Additional Consideration which is to consist of All American Shares would have been had such Capital Stock Change not occurred.

                           (b)      Should a merger or exchange occur with
respect to the All American Shares after the Closing Date, but prior to the date on which any Additional Consideration is to be paid, such that the holders of All American Shares are given shares of capital stock ("Successor Company Shares") of another company ("Successor Company") or cash or a combination thereof and the All American Shares are cancelled or otherwise cease to exist, in calculating and paying the Additional Consideration (if any), the Share Appreciation Target Value and the Actual Share Appreciation Value shall be calculated with reference to the value (and any increases thereto) of Successor Company Shares, and paid, to the extent not paid in cash, in Successor Company Shares, after making all adjustments as are necessary, equitable and appropriate to reach the same result that would have been reached had any (or no) appreciation in share value occurred with respect to the All American Shares, rather than the Successor Company Shares, as if such merger or exchange had not occurred. In the event of any such merger or exchange, this Agreement, including but not limited to the obligation herein to pay Additional Consideration, shall be binding upon any such Successor Company.

                  3.3 REGISTRATION AND PROXY STATEMENT. Purchaser agrees that the maximum number of All American Shares which could be issued as part of the Merger Consideration (2,348,032), and the maximum number of All American Shares which could be issued as Additional Consideration (844,444), are to be registered under the Securities Act and applicable state "blue sky" laws (subject to available state law exemptions to registration or qualification) at or prior to the Closing Date, and Purchaser shall use best efforts to register all of such All American Shares pursuant to the Registration and Proxy Statement. The parties acknowledge that the All American Stockholder Approval to be solicited pursuant to the Registration and Proxy Statement is required to be obtained in order for Purchaser to consummate the Mergers, and Purchaser shall use reasonable efforts to obtain the All American Stockholder Approval. Accordingly, the Target Stockholders and the Corporations shall cooperate with Purchaser in connection with Purchaser's preparation and filing of the Registration and Proxy Statement and all filings and applications required under the "blue sky" laws of the various states, and, in this regard, shall provide to Purchaser all such information and materials concerning the Corporations and the Target Stockholders, execute, deliver and/or file all such documents, and do or undertake all such acts and things, including, but not limited to, the provision of customary representation letters and tax opinions of counsel of and to the Targets and Target Stockholders (such tax opinions to be similar in form and content to those to be rendered by Purchaser's counsel), in each case, as reasonably requested by Purchaser, in connection with (a) the preparation and filing of the Registration and Proxy Statement (and any required attachments thereto) and any such filings and applications under state "blue sky" laws (and any amendment or supplement to any of the foregoing which is reasonably required to be completed, including, without limitation, any required by the resolicitation of proxies), (b) the formulation of responses (if required) to SEC and state "blue sky" authority comments and questions, and (c) Purchaser's efforts to cause the federal and state registration or qualification of the All American Shares pursuant thereto to become effective, and available state "blue sky" exemptions to be obtained, and the All American Stockholder Approval to be obtained as soon as is reasonably practicable (including any resolicitation of proxies).

                  3.4 KEY EMPLOYEES EMPLOYMENT AGREEMENTS. On the Closing Date, the Key Employees and the appropriate Surviving Corporation shall execute and deliver the respective Employment Agreements.

                  3.5 PLEDGE AGREEMENT. On the Closing Date, the Target Stockholders (other than the Vannoy Family Trust), Purchaser and the Surviving Corporations shall execute and deliver the Pledge Agreement.

                  3.6 VOTING TRUST AGREEMENT. On the Closing Date, the Target Stockholders (other than the Vannoy Family Trust) shall execute and deliver, and Purchaser shall cause Paul Goldberg and Bruce M. Goldberg, as voting trustees, to execute and deliver, the Voting Trust Agreement.

                  3.7 RESTRICTIVE COVENANT. On the Closing Date, the Target Stockholders shall execute and deliver to Purchaser and the Surviving Corporations the Restrictive Covenant. The Target Stockholders shall abide by all confidentiality and noncompetition restrictions and covenants set forth in the Restrictive Covenant from and after the date hereof, as if such covenants and restrictions were fully set forth herein.

                  3.8 GUARANTY AND AGREEMENT. Concurrently with the execution and delivery of this Agreement, the Target Stockholders (and Added Value, in its capacity as a stockholder of Rocky Mountain) shall execute and deliver to Purchaser and Subsidiary the Guaranty and Agreement.

                  3.9 RELEASES OF CORPORATIONS. On the Closing Date, the Target Stockholders shall execute and deliver to each of the Corporations a general release dated as of the Closing Date, in form and content reasonably satisfactory to Purchaser (the "Target Stockholder Release").

                  3.10 LIABILITY OF TARGET STOCKHOLDERS TO CORPORATIONS. Without in any manner, or to any degree, diminishing, impairing or limiting the representations, warranties, covenants, obligations or indemnities of the Corporations or the Target Stockholders or the rights or remedies of Purchaser and Subsidiaries or Surviving Corporations against either Corporation or any Target Stockholder set forth in this Agreement, the Guaranty and Agreement or any other agreement, certificate or document executed or delivered in connection with or pursuant to this Agreement, and without in any manner granting a release of liability of any kind to either Corporation or any Target Stockholder with respect to any of the foregoing or with respect to any acts, omissions, conduct, events, occurrences or conditions constituting, underlying or relating to any of the foregoing or on which any of the foregoing might be based, effective from and after the Closing Date, Purchaser agrees that in the event either Corporation has a cause of action or claim against any Target Stockholder as of the day prior to the Closing Date, such claim may never be asserted or pursued by Purchaser or either Surviving Corporation against such Target Stockholder, except to the extent such claim is based upon acts or omissions on the part of a Target Stockholder which constitute fraudulent or criminal conduct. To the extent of any conflict between the provisions of this Section 3.10 and the Guaranty and Agreement or any other provision of this Agreement or any agreement entered into pursuant hereto, the Guaranty and Agreement, the other provisions of this Agreement or such other agreement shall govern and control.

                  3.11     HSR ACT FILINGS AND AUTHORIZATIONS.

                  Purchaser and the Corporations (and, if applicable, the Target Stockholders), promptly after the execution and delivery of this Agreement, shall file or supply, or cause to be filed or supplied, all notifications, reports and other information required to be filed or supplied pursuant to the HSR Act in connection with the transactions set forth in this Agreement and which are required by law to effectuate the consummation of such transactions. Purchaser and the Corporations (and, if applicable, the Target Stockholders) shall cooperate with each other in connection with such filings and furnish each other with copies of such filings and any correspondence received from any governmental body, agency or authority in connection therewith. Purchaser and the Corporations (and, if applicable, the Target Stockholders), as promptly as practicable, shall make, or cause to be made, all such other filings and submissions under such laws as are applicable to them or to their respective Affiliates as may be required for them to consummate the transactions set forth in this Agreement in accordance with the terms of this Agreement. All such filings shall comply in form and content in all material respects with applicable law.

                  3.12     LIST OF AFFILIATES.

                  Prior to Closing, the Corporations shall deliver to Purchaser a list, certified if requested, setting forth all Affiliates of each Corporation in order to facilitate compliance by Purchaser under Rule 145 under the Exchange Act.

                                    ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF CORPORATIONS

                  Each of the Corporations hereby represents and warrants to Purchaser, Subsidiaries and Surviving Corporations, jointly and severally, which representations and warranties shall survive the execution and delivery of this Agreement and the Guaranty and Agreement and the consummation of the transactions contemplated hereby (including the Mergers), as follows:

                  4.1 ORGANIZATION AND GOOD STANDING. Each Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, with full power and authority to own or lease its properties and assets as presently owned or leased and to conduct its businesses as presently conducted and to consummate all transactions contemplated to be consummated by it under this Agreement. Each Corporation is in good standing and duly qualified to do business in each other jurisdiction in which the ownership, leasing or operation of the Assets or the conduct of the Business by it requires such qualification.

                  4.2 AUTHORITY. Each Corporation has full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been and, as of the Closing Date, each of such other agreements and instruments will be, duly executed and delivered by such Corporation and (assuming due authorization, exe-cution and delivery by Purchaser and each Subsidiary) this Agreement constitutes, and each of such other agreements and instruments when duly executed and delivered by such Corporation will constitute, legal, valid and binding obligations of such Corporation enforceable against such Corporation in accordance with their respective terms. Except as set forth in Schedule 4.2, the execution and delivery by each Corporation of this Agreement and such other agreements and instruments and the consummation by such Corporation of the transactions contemplated hereby and thereby will not (a) violate, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, permit the cancellation of, or result in the creation of a Lien on any of the Target Shares, the Business or any of the Assets pursuant to, the Articles of Incorporation or Bylaws of either Corporation, or any indenture, mortgage, deed of trust, lease, Contract or other agreement or instrument, judgment, order, decree, law, ordinance, rule or regulation to which either Corporation is a party or by which either Corporation or any of the Business or any of the Assets is bound or affected, or the terms of any License held by either Corporation, or
(b) permit or result in the acceleration of the maturity of any Indebtedness of either Corporation, or of any Indebtedness secured by any Assets. Except for required filings and notifications under the HSR Act, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority or any other person is required or desirable to obtain for or in connection with the execution and delivery by either Corporation of this Agreement or such other agreements and instruments or the consummation by such Corporation of the transactions contemplated hereby or thereby.

                  4.3 NO SUBSIDIARIES. Except for the current ownership interest of Added Value in Rocky Mountain, neither Corporation owns stock or has any other equity interest in, or controls, directly or indirectly, any corporation, association, partnership, business, enterprise, joint venture or other entity or person. Except as set forth in Schedule 4.3, neither Corporation is a party to any participation, stockholder, joint venture or partnership agreement. Except for Added Value and Rocky Mountain, and except as set forth in Schedule 4.3 (and except for DE MINIMUS passive investments in public companies or in mutual funds which invest in public companies which may be competitive with Purchaser), no Target Stockholder owns stock or has any other equity interest in, controls directly or indirectly, or otherwise directly or indirectly participates in any manner or has any other interest of any kind in, any corporation, association, partnership, joint venture, business, enterprise or other entity or person which conducts or consists of or includes the business of distribution of electronic or electrical components of any kind or any services (including any value added services) related thereto or any activity similar or related to the Business or any part thereof.

                  4.4 FINANCIAL STATEMENTS. The Historical Financial Statements, true, correct and complete copies of which are attached as Schedule 4.4 hereto,
(a) were prepared in accordance with the books of account and records of the respective Corporations, (b) present fairly in all material respects the financial position and results of operations of the respective Corporations as of the dates and for the periods indicated therein, (c) were prepared in accordance with GAAP throughout the periods covered thereby, and (d) make full and adequate disclosure of, and provision for, all material Liabilities of the respective Corporations as of the dates thereof.

                  4.5 LEASEHOLDS AND IMPROVEMENTS. Neither Corporation owns any real property. Schedule 4.5 contains a complete list of all real property and interests in real property leased or used by either Corporation in connection with the Business (or any part thereof) or otherwise (the "Leaseholds"). The improvements located on the real property subject to the Leaseholds (the "Improvements") which are material to the conduct or operation of the Business are and as of the Closing will be in good condition and good operating and working condition, and fit for operation in the usual course of business, ordinary wear and tear excepted. Each Corporation is the lessee of each of the leasehold estates listed in Schedule 4.5 as being leased by it. Schedule 4.5 correctly identifies (A) each lease by each Corporation of any real property and each space allocation arrangement with any other person covering any real or other material property used in the Business (or any part thereof), (B) each guaranty by either Corporation of or relating to any such lease or space allocation arrangement, and (C) the current annual rent (and any additional rent obligations, such as, but not necessarily limited to, taxes, insurance or common area charges), and the term thereof (and any renewal options and the terms thereof), including any scheduled increases in such rent or additional rent and the effective date thereof. Except as set forth in Schedule 4.5, each lease pursuant to which each Leasehold is purported to be granted is valid without any default thereunder by either Corporation, or, to the best of each Corporation's knowledge, any other party thereto. Such leases are the only leases of real property to which either Corporation is a party or where offices of the Business are maintained or on which tangible Assets (except for Inventories in transit) are located. Except as set forth in Schedule 4.5, the Mergers will not be subject to any lease restriction or required consent or other approval provision in any such lease.

                  4.6      PERSONAL PROPERTY, INVENTORIES AND TITLE TO PROPERTY.

                           (a)      All Tangible Personal Property owned, leased
or used by either Corporation is reflected in the Historical Financial Statements, and is in good operating and working condition and fit for operation in the usual course of business, ordinary wear and tear excepted, and all such Tangible Personal Property (except for Inventories in transit) is located on premises overed by Leaseholds.

                           (b)      (i)     Except as set forth in Schedule 4.6,
each Corporation has good and marketable title to all of its Assets, and a good and valid leasehold interest in all property leased by such Corporation, free and clear of all Liens.

                                  (ii)      All of the Improvements and Tangible
Personal Property owned or leased by either Corporation are being used and operated in conformity with all applicable laws, statutes, codes, regulations and ordinances. The Assets are, in the aggregate, sufficient in all material respects to continue operating the Business as it is presently conducted and as it is contemplated to be conducted in the foreseeable future.

                           (c)      A true and complete list of all Inventories
of each Corporation (accompanied by a slow-moving inventory report) as of July 29, 1995 (for Rocky Mountain) and July 30, 1995 (for Added Value) has been delivered to Purchaser (the "Inventory List"). None of the Inventories is required to be certified to be in compliance with military specifications. Substantially all of such Inventories are in good condition and usable in the ordinary course of the Business and in such quantities as will be utilized in the ordinary course consistent with past practice. Neither Corporation has taken any action or omitted to take any action which would result in the impairment or cancellation of any Warranties or either Corporation's right to return Inventories or the Corporation's stock rotation or price protection rights or privileges. At least 64% (by value) of the Inventories of Added Value, and at least 59% (by value) of the Inventories of Rocky Mountain, have been supplied by suppliers for whom the Corporations are currently authorized distributors (the "Franchised Inventory"). The Inventory List accurately identifies (by description and dollar amount) all Inventory with respect to which there has been no activity for one year, two years, and three years, respectively. On or prior to the date hereof, Purchaser has been delivered true, complete and accurate schedules setting forth the volume of sales for each product which is Franchised Inventory sold by each Corporation, identifying the product by part number and manufacturer, for each of the following three (3) fiscal periods: (i) the six-month period ended June 30, 1995; (ii) the fiscal year ended December 31, 1994; and the fiscal year ended December

31, 1993. As of the Closing Date, the Inventories of the Corporation will be of a quantity, mix, age, type and nature which are substantially similar to the Inventories set forth on the Inventory List.

                  4.7 INTELLECTUAL PROPERTY RIGHTS. Neither Corporation owns, or has ever owned, or licenses, or has ever licensed or obtained, the right to use, any Patents. Neither Corporation has used any Trademark or Trade Name in connection with the Business other than those listed on Schedule 4.7 and each Corporation validly owns, beneficially and of record, and holds the entire right, title and interest in and to, all of the Intellectual Property Rights (including, without limitation, the Know-how) used in the Business conducted by it, free and clear of any Lien. Without limitation on the generality of the foregoing, Added Value, as between Added Value and Todd Collin, is the sole owner of all Intellectual Property Rights in or relating to all work and work product of every kind and nature produced or developed by Todd Collin for, or at the request of, either Corporation or any Key Employee. To the best of each Corporation's knowledge, the operation of the Business by the Corporations does not and will not infringe any patent, trade secret, trademark, intellectual property rights, or any other rights of any nature whatever of others. No action, suit or arbitration, or legal, administrative or other proceeding, or governmental investigation, is pending, or, to the best of either Corporation's knowledge, threatened, nor has any claim been asserted or threatened, which involves any Intellectual Property Rights of or used by either Corporation, and no state of facts exists under which any such action, suit, arbitration, proceeding or investigation might be based. Neither Corporation is subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has either Corporation entered into or is it a party to any Contract, which restricts or impairs the use of any such Intellectual Property Rights.

                  4.8 LITIGATION. Except as set forth in Schedule 4.8, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, or any order, decree, judgment, settlement agreement or settlement order, in effect, in progress or pending, or to the best of each Corporation's knowledge, threatened, against or relating to either Corporation, the Business or the Assets, nor does either Corporation know or have reason to be aware of any basis for the same. Except as set forth in Schedule 4.8, no Corporation or Target Stockholder is a party to any legal, administrative or Tax proceeding, or arbitration or mediation, of any kind or nature. Except as set forth in Schedule 4.8, there is outstanding no order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal or any settlement agreement or arrangement of any kind against, with, binding upon or involving any Target Stockholder, either Corporation, the Business (or any part thereof) or any of the Assets.

                  4.9 COMPLIANCE WITH LAWS. Each Corporation has complied and is currently in compliance in all material respects with all laws, ordinances, regulations, licensing requirements, rules, decrees, awards and orders applicable to it, the Business conducted by it and the Assets owned by it, including, without limitation, any thereof relating to wages, hours, hiring, promotions, retirement, working conditions, use and occupancy of the Improvements, air or water pollution, disposal of wastes or hazardous or toxic substances, other environmental matters, nondiscrimination, health, safety, pensions, employee benefits, the production, assembly, marketing, sale and distribution of products, labeling of products, trade regulation and antitrust, except where the failure to comply would not, as to individual failures or as to all failures in the aggregate, have a material adverse effect on either Corporation, the Business or the Assets.

                  4.10 ENTIRE BUSINESS. The Mergers will effectively collectively convey to the Surviving Corporations, directly or indirectly, unrestricted, unencumbered (except for any Liens identified in Schedule 4.6), 100% beneficial ownership of the entire Business, Added Value and Rocky Mountain. The assets, properties and rights which will be owned or possessed by each Corporation as of the Closing will constitute all of the tangible and intangible property used by either Corporation in connection with the conduct of the Business as now conducted, and will all be transferred to the Surviving Corporations after giving effect to the respective Mergers. Except for the sale of Inventories and disbursements of cash to pay Liabilities when due in the ordinary course of business, all of each Corporation's Assets on the date hereof shall be transferred to the applicable Surviving Corporation as a result of the applicable Merger.

                  4.11     CONTRACTS.

                           (a)      Schedule 4.11 contains a true and complete
list of all Material Contracts to which each Corporation is a party or which are or will be binding upon such Corporation, the Business (or any part thereof) or the Assets. Except for the Material Contracts listed on Schedule 4.11 (true and complete copies of which have been previously delivered to Purchaser or, in the case of oral agreements, if any, descriptions of which are set forth on Schedule 4.11), and routine purchase orders sent or received in the ordinary course of business consistent with past practice, neither Corporation is a party to or is any of the Assets or the Business bound or affected by any Material Contract.

                           (b)      On or prior to the date hereof, each
Corporation has delivered to Purchaser true, complete and accurate schedules setting forth all customers of such Corporation who have accounted for more than 2% of such Corporation's gross sales for the six-month period ended June 30, 1995 and, separately, during each of the fiscal years of such Corporation ended December 31, 1994 and December 31, 1993, respectively, listed in descending order of sales volume, and showing further, with respect to each such customer's sales volume, the portion thereof attributable to products supplied by each supplier to such Corporation whose products were sold by such Corporation to such customer, provided that with respect to each such customer's sales volume for the period shown, no more than five suppliers (in descending order of volume of products provided through such Corporation to such customer) need be shown. On or prior to the date hereof, each Corporation has delivered to Purchaser true, complete and accurate schedules setting forth all suppliers of Inventories to the Business conducted by it who supply 5% or more (by purchase cost in dollars) of such Corporation's Inventories requirements for each of the three periods set forth in the preceding sentence.

                           (c)      Each Corporation has in all material
respects performed all material obligations required to be performed by it under all Material Contracts to which it is a party or by which it is bound, and will in all material respects perform all material obligations required to be performed by it under Material Contracts entered into after the date hereof. Neither Corporation nor, to the best of each Corporation's knowledge, any other party to a Material Contract with either Corporation, is in material default under any such Material Contract, and no event exists which with the giving of notice or the passage of time, or both, would create such a default, and neither Corporation knows of any meritorious basis for any claim of any such default.

                           (d)      Each of the Material Contracts has been, and
each Material Contract entered into after the date hereof will be, lawfully entered into and is or will be valid and in full force and effect and is or will be enforceable in accordance with its terms for the period stated in such Material Contract. Neither Corporation has received any notice of cancellation of (or notice of threat of cancellation of), nor are there any outstanding disputes under, any Material Contracts.

                           (e)      Except as set forth on Schedule 4.11, the
consummation of the transactions contemplated by this Agreement (including, without limitation, the Mergers) does not require any consent under any Material Contract (pursuant to or due to the existence of an anti-assignment provision, in order to avoid or prevent a default or acceleration of obligations, or otherwise), and the consummation of the transactions contemplated by this Agreement (including, without limitation, the Mergers) will not require any consent under any Material Contract entered into after the date hereof, in each case, which will not have been obtained by the Closing (and copies of such consents will be given to Purchaser on or prior to the Closing Date), and such consummation will not result in the termination of any right or privilege under any Material Contract now existing or entered into after the date hereof. Neither Corporation has received notice that any party to any Material Contract intends to cancel such Material Contract, nor has any party given either Corporation notice of any alleged breach of any Material Contract or of its intent to take any legal action in order to enforce its rights thereunder.

                           (f)      Except as set forth in Schedule 4.11,
neither Corporation nor any of the Target Stockholders is a party to, nor is either Corporation or any of the Target Stockholders or the Business (or any part or aspect thereof) bound by, any shareholders agreement, buy-sell agreement, non-competition agreement or arrangement or any other agreement or arrangement restricting or prohibiting, in any fashion, the way in which the Business (or any part or aspect thereof) is operated.

                           (g)      Schedule 4.11 includes all noncompetition or
other agreements or arrangements (if any) which restrict, in any fashion, any person or persons from competing with either Corporation or which otherwise are for the benefit of either Corporation or the Business (or any part or aspect thereof).

                           (h)      True and complete copies of all forms
generally used by each Corporation, including, without limitation, forms of customer agreements, invoices, sales orders, purchase orders, sales acknowledgements or confirmations and purchase acknowledgements and confirmations, have been delivered to Purchaser.

                  4.12     RECEIVABLES; PAYABLES.

                           (a)      The accounts receivable set forth in the
Historical Financial Statements constitute all of the Receivables of the Business as of the respective dates thereof. Since June 30, 1995, each Corporation has collectedits Receivables only in the ordinary course of business consistent with past practice, and since such date neither Corporation has made any extraordinary efforts to collect any Receivables, nor has there been any extraordinary prepayments of any Receivables, service fees or other amounts to either Corporation. Except as set forth in Schedule 4.12, all of each Corporation's Receivables arose from valid sales and bona fide transactions in the ordinary course of business of such Corporation.

                           (b)      The Receivables, as reflected in the
Historical Financial Statements and subsequent thereto through the date hereof:

                                    (i)     are, to the best of each
Corporation's knowledge, the genuine, valid and legally enforceable obligations of the account debtor thereunder and are not actually or contingently subject to any set-off or other defense on the part of such account debtor, or to any claim on the part of such account debtor denying liability thereunder;

                                  (ii)      are, to the best of each
Corporation's knowledge, evidenced by an invoice or similar written billing;

                                 (iii)      do not arise out of a transaction or
transactions with any employee, officer, agent, director or stockholder of either Corporation (including any Target Stockholder) or any Affiliate of either Corporation; and

                                  (iv)      represent bona fide transactions
arising in the ordinary course of business, completed substantially in accordance with the terms and provisions contained in any agreements or documents related thereto.

                           (c)      The amount of the face value shown on any
invoice or statement with respect to each of such Receivables is the amount owing to the applicable Corporation.

                           (d)      To the best of each Corporation's knowledge,
there are no facts, events or occurrences which currently or potentially in any way impair the validity, collectibility or enforcement of any of the Receivables or tend materially to reduce the amount payable thereunder from the amount of the invoice face value shown on all contracts, invoices and/or statements relating thereto.

                           (e)      Each Corporation's terms with customers are,
generally, net/30 days.

                           (f)      A true, complete and correct schedule of the
accounts receivable of each Corporation as of June 30, 1995 (or a more current date) showing aging on a 30, 60, 90 and over-90 day basis has been delivered to Purchaser.

                           (g)  All accounts payable and other Liabilities
reflected in the Historical Financial Statements arose or will have arisen in the ordinary course of the applicable Corporation's business. A true, complete and correct schedule of all accounts payable relating to or arising out of the operation of the Business of each Corporation as of June 30, 1995 (or a more current date) showing thereon any accounts payable which are 30, 60, 90 or more than 90 days past due and, with respect to any overdue amount, accompanied by an explanation as to why such amount is overdue, has been delivered to Purchaser.

                  4.13 CERTAIN TRANSACTIONS. Except as set forth in Schedule 4.13, since June 30, 1995, each Corporation has conducted its business only in the ordinary course consistent with past practice and has not: (1) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind or any severance or termination pay to any Employee; (2) made any general wage or salary increases concerning its Employees (or any specific increase to any Key Employee's salary or wages) or increased or altered in any material respect any other benefits or insurance provided to or maintained on behalf of any Employee or, except as set forth in Schedule 4.14, declared or paid any bonus to any Employee; (3) mortgaged, pledged or subjected to Lien or any other restriction any of the Assets; (4) sold, assigned or transferred or agreed to sell, assign or transfer any of the Assets which in the aggregate exceed $25,000 in value, other than sales of Inventories in the ordinary course of business consistent with past practice; (5) granted any rights or licenses relating to any Intellectual Property Rights or entered into any licensing, franchise, agency, distributorship, requirements, output or similar arrangements; (6) canceled or agreed to cancel any debts or claims; (7) waived or agreed to waive any material rights (contractual or otherwise); (8) made or permitted any amendment or termination of any Contracts other than in the ordinary course of business; (9) effected any change in the accounting methods or principles used in connection with its books, records and financial statements; (10) suffered any damage, destruction, deterioration, impairment or loss to any Assets or the Business, whether or not covered by insurance, or suffered any event or condition of any character, which, individually or in the aggregate with others, might reasonably be expected to have a material adverse effect on such Corporation, the Business or the financial condition or prospects of such Corporation or the Business; (11) suffered any material adverse change in its financial condition or operations; (12) incurred, assumed or guaranteed, or paid, discharged or satisfied, any obligations or Liabilities except in the ordinary course of business consistent with past practice; (13) suffered any default under, or suffered any event which with notice or lapse of time or both would constitute a default under, any

Contract, debt instrument or other agreement to which such Corporation is a party or by which it, the Business or any of the Assets is bound; (14) terminated or amended, or suffered a termination or amendment of, any License; or (15) made or paid any distributions, dividends or extraordinary payments to any of its stockholders other than salary and bonuses described in Schedule 4.14 and, as to the Added Value Target Stockholders, amounts not more than, in the aggregate, when combined with all distributions, dividends and extraordinary payments made since December 31, 1994, the sum of the Stockholder Tax Liability Amount and the Prior Year Tax Distribution.

                  4.14     EMPLOYEES.

                           (a)      Schedule 4.14 contains a list setting forth
the name and current annual salary and other compensation (of any kind) payable by each Corporation to each current Employee, and the profit sharing, bonus or other form of additional compensation paid or payable by such Corporation to or for the benefit of each such person for the current fiscal year. Except as set forth herein or in Schedule 4.11 or under the employment, consulting or other agreements listed thereon or in Schedule 4.15, there are no oral or written contracts, agreements or arrangements obligating either Corporation to increase the compensation or benefits presently being paid or hereafter payable to any of its Employees or other persons or to pay any bonus. Except as set forth in
Schedule 4.8, there is not now, and there will not be as of the Closing Date, any liability or basis for liability of either Corporation arising out of claims made or suits brought (including, without limitation, workers' compensation claims and claims or suits for contribution to, or indemnification of, third parties, occupational health and safety, environmental, consumer protection or equal employment matters) for injury, sickness, disease, discrimination, death or termination of employment of any Employee or other employment matter attributable to an event occurring or a state of facts existing on or prior to the Closing Date.

                           (b)      Neither Corporation nor any Affiliate of
either Corporation is party to any collective bargaining agreement, written or oral, which covers any Employees or which is binding upon either Corporation. There have been, and there are, no strikes, grievances, disputes or controversies pending or, to the best of each Corporation's knowledge, threatened betweeneither Corporation and any of its Employees or any union or other organization claiming to represent such Employees' interests. There is no request for union representation pending or, to the best of each Corporation's knowledge, no present union organizing or election activities in progress or threatened with respect to any Employees. There is no unfair labor practice complaint pending before the National Labor Relations Board or, to the best of each Corporation's knowledge, threatened against or relating to either Corporation or any of its Employees.

                           (c)      Neither Corporation has engaged in any
unfair labor practice or discrimination on the basis of race, age, gender, disability or otherwise in its employment conditions or practices with respect to Employees the effect of which, individually or in the aggregate, could have a materialadverse effect or either Corporation, the Business or the Assets.

                  4.15     EMPLOYEE BENEFIT PLANS.

                           (a)      Schedule 4.15 annexed hereto contains a true
and complete list of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, proposed or final, funded or unfunded, and whether or not legally binding, including, without limitation, each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Employee Plan") which is now, or ever has been, maintained, contributed to, or required to be contributed to, for the benefit of any Employee, and each management, employment, severance or consulting agreement or contract between each Corporation and any Employee, including, without limitation, summaries of all oral employment or consulting or similar arrangements (other than purely "at will" employments or arrangements) between each Corporation and any person (each, an "Employee Agreement"). Each Corporation will provide to Purchaser prior to the Closing: true and complete copies of all documents, if any, embodying each Employee Plan and Employee Agreement, including all amendments thereto and written interpretations thereof; the three most recent annual reports filed (Form 5500 Series with applicable schedules) with respect to each Employee Plan required under ERISA; the most recent summary plan description, if any, with respect to each Employee Plan required under ERISA; the most recent favorable determination letter from the Internal Revenue Service, if applicable, with respect to each Employee Plan; and all material communications, if any, to any Employee relating to each Employee Plan.

                           (b)      Each Employee Plan that is intended to be
qualified under the Internal Revenue Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Plan and related trust are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) (as amended by the Tax Reform Act of 1986 and subsequent legislation), respectively, and no such determination letter has been revoked or, to the best of each Corporation's knowledge, has revocation been threatened. Nothing has occurred or is expected to occur which would adversely affect the qualified status of any such Employee Plan or any related trust subsequent to the issuance of such determination letter.

                           (c)      Each Corporation has performed in all
material respects all obligations required to be performed under each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. No Employee Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither Corporation has any liability with respect to any defined benefit plan or multiemployer plan as a result of having been considered a "single employer" within the meaning of Section 414(b), (c), (m), (n) and (o) of the Internal Revenue Code, or otherwise, and there is no basis for such liability being imposed. There are no investigations, claims, suits or proceedings pending, or, to the best of each Corporation's knowledge, threatened or anticipated (other than routine claims for benefits) against any Employee Plan or the assets of any Employee Plan, and, to the best of each Corporation's knowledge, there are no facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding. Each Employee Plan can be amended, terminated or otherwise discontinued prior to the Closing without liability to Purchaser, either Corporation or the Surviving Corporation. All premiums required by any Employee Plan have been paid thereunder. All contributions due to, and payments from, the Employee Plans that may have been required to be made have been made. No "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA has occurred with respect to any Employee Plan, and, to the best of each Corporation's knowledge, no action or failure to act with respect to any Employee Plan could subject Purchaser, either Corporation, the Surviving Corporation or any Employee Plan to any tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise.

                           (d)      With respect to any defined benefit plan of
either Corporation, there has been no failure to make any contribution or pay any amount due as required by Section 412 of the Internal Revenue Code, Section 302 of ERISA or the terms of such defined benefit plan, and there has been no request for or receipt of any funding waiver from the Internal Revenue Service. No trust has been established in connection with such defined benefit plan pursuant to
Section 4049 of ERISA (as in effect on December 17, 1987), and no liabilities that would have a material adverse effect on the condition of the Business have been asserted against either Corporation or any entity with which it would be considered a "single employer" in connection with the Pension Plan by the Pension Benefit Guaranty Corporation ("PBGC") or by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, and no Lien has been attached and neither the PBGC nor the Internal Revenue Service has threatened to attach a Lien on any Assets of either Corporation or any entity within which it would be considered a "single employer" as a result of any failure to comply with the Internal Revenue Code or the Treasury regulations thereunder or ERISA. Neither Corporation nor any entity with which either is or would be considered a "single employer" has provided or is required to provide security to any such defined benefit plan pursuant to Section 401(a) of the Internal Revenue Code. Neither Corporation nor any entity with which either is or would be considered a "single employer" has incurred or reasonably expects to incur any Liabilities under Title IV of ERISA with respect to any such defined benefit plan. Neither Corporation nor any entity with which either is or would be considered a "single employer" has transferred any assets or liabilities of such defined benefit plan which had, at the date of such transfer, "unfunded benefit liabilities" within the meaning of
Section 4001(a)(18) of ERISA. No "reportable event," within the meaning of
Section 4043(b) of ERISA, has occurred with respect to any such defined benefit plan. As of December 31, 1994, no such defined benefit plan had any amount of "unfunded benefit liability," within the meaning of Section 4001(a)(18) of ERISA, and termination of any such defined benefit plan has not resulted and will not result in any liability to either Corporation or any entity with which either is or would be considered a "single employer," Purchaser or either Surviving Corporation.

                           (e)      Neither Corporation maintains or contributes
to any Employee Plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his retirement or termination of employment, and neither Corporation has ever promised, represented to, or contracted with (orally or in writing) any Employee (individually or as a group) that life insurance, medical or other employee welfare benefits would be provided upon their retirement or termination of employment.

                           (f)      Each "group health plan" within the meaning
of Section 4980B(g)(2) of the Internal Revenue Code maintained by each Corporation or any entity with which either Corporation is or would be considered a "single employer" has been administered in good faith in compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), as set forth at
Section 4980B of the Internal Revenue Code and any regulations promulgated or proposed (if such proposed regulations constitute substantial authority within the meaning of Section 6662 of the Internal Revenue Code and any regulations promulgated thereunder) thereunder.

                           (g)      The execution and delivery of this Agreement
and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) will not (either alone or when taken together with any additional or subsequent events) constitute an event under any Employee Plan or Employee Agreement that will or may result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation, or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by either Corporation with respect to any Employee as a result of the transactions contemplated hereby will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

                           (h)      Each Corporation (except to the extent that
any of the following noncompliances, failures or liabilities would not, either individually or in the aggregate, have a material adverse effect on either Corporation, the Business or the Assets): (i) is in compliance with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to all Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrearages of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice and reserved for on the June 30, 1995 balance sheet including within the Historical Financial Statements) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, Social Security or other benefits for Employees.

                           (i)      No material promises or commitments have
been made with respect to any Employee Plan of either Corporation other than in accordance with a reasonable interpretation of the terms of such Employee Plan. There is no plan or commitment, whether legally binding or not, to establish any new Employee Plan of either Corporation, to modify any Employee Plan or to enter into any new Employee Plan; nor has any intention or commitment to do any of the foregoing been communicated.

                  4.16 LICENSES AND PERMITS. Each Corporation has all Licenses necessary or appropriate for the operation of the Business conducted by it and the use of its assets and properties as presently operated or used by it except where the failure to obtain such Licenses would not, individually or in the aggregate, have a material adverse effect upon either Corporation, the Business or the Assets. All Licenses held by each Corporation are valid and in full force and effect and no proceedings which could result in the termination or impairment of any such License are pending, or, to the best of each Corporation's knowledge, threatened. Schedule 4.16 sets forth a complete and accurate description of all such Licenses. Neither Corporation is in violation of, has received any notice of any violation of, nor, to the best of each Corporation's knowledge, does any state of facts exist which could lead to a penalty in respect of or termination of, any License. The consummation of this Agreement (including without limitation the Mergers) will not result in or create the loss or impairment of, or a reduction of the benefits or privileges conferred by, or an obligation to make payments of any kind to maintain, any License.

                  4.17 TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 4.17, neither Corporation has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, or made any management, consulting or similar fee arrangement with, any Affiliate, or any officer, director or stockholder, of such Corporation, nor is such Corporation party to any agreement oral or written with respect to any of the foregoing.

                  4.18 TRUTHFULNESS. No statement, representation or warranty of either Corporation or any Key Employee in this Agreement (including the Exhibits and Schedules hereto) or in any agreement, written document or certificate delivered by or on behalf of either Corporation or any Key Employee pursuant to this Agreement, including, without limitation, all information prepared or delivered by or on behalf of either Corporation concerning either Corporation, any Key Employee or the Business in connection with the preparation and filing of the Registration and Proxy Statement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  4.19 CUSTOMERS AND SUPPLIERS. Concurrently with or prior to the execution and delivery of this Agreement, each Corporation shall deliver to Purchaser true and complete lists of all of such Corporation's suppliers and customers. Except as set forth in Schedule 4.19, to the best of each Corporation's knowledge, no material customer or supplier of either Corporation will cease to do business with such Corporation, or materially reduce the volume of business historically transacted, after, or as a result of, the consummation of any transaction contemplated hereby (including, without limitation, either of the Mergers). Except as set forth in Schedule 4.19, there is and has been no customer of the Business conducted by either Corporation whose business has accounted for more than 10% of such Corporation's gross revenues for the six-month period ended June 30, 1995, the year ended December 31, 1994 or the year ended December 31, 1993.

                  4.20 PAYMENTS. Neither Corporation nor any director, officer or Employee thereof, nor, to the best of each Corporation's knowledge, any other person (including, without limitation, any representative of, or broker for, either Corporation acting on behalf of the Corporation) has ever, directly or indirectly, on behalf of or with respect to either Corporation, had any transactions or payments which are not recorded in the applicable Corporation's accounting books and records or disclosed in its financial statements, or had any off-book bank or cash accounts or "slush funds".

                  4.21 INSURANCE. Schedule 4.21 contains a complete list of all insurance policies or binders insuring the property, assets or business liabilities of each Corporation and with respect to the Business, true and complete copies of which have been made available to Purchaser. All properties and assets of each Corporation are insured by reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary for companies engaged in similar businesses. Except as set forth in
Schedule 4.21, each Corporation is in compliance with the terms of all policies and instruments of insurance it owns and coverage thereunder will not be affected by the transactions contemplated hereby (including, without limitation, either of the Mergers). With respect to the Business there are no pending or asserted material claims against such insurance by either Corporation as to which the insurers have denied liability. Schedule 4.21 sets forth each claim (if any) made against said insurance for the preceding two years (both insured and self-insured).

                  4.22 ENVIRONMENTAL MATTERS. There has been no manufacture, refining, storage, disposal or treatment of Hazardous Substances (as hereinafter defined) by either Corporation at any real property currently or in the past owned, operated, used, leased or contracted for by either Corporation, or otherwise in violation of any Environmental Laws (as hereinafter defined) or which would require remedial action under any Environmental Law. During the past five years neither Corporation has received any (a) notice of any such violation with respect to any Hazardous Substance at or by any of such real property, (b) notice from any governmental agency that either Corporation, or any present or former owner, lessee or operator of such real property, is a potentially responsible party for cleanup liability with respect to the emission, discharge or release of any Hazardous Substance or for any other matter arising under the Environmental Laws or in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint under any Environmental Law, or (c) notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, proceeding or litigation from any party concerning either Corporation's compliance with any Environmental Law. There are no incinerators, septic tanks or cesspools located on any such real property, all sewage is discharged into a public sanitary sewer system and no Hazardous Substances are emitted, discharged or released, directly or indirectly, by either Corporation into the atmosphere or any body of water. No permits, licenses or other authorizations issued pursuant to the Environmental Laws are required for either Corporation's use or occupancy of, or either Corporation's present use or occupancy of, any such real property. As used herein "Environmental Laws" means the Resource Conservation Recovery Act, the Comprehensive Environmental Responsibility Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, and other similar federal, state and local laws, as amended, together with all regulations issued or promulgated thereunder, relating to pollution, the protection of the environment or the health and safety of workers or the general public. As used herein "Hazardous Substance" means any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws, including, without limitation, asbestos and asbestos-related products, chlorofluorocarbons, oils or petroleum-derived compounds, polychlorinated biphenyls, pesticides and radon.

                  4.23 STATUS OF CORPORATIONS AND TARGET STOCKHOLDERS. Neither Corporation nor any Target Stockholder is a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

                  4.24 TAX MATTERS. Each Corporation has timely filed all federal, state and local Tax returns and all information returns and reports required to be filed by or with respect to it under the laws of the United States or any state or other jurisdiction for all periods ending on or prior to the date hereof and will timely file all such returns and reports required to be filed from the date hereof through the Closing Date. True and complete copies of such reports and returns filed within three years prior to the date hereof have been delivered to Purchaser and true and complete copies of all such returns and reports filed after the date hereof and on or before the Closing Date will be furnished to Purchaser within ten days after they are filed. All such reports and returns were or will be in all material respects accurately prepared in accordance with all applicable statutes, rules and regulations and are or will be correct as filed. Each Corporation has paid all Taxes (including, without limitation, Taxes for which such Corporation is a collection agent - e.g., withholding, excise, sales, use, Social Security and similar Taxes) which have become due or payable (and will pay on or prior to the Closing Date all Taxes which have become due or payable on or prior to the Closing Date). Neither Corporation has ever been included in a consolidated federal income tax return or combined or unitary state tax return. Neither Corporation is a party to or has been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection, for which either Corporation may be liable, has been asserted or threatened against it. Neither Corporation has received any notice of deficiency, assessment or collection or proposed deficiency, assessment or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor does either Corporation have any reason to believe that any such notice will be received in the future. Except as set forth in Schedule 4.24, neither the Internal Revenue Service nor any state taxing authority has ever audited any Tax return of either Corporation. The charges, accruals and reserves shown in the Historical Financial Statements of each Corporation in respect of Taxes for all fiscal periods to date are adequate. There are no material unpaid assessments or proposals for additional Taxes for which the applicable Corporation does not have adequate reserves, nor does either Corporation know of any basis therefor for any such period. There are no Tax rulings, requests for rulings or closing agreements relating to either Corporation which could affect its liability for Taxes for any period. No power of attorney has been granted by either Corporation or any of its Affiliates with respect to any matter relating to Taxes of either Corporation which is currently in force. Neither Corporation has executed or filed with the Internal Revenue Service or any other governmental authority any agreement which is still in effect waiving limitations on, or extending, the period for assessment or collection of any Taxes.

                  4.25 NO SALE. Neither Corporation and no Target Stockholder has entered into any contract to sell, mortgage, pledge or encumber any of the Target Shares or the shares of common stock of Rocky Mountain owned by Added Value other than this Agreement. Neither Corporation has entered into any contract to sell, mortgage, pledge or encumber, directly or indirectly, any of its Assets (other than sales of Inventories in the ordinary course of business, consistent with past practice, and with respect to Liens disclosed in Schedule 4.6).

                  4.26 INVESTMENT COMPANY ACT. Neither Corporation is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  4.27 PURCHASE COMMITMENTS. No purchase commitment of or by which either Corporation is bound is in excess of the normal, ordinary and usual requirements of the Business conducted by such Corporation or at an excessive price. Each Corporation has delivered to Purchaser a true and complete list of such Corporation's purchase commitments through the date of this Agreement.

                  4.28 CERTAIN REPORTS. Each Corporation has filed all reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body or other governmental authority having jurisdiction over such Corporation, the Business conducted by it or the use of the Assets owned or used by it.

                  4.29 CERTAIN PAYMENTS TO KEY EMPLOYEES. Schedule 4.29 sets forth all amounts and benefits which have been paid or provided to any Target Stockholder (or Affiliate or spouse or relative thereof) by either Corporation (whether as dividend, distribution, loan, loan repayment, salary, bonus or other payment or benefit) since December 31, 1994. No stockholder of either Corporation has received during, or in respect of, any period subsequent to December 31, 1994, any dividends or distributions or extraordinary payments whatever except for salary and bonuses at the respective compensation rates set forth in Schedule 4.14, and, as to the Added Value Target Stockholders, amounts not more than, in the aggregate, the sum of the Stockholder Tax Liability Amount and the Prior Year Tax Distribution.

                  4.30 BANK AND SECURITIES ACCOUNTS. Schedule 4.30 contains a true and complete list of the names and addresses of (a) all bank, investment and securities accounts of each Corporation, together with the names of all persons authorized to draw thereon or withdraw therefrom, and (b) all persons to whom powers of attorney have been granted by such Corporation. The cash and securities held in such accounts are not subject to restrictions or limitations as to withdrawals, margin balances or compensating balances. Schedule 4.30 also includes all accounts, deposits or safe deposit boxes and the names of all persons authorized to draw on such accounts or deposits or to have access to such safe deposit boxes. The books of account of each Corporation show all checks and drafts outstanding, and there are sufficient funds in the bank accounts listed on Schedule 4.30 to pay any and all checks or drafts presented, or outstanding, but not yet presented on said accounts.

                  4.31 STATUS OF TARGET SHARES. Immediately prior to the Added Value Effective Time, none of the Added Value Target Shares will be subject to any restrictions (on transferability or otherwise). Immediately prior to the Rocky Mountain Effective Time, none of the Rocky Mountain Target Shares will be subject to any restrictions (on transferability or otherwise). Except as set forth in Schedule 4.31, there are currently no outstanding options, warrants, calls, preemptive rights, rights of first refusal or other rights to purchase or acquire from any Target Stockholder, or any plans, contracts or commitments providing for the issuance of to any Target Stockholder or the granting of rights to any Target Stockholder to acquire: (a) any capital stock of either Corporation or (b) any securities or rights convertible into or exchangeable for any capital stock of either Corporation. Except as set forth in Schedule 4.31, no Target Stockholder is contractually or otherwise obligated or entitled to repurchase or otherwise acquire any outstanding shares of capital stock of either Corporation.

                  4.32 TITLE TO THE TARGET SHARES. Each Target Stockholder (and Added Value, as a stockholder of Rocky Mountain) currently owns and holds title to, and will on the Closing Date own and hold title to, respectively, the Target Shares (or shares) now (and at Closing to be) owned by him or her (or it), as set forth in Schedule 4.34, free and clear of any Lien of any kind. All of the Target Shares (and the shares owned by Added Value) are and will be evidenced by duly executed and issued stock certificates. None of such stock certificates bears or will bear restrictive or other legends of any kind, including, without limitation, any legends imposed by the California Department of Corporations.

                  4.33 CHARTER DOCUMENTS. Each Corporation has heretofore delivered to Purchaser true and complete copies of the Articles of Incorporation (certified by the Secretary of State of the States of California and Colorado, respectively) and Bylaws of each Corporation as in effect on the date hereof. The corporate minute, stock and transfer books of each Corporation (or copies thereof) have been made available to Purchaser for its inspection and are true and complete.

                  4.34 CAPITALIZATION. The authorized capital stock of the respective Corporations and the number of issued and outstanding shares of capital stock of the respective Corporations, and the name of each stockholder thereof (as it appears on its, his or her stock certificate for such shares) as of the date hereof, together with the number of such shares owned by such stockholder on the date hereof, and the number of shares that will be owned by such stockholder on the Closing Date, are and will be (as applicable) as set forth in Schedule 4.34, which is true, correct and complete in all material respects. Each Corporation is authorized to issue only one class of capital stock, which is common stock, and is not authorized to issue, and has not issued, any other security of any kind. All outstanding shares of capital stock of each Corporation are (and will be at the Added Value Effective Time and Rocky Mountain Effective Time, respectively) duly authorized and validly issued, are and will be fully paid and nonassessable and were not and will not be issued in violation of any preemptive right, right of first refusal or any other contractual or legal restriction of any kind. Except as set forth in Schedule 4.34, there are no outstanding or authorized (a) securities of either Corporation convertible into or exchangeable for shares of capital stock or voting securities of either Corporation or (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, preemptive rights, rights of first refusal or other contractual rights or commitments that would require or obligate either Corporation to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of either Corporation. Except as set forth in Schedule 4.34, there are no outstanding obligations of either Corporation to repurchase, redeem or otherwise acquire any securities of either Corporation, and there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to either Corporation. Without limitation of the foregoing or the generality thereof (and notwithstanding the disclosure of any of the following in Schedule 4.2, 4.3, 4.11, 4.31, 4.34 or any other Schedule): (i) following the anticipated exercise by Robert Lurie prior to Closing of his option to acquire 5,000 shares of common stock of Added Value for a purchase price of $65,450 pursuant to Added Value's incentive stock option plan, and the funding of employee compensation in that amount to him therefor under the accompanying funding agreement, no remaining options (or obligations to fund their exercise) shall be outstanding (and no others have been promised) under or pursuant to such plan and such plan will be terminated and of no further force or effect; (ii) the stock redemption agreements referred to in Schedule 4.34, Note 9(c) to the Audited Financial Statements of Added Value and Note 6(b) to the Audited Financial Statements of Rocky Mountain (i.e., as to Added Value, Stock Redemption

Agreement, dated April 19, 1982, among Added Value, Kenneth A. Plock, Gary R. Miller, Jerry D. Fletcher and Richard W. McCauley, as amended by Amendment to Stock Redemption Agreement, dated March 4, 1987, and, as to Added Value and Rocky Mountain, Stock Redemption Agreement, dated March 1, 1987, among Rocky Mountain, Wayne Vannoy and Added Value) have been (and, as a confirmatory matter, are hereby) cancelled and are of no further force or effect; (iii) all prior "Incentive Stock Option Plans" of Rocky Mountain or agreements thereunder between Rocky Mountain and any person have been cancelled, and none presently exist; and (iv) all existing or prior agreements between Kirk Hulbert and either Corporation, including any discretionary bonus or independent contractor agreements, have been terminated and Mr. Hulbert has and will have no rights thereunder. Schedule 4.34 also sets forth the number, if any, of All American Shares owned by each Target Stockholder or either Corporation on the date hereof.

                  4.35 OFFICERS AND DIRECTORS. The officers and directors of each Corporation on the date hereof are as set forth in Schedule 4.35.

                  4.36 DIVIDENDS. All dividends and distributions paid by each Corporation have been legally and properly declared and paid in all respects, and no dividends or distributions have been made since December 31, 1994 outside of the usual and ordinary course of business.

                  4.37 BANK DEBT. No portion of the proceeds of the Bank Debt has been, or will be, used in order to pay or allow the payment of non-routine compensation, dividends, distributions or loan repayments or to provide loans, personal benefits or perquisites to any Target Stockholder or any of their respective spouses, relatives or Affiliates. Neither Corporation has used proceeds of the Bank Debt for any purpose other than to finance Inventories and operations of the Business in the ordinary course. Each Corporation is in compliance (without giving effect to any waivers or consents) with all financial and other covenants contained in all Contracts evidencing or relating to the Bank Debt, and is not in any manner in non-compliance, violation, breach or default thereof. The outstanding principal amount of the Bank Debt on the date hereof, and the amount thereof owed by each Corporation, is as set forth in
Schedule 4.37.

                  4.38 CONTINUITY OF BUSINESS ENTERPRISE. Each Corporation operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation ss. 1.368-1(d) promulgated under the Internal Revenue Code.

                  4.39 NO INTENT TO SELL. No Target Stockholder has, or on the Closing Date will have, any present plan, intention or arrangement to sell, transfer or otherwise in any manner dispose of any of the All American Shares to be issued to such Target Stockholder pursuant to the Mergers or as Additional Consideration (if any).

                                    ARTICLE 5

            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUBSIDIARIES

         Each of Purchaser and each Subsidiary represents and warrants to the Corporations and the Target Stockholders, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, as follows:

           5.1 ORGANIZATION. Each is a corporation duly organized, validly existing and in good standing under the laws of its state of organization.

           5.2 AUTHORITY. Each has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transac-tions contemplated hereby and thereby. All proceedings required to be taken by or on the part of each to authorize such execution, delivery and consummation have been or will be duly and properly taken prior to the Closing Date. This Agreement has been duly executed and delivered by each and (assuming due authorization, execution and delivery by the Corporations and the Target Stockholders) this Agreement constitutes, and such other agreements and instruments when duly executed and delivered will constitute, legal, valid and binding obligations of each enforceable against each in accordance with their respective terms. The execution and delivery by each of this Agreement and such other agreements and instruments and the consummation by each of the transactions contemplated hereby and thereby will not violate any law, or conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or encumbrance on any of the properties or assets of any of them pursuant to, the Certificate or Articles of Incorporation or Bylaws of any of them or any indenture, mortgage, lease, agreement or other instrument to which any of them is a party or by which any of them or any of their respective properties or assets is or are bound (except that the Lender Consent and the All American Stockholder Approval must be obtained by Purchaser). Except for the Registration and Proxy Statement (and any required state "blue-sky" filings relating thereto), the Added Value Agreement of Merger, Rocky Mountain Articles of Merger, required filings and notifications under the HSR Act and the California Franchise Tax Clearance, no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority in the United States of America is required for the execution and delivery by Purchaser or either Subsidiary of this Agreement and such other agreements and instruments or the consummation by any of them of the transactions contemplated hereby or thereby.

                  5.3 LITIGATION. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, or any order, decree, judgment, settlement agreement or order, in effect, in progress or pending, or to the best of Purchaser's or either Subsidiary's knowledge, threatened, against or relating to any of them, nor does any of them know or have reason to be aware of any basis for the same, which would individually or in the aggregate have a material adverse effect on the transactions contemplated by this Agreement, or the business, assets and properties of Purchaser or either Subsidiary. There is outstanding no order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal or any settlement agreement or arrangement which would individually or in the aggregate have a material adverse effect on the transactions contemplated by this Agreement, or the business, assets and properties of Purchaser or either Subsidiary.

                  5.4 TRUTHFULNESS. No statement, representation or warranty of Purchaser or either Subsidiary in this Agreement or in any agreement, written document or certificate delivered by or on behalf of any of them pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  5.5 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of each of the Subsidiaries, as the respective Surviving Corporations, to continue at least one significant historic business line of Added Value and Rocky Mountain, respectively, or to use at least a significant portion of Added Value and Rocky Mountain's respective historic business assets in a business, in each case within the meaning of Treasury Regulation ss. 1.368-1(d) promulgated under the Internal Revenue Code.

                  5.6 CAPITAL STRUCTURE. The authorized capital stock of Purchaser consists of 40,000,000 shares of common stock, $.01 par value, of which approximately 17,700,000 shares are issued and outstanding as of the date of this

Agreement, and 1,000,000 shares of preferred stock, $.01 par value, no shares of which are outstanding as of the date of this Agreement. All of the outstanding shares of Purchaser's common stock are duly authorized, validly issued, fully paid and nonassessable. The All American Shares to be issued to the Target Stockholders pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The authorized capital stock of each Subsidiary consists of 100 shares of common stock, having no par value, of which 100 shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of each Subsidiary are owned by Purchaser and are duly authorized, validly issued, fully paid and nonassessable shares of capital stock of such Subsidiary. California Subsidiary was organized by Purchaser on September 27, 1995 and Colorado Subsidiary was organized by Purchaser on September 25, 1995, and neither has as of the date hereof engaged or participated in any business activities other than as contemplated by this Agreement.

                  5.7 SEC REPORTS. Purchaser's Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1994 and December 31, 1993, filed with SEC under the Exchange Act, together with all other reports filed by Purchaser with the SEC after December 31, 1994 (collectively, "Purchaser's SEC Reports") contain all of the information required by the Exchange Act and the rules and regulations thereunder, and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to made the statements therein, in the light of the circumstances under which they were made, not misleading. Copies of Purchaser's SEC Reports have been delivered to the Corporations.

                  5.8 MATERIAL CHANGES SINCE DECEMBER 31, 1994. Since December 31, 1994 there has not occurred or arisen, other than as disclosed in this Agreement or Purchaser's SEC Reports, (i) any material adverse change in the assets or liabilities or in the condition, financial or otherwise, or business, properties, earnings, net worth or prospects of Purchaser and its subsidiaries viewed as a whole, or (ii) any damage or destruction in the nature of a casualty or loss, whether covered by insurance or not, materially and adversely affecting any property or business of Purchaser and its subsidiaries viewed as a whole.

                  5.9 NO UNDISCLOSED LIABILITIES. Purchaser does not have any material liabilities, fixed or contingent, other than (i) liabilities fully reflected in Purchaser's SEC Reports, and (ii) liabilities incurred since December 31, 1994 in the ordinary course of business or referred to in Purchaser's SEC Reports, which, in the aggregate, taking into consideration all other changes in the financial condition of Purchaser and its subsidiaries viewed as a whole in the ordinary course of business, have had no material adverse effect on the financial condition, results of operations or business of Purchaser and its subsidiaries viewed as a whole.

                  5.10 NO DEFAULT. Except as set forth in Purchaser's SEC Reports, Purchaser is not in default in any material respect under any material agreement, lease or other document to which it is a party, or received written notice of or is, to the knowledge of any executive officer of Purchaser, in material violation of any law or order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable environmental protection laws and regulations, equal employment and civil rights laws and occupational health and safety laws) the effects of which, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations or business of Purchaser and its subsidiaries viewed as a whole.

                  5.11 ACCURACY OF REGISTRATION AND PROXY STATEMENT. The Registration and Proxy Statement (including any amendment or supplement thereto) will, when filed with the SEC and when mailed to the shareholders of Purchaser, contain the information required by the Securities Act and the Exchange Act and the rules and regulations of the SEC under such acts. The Registration and Proxy Statement will not, at the time of mailing, at the time of the meeting of shareholders of Purchaser, or on the Closing Date, include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that Purchaser makes no representations or warranties as to statements or omissions regarding information to the extent relating to the Corporations, the Business, the Assets or the Target Stockholders which have been provided or reviewed by or on behalf either of the Corporations or any Target Stockholder.

                  5.12 BOARD ACTION. The respective Boards of Directors of Purchaser and Subsidiaries, at duly held meetings, or by written consent in lieu thereof, by requisite vote, determined that the respective Mergers are in the best interests of Purchaser and the applicable Subsidiary and their respective stockholders, approved this Agreement and recommended approval and adoption of this Agreement by their respective stockholders.

                  5.13 COMPLIANCE WITH LAWS GENERALLY. To the knowledge of its executive officers, Purchaser is in compliance in all material respects with all statutes, rules and regulations applicable to it, its properties or its business operations, except where the failure so to comply would not, as to individual failures or all failures in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Purchaser. Without limiting the generality of the foregoing, to the knowledge of its executive officers, except where the failure so to comply would not, as to individual failures or all failures in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Purchaser: (i) Purchaser is in compliance in all material respects with the provisions of the Securities Act and the Exchange Act (and the rules and regulations respectively promulgated thereunder) and applicable state "blue sky" laws and has made all necessary filings with the SEC and any state agency regulating the issuance or transfer of securities; and (ii) Purchaser has complied and is in compliance in all material respects with all Environmental Laws. To the knowledge of its executive officers, Purchaser maintains all licenses, permits and governmental authorizations necessary or appropriate for the ownership of its properties and the conduct of its business the failure of which to maintain which would have a material adverse effect upon the assets or business of Purchaser and its subsidiaries viewed as a whole.

                                    ARTICLE 6

                        FURTHER COVENANTS AND AGREEMENTS

                  6.1 CONDUCT OF BUSINESS. Without limiting in any way any rights of Purchaser or either Subsidiary under Article 7, during the period from the date of this Agreement to the Closing Date, or until this Agreement has been cancelled in accordance with its terms, except as (A) otherwise consented to by Purchaser in writing, (B) otherwise expressly permitted or contemplated under this Agreement, or (C) otherwise required by law, each Corporation and each Key Employee will:

                      (a) carry on, and cause each Corporation to carry on, its Business in, and only in, the usual, regular and ordinary course in the same manner as heretofore conducted, and, to the extent consistent with such Business, use best efforts to preserve intact its present business organization and relationships with customers, vendors, suppliers, Employees and others having business relations with either Corporation;

                      (b) not, and ensure that each Corporation does not, terminate or replace, or amend or modify in any material respect, any of the Material Contracts, or waive any material obligation or right of any party under any such Material Contract;

                      (c) not, and ensure that each Corporation does not, incur or increase any Indebtedness or Liabilities other than in the ordinary course of business consistent with past practice, or issue or sell any debt or equity securities, or pay any distribution or dividend to any stockholder of either Corporation, except, as to the Added Value Target Stockholders, for amounts which would not, in the aggregate, when combined with all other distributions and dividends paid since December 31, 1994, exceed the sum of the Stockholder Tax Liability Amount and the Prior Year Tax Liability;

                      (d) not, and ensure that each Corporation does not, make any loan to any director, shareholder or Employee of either Corporation or grant to any Employee of either Corporation any unusual or nonroutine increase in compensation, bonus, or any severance or termination pay, or enter into any new, or modify or amend any existing, employment agreement with any Employee, or fire any Key Employee or any Employee who is the subject of a Discretionary Bonus Cancellation Agreement or Agreement Regarding Employment or other employment agreement contemplated by Section 6.10;

                      (e) not, and ensure that each Corporation does not, adopt or amend in any material respect, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or similar plan for the benefit of Employees of the Corporation;

                      (f) not, and ensure that each Corporation does not, fail to take any action required for the ordinary and usual operation of the Business;
                      (g) not, and ensure that each Corporation does not, make any material change with respect to accounting policies or procedures;

                      (h) not, and ensure that each Corporation does not, make any tax election of any kind;

                      (i) not, and ensure that each Corporation does not, sell, assign, pledge, dispose of or encumber any of the Assets other than sales of Inventories to customers of each Corporation in the ordinary course of business consistent with past practice;

                      (j) not, and ensure that each Corporation does not, pay, discharge or satisfy any claims, Liabilities, Indebtedness or obligations, other than the payment, discharge or satisfaction thereof when due and payable in the ordinary course of business consistent with past practice, and does not make any capital expenditures in excess of $200,000 in the aggregate (for both Corporations);

                      (k) comply, and ensure that each Corporation complies, in all material respects, with its material obligations under the Material Contracts;

                      (l) after written notification to, and consultation with, Purchaser, defend, initiate or proceed with, and cause each Corporation to defend, initiate or proceed with, as the case may be, any matter before any governmental, regulatory or administrative authority that is necessary to protect the Business or the Assets or any material part thereof;

                      (m) cause each Corporation to (i) maintain the Assets in customary repair, and in good order and condition and, in any event, in the same repair, order and condition as existed on December 31, 1994, (ii) maintain insurance for the Assets comparable in all material respects to that in effect on the date hereof, and (iii) in the event of casualty, loss or damage to any of the Assets prior to the Closing Date for which either Corporation is insured, either repair or replace such damaged assets with assets of industry grade quality and usefulness or, at the option of Purchaser, retain in such Corporation's bank account the proceeds of such insurance;

                      (n) comply, and cause each Corporation to comply, with all legal and regulatory requirements applicable to such Corporation, the Business or the Assets, except where the failure to comply would not, individually or in the aggregate with other failures, have a material adverse effect on the condition (financial or otherwise) of either Corporation, the Business or the Assets;

                      (o) not, and ensure that each Corporation does not, enter into any Material Contract or become obligated to enter into any Material Contract;

                      (p) maintain, and cause each Corporation to maintain, its Records in the usual, regular and ordinary manner, and on a basis consistent with the Historical Financial Statements;

                      (q) obtain and maintain, and cause each Corporation to obtain and maintain, all consents, authorizations and approvals from all appropriate federal, state and local governmental agencies or authorities which are necessary or required for the operation of the Business as presently or then conducted by it, as and when such consents, authorizations and approvals are necessary or required;

                      (r) comply, and cause each Corporation to comply, with all applicable laws, rules, ordinances, regulations, codes, orders, decrees, licenses and permits of all applicable jurisdictions and governmental authorities or agencies relating to it, its properties, the Assets or the conduct of the Business, except where the failure to comply would not, individually or in the aggregate with other failures, have a material adverse effect on the condition (financial or otherwise) of either Corporation, the Business or the Assets;

                      (s) use best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof and use best efforts to refrain from taking any action which would result in any of the conditions to Purchaser's or either Subsidiary's obligation to consummate the transactions contemplated by this Agreement being unsatisfied in accordance with the terms hereof;

                      (t) collect, and cause each Corporation to collect, the Receivables in the ordinary course of business consistent with past practice, except to the extent it is in the best interests of such Corporation to accelerate or compromise (as the case may be) a Receivable;

                      (u) pay, and cause each Corporation to pay, its trade accounts payable in the ordinary course of business consistent with past practice and not default under, or breach any term or provision of, or fail in any material respect to perform, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a default under, any Contract or any License, consent or insurance policy;

                      (v) if either Corporation receives or becomes aware of any finding, order, complaint, citation or notice prior to Closing which states that any aspect of the Business or its operations or the condition of any of the Assets violates any law, rule, regulation or code of any governmental authority (each, an "Administrative Violation"), promptly notify Purchaser of the Administrative Violation, and remove or correct the Administrative Violation;

                      (w) not directly or indirectly solicit or engage in discussions or negotiations with, or provide any information to or otherwise cooperate with, any other person or entity which seeks to, or expresses an interest in, acquiring all or any substantial part of the Assets or the Business (either directly or by purchase of capital stock of either Corporation or merger), or directly or indirectly enter into any agreement with or grant any option to any third person or entity in connection with any transaction affecting the Target Shares, the shares of common stock of Rocky Mountain owned by Added Value, the Assets, the Business or which is inconsistent with this Agreement;

                      (x) not, and ensure that each Corporation does not, amend in any respect or for any reason the Articles of Incorporation or Bylaws of such Corporation or elect or appoint any new or additional director or officer of such Corporation or take any other action with respect to the capital stock, corporate structure or management or organic documents of such Corporation; and

                      (y) pay, and cause to be paid, all Taxes payable by each Corporation when due and payable.

                  The Corporations will promptly notify Purchaser of any material adverse change in the financial condition, results of operations, properties, Assets, or prospects of the Business. From the date hereof to the Closing, neither Corporation, nor any Target Stockholder, will take any action or engage in any transaction which would render any representation and warranty of either Corporation inaccurate in any material respect as of the date hereof or as of the Closing Date or as of any date between the date hereof and the Closing Date.

                  6.2      THIRD PARTY CONSENTS.

                      (a) The Corporations will obtain at the earliest practicable date and in any event before the Closing all consents, governmental authorizations, approvals, estoppel certificates and filings required to be obtained or made by either or which may be necessary for the consummation of the transactions contemplated by this Agreement to occur without causing impairment to, or loss of, any Contract or License, or which are reasonably required by Purchaser or its counsel in writing.

                      (b) On or prior to the Closing Date, the Corporations shall obtain all such waivers and consents under any Contract to which either Corporation is a party as are necessary to prevent a breach or violation of, or acceleration of, or default under, any such Contract as a result of the consummation of the transactions contemplated by this Agreement.

                  6.3 ACCESS; INFORMATION. From the date hereof to and including the Closing Date or, if Closing does not occur, termination of this Agreement, the Corporations shall (a) afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser reasonable access, during normal business hours, to the offices, plants, properties, books and records of each Corporation in order that Purchaser may have full opportunity to make such operational, legal, financial, accounting and other reviews or investigations of the Business and the Assets as Purchaser shall desire to make,
(b) permit, and cause each Corporation's certified public accountant to permit, Purchaser's independent public accountants to inspect its work papers and other records relating to the Business and the Assets, and (c) furnish, and cause the officers and Employees of each Corporation to furnish, to Purchaser and its authorized representatives such additional financial and operating data and other information regarding such Corporation's assets, properties, contracts, goodwill and business including, without limitation, the Assets and the Business, as Purchaser shall from time to time reasonably request including, without limitation, all interim financial and operating reports relating to the Business prepared by or for officers of each Corporation.

                  6.4 AUDITED FINANCIAL STATEMENTS. The Corporations have caused to be prepared and delivered to Purchaser the Audited Financial Statements. The Audited Financial Statements have been prepared at Purchaser's expense by independent certified public accountants selected by Purchaser (the "Audit Accountants"). Each Corporation confirms that it has caused its accountants to provide to Purchaser and the Audit Accountants, upon request, all schedules, accountant's work papers and notes, and a detailed explanation of all assumptions used in conducting any prior audits, examinations or reviews of each Corporation's books, records and financial statements. Each Corporation confirms that it has agreed, in connection with the audit, to execute, deliver and provide to the Audit Accountants such documents, books and records as the Audit Accountants have requested, including, without limitation, management representation letters and engagement letters in form and content reasonably acceptable to the Audit Accountants.

                  6.5 INTERIM FINANCIAL STATEMENTS AND OTHER FINANCIAL REPORTS. As soon as they are prepared, but in all events no later than the fifteenth day of the month following the end of the respective months to which they relate (or, if applicable, the thirtieth day following the end of the fiscal quarter to which they relate), the Corporations shall deliver the applicable Interim Financial Statements to Purchaser, which shall be complete and accurate in all material respects. In addition, no later than the business day preceding, and no earlier than the fifth business day preceding, the Closing Date, each Corporation shall deliver to Purchaser the following, each as of the then most recent practicable date (but in all events as of a date no earlier than the tenth day preceding the Closing Date), each of which shall be complete and accurate in all material respects: (a) a list of its Inventories; (b) a schedule of its accounts receivable showing aging on a 30, 60, 90 and over 90 day basis; (c) a schedule of its accounts payable showing thereon any accounts payable which are 30, 60, 90 or more than 90 days past due; and (d) a list of its purchase commitments.

                  6.6 INSURANCE PROCEEDS. If any Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall remain an Asset of the Business and the property of the applicable Corporation, and such proceeds shall not be withdrawn by, or distributed to, any person.

                  6.7 TRADING IN ALL AMERICAN SHARES. Neither Corporation nor any Target Stockholder or anyone acting on its, his or her behalf shall engage, or shall permit or encourage any of their respective Affiliates, spouses or immediate family to engage, in any sales, purchases or trading of any kind of All American Shares from and after the date hereof through and including the Closing Date.

                  6.8 CERTAIN PURCHASER APPROVALS. In the event that (a) the Lender Consent has not been obtained by the 30th day following the date of execution and delivery of this Agreement, or (b) the All American Stockholder Approval has not been obtained by December 31, 1995, or (c) Purchaser receives notice from the SEC that the All American Shares may not or cannot be registered as herein required and such impediment is not removed on or before the 45th day following Purchaser's receipt of such notice (as the case may be, a "Third-Party Approval Date"), either party may, at its option, terminate this Agreement without incurring obligation or liability of any kind to any other party, by giving written notice to that effect to each other party. Effective the date of the giving of such notice, this Agreement shall be deemed terminated and of no further force or effect, and neither party shall have any further obligation or liability to the other thereafter. The Third-Party Approval Date relating to the All American Stockholder Approval may be extended by Purchaser for up to 30 days as long as the Registration and Proxy Statement is effective prior to December 31, 1995.

                  6.9 CALIFORNIA FRANCHISE TAX CLEARANCE. On or promptly following the execution and delivery of this Agreement, the appropriate parties shall cause to be executed and filed in the appropriate California governmental office all documents necessary to obtain the California Franchise Tax Clearance, including, without limitation, a customary assumption of tax liability by California Subsidiary.

                  6.10 OTHER EMPLOYMENT AGREEMENTS AND RELATED EMPLOYEE MATTERS.

                  (a) In addition to the Key Employees entering into the Employment Agreements at Closing, the following persons shall enter into employment agreements with the applicable Surviving Corporation at Closing:
Cathleen M. Plock; Alexandra J. Miller; Thomas Broesamle; and Kim B. Cooper. In order to induce such persons to enter into such employment agreements, and to accept therein certain terms favorable to the employer, such persons shall be paid, at Closing, the following sums as incentive employment compensation:
Cathleen Plock - $100,000; Alexandra J. Miller - $40,000; Thomas Broesamle - $25,000; and Kim B. Cooper - $25,000. In addition, at Closing each such person shall enter into a two-year employment agreement with the applicable Surviving Corporation on terms and conditions reasonably satisfactory to Purchaser, including, but not limited to, salary and benefits comparable to what such person currently receives from the applicable Corporation, and the right of the employer to terminate said employment agreement without cause (without any severance pay obligations) on 15 days advance notice.

                  (b) The Corporations shall cause each of Steven Culligan, Alan Bowen and Cheryl Sargent, each an employee of Rocky Mountain, to agree to cancel their respective "Discretionary Bonuses" and to accept in lieu thereof new employment arrangements, as more particularly set forth in the form of Agreement Cancelling Discretionary Bonus and Promising to Enter Into An Employment Agreement and Pay Additional Employee Compensation attached as Exhibit "H" (each, a "Discretionary Bonus Cancellation Agreement"). The Corporations shall cause each of such three (3) persons to execute and deliver, and Rocky Mountain and Colorado Subsidiary shall execute and deliver, concurrently herewith, a Discretionary Bonus Cancellation Agreement. The total amount of "Additional Compensation" (as defined in each Discretionary Bonus Cancellation Agreement) for each of such three persons shall be as follows: Steven Culligan - $161,400 ($6,725 per month); Alan Bowen - $118,600 ($4,941.67 per month); and Cheryl Sargent - $19,500 ($812.50 per month), and the "Incentive Bonus" (as defined in each Discretionary Bonus Cancellation Agreement) for each of such persons shall be $50,000, $35,000 and $8,500, respectively.

                  (c) The Corporations shall cause each of Todd Collin, James Stonich, Jack Quinn, William Jamar and Lester (Dan) Hall, each an employee of Added Value, to execute and deliver concurrently herewith, and Added Value and California Subsidiary shall execute and deliver concurrently herewith, an agreement to enter into an employment agreement with California Subsidiary at Closing in the form attached as Exhibit "I" (each an "Agreement Regarding Employment"). It is further agreed that, to the extent not paid by Added Value prior to Closing, each of Jack Quinn and William Jamar shall receive at or promptly following Closing incentive employment compensation of $25,000.

                  (d) The Corporations shall obtain from Todd Collin documentary evidence in the nature of appropriate written acknowledgments, agreements and/or assignments which demonstrates to Purchaser's reasonable satisfaction that, as between Added Value and Todd Collin, solely Added Value is the owner of all work product produced or developed by Todd Collin for or at the request of Added Value both before and following the date of his employment with Added Value.

                  (e) The Corporations shall obtain, prior to Closing, an amendment to that certain Representative Agreement dated July 1, 1994 between Added Value and Forrest R. Mitchell d/b/a FRM Sales ("FRM") to the effect that FRM's rights thereunder shall be nonexclusive and that FRM shall receive commissions after Closing only with respect to sales of the type for which FRM now receives commissions.

                  6.11 TRANSFER BY WAYNE VANNOY TO VANNOY FAMILY TRUST. Purchaser acknowledges that Wayne Vannoy has, for estate planning purposes, recently transferred 222 Rocky Mountain Target Shares owned by him to a trust for the
                                      A-45
benefit of Mr. Vannoy's immediate family and lineal descendants of which Mr. Vannoy is sole trustee and which is known as The Vannoy Family Charitable Remainder Trust, created pursuant to Trust Agreement dated August 11, 1995 (the "Vannoy Family Trust"). Copies of all cancelled, new and reissued stock certificates (front and back) relating to the effectuation of, or evidencing, such transfer, have been, or promptly following execution and delivery of this Agreement will be, delivered to Purchaser. Wayne Vannoy shall execute all agreements which he is to execute pursuant hereto (except with respect to his capacity as an employee under his Employment Agreement) both individually and as sole trustee on behalf of the Vannoy Family Trust, unless such agreement relates solely to All American Shares owned by the Target Stockholders.

                                    ARTICLE 7

              CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SUBSIDIARIES

                  All obligations of Purchaser and Subsidiaries under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived in whole or in part at the sole discretion of Purchaser:

                  7.1 OPINION OF COUNSEL. Purchaser shall have received an opinion of Bruck & Perry, counsel to the Corporations and the Target Stockholders, addressed to Purchaser and each Subsidiary and dated the Closing Date, in form and content reasonably satisfactory to Purchaser and its counsel.

                  7.2 PERFORMANCE BY CORPORATIONS AND TARGET STOCKHOLDERS. All of the terms, covenants, agreements and conditions of this Agreement, the Guaranty and Agreement, the Pledge Agreement and the Voting Trust Agreement to be complied with and performed by the Corporations and the Target Stockholders on or before the Closing Date shall have been complied with and performed in all material respects.

                  7.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Corporations and the Target Stockholders in this Agreement and the Guaranty and Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing Date with the same force and effect as though all such representations and warranties had been again made as of the Closing Date.

                  7.4 NO ACTIONS OR PROCEEDINGS. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which may affect the right of Purchaser or either Subsidiary directly or indirectly to own, operate or control, after Closing, either Corporation or the Business or any material portion thereof, or which could have any material adverse effect on either Corporation, the Business or the Assets or the value or prospects of any of them.

                  7.5 NO MATERIAL ADVERSE CHANGE. Since June 30, 1995: (a) there shall have occurred no material adverse change in (i) the Business or Assets, the condition of either Corporation (financial or otherwise), or the results of operations of either Corporation or the Business, whether or not arising from transactions in the ordinary course of business, or (ii) either Corporation's prospects or its industry segment generally; (b) neither the Assets nor the Business shall have been adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion or other calamity or casualty or any strike, labor disturbance, riot, act of God or the public enemy; and (c) no condemnation proceedings affecting any of the Leaseholds or Improvements shall have been commenced and neither Corporation shall have received notice of the proposed commencement of any such proceedings.

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

                  7.6 OFFICER'S CERTIFICATE. Purchaser and Subsidiaries shall have received from the Corporations and the Key Employees, in form and substance reasonably satisfactory to Purchaser and its counsel, a certificate, dated the Closing Date, of the Corporations and the Key Employees, as to the satisfaction of the conditions set forth in Sections 7.2, 7.3, 7.4 and 7.5, and as to such other matters as are reasonably required by Purchaser or its counsel.

                  7.7 SATISFACTION OF COUNSEL. All corporate and other actions and proceedings of the Corporations in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and Purchaser shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.

                  7.8 CONSENTS AND ESTOPPELS. All consents of third parties under any Contract or License, and all consents, orders, approvals and authorizations of, and registrations, qualifications and filings with, any regulatory or governmental authority, required in connection with the consummation of the transactions contemplated hereby (or of the kind referred to in Section 6.2), and all estoppel letters from landlords and lenders reasonably requested by Purchaser, shall have been obtained in form and content reasonably satisfactory to Purchaser.

                  7.9 TITLE REPORTS, LIEN, JUDGMENT AND OTHER SEARCHES. Purchaser shall have received true and complete copies of the results of searches of appropriate title records, UCC filings, tax liens, fixture filings, judgments and pending judicial proceedings in each state and county in which each Corporation and each Target Stockholder maintains (or has within the last five years maintained) an office or residence, as of an effective search date no earlier than 10 days prior to the Closing Date, showing that there is on file in such records no effective encumbrance, UCC financing statement or federal, state or local Tax Lien, or other Lien, or judgment naming any Target Stockholder, either Corporation or any trade names used in the conduct of the Business, except as described in Schedule 4.6 or otherwise disclosed to Purchaser in writing prior to the date hereof, and, whether or not set forth in Schedule 4.6, all Liens on any of the Assets, other than those securing the Bank Debt, including, without limitation, any Liens in favor of Mitsubishi Electronics, shall have been terminated.

                  7.10 EMPLOYMENT AGREEMENTS. The Key Employees shall have executed and delivered to the appropriate Surviving Corporation their respective Employment Agreements.

                  7.11 TARGET STOCKHOLDER RELEASE. The Target Stockholders shall have executed and delivered to the Corporations the Target Stockholder Release.

                  7.12 PLEDGE AGREEMENT. The Target Stockholders shall have executed and delivered to Purchaser and Surviving Corporations the Pledge Agreement.

                  7.13 RESTRICTIVE COVENANT. The Target Stockholders shall have executed and delivered to Purchaser and the Surviving Corporations the Restrictive Covenant.

                  7.14 VOTING TRUST AGREEMENT. The Target Stockholders shall have executed and delivered to Paul Goldberg and Bruce M. Goldberg the Voting Trust Agreement.

                  7.15 MERGER DOCUMENTS. Added Value shall have executed and delivered to California Subsidiary, in suitable form for filing, the Added Value Agreement of Merger, and Rocky Mountain shall have executed and delivered to

Colorado Subsidiary the Plan of Merger in the form attached and, in suitable form for filing, the Rocky Mountain Articles of Merger.

                  7.16 LENDER CONSENT. Purchaser shall have obtained the Lender Consent.

                  7.17 ALL AMERICAN STOCKHOLDER APPROVAL. The All American Stockholder Approval shall have been obtained.

                  7.18 AUDITED FINANCIAL STATEMENTS. The Audited Financial Statements shall have been completed and all required financial reporting regarding of the Corporations shall have been completed in accordance with all SEC rules and regulations and the SEC shall not have given any indication of any belief on its part (which is not subsequently remedied) that the financial reporting or other disclosures made in the Registration and Proxy Statement concerning, in whole or in part, either Corporation are inadequate, deficient or problematic in any material respect.

                  7.19 CALIFORNIA FRANCHISE TAX CLEARANCE. The California Franchise Tax Clearance shall have been obtained.

                  7.20 GUARANTY AND AGREEMENT. The Guaranty and Agreement shall have remained of full force and effect and no Target Stockholder shall have asserted that the Guaranty and Agreement or any part thereof is unenforceable or invalid.

                  7.21 DISCRETIONARY BONUS CANCELLATION AGREEMENTS AND AGREEMENTS REGARDING EMPLOYMENT. All of the Discretionary Bonus Cancellation Agreements and Agreements Regarding Employment referenced or described in
Section 6.10 shall have been executed and delivered by all parties thereto, and the employment agreements to be executed and delivered at Closing pursuant to
Section 6.10 shall have been executed and delivered to the applicable Surviving Corporation by all of the respective Employees who are to enter into such respective employment agreements.

                  7.22 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions set forth in this Agreement shall have expired.

                                    ARTICLE 8

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

                  All obligations of the Corporations under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived in whole or in part at the sole discretion of the Corporations.

                  8.1 OPINION OF COUNSEL. The Target Stockholders shall have received an opinion of Rubin Baum Levin Constant Friedman & Bilzin, counsel to Purchaser and Subsidiaries, and dated the Closing Date, in form and content reasonably acceptable to the Key Employees and their counsel.

                  8.2 PERFORMANCE BY PURCHASER. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Purchaser or either Subsidiary on or before the Closing Date shall have been complied with and performed in all material respects.

                  8.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser and Subsidiaries in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing Date with the same force and effect as though all such representations and warranties had been again made as of the Closing Date.

                  8.4 NO INJUNCTIONS. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction (or any application therefor or similar proceeding) against the consummation by Purchaser or either Subsidiary of any of the material transactions set forth in this Agreement.

                  8.5 OFFICER'S CERTIFICATE. The Target Stockholders shall have received from Purchaser and Subsidiaries, in form and substance reasonably satisfactory to the Key Employees and their counsel, a certificate, dated the Closing Date, of the President or any Vice President of each of Purchaser and each Subsidiary, certifying as to the satisfaction of the conditions set forth in Sections 8.2, 8.3 and 8.4 and as to such other matters as are reasonably required by such counsel.

                  8.6 EMPLOYMENT AGREEMENTS. The Surviving Corporations (as applicable) shall have executed and delivered to the Key Employees their respective Employment Agreements (provided, however, the inability or refusal of a Surviving Corporation to deliver an Employment Agreement to a Key Employee as a result of the death or disability of such Key Employee or for any other reason relating to the Key Employee (as opposed to an inability or refusal caused by Purchaser, either Subsidiary or their Affiliates) shall not constitute an excuse to the Corporations' or Target Stockholders' obligations to close under this Agreement, and, in such event, this Agreement shall close, at Purchaser's election, without such Key Employee or his successors receiving an Employment Agreement or the benefits thereof); and the Key Employees and other employees of the Corporations who will be employed by one of the Surviving Corporations following Closing and are to receive incentive employment compensation at Closing pursuant to Section 6.10(a) shall have received all of such incentive employment compensation required to be paid to them at Closing (or such payments shall have been adequately provided for).

                  8.7 SATISFACTION OF COUNSEL. All corporate and other actions and proceedings of Purchaser and each Subsidiary in connection with the transactions contemplated hereby, all resolutions, documents and instruments incidental thereto, and all other related legal matters, shall be reasonably satisfactory in form and substance to the Key Employees and their counsel, and such parties shall have received all such resolutions, documents and instruments, or copies thereof, certified if requested, as its counsel shall have reasonably requested.

                  8.8 MERGER DOCUMENTS. California Subsidiary shall have executed and delivered to Added Value, in suitable form for filing, the Added Value Agreement of Merger, and Colorado Subsidiary shall have executed and delivered to Rocky Mountain the Plan of Merger in the form attached and, in suitable form for filing, the Rocky Mountain Articles of Merger.

                  8.9 LENDER CONSENT. Purchaser shall have obtained the Lender Consent.

                  8.10 ALL AMERICAN STOCKHOLDER APPROVAL. The All American Stockholder Approval shall have been obtained.

                  8.11 REGISTRATION OF ALL AMERICAN SHARES. All All American Shares to be issued to the Target Stockholders in the Mergers and potentially to be issued as Additional Consideration shall have been effectively registered under the Securities Act and there shall be no stop order in effect.

                  8.12 MERGER CONSIDERATION. The Merger Consideration shall, subject to the requirements of the Voting Trust Agreement and the Pledge Agreement, have been paid or reasonably satisfactory provisions for its payment shall have been made.

                  8.13 RESTRICTIVE COVENANT. The payments required to be made to the Target Stockholders at Closing pursuant to the Restrictive Covenant shall have been made or reasonably satisfactory provisions for such payment shall have been made.

                  8.14 DISCRETIONARY BONUS CANCELLATION AGREEMENTS. The employment agreements to be executed and delivered at Closing pursuant to the Discretionary Bonus Cancellation Agreements shall have been executed and delivered by Colorado Surviving Corporation (subject to the same PROVISO set forth in Section 8.6).

                  8.15 HSR ACT. Any applicable waiting period under the HSR Act relating to the transactions set forth in this Agreement shall have expired.

                                    ARTICLE 9

                                  MISCELLANEOUS

                  9.1 BROKERS. Each Corporation represents and warrants to Purchaser and Subsidiary, and each of Purchaser and Subsidiary represents and warrants to the Corporations, that neither they nor any party acting on their behalf has incurred any Liability, either express or implied, to any "broker", "finder", financial adviser, employee, or similar person in respect of any of the transactions contemplated hereby.

                  9.2 EXPENSES. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees and disbursements.

                  9.3 AMENDMENTS AND WAIVERS. The parties hereto may, by written agreement signed by the parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any party hereto may waive, by written instrument signed by such party, any inaccuracies in the representations and warranties of another party or compliance by another party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the parties hereto.

                  9.4 TRANSFERABILITY. The rights and obligations of the Corporations and the Target Stockholders, including but not limited to the right to receive Merger Consideration and Additional Consideration (if payable), are personal and shall not be assignable or delegable. The rights and obligations of Purchaser and each Subsidiary shall be assignable so long as Purchaser remains responsible for payment of the Merger Consideration and Additional Consideration. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees. Nothing herein expressed or implied is intended to confer upon any person (including, without limitation, any Employees), other than the parties hereto and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  9.5 TERMINATION. In the event that the Closing cannot be held because any of the conditions to the Closing cannot be fulfilled on or prior to January 31, 1996, or any extended date for the Closing agreed to by the parties hereto, none of the parties shall have any obligation or liability of any nature whatever to the other parties hereto, and all expenses incurred by any party hereto shall be for its own account, except as may otherwise be specifically provided in this Agreement; PROVIDED, HOWEVER, that no party hereto shall be deemed to have waived any rights it may have arising from the breach or default of another party of any of the latter's representations, warranties, covenants or indemnities under this Agreement. In the event that Added Value, Rocky

Mountain or any Target Stockholder wrongfully or unjustifiably refuses or fails to perform its obligations with respect to the Closing, or to proceed to Closing or to close, or Purchaser terminates this Agreement as a result of the breach or default hereunder or under the Guaranty and Agreement of either of the Corporations or any of the Target Stockholders, or due to the failure to occur of any of the conditions precedent set forth in Article 7 (other than those set forth in Sections 7.16, 7.17 or 7.18), and, within one year following the date hereof, a substantial portion of the Assets, or more than 50% of the issued and outstanding capital stock or beneficial ownership of either Corporation is directly or indirectly acquired, or any merger, business combination or other transaction is effected which directly or indirectly has the effect of transferring a substantial portion of the Assets or more than 50% of the issued and outstanding capital stock or beneficial ownership of the Corporations (viewed on a consolidated basis), or any contract or letter of intent or expression of interest is executed or delivered for or with respect to any of the foregoing (as the case may be, a "Post-Termination Sale"), the following shall apply: Without limitation of any of Purchaser's or either Subsidiary's rights or remedies and in addition to such rights and remedies and any damages or other relief to which Purchaser or either Subsidiary is entitled, the Corporations and the Key Employees shall be jointly and severally obligated to pay to Purchaser, immediately upon the consummation (whenever consummated) of the Post-Termination Sale, or, if to be consummated in a series of related transactions, upon the consummation of the first part thereof, an amount in cash equal to 25% of the amount, if any, by which the total consideration, compensation and remuneration paid and payable to the Corporations, the Target Stockholders (and other then beneficial owners of the Corporations) and any of their respective Affiliates pursuant to or in connection with the Post-Termination Sale exceeds the total Merger Consideration and other consideration and compensation payable at Closing pursuant to this Agreement. Notwithstanding anything to the contrary contained in this Section 9.5, in no event shall any of the parties be liable to any other party in respect of a wrongful or unjustifiable refusal or failure to close under this Agreement for consequential damages such as loss of profits, market share, business opportunity and the like.

                  9.6 NOTICES. Any notice, request or other document to be given hereunder to a party hereto shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, or by facsimile or telex, or an overnight air courier service, as follows:

                      If to Purchaser or either Subsidiary, addressed to it at:
                      All American Semiconductor, Inc.
                      16115 Northwest 52nd Avenue
                      Miami, Florida  33014
                      Attention: Paul Goldberg and Bruce M. Goldberg Telecopier No.: (305) 624-5258

                      With a copy to:

                      Marc J. Stone, Esq.
                      Rubin Baum Levin Constant Friedman & Bilzin
                      2500 First Union Financial Center
                      Miami, Florida  33131
                      Telecopier No.: (305) 374-7593

                      If to either Corporation or to the Target
                      Stockholders (or any of them), addressed to it or them at:

                      c/o Robert D. Lurie
                      Added Value Electronics Distribution, Inc.
                      14192 Chambers
                      Tustin, California  92680
                      Telecopier No.:  (714) 573-5050

                                    - and -

                      c/o Wayne Vannoy
                      A.V.E.D. - Rocky Mountain, Inc.
                      4090 Youngfield Street
                      Wheat Ridge, Colorado  80033
                      Telecopier No.:  (303) 422-2529

                      With a copy to:

                      Richard H. Bruck, Esq.
                      Teresa Tormey Fineman, Esq.
                      Bruck & Perry
                      One Newport Place, 10th Floor
                      Newport Beach, California  92660
                      Telecopier No.:  (714) 955-0835

All such notices, requests and other documents shall be deemed to have been duly given at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when answered back, if telexed; when receipt confirmed, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery. Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

                  9.7 GOVERNING LAW; CHOICE OF FORUM. This Agreement and the Guaranty and Agreement shall be governed by and construed in accordance with the laws of the State of Florida (other than with respect to the statutory requirements of the States of California and Colorado as concerns the respective Mergers, and of Delaware law as concerns matters relating to Purchaser and the All American Shares which, pursuant to applicable conflicts of laws rules, are to be governed by Delaware law). The parties to this Agreement and the Guaranty and Agreement (and each other agreement executed in connection herewith or pursuant hereto) consent to jurisdiction for any action, suit or proceeding relating to this Agreement and the Guaranty and Agreement (and any agreement executed in connection herewith or pursuant hereto) in the courts of the United States of America sitting in either the County of Orange, California or the County of Dade in the City of Miami, Florida, or, if such courts shall not have jurisdiction over the subject matter thereof, in the courts of either the State of California sitting in the County of Orange, or the State of Florida sitting in Miami, Dade County, and each such party hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.

                  9.8 PARTIAL INVALIDITY. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, and is not reformed by such court, such holding shall not invalidate or render unenforceable any other provision hereof, except if such holding materially adversely affects a party's ability to realize the essential benefits of this Agreement.

                  9.9 SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, or by the execution and attachment of counterpart signature pages to one or more counterparts, but all of which together shall constitute one and the same instrument.

                  9.11 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits and the agreements, certificates and instruments delivered pursuant hereto or thereto, contain the entire agreement among the parties hereto, and supersede all prior agreements and undertakings between or among the parties hereto relating to the subject matter hereof and thereof, including, without limitation, any letter of intent or proposal executed or delivered by or on behalf of any of the parties prior to the date hereof (except for any existing confidentiality restrictions and exclusivity agreements, including, without limitation, those set forth in paragraphs 8, 9, 10 and 11 of that certain letter of intent, dated June 28, 1995, as extended, among Purchaser, Added Value, Rocky Mountain and certain of the Target Stockholders, which shall survive).

                  9.12 PUBLIC ANNOUNCEMENTS. Neither party shall make any public announcements concerning the transactions contemplated by this Agreement or the consummation thereof without first obtaining the prior written consent of the other as to the content, form and timing of any such announcement (except that Purchaser may make such announcements, at such times, as Purchaser, in its sole discretion, deems necessary or appropriate to comply with applicable securities laws).

                  9.13 SURVIVAL. The representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and the Mergers and the consummation of the transactions contemplated hereby, and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party or of the actual or constructive knowledge by any party of any inaccuracy or breach thereof. Notwithstanding any of the foregoing to the contrary, any claim asserting a breach of any of the representations and warranties of the parties set forth in Articles 4 or 5, or of any of the covenants of the parties set forth in Article 6, must be asserted in writing to the breaching party no later than the end of the 42nd full month following the Closing Date, failing which such claim shall be barred, except that such limitation shall not apply to (a) claims based upon any of the representations and warranties contained in Sections 4.1, 4.2, 4.10, 4.24, 4.31, 4.32, 4.34, 5.1, 5.2 and 5.6, or (b) any criminal or fraudulent act or omission, or any wilful, intentional or knowing misrepresentation, breach of warranty or breach of covenant. Further, assuming Closing occurs, the liability of the Target Stockholders pursuant to the Guaranty and Agreement shall be limited as set forth therein, and the liability of Purchaser and Subsidiaries under this Agreement shall be limited as follows: No Target Stockholder shall be entitled to recover any damages, losses, costs or expenses (collectively, "Target Stockholder Losses") as a result of a breach of any representation, warranty or covenant in this Agreement by Purchaser or Subsidiaries unless and until such Target Stockholder Losses exceed, in the aggregate, $200,000. However, once such Target Stockholder Losses do, in the aggregate, exceed $200,000, the Target Stockholders may recover all of such Target Stockholder Losses, including the first $200,000 thereof. The foregoing limitation on the rights and remedies of the Target Stockholders shall not apply to Target Stockholder Losses which result from any criminal or fraudulent act or omission or any willful, intentional or knowing misrepresentation, breach of warranty or breach of covenant, or to the rights and remedies of the Target Stockholders referred to in Sections 9.5 and 9.16 hereof in the event Closing does not occur.

                  9.14 DISPUTES. In the event of a dispute hereunder or relating to the transactions contemplated hereby, including under or with respect to any of the agreements to be executed and delivered pursuant hereto, the prevailing party in such dispute shall be entitled to recover from the other party all of its costs and expenses incurred in connection with the enforcement of its rights hereunder, including reasonable attorneys' fees and costs incurred before and at trial or any other proceeding, at all tribunal levels, and whether or not suit or any other proceeding is brought.

                  9.15 GENDER. With respect to the language of this Agreement, the use of the masculine gender shall include the feminine and neuter, and the use of the neuter shall include the masculine and/or feminine, in each case, as the context reasonably requires.

                  9.16 INDEMNITIES. Purchaser and Subsidiaries jointly and severally agree to indemnify and hold harmless the Corporations and the Target Stockholders from, against and in respect of any and all Liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs incurred before and at trial, at all tribunal levels, whether or not suit is instituted, and in establishing this right to indemnification) asserted against or suffered or incurred by either of the Corporations or any of the Target Stockholders to the extent caused by or resulting from a breach by Purchaser or either Subsidiary of any of its representations, warranties, covenants or obligations herein contained. The Corporations jointly and severally agree to indemnify and hold harmless Purchaser and each Subsidiary from, against and in respect of any and all Liabilities, losses, costs and expenses (including reasonable attorneys' fees and costs incurred before and at trial, at all tribunal levels, whether or not suit is instituted, and in establishing this right to indemnification) asserted against or suffered or incurred by Purchaser or either Subsidiary to the extent caused by or resulting from a breach by either Corporation of any of its representations, warranties, covenants or obligations herein contained. All the indemnities provided for in this Section shall terminate upon the consummation of the Mergers, but, if the Mergers are not consummated, shall survive any termination of this Agreement.

                  9.17 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of any party to exercise, and no delay in the exercise of, any right, power, privilege or remedy of such party hereunder, or under any other agreement or instrument executed in connection herewith or pursuant hereto, or pursuit of any particular right, power, privilege or remedy hereunder or thereunder at any particular time, singly or together with others, or any partial exercise thereof, shall operate as a waiver of, or preclude the exercise or availability of, any right, power, privilege or remedy of such party under this Agreement or any such other agreement or instrument executed in connection herewith or pursuant hereto.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                   PURCHASER:

                                   ALL AMERICAN SEMICONDUCTOR, INC.

                                   By:   /S/ BRUCE M. GOLDBERG
                                         ----------------------------
                                   Title:     PRESIDENT

                                   CALIFORNIA SUBSIDIARY:

                                   ALL AMERICAN ADDED VALUE, INC.

                                   By:  /S/ BRUCE M. GOLDBERG
                                        -----------------------------
                                   Title:    PRESIDENT

                                   COLORADO SUBSIDIARY:

                                   ALL AMERICAN A.V.E.D., INC.

                                   By:  /S/ BRUCE M. GOLDBERG
                                        -----------------------------
                                   Title:    PRESIDENT

                                   CALIFORNIA TARGET:

                                   ADDED VALUE ELECTRONICS
                                     DISTRIBUTION, INC.

                                   By:  /S/ ROBERT D. LURIE
                                        -----------------------------
                                   Title:    PRESIDENT

                                   COLORADO TARGET

                                   A.V.E.D.-ROCKY MOUNTAIN, INC.

                                   By:  /S/ WAYNE W. VANNOY
                                        -----------------------------
                                   Title:    PRESIDENT

                                     PART II

             INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As authorized by the Delaware General Corporation Law, directors and officers of the Company are indemnified against liability under certain circumstances. Reference is made to the Company's Certificate of Incorporation, as amended, and to "DESCRIPTION OF SECURITIES - Certain Provisions Relating to Limitation of Liability and Indemnification of Directors."


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

NUMBER                              DESCRIPTION OF DOCUMENT
------                              -----------------------

2.1      --       Merger Purchase Agreement (the "Purchase Agreement") dated as of October 31, 1995, among the Company, the Subsidiaries and the
                  Added Value Companies (included without exhibits and schedules as
                  Appendix A to the Proxy Statement/Prospectus with exhibits filed herewith as Exhibit 2.1).* 3.1 -- Certificate of Incorporation,
                  as amended (incorporated by reference to Exhibits to the
                  Company's Registration Statement on Form S-1, File No. 33-15345-A
                  and to the Company's Form 10-K for the fiscal year ended December
                  31, 1991).

3.2      --       By-laws (incorporated by reference to Exhibit 3.1 to the Company's
                  Form 10-Q for the quarter ended June 30, 1994).

4.1      --       Specimen Certificate of Common Stock (incorporated by reference to
                  Exhibit 4.1 to the Company's Registration Statement on Form S-2,
                  File No. 33-47512).

5.1      --       Opinion of Rubin Baum Levin Constant Friedman & Bilzin Re:
                  Legality.*

8.1      --       Opinion of Rubin Baum Levin Constant Friedman & Bilzin re:  Tax
                  Matters.*

9.1      --       Form of Voting Trust Agreement attached as Exhibit "E" to Purchase
                  Agreement (included as part of Exhibit 2.1)*.

10.1     --       Form of Indemnification Contracts with Directors and Executive
                  Officers (incorporated by reference to Exhibit 10.1 to the Company's
                  Registration Statement on Form S-2, File No. 33-47512).

10.2     --       Lease Agreement for Headquarters (incorporated by reference to
                  Exhibit 10.2 to the Company's Form 10-K for the fiscal year ended
                  December 31, 1991).

10.3     --       Lease agreement for headquarters dated May 1, 1994 between Sam
                  Berman d/b/a Drake Enterprises ("Drake") and the Company
                  (incorporated by reference to Exhibit 10.1 to the Company's
                  Form 10-Q for the quarter ended March 31, 1994), together with related agreement dated May 1, 1994 between Drake and the Company
                  (incorporated by reference to Exhibit 10.5 to the Company's
                  Form 10-K for the fiscal year ended December 31, 1994).

10.4     --       Promissory Notes, all dated May 1, 1994, payable to the Company's landlord in the amounts of $865,000, $150,000 and $32,718
                  (incorporated by reference to Exhibit 10.2 to the Company's
                  Form 10-Q for the quarter ended March 31, 1994).



NUMBER                             DESCRIPTION OF DOCUMENT
------                             -----------------------

10.5     --       Master Lease Agreement dated March 21, 1994, together with lease schedules for computer and other equipment (incorporated by reference to Exhibit 10.9 to the Company's Form 10-K for the fiscal year ended December 31, 1994).

10.6     --       License Agreement for Patented Technology (incorporated by reference to Exhibit to the Company's Form 10-K for the fiscal year ended
                  December 31, 1991).

10.7     --       Revolving Credit Agreement, Master Promissory Note, Security
                  Agreement and Stock Pledge Agreement, all dated December 29, 1992 with the Company's lender (incorporated by reference from the
                  Company's Current Report on Form 8-K dated December 29, 1992).

10.8     --       First Amendment to Revolving Credit Agreement (Letter Agreement),
                  Master Promissory Note and Guaranty Agreement, all dated May 27,
                  1993, with the Company's lender (incorporated by reference to
                  Exhibit 10.1 to the Company's Form 10-Q for the quarter ended
                  June 30, 1993).

10.9     --       Second Amendment to Revolving Credit Agreement and First Amendment
                  to Stock Pledge Agreement and Master Promissory Note, all dated
                  July 19, 1993, with the Company's lender (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended
                  June 30, 1993).

10.10    --       Third Amendment to Revolving Credit Agreement and Master Promissory
                  Note, both dated as of August 4, 1994, and Second Amendment to Stock
                  Pledge Agreement, Security Agreement and Guaranty Agreement, all
                  dated as of August 10, 1994, with the Company's lender (incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended June 30, 1994).

10.11    --       Fourth Amendment to Revolving Credit Agreement and Master Promissory
                  Note, both dated as of March 28, 1995, with the Company's lender
                  (incorporated by reference to Exhibit 10.22 to the Company's
                  Form 10-K for the fiscal year ended December 31, 1994).

10.12    --       Asset Purchase Agreement dated March 30, 1993 by and between All
                  American Semiconductor of Rockville, Inc. and All American
                  Transistor Corporation of D.C. (incorporated by reference to
                  Exhibit 10.2 to the Company's Form 10-K for the fiscal year ended
                  December 31, 1992).

10.13    --       Asset Purchase Agreement dated January 5, 1994 by and between All
                  American Semiconductor of Chicago, Inc. and Components Incorporated
                  and as an exhibit thereto the employment agreement with Robert Ryan
                  (incorporated by reference to exhibits to the Company's current report on Form 8-K dated January 19, 1994).

10.14    --       Asset Purchase Agreement dated as of July 1, 1994 by and between the
                  Company and GCI Corp.; Letter Agreement dated July 1, 1994 among the
                  Company, GCI Corp., Robert Andreini, Joseph Cardarelli and Joseph
                  Nelson; Guaranty dated July 1, 1994; and Amendment Letter to Asset
                  Purchase Agreement and Letter Agreement dated July 15, 1994
                  (incorporated by reference to Exhibit 10.1 to the Company's Form 10-
                  Q for the quarter ended June 30, 1994).

10.15    --       Amended and Restated All American Semiconductor, Inc. Employees',
                  Officers', Directors' Stock Option Plan (incorporated by reference to Exhibit 10.36 to Amendment No. 1 to the Company's Registration
                  Statement on Form S-1, File No. 33-58661).



NUMBER                             DESCRIPTION OF DOCUMENT
------                             -----------------------
10.16    --       Deferred Compensation Plan (incorporated by reference to
                  Exhibit 10.5 to the Company's Registration Statement on Form S-2,
                  File No. 33-47512).

10.17    --       All American Semiconductor, Inc. 401(k) Profit Sharing Plan
                  (incorporated by reference to Exhibit 10.25 to the Company's
                  Form 10-K for the fiscal year ended December 31, 1994).

10.18    --       Form of Financial Advisory and Investment Banking Agreement
                  (incorporated by reference to Exhibit 10.11 to the Company's
                  Registration Statement on Form S-2, File No. 33-47512).

10.19    --       Form of Consulting Agreement between the Company and Lew Lieberbaum
                  & Co., Inc. (incorporated by reference to Exhibit 10.19 to Amendment
                  No. 1 to the Company's Registration Statement on Form S-1, File No.
                  33-58661).

10.20    --       Consulting Contract dated May 14, 1993 by and between the Company and The Equity Group, Inc. (incorporated by reference to
                  Exhibit 10.19 to the Company's Form 10-K for the fiscal year ended
                  December 31, 1993).

10.21    --       Employment Agreement dated as of June 1, 1992 between the Company and Paul Goldberg (incorporated by reference to Exhibit 10.12 to the
                  Company's Registration Statement on Form S-2, File No. 33-47512).

10.22    --       Employment Agreement dated as of May 24, 1995, between the Company and Paul Goldberg (incorporated by reference to Exhibit 10.22 to
                  Amendment No. 1 to the Company's Registration Statement on Form S-1,
                  File No. 33-58661).

10.23    --       Employment Agreement dated as of June 1, 1992 between the Company and Bruce M. Goldberg (incorporated by reference to Exhibit 10.13 to the Company's Registration Statement on Form S-2,
                  File No. 33-47512).

10.24    --       Employment Agreement dated as of May 24, 1995, between the Company and Bruce M. Goldberg (incorporated by reference to Exhibit 10.24 to
                  Amendment No. 1 to the Company's Registration Statement on Form S-1,
                  File No. 33-58661).

10.25    --       Employment Agreement dated as of May 24, 1995, between the Company and Howard L. Flanders (incorporated by reference to Exhibit 10.25 to Amendment No. 1 to the Company's Registration Statement on Form
                  S-1, File No. 33-58661).

10.26    --       Employment Agreement dated as of May 24, 1995, between the Company and Rick Gordon (incorporated by reference to Exhibit 10.26 to
                  Amendment No. 1 to the Company's Registration Statement on Form S-1,
                  File No. 33-58661).

10.27    --       Warrant issued to Sam Berman in connection with the $1.0 million loan (incorporated by reference to Exhibit 10.4 to the Company's
                  Form 10-K for the fiscal year ended December 31, 1991).

10.28    --       Form of Warrant Extension Agreement relating to the Warrant issued to The Equity Group, Inc. (assigned to Robert D. Goldstein)
                  (incorporated by reference to Exhibit 10.15 to the Company's
                  Registration Statement on Form S-2, File No. 33-47512).

10.29    --       Warrant Certificates Nos. 93-1 and 93-2 dated as of May 13, 1993, issued to The Equity Group, Inc. (incorporated by reference to
                  Exhibit 10.24 to the Company's Form 10-K for the fiscal year ended
                  December 31, 1994).



NUMBER                             DESCRIPTION OF DOCUMENT
------                             -----------------------

10.30    --       Form of Warrant Agreement (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-2,
                  File No. 33-47512).

10.31    --       Form of Underwriter's Warrant Agreement (incorporated by reference to Exhibit 4.5 of the Company's Registration Statement on Form S-2,
                  File No. 33-47512).

10.32    --       Fiscal Agency Agreement, dated as of June 8, 1994, between the
                  Company and American Stock Transfer & Trust Co. ("American Stock
                  Transfer"), as fiscal agent, paying agent and securities registrar
                  (incorporated by reference to Exhibit 4.1 to the Company's Form 8-K dated June 14, 1994, and filed with the Commission on June 15,
                  1994).

10.33    --       Warrant Agreement, dated as of June 8, 1994, between the Company and
                  American Stock Transfer, as warrant agent (incorporated by reference to Exhibit 4.2 to the Company's Form 8-K dated June 14, 1994, and filed with the Commission on June 15, 1994).

10.34    --       Placement Agent's Warrant Agreement, dated as of June 8, 1994, between the Company and RAS Securities Corp. (incorporated by reference to Exhibit 4.3 to the Company's Form 8-K dated June 14,
                  1994, and filed with the Commission on June 15, 1994).

10.35    --       Promissory Note, dated May 1, 1995, payable to Drake, the Company's landlord, in the amount of $90,300 (incorporated by reference to
                  Exhibit 10.35 to Amendment No. 1 to the Company's Registration
                  Statement on Form S-1, File No. 33-58661).

10.36    --       Form of Underwriter's Warrant Agreement between the Company and Lew
                  Lieberbaum & Co., Inc. (incorporated by reference to Exhibit 4.2 to
                  Amendment No. 1 to the Company's Registration Statement on Form S-1,
                  File No. 33-58661)

11.1     --       Earnings per share; see Note 1 to Notes to Consolidated Financial
                  Statements regarding computation of per share earnings.

21.1     --       List of Subsidiaries of Registrant (incorporated by reference to
                  Exhibit 21.1 to the Company's Form 10-K for the fiscal year ended
                  December 31, 1994).

23.1     --       Consent of Rubin Baum Levin Constant Friedman & Bilzin (included as part of Exhibits 5.1 and 8.1).*

23.2     --       Consents of Lazar, Levine and Company LLP, independent certified public accountants (included at pages II-8 and II-9).*

24.1     --       Powers of Attorney (included at page II-7).

27.1     --       Financial Data Schedule (incorporated by reference to Exhibit 27.1 to the Company's Form 10-Q for the fiscal quarter ended June 30,
                  1995).

99.1     --       Form of Proxy to be used in soliciting holders of shares of the
                  Company's Common Stock for the Special Meeting to be held on
                  December ___, 1995.*

    (B) FINANCIAL STATEMENT SCHEDULES*

SCHEDULE                                             DESCRIPTION

        II         Amounts Receivable from Related Parties and
                   Underwriters, Promoters, and Employees other than Related Parties.

---------------

*  Filed herewith

ITEM 22. UNDERTAKINGS.

         The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (5) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

         This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  (8) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (9) That every prospectus (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, All American Semiconductor, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Miami, Florida, on the 6th day of November, 1995.

                                               ALL AMERICAN SEMICONDUCTOR, INC.

                                               By: /s/ PAUL GOLDBERG
                                                   ----------------------------
                                                       Paul Goldberg,
                                               CHAIRMAN OF THE BOARD AND CHIEF
                                               EXECUTIVE OFFICER
                                               (PRINCIPAL EXECUTIVE OFFICER)

                                POWER OF ATTORNEY

         Each person whose signature appears below on this registration statement hereby constitutes and appoints Paul Goldberg and Bruce M. Goldberg, and each of them, with full power to act as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this registration statement on Form S-4 of All American Semiconductor, Inc. and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or either of them (or his respective substitutes), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                       SIGNATURE                                         TITLE                           DATE
                       ---------                                         -----                           ----

                 /s/ PAUL GOLDBERG                        Chairman of the Board and Chief          November 6, 1995
----------------------------------------------------
                     Paul Goldberg                        Executive Officer (Principal
                                                          Executive Officer)

               /s/ BRUCE M. GOLDBERG                    President and Chief Operating              November 6, 1995
----------------------------------------------------
                   Bruce M. Goldberg                      Officer and Director

              /s/ HOWARD L. FLANDERS                    Vice President, Chief Financial            November 6, 1995
----------------------------------------------------
                  Howard L. Flanders                      Officer and Director (Principal
                                                          Financial and Accounting
                                                          Officer)

                  /s/ RICK GORDON                       Senior Vice President of Sales             November 6, 1995
----------------------------------------------------
                      Rick Gordon                         and Director

              /s/ SHELDON LIEBERBAUM
----------------------------------------------------
                  Sheldon Lieberbaum
                                                        Director                                   November 6, 1995
                 /s/ S. CYE MANDEL
----------------------------------------------------
                     S. Cye Mandel
                                                        Director                                   November 6, 1995


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

All American Semiconductor, Inc.
Miami, Florida

         We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our report included herein dated March 10, 1995, except as to Note 6, the date of which is March 28, 1995, relating to the consolidated financial statements of All American Semiconductor, Inc. and Subsidiaries. We also consent to the application of our report to Financial Statement Schedule II listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also include such schedule. We also consent to the references to our firm under the headings "Experts" and "Selected Consolidated Financial Data - The Company" in the Proxy Statement/Prospectus. However, it should be noted that Lazar, Levine & Company LLP has not prepared or certified such "Selected Consolidated Financial Data - The Company."

                                                /s/ LAZAR, LEVINE & COMPANY LLP
                                                -------------------------------
                                                    LAZAR, LEVINE & COMPANY LLP

New York, NY
November 6, 1995

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

All American Semiconductor, Inc.
Miami, Florida

         We hereby consent to the use in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our reports included herein, each dated August 11, 1995, relating to the respective financial statements of Added Value Electronics Distribution, Inc. and A.V.E.D.-Rocky Mountain, Inc. We also consent to the references to our firm under the headings "Experts" and "Added Value Selected Financial Data" and "Rocky Mountain Selected Financial Data" in the Proxy Statement/Prospectus. However, it should be noted that Lazar, Levine & Company LLP has not prepared or certified such "Added Value Selected Financial Data" or "Rocky Mountain Selected Financial Data."

                                                /s/ LAZAR, LEVINE & COMPANY LLP
                                                -------------------------------
                                                    LAZAR, LEVINE & COMPANY LLP

New York, NY
November 6, 1995

                                                                                                       SCHEDULE II

                                 ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES

                       AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS,
                                     AND EMPLOYEES OTHER THAN RELATED PARTIES

                                                                         DEDUCTIONS               BALANCE AT
                                        BALANCE AT                       ----------             END OF PERIOD
                                         BEGINNING                 AMOUNTS       AMOUNTS         -------------
NAME OF DEBTOR                           OF PERIOD    ADDITIONS   COLLECTED    WRITTEN OFF   CURRENT   NOT CURRENT
--------------                           ---------    ---------   ---------    -----------   -------   -----------

1992:

Control Devices International..........    $318,631       -0-        $318,631(1)    -0-         -0-       -0-
---------------

(1) The note receivable from Control Devices International, a joint venture between the Company and an unrelated third party, was reclassified as an Other Asset-Deferred Product Development cost during 1992, when the Company acquired 100% of the joint venture pursuant to a mandatory buy-out provision in the joint venture agreement.

                                                        S-1